As filed with the Securities and Exchange Commission on July 15, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	6331	No. 36-2678171
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)
307 North Michigan Avenue, Chicago, Illinois 60601
(312) 346-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer LeRoy III, Esq.
Senior Vice President, General Counsel and Secretary
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601-5382
(312) 346-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

J. Brett Pritchard, Esq. Locke Lord Bissell & Liddell LLP 111 South Wacker Drive Chicago, Illinois 60606 (312) 443-0700	Stephen L. Kibblehouse, Esq. Executive Vice President & General Counsel PMA Capital Corporation 380 Sentry Parkway Blue Bell, PA 19422 (610) 397-5435	Justin P. Klein, Esq. Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103-7599 (215) 665-8500

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount to	offering	aggregate	Amount of
Title of each class of securities	be registered	price per	offering price	registration fee
to be registered	(1)	unit	(2)	(3)
Common Stock, par value $1.00	19,885,177	N/A	$136,213,462.45	$9,712.02

(1)
Represents a bona fide estimate of the maximum number of shares of Old Republic International Corporation (“Old Republic”) common stock issuable in connection with the merger described herein, based on the product of (x) the maximum number of shares of PMA Capital Corporation (“PMA”) class A common stock exchangeable in the merger (assuming exercise of all outstanding vested PMA options to purchase shares of PMA class A common stock and conversion of all of PMA’s 4.25% Convertible Debt) and (y) 0.60 shares of Old Republic common stock for each share of PMA class A common stock, which represents the largest fraction of a share of Old Republic common stock that is exchangeable for each share of PMA class A common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the shares of PMA class A common stock to be received by Old Republic in the merger, as established by the average of the high and low sales prices of PMA class A common stock on The NASDAQ Stock Market on July 12, 2010 of $6.85.

(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.00007130 by the proposed maximum aggregate offering price.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JULY 15, 2010

Dear Fellow Shareholder:
     You are cordially invited to attend a special meeting of the shareholders of PMA Capital Corporation (“PMA”) to be held on [                                        ], 2010, at [     :00] a.m., local time, at [                                        ].
     At the special meeting, you will be asked to approve the Agreement and Plan of Merger, dated as of June 9, 2010 (the “merger agreement”), by and among Old Republic International Corporation (“Old Republic”), OR New Corp., a wholly owned subsidiary of Old Republic (“Merger Sub”), and PMA, pursuant to which Merger Sub will be merged with and into PMA and PMA will continue as the surviving entity and as a wholly owned subsidiary of Old Republic.
     In the merger, each of your shares of PMA class A common stock will be converted into the right to receive 0.55 shares of Old Republic common stock (the “exchange ratio”), provided that the volume weighted average price per share of Old Republic common stock on the NYSE, as reported by Bloomberg LP, for the twenty consecutive trading days ending on and including the fifth trading day prior to, but not including, the effective date of the merger, is at least $12.50 but not greater than $17.00 (the “Old Republic measurement price”). If the Old Republic measurement price is less than $12.50, the exchange ratio will be determined by dividing $6.875 by the Old Republic measurement price, subject to a maximum exchange ratio of 0.60 shares. If the Old Republic measurement price is greater than $17.00, the exchange ratio will be determined by dividing $9.350 by the Old Republic measurement price, subject to a minimum exchange ratio of 0.50 shares.
     This proxy statement/prospectus provides a detailed description of the merger agreement and the proposed merger. In addition, it contains important information regarding the special meeting. We urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors” beginning on page 12.
     The Board of Directors of PMA recommends that you vote “FOR” the proposal to adopt the merger agreement.

     The merger cannot be completed unless it is adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the merger, assuming a quorum is present.
     Your vote is very important. If you are a registered shareholder, please vote your shares as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.
     If you have any questions about the proposed merger or about how to vote your shares, please call MacKenzie Partners, Inc., the firm assisting PMA in its solicitation of proxies, toll-free at (800)322-2885, or call PMA Investor Relations at (610) 397-5298.
     We look forward to the successful completion of the merger.
Sincerely,
Neal C. Schneider
Chairman of the Board
PMA Capital Corporation
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     This proxy statement/prospectus is dated [                    ], 2010, and is first being mailed to the shareholders of PMA on or about [                    ], 2010.

ADDITIONAL INFORMATION
     This proxy statement/prospectus incorporates important business and financial information about PMA from other documents that are not included in or delivered with this proxy statement/prospectus. In addition, this proxy statement/prospectus refers to certain additional information about Old Republic that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the Securities and Exchange Commission (the “SEC”) located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into and referred to in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Old Republic	PMA
Old Republic International Corporation 307 North Michigan Avenue Chicago, Illinois 60601 Attention: Investor Relations Telephone: (312) 346-8100	PMA Capital Corporation 380 Sentry Parkway Blue Bell, Pennsylvania 19422 Attention: Investor Relations Telephone: (610) 397-5298
     If you would like to request any documents, please do so by [_______________], 2010 in order to receive them before the special meeting.
     For more information, please see the section titled “Where You Can Find More Information” beginning on page 235.
ABOUT THIS DOCUMENT
     This document, which forms part of a registration statement on Form S-4 filed with the SEC by Old Republic (File No. 333-__________), constitutes a prospectus of Old Republic under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Old Republic common stock to be issued to PMA shareholders under the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of PMA shareholders, at which meeting PMA shareholders will be asked to vote upon a proposal to adopt the merger agreement.
     You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of [__________, 2010]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this proxy statement/prospectus to PMA shareholders nor the issuance by Old Republic of its common stock in connection with the merger will create any implication to the contrary.

     This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding PMA has been provided by PMA and information contained in this proxy statement/prospectus regarding Old Republic has been provided by Old Republic.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF
PMA CAPITAL CORPORATION
     A special meeting of shareholders of PMA Capital Corporation (“PMA”) will be held on [_______________, 2010], at [__:00] a.m., local time, at [____________________], for the following purposes:
•
to adopt the Agreement and Plan of Merger, dated as of June 9, 2010, by and among Old Republic International Corporation (“Old Republic”), OR New Corp., a wholly owned subsidiary of Old Republic (“Merger Sub”), and PMA, pursuant to which Merger Sub will be merged with and into PMA and PMA will continue as the surviving entity, as further described in the accompanying proxy statement/prospectus; and

•
to transact any other business that may properly be brought before the special meeting, or any adjournments or postponements thereof, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement, if necessary.

     The Board of Directors of PMA recommends that you vote “FOR” the proposal to adopt the merger agreement.
     Adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the merger, assuming a quorum is present.
     Only shareholders of record at the close of business on [_______________], 2010 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the special meeting will be available and kept open at the time and place of the special meeting and shall be subject to the inspection of any shareholder during, and for purposes germane to, the special meeting.
     Only shareholders or their proxy holders may attend the special meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.
     Your vote is very important. If you are a registered shareholder, please vote your shares as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

     Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement/prospectus.
     In connection with our solicitation of proxies for the special meeting, we are making available this proxy statement/prospectus and proxy card on or about [_______________], 2010.
By order of the Board of Directors of
PMA Capital Corporation
Neal C. Schneider
Chairman of the Board

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	v
SUMMARY	1
Information About the Companies	1
The Merger	2
Treatment of PMA Equity Compensation Awards and Performance-Based Compensation Awards	2
PMA’s Reasons for the Merger	3
Recommendations of the PMA Board of Directors with Respect to the Merger	4
Shareholders Entitled to Vote; Vote Required	5
Opinion of PMA’s Financial Advisor	6
Old Republic’s Reasons for the Merger	6
Interests of PMA Officers and Directors in the Merger	6
Material U.S. Federal Income Tax Consequences	7
Accounting Treatment	7
Regulatory Approvals Required for the Merger	7
No Appraisal Rights in the Merger	8
Conditions to Completion of the Merger	8
No Solicitation of Other Offers by PMA	9
Termination of the Merger Agreement	9
Termination Fees and Expenses	10
Purpose of the PMA Special Meeting	10
Voting by PMA Directors and Executive Officers	10
Directors and Executive Officers of Old Republic After the Merger	10
Ownership of Old Republic After the Merger	10
Rights of PMA shareholders	11
Recent Developments	11
RISK FACTORS	12
Risks Relating to Old Republic’s Business	12
Risks Relating to PMA’s Business	23
Risks Relating to the Pending Merger	23

i

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PMA	30
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF OLD REPUBLIC	33
COMPARATIVE PER SHARE DATA	42
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION	43
COMPARATIVE FIVE YEAR PERFORMANCE GRAPHS FOR COMMON STOCK	44
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	46
THE MERGER	48
Background of the Merger	48
PMA’s Reasons for the Merger	58
Recommendations of the PMA Board of Directors with Respect to the Merger	62
Opinion of PMA’s Financial Advisor	62
Old Republic’s Reasons for the Merger	74
Interests of PMA Officers and Directors in the Merger	74
Accounting Treatment	75
Regulatory Approvals Required for the Merger	76
No Appraisal Rights	77
Listing of Old Republic Common Stock	77
Delisting and Deregistration of PMA Class A Common Stock	77
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	78
THE MERGER AGREEMENT	82
Terms of the Merger	82
Fractional Shares	83
Exchange of PMA Stock Certificates; Book-Entry Shares	83
Treatment of PMA Equity Compensation Awards and Performance-Based Compensation Awards	85
Articles of Incorporation and By-laws of the Surviving Corporation	86
Directors and Officers	86
Completion of the Merger	87
Conditions to Completion of the Merger	87
Representations and Warranties	89
Conduct of Business Prior to Closing	92
No Solicitation of Other Offers by PMA	95

PMA Special Meeting	97
Recommendation of the PMA Board of Directors	97
Reasonable Best Efforts to Obtain Required Approvals	98
Employee Benefits Matters	99
Expenses	99
Tax Treatment of the Merger	99
Directors’ and Officers’ Insurance and Indemnification	100
Notification of Certain Events	100
Exemption from Liability under Section 16(b)	101
Listing of Old Republic’s Common Stock	101
Termination of the Merger Agreement	101
Termination Fees and Expenses	102
Amendment, Extension and Waiver	103
Governing Law	103
INFORMATION ABOUT THE COMPANIES	104
PMA	104
Old Republic	104
Merger Sub	130
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OLD REPUBLIC	131
OLD REPUBLIC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	134
OLD REPUBLIC QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	186
OLD REPUBLIC MANAGEMENT	188
Directors	188
Executive Officers	190
Corporate Governance	190
OLD REPUBLIC DIRECTOR AND EXECUTIVE OFFICER COMPENSATION	196
Compensation Committee Interlocks and Insider Participation	196
Director Compensation	196
Executive Compensation	197
OLD REPUBLIC PRINCIPAL HOLDERS OF SECURITIES	213

DESCRIPTION OF OLD REPUBLIC CAPITAL STOCK	216
PMA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	222
Beneficial Ownership of PMA Class A Common Stock	222
COMPARISON OF RIGHTS OF OLD REPUBLIC SHAREHOLDERS AND PMA SHAREHOLDERS	224
PMA SPECIAL MEETING	230
Date, Time and Place	230
Purpose of the PMA Special Meeting	230
Recommendation of the PMA Board of Directors	230
PMA Record Date; Shares Entitled to Vote; Quorum	230
Vote Required for Adoption	231
Voting by PMA Directors and Executive Officers	231
Manner of Voting	231
Voting of Proxies by Registered Holders	232
Shares Held in Street Name	232
Revocability of Proxies and Changes to a PMA Shareholder’s Vote	232
Solicitation of Proxies	233
Delivery of Proxy Materials to Households Where Two or More Shareholders Reside	233
Attending the PMA Special Meeting	233
Tabulation of the Votes	234
Adjournments and Postponements	234
SHAREHOLDER PROPOSALS	235
LEGAL MATTERS	235
EXPERTS	235
WHERE YOU CAN FIND MORE INFORMATION	235
INDEX TO FINANCIAL STATEMENTS OF OLD REPUBLIC INTERNATIONAL CORPORATION	F-1
Annexes
Annex A — Agreement and Plan of Merger	A-1
Annex B — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
Q:	When and where is the PMA special meeting?

A:	The PMA special meeting will take place on [________ __], 2010 at [___:___.__.] local time, at [___].

Q:	Why am I receiving this document?

A:
Old Republic has agreed to acquire PMA pursuant to the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, PMA shareholders must vote to adopt the merger agreement. PMA is holding a special meeting of shareholders to obtain this shareholder approval.

This proxy statement/prospectus contains important information about the merger and the special meeting of the shareholders of PMA, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting in person.

Your vote is extremely important. We encourage you to vote as soon as possible. For more information on how to vote your shares, please see the section titled “PMA Special Meeting” beginning on page 230.

Q:	What shareholder vote is required to adopt the merger agreement and approve the other items to be voted on at the PMA special meeting?

A:
Merger Agreement. Under Pennsylvania law, which governs PMA, the merger agreement must be adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the merger, assuming a quorum is present. Each share of PMA class A common stock is entitled to one vote on the adoption of the merger agreement.

If these votes are not obtained, the merger will not be completed. Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Adjournment of meeting. The affirmative vote of a majority of the shares of PMA class A common stock entitled to vote and present, in person or represented by proxy, at the special meeting is required to adjourn or postpone the special meeting for solicitation of additional proxies in the event there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

Q:	What will happen in the merger?

A:	In the merger, OR New Corp. (“Merger Sub”), a wholly owned subsidiary of Old

v

Republic, will merge with and into PMA. Following the merger, PMA will continue as the surviving entity and as a wholly owned subsidiary of Old Republic.

Q:	What will PMA shareholders receive in the merger? How does the collar work?

A:
Upon the completion of the merger, each outstanding share of PMA class A common stock, excluding any shares owned by PMA or Old Republic or any subsidiary of PMA or Old Republic (other than PMA class A common stock held in trust accounts and the like for the benefit of a third party or in respect of an outstanding debt), will be converted into the right to receive 0.55 shares of Old Republic common stock (the “exchange ratio”), provided that the volume weighted average price per share of Old Republic common stock on the NYSE, as reported by Bloomberg LP, for the twenty consecutive trading days ending on and including the fifth trading day prior to, but not including, the effective date of the merger, is at least $12.50 but not greater than $17.00 (the “Old Republic measurement price”). The range from $12.50 to $17.00 is referred to as the “collar.”

The exchange ratio will change if the Old Republic measurement price is outside of the collar. If the Old Republic measurement price is less than $12.50, the exchange ratio will be determined by dividing $6.875 by the Old Republic measurement price, subject to a maximum exchange ratio of 0.60 shares. If the Old Republic measurement price is greater than $17.00, the exchange ratio will be determined by dividing $9.350 by the Old Republic measurement price, subject to a minimum exchange ratio of 0.50 shares. See “The Merger Agreement — Terms of the Merger” below for additional information.

Q:	Are PMA shareholders able to exercise appraisal rights?

A:	No. PMA shareholders are not entitled to appraisal rights under the Pennsylvania Business Corporation Law (“PBCL”) in connection with the merger.

Q:	When do the parties expect to complete the merger?

A:
Old Republic and PMA are working to complete the merger as quickly as practicable. We currently expect the merger to be completed during the third quarter of 2010. However, neither Old Republic nor PMA can predict the effective time of the merger because it is subject to conditions both within and beyond each company’s control.

Q:	How will the combined company be managed?

A:
The current senior management team of Old Republic, including Aldo C. Zucaro, who is currently serving as the chairman of the board of directors and chief executive officer of Old Republic, will continue in their respective positions and manage the combined company.

Q:	What will be the composition of the board of directors of Old Republic following the merger?

A:	The Old Republic board will remain the same following the merger, except that one of the independent directors of PMA will join Old Republic’s board of directors as a Class 2 director.

Q:	Why is my vote important?

A:
If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for PMA to obtain the necessary quorum to hold the meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

Q:	What constitutes a quorum for the meeting?

A:	A majority of the outstanding shares of PMA class A common stock having voting power being present, in person or represented by proxy constitutes a quorum for the meeting.

Q:	Does PMA’s board of directors recommend adoption of the merger agreement and approval of the other matters to be voted on at the PMA special meeting?

A:
Yes. The PMA board of directors has determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, PMA and PMA’s shareholders, and recommends that shareholders vote “FOR” the proposal to adopt the merger agreement. In addition, the PMA board of directors recommends that shareholders vote “FOR” the approval of a proposal to adjourn or postpone the special meeting for solicitation of additional proxies in the event there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

Please see “The Merger — PMA’s Reasons for the Merger” and “The Merger — Old Republic’s Reasons for the Merger” below for additional information.

Q:	What is the record date for the special meeting?

A:
The record date for the PMA special meeting is [________ __], 2010 (the “PMA record date”). Holders of PMA class A common stock on the PMA record date are entitled to notice of the PMA special meeting and to vote at the PMA special meeting or any adjournment or postponement thereof.

Q:	Who can vote at the special meeting?

A:	All PMA shareholders of record as of the close of business on [___], 2010, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

Q:	What do I need to do now?

A:
The parties urge you to read carefully this proxy statement/prospectus, including its annexes and the documents incorporated by reference herein. You also may want to review the documents referenced under the section “Where You Can Find More Information” below and consult with your accounting, legal and tax advisors.

Once you have reviewed this information, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of PMA class A common stock will be represented and voted at the special meeting, as applicable.

Please refer to your proxy card or the information forwarded by your broker or other nominee to see which voting options are available to you.

The Internet and telephone proxy submission procedures are designed to verify your stock holdings and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the special meeting if you later decide to attend the meeting in person. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

Q:	Who may attend the meeting?

A:
PMA shareholders (or their authorized representatives) and PMA’s invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date ([_______ __], 2010), you will be permitted to attend the meeting.

Q:	How do I obtain directions to attend the special meeting in person?

A:	You may contact PMA Investor Relations at (610) 397-5298 to obtain directions to the special meeting.

Q:	What if I abstain from voting or do not vote?

A:	Abstentions of shares of PMA class A common stock will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum exists for a vote on any particular proposal, but will not be counted as votes cast in regard to a particular proposal. If a holder of shares of PMA class A common stock fails to return its proxy card, such shares will not be counted for purposes of such vote.

Q:	If my PMA class A common stock is held in a brokerage account or in “street name,” will my broker vote my shares for me?

A:
If you are a PMA shareholder and if you do not provide your bank or broker with instructions on how to vote your street name shares, your bank or broker will not be permitted to vote them unless your bank or broker already has discretionary authority to vote such street name shares. Also, if your bank or broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your bank or broker will not be permitted to vote them. Either of these situations results in a “broker non-vote.”

Q:	How are broker non-votes treated?

A:
Broker non-votes will have no effect on the proposals to adopt the merger agreement and approve the adjournment or postponement of the PMA special meeting once a quorum for the meeting has been established. Therefore, you should provide your bank or broker with instructions on how to vote your shares, or arrange to attend the PMA special meeting and vote your shares in person to avoid a broker non-vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of PMA class A common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of PMA class A common stock. If you are a holder of record and your shares of PMA class A common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What do I do if I want to change my vote or revoke my proxy?

A:
If you are a registered shareholder, you may change your vote at any time before the vote takes place at the PMA special meeting. To do so, you may either complete and submit a new proxy card with a later date or send a written notice to the corporate secretary of PMA stating that you would like to revoke your proxy. In addition, you may elect to attend the PMA special meeting and vote in person, as described above. However, if you are not a registered shareholders, but instead hold your shares of PMA class A common stock through a bank, broker or other nominee, you may revoke your instructions only by informing the bank, broker or nominee in accordance with any procedures established by such nominee.

Q:	How will my shares be represented at the meeting?

A:
At the meeting, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the PMA board of directors recommends, which is:

•	“FOR” the adoption of the merger agreement; and

•
“FOR” the approval of a proposal to adjourn or postpone the special meeting for solicitation of additional proxies in the event there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

Q:	What effect will the merger have on options to purchase PMA class A common stock and other stock-based awards that have been granted to employees and directors of PMA?

A:
The terms of outstanding restricted share award agreements between PMA and its non-employee directors provide that the vesting of all unvested restricted shares will accelerate upon a change in control transaction. The merger will constitute a change in control transaction.

Restricted shares and options to purchase PMA class A common stock will be converted into restricted shares and options to purchase Old Republic common stock based on the exchange ratio. Stock appreciation rights based on the value of PMA class A common stock will be converted into stock appreciation rights with respect to Old Republic common stock based on the exchange ratio. The conversion price for the options and the stock appreciation rights of Old Republic will be established by dividing the current exercise price by the exchange ratio. The converted stock options, stock appreciation rights and restricted shares, other than restricted shares held by non-employee directors, which will vest upon the closing of the merger, will otherwise have the same terms and conditions as were in effect before the merger was effective.

At the effective time of the merger, the performance goals designated under each of PMA’s 2009 and 2010 Officer Long Term Incentive Plans will be deemed to have been met at 100% of target and the performance goals designated under PMA’s 2010 Officer Annual Incentive Compensation Plan will be deemed to have been met at a payout factor of 100%. As such, the payment of such awards will be based on the satisfaction by participants of only the service-based and time-based vesting requirements designated under such plans. Restricted share units are outstanding under PMA’s 2009 and 2010 Officer Long Term Incentive Plans. At the effective time of the merger, each outstanding restricted share unit awarded under a long-term incentive plan will be automatically converted into a number of restricted share units of Old Republic based on the exchange ratio and the proportion of the performance period under the applicable

x

long term incentive plan that has passed at the time of the closing of the merger. At the effective time of the merger, PMA’s 2008 Officer Long Term Incentive Plan will be terminated.

See “The Merger Agreement — Treatment of PMA Equity Compensation Awards and Performance-Based Compensation Awards.”

Q:	Should I send in my PMA stock certificates now?

A:
No. If the merger is completed, written instructions will be sent to shareholders of PMA with respect to the exchange of their share certificates for the merger consideration described in the merger agreement.

Q:	Do I have to take any action now to exchange my shares held in book-entry form?

A:	No. PMA shareholders who hold their shares in book-entry form will receive instructions for the exchange of their shares for the merger consideration following the completion of the merger.

Q.	Are there risks associated with the merger, and what will happen to PMA if the merger is not completed, that I should consider in deciding how to vote?

A.
Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus and in other documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors — Risks Relating to the Pending Merger” below. Additional risks relating to Old Republic’s and PMA’s business are described under the heading “Risk Factors” below and in the Old Republic SEC filings and the PMA SEC filings referred to in “Where You Can Find More Information” below.

If the merger is not completed, PMA’s shareholders will not receive the merger consideration and PMA will remain a stand alone public company with its class A common stock traded on the Nasdaq Stock Market. Under certain circumstances, PMA may be required to reimburse Old Republic for its expenses or pay Old Republic a fee in connection with the termination of the merger agreement.

In addition, if the merger is not completed, PMA’s ability to reach a resolution with the Pennsylvania Insurance Department with respect to the Department’s examination of PMA’s insurance subsidiaries as of December 31, 2007 will be adversely impacted. See “The Merger — PMA’s Reasons for the Merger — Resolution of Pennsylvania Insurance Department Examination.” Based on recent discussions with representatives of the Department, in order to resolve the outstanding issues as a stand alone organization, PMA will need to engage in administrative and legal review processes which, irrespective of their ultimate outcome, will likely hinder the long-term and day-to-day continuity of PMA’s business operations and, in the interim, potentially have a negative impact on the financial ratings of its insurance subsidiaries. PMA cannot predict how long the processes would take or whether it would ultimately be successful. In the event that PMA is unsuccessful in its administrative and legal appeals, PMA could be required to take actions, such as increasing its loss and loss adjustment expense reserves, that would materially and adversely affect its business, financial condition and results of operations.

Q:	Will a proxy solicitor be used?

A:
Yes. PMA has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and PMA expects it will pay MacKenzie Partners, Inc. a fee of approximately $10,000. PMA has also agreed to reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners, Inc. against certain losses, costs and expenses. In addition, our officers and employees may solicit proxies by telephone or in person, but no additional compensation will be paid to them.

Q:	Who can I contact with any additional questions?

A:	If you have additional questions about the merger, you should contact Old Republic or PMA at:

Old Republic International Corporation       PMA Capital Corporation
307 North Michigan Avenue                           380 Sentry Parkway
Chicago, Illinois 60601                                     Blue Bell, PA 19422
Attention: Investor Relations                         Attention: Investor Relations
Telephone: (312) 346-8100                              Telephone: (610) 397-5298

If you would like additional copies of this proxy statement/prospectus, or if you need assistance voting your shares, you should contact:

MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (800) 322-2885 (toll free) or (212) 929-5500 (call collect) PMA@mackenziepartners.com

Q:	Where can I find more information about the companies?

A:	You can find more information about Old Republic and PMA in the documents described under the section entitled “Where You Can Find More Information” below.

SUMMARY
     This summary highlights selected information from this statement and may not contain all the information that is important to you. To fully understand the merger proposal and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes hereto and documents incorporated by reference herein, and the other documents to which the parties have referred you. For information on how to obtain the documents that the parties have filed with the SEC, see the section entitled “Where You Can Find More Information” below.
Information About the Companies
     PMA Capital Corporation (“PMA”) is a holding company whose operating subsidiaries provide insurance and related fee-based services. PMA’s insurance products include workers’ compensation and other commercial property and casualty lines of insurance. Fee-based services include third party administrator (“TPA”), managing general agent and program administrator services.
     PMA is a Pennsylvania corporation. PMA’s common stock trades on the NASDAQ Stock Market® under the symbol “PMACA.” PMA has an A.M. Best Company financial strength rating of “A-” (Excellent), which is the 4th highest of 16 rating levels. PMA’s principal executive offices are located at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, and its telephone number is (610) 397-5298.
     Old Republic International Corporation (“Old Republic”), a Delaware corporation, is a Chicago based holding company engaged in the single business of insurance underwriting. Old Republic conducts its operations through a number of regulated insurance company subsidiaries organized into three major segments, namely, its General (property and liability insurance), Mortgage Guaranty, and Title Insurance Groups.
     The principal companies in Old Republic’s General Insurance segment are rated either “A+” (Superior) or A (Excellent) by A.M. Best. Republic Mortgage Insurance Company, Old Republic’s principal mortgage insurance subsidiary, is rated BBB- by Fitch, Ba1 by Moody’s and “BBB-” by Standard & Poor’s. Old Republic’s Title Insurance group is rated A or higher by each of A.M. Best, Fitch, Moody’s and Standard & Poor’s. Old Republic common stock trades on the NYSE under the symbol “ORI.” Old Republic’s principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois 60601 and its telephone number is (312) 346-8100.
     OR New Corp. (“Merger Sub”), a Pennsylvania corporation, is a wholly owned subsidiary of Old Republic that was formed solely for the purpose of effecting the merger. Merger Sub has not conducted and will not conduct any business prior to the merger. Merger Sub’s principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois 60601 and its telephone number is (312) 346-8100.
     Further details relating to Old Republic, Merger Sub and PMA are described in “Information About the Companies” below.

The Merger
     Old Republic and PMA have entered into the merger agreement pursuant to which Merger Sub will merge with and into PMA. As a result of the merger, PMA will become a wholly owned subsidiary of Old Republic and each share of PMA class A common stock will be converted into 0.55 shares of Old Republic common stock, subject to a collar.
     Under the collar, if the volume weighted average price per share of Old Republic common stock on the NYSE, as reported by Bloomberg LP, for the twenty consecutive trading days ending on and including the fifth trading day prior to, but not including, the effective date of the merger (the “Old Republic measurement price”), is less than $12.50, the exchange ratio could be as high as 0.60 shares of Old Republic common stock for each share of PMA class A common stock. If the Old Republic measurement price is greater than $17.00, the exchange ratio could be as low as 0.50 shares of Old Republic common stock for each share of PMA class A common stock. See “The Merger Agreement — Terms of the Merger” for a more complete description of the exchange ratio and the collar.
     The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference. Old Republic and PMA encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.
Treatment of PMA Equity Compensation Awards and Performance-Based Compensation Awards
     PMA periodically has granted stock options, stock appreciation rights, restricted shares and restricted share units to employees and non-employee directors pursuant to PMA’s 2002 Equity Incentive Plan, 2007 Omnibus Incentive Compensation Plan and 2004 Director Stock Compensation Plan. As of the record date for the PMA special meeting, there were approximately 856,871 shares of PMA class A common stock issuable pursuant to outstanding stock options and [___] outstanding restricted shares. As of the record date, there were 56,000 stock appreciation rights outstanding and 956,452 restricted share units awarded under PMA’s 2009 and 2010 Officer Long Term Incentive Compensation Plans.
     The terms of outstanding restricted share award agreements between PMA and its non-employee directors provide that the vesting of all unvested restricted shares will accelerate upon a change in control transaction. The merger will constitute a change in control transaction.
     At the effective time of the merger, each outstanding stock option and stock appreciation right that remains unexercised as of the completion of the merger, whether or not vested or unvested, will automatically be converted into an equivalent stock option or stock appreciation right with respect to a number of shares of Old Republic common stock based on the exchange ratio. At the effective time of the merger, each outstanding restricted share will automatically be converted into an equivalent share of Old Republic common stock based on the exchange ratio. The converted stock options, stock appreciation rights and restricted shares, other than the restricted shares held by non-employee directors, which will vest upon the closing of the merger, will otherwise have the same terms and conditions as were in effect before the merger was effective.

     At the effective time of the merger, the performance goals designated under each of PMA’s 2009 and 2010 Officer Long Term Incentive Plans will be deemed to have been met at 100% of target and the performance goals designated under PMA’s 2010 Officer Annual Incentive Compensation Plan will be deemed to have been met at a payout factor of 100%. As such, the payment of such awards shall be based on the satisfaction by participants of only the service-based and time-based vesting requirements designated under such plans, if any. Restricted share units are outstanding under PMA’s 2009 and 2010 Officer Long Term Incentive Plans. At the effective time of the merger, each outstanding restricted share unit awarded under a long-term incentive plan will be automatically converted into a number of restricted share units of Old Republic based on the exchange ratio and the proportion of the performance period under the applicable long term incentive plan that has passed at the time of the closing of the merger. See “The Merger Agreement — Treatment of PMA Equity Compensation Awards and Performance-Based Compensation Awards.”
     At the effective time of the merger, PMA’s 2008 Officer Long Term Incentive Plan will be terminated.
PMA’s Reasons for the Merger
     PMA’s board of directors, at its meeting held on June 9, 2010, considered the terms of the merger agreement and the transactions contemplated thereby and determined them to be advisable, fair to, and in the best interests of, PMA and PMA’s shareholders. PMA believes that a merger with Old Republic, and the additional financial strength and stability it can provide, will be of benefit to its shareholders, clients, employees and other stakeholders. In evaluating the merger, PMA’s board of directors consulted with management, as well as its legal and financial advisors, and considered a number of factors, including the following:
•	the challenges PMA would face continuing as an independent company,

•
the opportunity to resolve issues relating to the Pennsylvania Insurance Department’s examination of PMA’s loss and loss adjustment expense reserves through a merger with Old Republic rather than engaging in administrative and legal review processes which, irrespective of their ultimate outcome, would likely hinder the long-term and day-to-day continuity of PMA’s business operations and, in the interim, potentially have a negative impact on its financial ratings,

•
the fact that the merger consideration represented a premium of approximately 15% to the closing price of PMA’s class A common stock on June 8, 2010, the last trading day prior to execution of the merger agreement,

•
the opinion of BofA Merrill Lynch, dated June 9, 2010, to PMA’s board of directors to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of PMA class A common stock (see the section entitled “The Merger — Opinion of PMA’s Financial Advisor” for a more complete description),

•	given the lengthy and thorough sale process undertaken by PMA and its financial advisors, the probability of receiving an offer better than the offer made by Old Republic was low,

•	the benefits of the merger to PMA’s shareholders, clients, employees and other stakeholders compared to alternative strategies where PMA continued to operate independently,

•	the terms of the merger agreement,

•	the decentralized nature of Old Republic’s operations, which is expected to provide PMA with the ability to maintain its operations in substantially the manner they existed prior to the merger,

•
based on the size of the transaction, the terms of the merger agreement and discussions with the Pennsylvania Insurance Department, PMA believes there is a high likelihood that the transaction will be completed,

•
Old Republic has higher financial strength ratings than PMA, with Old Republic’s principal property and casualty insurance subsidiaries having A.M. Best ratings of “A+” compared to PMA’s A.M. Best rating of “A-,” and

•
that the merger is expected to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which will permit PMA shareholders to defer recognition of taxes associated with their shares of PMA class A common stock (other than cash paid in lieu of fractional shares) until they decide to sell the shares of Old Republic common stock received in the merger.

     For further details relating to PMA’s reasons for approving and recommending the merger, see “The Merger — PMA’s Reasons for the Merger,” which is not intended to be exhaustive.
Recommendations of the PMA Board of Directors with Respect to the Merger
     On June 9, 2010, the PMA board of directors convened a meeting to review and consider the proposed merger with Old Republic. The entire board except for one director was present at the meeting. At that meeting, PMA’s board, by unanimous vote of the directors present, determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, PMA and PMA’s shareholders, and such directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The PMA board of directors recommends that PMA shareholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval of the adjournment or postponement of the special meeting for the solicitation of additional proxies if there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

     For further discussion of PMA’s reasons for the merger and the recommendation of the PMA board of directors, see “The Merger — Background of the Merger,” “The Merger — PMA’s Reasons for the Merger” and “The Merger — Recommendations of the PMA Board of Directors with Respect to the Merger” below.
Shareholders Entitled to Vote; Vote Required
     Shareholders who owned shares of PMA class A common stock at the close of business on [___], 2010, which is referred to as the record date, are entitled to vote at the special meeting. On the record date, there were [___] shares of PMA class A common stock outstanding and entitled to vote at the special meeting, held by approximately [___] holders of record. Shareholders may cast one vote for each share of PMA class A common stock owned on the record date.
     Assuming a quorum is present, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the merger is necessary for the adoption of the merger agreement. The holders of a majority of the total number of outstanding shares of PMA class A common stock entitled to vote as of the record date, represented either in person or by proxy, will constitute a quorum at the special meeting for the conduct of business.
     The affirmative vote of a majority of the shares of PMA class A common stock entitled to vote and present, in person or represented by proxy, at the special meeting is required to adjourn or postpone the special meeting for solicitation of additional proxies in the event there are not sufficient shares present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.
     An abstention occurs when a shareholder abstains from voting (either in person or by proxy) on one or more of the proposals. A broker non-vote occurs when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal. Abstentions of shares of PMA class A common stock will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum exists for a vote on any particular proposal, but will not be counted as votes cast in regard to a particular proposal. Broker non-votes will have no effect on the proposals to adopt the merger agreement and approve the adjournment or postponement of the PMA special meeting once a quorum for the meeting has been established. Therefore, you should provide your bank or broker with instructions on how to vote your shares, or arrange to attend the PMA special meeting and vote your shares in person to avoid a broker non-vote. If you fail to return your proxy card, your shares will not be counted for purposes of establishing a quorum and will not be voted at the special meeting.
     Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your shares of PMA class A common stock should be voted on a matter, the shares of PMA class A common stock represented by your properly completed proxy will be voted as the PMA board of directors recommends and therefore “FOR” the adoption of the merger agreement and “FOR” the approval of a proposal to adjourn or postpone the special meeting for solicitation of additional proxies in the event there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

Opinion of PMA’s Financial Advisor
     In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), PMA’s financial advisor, delivered to PMA’s board of directors a written opinion, dated June 9, 2010, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of PMA class A common stock. The full text of the written opinion, dated June 9, 2010, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to PMA’s board of directors for the benefit and use of PMA’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger.
Old Republic’s Reasons for the Merger
     It is the opinion of Old Republic’s management and board of directors that the merger will enhance Old Republic’s growth prospects. Old Republic’s management and board believe that long-term growth can be achieved through the greater geographic spread and certain industry specialization offered by PMA’s current business model. Furthermore, Old Republic believes that it will acquire the continuing services of a dedicated operating management and the well regarded insurance services delivery of PMA’s subsidiaries.
Interests of PMA Officers and Directors in the Merger
     In considering the recommendation of the PMA board of directors with respect to the adoption of the merger agreement, PMA shareholders should be aware that the merger agreement includes a provision that one member of the PMA board of directors be added to the Old Republic board of directors following completion of the merger. The other directors of PMA will resign effective upon closing of the merger.
     In addition, the terms of outstanding restricted stock award agreements between PMA and its non-employee directors provide that the vesting of all unvested restricted stock will accelerate upon a change in control transaction. The merger will constitute a change in control transaction.
     Nine PMA officers are parties to employment and severance agreements with PMA. The merger agreement provides as a condition to the obligation of Old Republic to consummate the merger that Vincent T. Donnelly, President and Chief Executive Officer, shall have executed and delivered to PMA a voluntary written termination of his employment agreement and PMA shall have obtained a voluntary written termination from six of the eight other officers that are parties to severance agreements with PMA. The employment and severance agreements provide for payments to the officers in the event their employment is terminated following a change of control of PMA.

     The nine officers of PMA referred to above, including the Chief Executive Officer who is a member of PMA’s board of directors, have been advised by Old Republic that, following the merger, they will be employed by Old Republic on terms comparable to their employment with PMA.
     PMA’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the PMA shareholders adopt the merger agreement. See “The Merger — Interests of PMA Officers and Directors in the Merger.”
Material U.S. Federal Income Tax Consequences
     Old Republic and PMA each expect the merger to qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code. Provided that the merger qualifies as a “reorganization” under U.S. federal income tax laws, PMA shareholders generally will not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of Old Republic common stock) by reason of the merger.
     Please review carefully the information under the caption “Material U.S. Federal Income Tax Consequences of the Merger” for a description of the material U.S. federal income tax consequences of the merger. PMA shareholders are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, non-U.S. income and other tax laws.
Accounting Treatment
     Old Republic will account for the merger under the purchase method of accounting for business combinations. Old Republic will be considered the acquirer of PMA for accounting purposes. Further details relating to the accounting treatment of the merger are described in “The Merger — Accounting Treatment” below.
Regulatory Approvals Required for the Merger
     PMA has three insurance company subsidiaries domiciled in the Commonwealth of Pennsylvania. Insurance laws in Pennsylvania require an acquiring person to obtain approval from the Insurance Commissioner of Pennsylvania before acquiring control of an insurance company domiciled in Pennsylvania. Old Republic has filed an application for approval with the Pennsylvania Insurance Commissioner. Although Old Republic and PMA do not expect the Pennsylvania Insurance Commissioner to withhold its approval of the application, there is no assurance that such approval will be obtained.
     PMA has insurance subsidiaries domiciled in Bermuda and the Cayman Islands. The laws of those jurisdictions require a notice filing and, in the case of Bermuda, the consent of the Bermuda Monetary Authority, before any change in the control of PMA can occur. Old Republic has provided notice of the proposed acquisition to the Bermuda Monetary Authority and the Cayman Island Monetary Authority.

     The merger is subject to review by the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”). Old Republic and PMA have filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC and have been notified that the waiting period has been terminated.
     The required regulatory approvals may not be obtained before holders of shares of PMA class A common stock vote on the merger proposal. For further discussion of regulatory matters relating to the merger, see the section entitled “The Merger — Regulatory Approvals Required for the Merger” below.
No Appraisal Rights in the Merger
     Holders of PMA’s class A common stock are not entitled to dissenters’ rights of appraisal under Pennsylvania law in connection with the merger. See “The Merger — No Appraisal Rights.”
Conditions to Completion of the Merger
     The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after PMA receives shareholder approval of the adoption of the merger agreement at its special meeting and the parties receive all required regulatory approvals. The parties currently expect to complete the merger during the third quarter of 2010. It is possible, however, that factors outside of each party’s control could require them to complete the merger at a later time or not to complete it at all.
     A number of conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated. These include, among others:
•	adoption by PMA shareholders of the merger agreement;

•	shares of Old Republic common stock issuable to the shareholders of PMA pursuant to the merger will have been approved for listing on the NYSE, subject to official notice of issuance;

•	absence of any order, decree or injunction issued, and of any action taken by any court or agency or other law preventing or making illegal the consummation of the merger;

•	receipt of all required regulatory approvals; and

•
receipt of voluntary written terminations of employment or severance agreements with the Chief Executive Officer of PMA and six of the eight other PMA officers party to such agreements effective prior to the merger.

     Neither Old Republic nor PMA can give any assurance when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur. Neither Old Republic nor PMA currently intends to waive any material condition to the completion of the merger. For further discussion of the conditions to the merger, see “The Merger Agreement — Conditions to Completion of the Merger” below.
No Solicitation of Other Offers by PMA
     The merger agreement contains provisions prohibiting PMA and its subsidiaries, directors, officers, employees, agents or representatives from taking actions to solicit, discuss or negotiate any competing transaction proposal, with certain exceptions, including with respect to an unsolicited bona fide written “superior proposal,” as described in “The Merger Agreement — No Solicitation of Other Offers by PMA” below.
Termination of the Merger Agreement
     Old Republic and PMA may jointly agree to terminate the merger agreement at any time, even after adoption by the PMA shareholders of the merger agreement, In addition, either Old Republic or PMA may terminate the merger agreement if:
•
the merger shall not have been consummated on or before December 31, 2010, unless the party seeking to terminate the merger agreement failed to perform or observe the applicable covenants and agreements under the merger agreement;

•
a required regulatory approval has been denied or any governmental entity has taken action permanently enjoining or otherwise prohibiting or making illegal the merger, including with respect to antitrust matters, if HSR approval has not been obtained within 120 days of the filing of the HSR application (such 120 day period to be extended for another 120 days if HSR approval is a reasonable possibility);

•
the other party has breached a representation, warranty, covenant or agreement that would preclude the satisfaction of certain conditions to the consummation of the merger and such breach is not remedied within the applicable cure period;

•
the PMA board of directors shall have (i) failed to recommend the approval and adoption of the merger agreement to the PMA shareholders, (ii) made any PMA change of recommendation, (iii) approved or recommended, or publicly proposed to approve or recommend, any alternative proposal or (iv) failed to recommend to PMA’s shareholders that they reject any tender offer or exchange offer that constitutes an alternative transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act; or

•	the PMA shareholders have not adopted the merger agreement at the PMA special meeting. See “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fees and Expenses
     Each of Old Republic and PMA has agreed that, if the merger agreement is terminated in certain circumstances described in the merger agreement, PMA must pay Old Republic a termination fee of $8 million. In addition, if the merger agreement is terminated in certain circumstances, PMA shall pay Old Republic for its documented out-of-pocket expenses in connection with the merger agreement, up to $2 million. In certain circumstances, the termination fee is subject to offset based on any Old Republic expenses reimbursed by PMA. The maximum amount payable by PMA to Old Republic in the event of termination of the merger agreement is $8 million. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses.”
Purpose of the PMA Special Meeting
     Holders of PMA class A common stock will be asked to vote on the following proposals:
•	to adopt the merger agreement; and

•
to approve the adjournment or postponement of the PMA special meeting for the solicitation of additional proxies in the event there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.

     PMA’s board of directors recommends that PMA’s shareholders vote “FOR” the proposals set forth in the two bullets above.
Voting by PMA Directors and Executive Officers
     As of June 23, 2010, directors and executive officers of PMA held and were entitled to vote 482,867 shares of PMA class A common stock, or approximately 1.5% of the voting power of the issued and outstanding shares of PMA class A common stock. Please see the sections of this proxy statement/prospectus entitled “PMA Special Meeting — Voting by PMA Directors and Executive Officers” for additional information. It is currently expected that PMA’s directors and executive officers will vote their shares in favor of adopting the merger agreement, although none of them have entered into any agreements obligating them to do so.
Directors and Executive Officers of Old Republic After the Merger
     The directors and executive officers of Old Republic prior to the merger will continue as the directors and executive officers of Old Republic after the merger, except that following the merger one of the independent directors of PMA will join Old Republic’s board of directors as a Class 2 director.
Ownership of Old Republic After the Merger
     Old Republic will issue a maximum of approximately 19,885,177 shares of Old Republic common stock pursuant to the merger based on the number of outstanding shares of PMA class A common stock on June 23, 2010 and assuming conversion of all of PMA’s 4.25% Convertible

Debt and the exercise of all outstanding options to purchase shares of PMA class A common stock (which options, if unexercised, will be converted pursuant to the merger into options to acquire shares of Old Republic common stock). In addition, a maximum of approximately 573,871 shares of Old Republic common stock will be issuable in connection with outstanding PMA restricted share units that will be converted pursuant to the merger into restricted share units of Old Republic (the “As-Converted Award Shares”). After the effective time of the merger, PMA shareholders will own approximately 7.8% of Old Republic on a fully diluted basis based on the outstanding shares of Old Republic common stock and PMA class A common stock on June 23, 2010 and assuming the issuance of the maximum number of As-Converted Award Shares. Consequently, PMA shareholders will have significantly less influence over the management and policies of Old Republic than they currently exercise over the management and policies of PMA.
Rights of PMA shareholders
     PMA shareholders receiving merger consideration will have different rights once they become Old Republic shareholders, due to differences between the governing documents of Old Republic and PMA. These differences are described in detail under “Comparison of Rights of Old Republic Shareholders and PMA Shareholders” below.
Recent Developments
     Two lawsuits have been filed related to the merger.
     The first is a purported class action lawsuit filed by an alleged shareholder of PMA naming PMA, PMA’s Board of Directors, Old Republic and Merger Sub as defendants. The action was filed in the Court of Common Pleas of Montgomery County, Pennsylvania. The action is Alan R. Kahn, Individually and on Behalf of All Others Similarly Situated v. Peter S. Burgess, et al., Case No. 2010-15690. The complaint claims to be a class action on behalf of all of PMA’s shareholders, except the defendants and any of their affiliates. The complaint alleges that the merger consideration is inadequate, the directors of PMA breached their fiduciary duties and Old Republic and Merger Sub aided and abetted the alleged breaches by PMA’s directors. The complaint seeks several forms of relief, including monetary damages and injunctive relief that would, if granted, prevent the merger from closing on the terms set forth in the merger agreement.
     The second is a derivative complaint filed by an alleged shareholder of PMA naming PMA and PMA’s Board of Directors as defendants. The complaint was filed in the Court of Common Pleas of Philadelphia, Pennsylvania. The action is Wister S. Baisch v. Peter S. Burgess, et al., Case ID 100603098. The complaint alleges that the directors of PMA breached their fiduciary duties and failed to manage prudently the businesses of PMA. The complaint seeks an injunction that would, if granted, prevent the merger from closing on the terms set forth in the merger agreement.
     The defendants believe that the complaints have no merit and intend to vigorously defend against the actions.

RISK FACTORS
     In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” below, you should carefully consider the following risk factors before deciding whether to vote to adopt the merger agreement. If any of the risks described below actually materialize, the businesses, financial conditions, results of operations, prospects or stock prices of PMA, Old Republic or the combined company could be materially adversely affected. See “Where You Can Find More Information” below.
Risks Relating to Old Republic’s Business
     Risk factors are uncertainties and events over which Old Republic has limited or no control, and which can have a materially adverse effect on its business, results of operations or financial condition. Old Republic and its business segments are subject to a variety of risk factors and, within individual segments, each type of insurance coverage may be exposed to varying risk factors. The following sections set forth Old Republic’s evaluation of the most prevalent material risk factors for Old Republic as a whole and for each business segment, which risks will also affect the combined company after the merger. There may be risks which Old Republic management does not presently consider to be material that may later prove to be material risk factors as well.
Parent Company
Dividend Dependence and Liquidity
     Old Republic is an insurance holding company with no operations of its own. Its principal assets consist of the business conducted by its insurance subsidiaries. It relies upon dividends from such subsidiaries in order to pay the interest and principal on its debt obligations, dividends to its shareholders, and corporate expenses. The ability of the insurance subsidiaries to declare and pay dividends is subject to regulations under state laws that limit dividends based on the amount of their statutory adjusted unassigned surplus or statutory earnings, and require them to maintain minimum amounts of capital, surplus and reserves. Dividends in excess of the ordinary limitations can only be declared and paid with prior regulatory approval, of which there can be no assurance. The inability of the insurance subsidiaries to pay dividends in an amount sufficient to meet Old Republic’s debt service and cash dividends on stock, as well as other cash requirements could result in liquidity issues.
Capitalization
     Old Republic has access to various capital and liquidity resources including dividends from its subsidiaries, holding company investments, undrawn capacity under its commercial paper program, and access to debt and equity capital markets. At December 31, 2009 Old Republic’s consolidated debt to equity ratio was 8.9%. This relatively low level of financial leverage is assumed to provide Old Republic with additional borrowing capacity to meet some possible future capital needs.

Risk Factors Common to Old Republic and its Insurance Subsidiaries
Investment Risks
     Old Republic’s invested assets and those of its subsidiaries are centrally managed through a wholly owned asset management subsidiary. Most of the investments consist of fixed maturity securities. Changes in interest rates directly affect the income from, and the fair value of fixed maturity investments. Such changes could reduce the value of Old Republic’s investment portfolio and adversely affect Old Republic’s and its subsidiaries’ results of operations and financial condition. A smaller percentage of total investments are in indexed funds and actively managed equities. A change in general economic conditions, the stock market, or in many other external factors could adversely affect the value of those investments and, in turn, Old Republic’s, or its subsidiaries’ results and financial condition. Further, Old Republic manages its fixed maturity investments by taking into account the maturities of such securities and the anticipated liquidity needs of Old Republic and its subsidiaries. Should Old Republic suddenly experience greater than anticipated liquidity needs for any reason, it could face a liquidity risk that could affect adversely its financial condition or operating results.
Excessive Losses and Loss Expenses
     Although Old Republic’s business segments encompass different types of insurance, the greatest risk factor common to all insurance coverages is excessive losses due to unanticipated claims frequency, severity or a combination of both. Many of the factors affecting the frequency and severity of claims depend upon the type of insurance coverage, but others are shared in common. Severity and frequency can be affected by changes in national economic conditions, unexpectedly adverse outcomes in claims litigation, often as a result of unanticipated jury verdicts, changes in court made law, adverse court interpretations of insurance policy provisions resulting in increased liability or new judicial theories of liability, together with unexpectedly high costs of defending claims.
Inadequate Reserves
     Reserves are the amounts that an insurance company sets aside for its anticipated policy liabilities. Claim reserves are an estimate of liability for unpaid claims and claims defense and adjustment expenses, and cover both reported as well as IBNR claims. It is not possible to calculate precisely what these liabilities will amount to in advance and, therefore, the reserves represent a best estimate at any point in time. Such estimates are based upon known historical loss data and expectations of future trends in claim frequency and severity, interest rates and other economic considerations. The latter are affected by a variety of factors over which insurers have little or no control and which can be quite volatile.
     Reserve estimates are periodically reviewed in light of known developments and, where necessary, they are adjusted and refined as circumstances may warrant. Nevertheless, the reserve setting process is inherently uncertain. If for any of these reasons reserve estimates prove to be inadequate, Old Republic’s subsidiaries can be forced to increase their reported liabilities; such an occurrence could result in a materially adverse impact on their results of operations and financial condition.

Inadequate Pricing
     Premium rates are generally determined on the basis of historical data for claim frequency and severity as well as related production and other expense patterns. In the event ultimate claims and expenses exceed historically projected levels, premium rates are likely to prove insufficient. Premium rate inadequacy may not become evident quickly, may require time to correct, and, much like excessive losses can affect adversely Old Republic’s business, operating results and financial condition.
Liquidity Risk
     As indicated above, Old Republic manages its fixed-maturity investments with a view toward matching the maturities of those investments with the anticipated liquidity needs of its subsidiaries for the payment of claims and expenses. If a subsidiary suddenly experienced greater-than-anticipated liquidity needs for any reason, it could require an injection of funds that might not necessarily be available to meet its obligations at a point in time.
Regulatory Environment
     Old Republic’s insurance businesses are subject to extensive governmental regulation in all of the state and similar jurisdictions in which they operate. These regulations relate to such matters as licensing requirements, types of insurance products that may be sold, premium rates, marketing practices, capital and surplus requirements, investment limitations, underwriting limitations, dividend payment limitations, transactions with affiliates, accounting practices, taxation and other matters. While most of the regulation is at the state level, the federal government has increasingly expressed an interest in regulating the insurance business and has injected itself through the Graham-Leach-Bliley Act, the Patriot Act, financial services regulation, changes in the Internal Revenue Code and other legislation. All of these regulations raise the costs of conducting an insurance business through increased compliance expenses. Furthermore, as existing regulations evolve through administrative and court interpretations, and as new regulations are adopted, there can be no way of predicting what impact these changes will have on Old Republic’s businesses in the future, and the impact could adversely affect Old Republic’s profitability and limit its growth.
Competition
     Each of Old Republic’s lines of insurance business is highly competitive and is likely to remain so for the foreseeable future. Moreover, existing competitors and the capital markets have from time to time brought an influx of capital and newly-organized entrants into the industry, and changes in laws have allowed financial institutions, like banks and savings and loans, to sell insurance products. Increases in competition threaten to reduce demand for Old Republic’s insurance products, reduce its market share, reduce its growth, reduce its profitability and generally adversely affect its results of operations and financial condition.
Rating Downgrades
     The competitive positions of insurance companies, in general, have come to depend increasingly on independent ratings of their financial strength and claims-paying ability. The rating agencies base their ratings on criteria they establish regarding an insurer’s financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. A significant downgrade in the ratings of any of Old Republic’s major policy-issuing subsidiaries could negatively impact their ability to compete for new business and retain existing business and, as a result, adversely affect their operations and financial condition.
Financial Institutions Risk
     Old Republic’s subsidiaries have significant business relationships with financial institutions, particularly national banks. The subsidiaries are the beneficiaries of a considerable amount of security in the form of letters of credit which they hold as collateral securing the obligations of insureds and certain reinsurers. Some of the banks themselves have subsidiaries that reinsure Old Republic’s business. Other banks are depositories holding large sums of money in escrow accounts established by Old Republic’s title subsidiaries. There is thus a risk of concentrated financial exposures in one or more such banking institutions. If any of these institutions fail or are unable to honor their credit obligations, or if escrowed funds become lost or tied up due to the failure of a bank, the result could be adverse to Old Republic’s business, results of operations and financial condition.
     In addition to the foregoing, the following are risk factors that are particular to each of Old Republic’s three major business segments.
General Insurance Group
Catastrophic Losses
     While Old Republic limits the property exposures it assumes, the casualty or liability insurance it underwrites creates an exposure to claims arising out of catastrophes. The two principal catastrophe exposures are earthquakes and acts of terrorism in areas where there are large concentrations of employees of an insured employer or other individuals who could potentially be injured and assert claims against an insured under workers’ compensation policies. Collateral damage to property or persons from acts of terrorism and other calamities could also expose general liability policies.
     Following the September 11, 2001 terrorist attack, the reinsurance industry eliminated coverage from substantially all reinsurance contracts for claims arising from acts of terrorism. As discussed elsewhere in this report, the U.S. Congress subsequently passed TRIA, TRIREA, and TRIPRA legislation that required primary insurers to offer coverage for certified acts of terrorism under most commercial property and casualty insurance policies. Although these programs established a temporary federal reinsurance program through December 31, 2014, primary insurers like Old Republic’s general insurance subsidiaries retain significant exposure for terrorist act-related losses.
Long-Tailed Losses
     Coverage for general liability is considered long-tailed coverage. Written in most cases on an “occurrence” basis, it often takes longer for covered claims to be reported and become known, adjusted and settled than it does for property claims, for example, which are generally considered short-tailed. The extremely long-tailed aspect of such claims as pollution, asbestos, silicosis, manganism (welding rod fume exposure), black lung, lead paint and other toxic tort claims, coupled with uncertain and sometimes variable judicial rulings on coverage and policy allocation issues and the possibility of legislative actions, makes reserving for these exposures highly uncertain. While Old Republic believes that it has reasonably estimated its liabilities for such exposures to date, and that its exposures are relatively modest, there is a risk of materially adverse developments in both known and as-yet-unknown claims.
Workers’ Compensation Coverage
     Workers’ compensation coverage is the second largest line of insurance written within Old Republic. The frequency and severity of claims under, and the adequacy of reserves for workers’ compensation claims and expenses can all be significantly influenced by such risk factors as future wage inflation in states that index benefits, the speed with which injured employees are able to return to work in some capacity, the cost and rate of inflation in medical treatments, the types of medical procedures and treatments, the cost of prescription medications, the frequency with which closed claims reopen for additional or related medical issues, the mortality of injured workers with lifetime benefits and medical treatments, the use of health insurance to cover some of the expenses, the assumption of some of the expenses by states’ second injury funds, the use of cost containment practices like preferred provider networks, and the opportunities to recover against third parties through subrogation. Adverse developments in any of these factors, if significant, could have a materially adverse effect on Old Republic’s operating results and financial condition.
Reinsurance
     Reinsurance is a contractual arrangement whereby one insurer (the reinsurer) assumes some or all of the risk exposure written by another insurer (the reinsured). Old Republic uses reinsurance to manage its risks both in terms of the amount of coverage it is able to write, the amount it is able to retain for its own account, and the price at which it is able to write it. The availability of reinsurance and its price, however, are determined in the reinsurance market by conditions beyond Old Republic’s control.
     Reinsurance does not relieve the reinsured company of its primary liability to its insureds in the event of a loss. It merely reimburses the reinsured company. The ability and willingness of reinsurers to honor their obligations represent credit risks inherent in reinsurance transactions. Old Republic addresses these risks by limiting its reinsurance to those reinsurers it considers the best credit risks. In recent years, however, there has been an ever decreasing number of reinsurers considered to be acceptable risks by Old Republic.
     There can be no assurance that Old Republic will be able to find the desired or even adequate amounts of reinsurance at favorable rates from acceptable reinsurers in the future. If unable to do so, Old Republic would be forced to reduce the volume of business it writes or retain increased amounts of liability exposure. Because of the declining number of reinsurers Old Republic finds acceptable, there is a risk that too much reinsurance risk may become concentrated in too few reinsurers. Each of these results could adversely affect Old Republic’s business, results of operations, and financial condition.

Insureds as Credit Risks
     A significant amount of Old Republic’s liability and workers’ compensation business, particularly for large commercial insureds, is written on the basis of risk sharing underwriting methods utilizing large deductibles, captive insurance risk retentions, or other arrangements whereby the insureds effectively retain and fund varying and at times significant amounts of their losses. Their financial strength and ability to pay are carefully evaluated as part of the underwriting process and monitored periodically thereafter, and their retained exposures are estimated and collateralized based on pertinent credit analysis and evaluation. Because Old Republic is primarily liable for losses incurred under its policies, the possible failure or inability of insureds to honor their retained liability represents a credit risk. Any subsequently developing shortage in the amount of collateral held would also be a risk, as would the failure or inability of a bank to honor a letter of credit issued as collateral. These risk factors could have a material adverse impact on Old Republic’s results of operations and financial condition.
Guaranty Funds and Residual Markets
     In nearly all states, licensed property and casualty insurers are required to participate in guaranty funds through assessments covering a portion of insurance claims against impaired or insolvent property and casualty insurers. Any increase in the number or size of impaired companies would likely result in an increase in Old Republic’s share of such assessments.
     Many states have established second injury funds that compensate injured employees for aggravation of prior injuries or conditions. These second injury funds are funded by assessments or premium surcharges.
     Residual market or pooling arrangements exist in many states to provide various types of insurance coverage to those that are otherwise unable to find private insurers willing to insure them. All licensed property and casualty insurers writing such coverage voluntarily are required to participate in these residual market or pooling mechanisms.
     A material increase in any of these assessments or charges could adversely affect Old Republic’s results of operations and financial condition.
Prior Approval of Rates
     Most of the lines of insurance underwritten by Old Republic are subject to prior regulatory approval of premium rates in a majority of the states. The process of securing regulatory approval can be time consuming and can impair Old Republic’s ability to effect necessary rate increases in an expeditious manner. Furthermore, there is a risk that the regulators will not approve a requested increase, particularly in regard to workers’ compensation insurance with respect to which rate increases often confront strong opposition from local business, organized labor, and political interests.

Mortgage Guaranty Group
Continued Material Losses
     It is likely that Old Republic’s mortgage insurance segment will continue to incur material losses, particularly in its 2005 to early 2008 books of business due to the effect of the recession that began in 2007. Any decline in the rate and severity of losses will depend in part on improvements in general economic conditions, unemployment rates, and the housing, mortgage and credit markets. The timing of any such improvements cannot be accurately forecasted and there is no assurance that improvements will be uniform across all sectors. Housing values and unemployment may be the last to recover. The loan modification programs of the FDIC, Fannie Mae and Freddie Mac and some of the lenders are still in their early stages and it is unclear to what extent, if at all, such programs will reduce the rate of loan defaults and, in turn, mortgage insurance claims and losses.
Premium Income and Long-Term Claim Exposures
     Mortgage insurers such as Old Republic issue long duration, guaranteed renewable policies covering multi-year periods during which exposure to loss exists. Loss exposures typically manifest themselves as recurring (“normal”) losses usually concentrated between the second and fifth year following issuance of anyone year’s new policies. Additionally, the policies cover catastrophic aggregations of claims such as are occurring during the current recession engendered by substantial market dislocations in the housing and mortgage lending industries.
     Old Republic’s mortgage guaranty premiums stem principally from monthly installment policies. Substantially all such premiums are generally written and earned in the month coverage is effective. Recognition of normal or catastrophic claim costs, however, occurs only upon an instance of default, defined as an insured mortgage loan that has missed two or more consecutive monthly payments. Accordingly, there is a risk that the GAAP revenue recognition for insured loans is not appropriately matched to the risk exposure and the consequent recognition of both normal and most significantly, future catastrophic loss occurrences which are not permitted to be currently reserved for. As a result, mortgage guaranty GAAP earnings for any individual year or series of years may be materially adversely affected, particularly by cyclical catastrophic loss events such as the mortgage insurance industry has experienced since mid year 2007. Reported GAAP earnings and financial condition form, in part, the basis for significant judgments and strategic evaluations made by management, analysts, investors, and other users of the financial statements issued by mortgage guaranty companies. The risk exists that such judgments and evaluations are at least partially based on GAAP financial information that does not match revenues and expenses and is not reflective of the long-term normal and catastrophic risk exposures assumed by mortgage guaranty insurers at any point in time.
Inadequate Loss Reserves
     Old Republic’s mortgage insurance subsidiaries establish reserves for losses and loss adjustment expenses based upon mortgage loans reported to be in default as well as estimates of those in default but not yet reported. Of necessity, the reserves are at best estimates by management, taking into consideration its judgments and assumptions regarding the housing and mortgage markets, unemployment rates and economic trends in general. During the current widespread, sustained economic downturn, loss reserve estimates become subject to greater uncertainty and volatility. The rate and severity of actual losses could prove to be greater than expected and require Old Republic to effect substantial increases in its loss reserves. Depending upon the magnitude, such increases could have a materially adverse impact on Old Republic’s mortgage insurance segment and Old Republic’s consolidated results of operations and financial condition. There can be no assurance that the actual losses paid by the mortgage insurance subsidiaries will not be materially greater than previously established loss reserves.
Fewer Coverage Rescissions
     Old Republic’s mortgage insurance subsidiaries’ policy provisions permit them to rescind coverage where they find evidence that a mortgage loan did not qualify for insurance coverage or evidence of a material misrepresentation in the loan application by the borrower, the lender or the lender’s agent. During the past several years, the rate of rescissions has risen dramatically. As a result, rescissions have materially reduced loss payments, and Old Republic’s loss reserving estimates reflect assumptions as to the levels of rescission activity.
     Some policyholders have increasingly challenged coverage rescissions, and mortgage insurers, including one of Old Republic’s subsidiaries, are currently involved in litigation with policyholders regarding rescissions. It is likely that the current rates of rescission will continue or even increase and that there will be further litigation or arbitral challenges to the mortgage insurance industry’s rescissions of coverage. If any of such challenges are successful with respect to Old Republic’s subsidiaries, it could have a materially adverse effect on the subsidiaries’ loss reserves, loss payments and their financial condition and results of operations, and potentially on the consolidated financial condition and results of Old Republic’s operations. Even if such challenges are unsuccessful, the costs of addressing them would likely be substantial.
Capital Adequacy
     The past several years’ material increases in claims and loss payments have eroded the mortgage insurance subsidiaries’ statutory capital base. Total statutory capital for mortgage guaranty insurers is defined as the sum of policyholders’ surplus and the statutory contingency reserves. Sixteen states have insurance laws or regulations which require a mortgage insurer to maintain a minimum amount of statutory capital relative to the level of risk in force. While formulations of minimum capital may vary in certain states, the most common measure applied allows for a maximum permitted risk to capital ratio of 25 to 1. The failure to maintain the prescribed minimum capital level in a particular state would generally require a mortgage insurer to immediately stop writing new business until it reestablishes the required level of capital or receives a waiver of the requirement from a state’s insurance regulatory authorities. Legislation permitting the issuance of such waivers has recently been enacted in North Carolina, where Old Republic’s two principal mortgage insurance subsidiaries are domiciled, and eight of the other states.

     It is likely that Old Republic’s principal mortgage insurance subsidiary, Republic Mortgage Insurance Company (“RMIC”) will breach the minimum capital requirement during 2010. In anticipation of its doing so, RMIC has requested and received waivers of the minimum policyholder position requirements from insurance regulatory authorities in Arizona, Florida, Illinois, North Carolina, Oregon and Wisconsin, and has made similar requests to the insurance regulators in some of the other ten states that have similar minimum capital or maximum risk-to-capital requirements. Most of the waivers extend until July 1, 2011, but the waiver in Florida extends only until February 16, 2011. Most of the other states have indicated a willingness to waive their requirements as well, while some have not yet committed. For those that are willing to waive their requirements, there can be no certainty as to how long their waivers will be in place, or that they will not exercise their discretion to terminate their waivers earlier than expected, or that RMIC will again meet their capital requirements by the end of the waiver period. For those states that have not yet committed, there can be no assurance that they will waive their requirements. Absent a waiver, RMIC could be barred from writing any new business in one of these states unless and until its capital base has recovered, and there can be no certainty when or if it will recover. New insurance written in the states that have not issued a waiver to RMIC represented approximately 32% of the total for through the first quarter of 2010.
     In response to the possibility that a waiver may not be granted in all cases, Old Republic has positioned another mortgage insurance subsidiary, Republic Mortgage Insurance Company of North Carolina (“RMIC NC”), to be able to possibly write business in place of RMIC if the latter is required to cease. On October 7, 2009, RMIC and RMIC NC entered into an agreement with Fannie Mae under which Fannie Mae conditionally approved RMIC NC as an eligible, Fannie Mae — approved mortgage insurer in those states where RMIC becomes prohibited from writing business due to a breach of the minimum capital requirements noted above. The conditions limit the amount of business that RMIC NC would be permitted to write, and the approval is limited in duration and may be revoked by Fannie Mae at any time. On March 11, 2010, a substantially similar conditional approval was received from Freddie Mac. Accordingly, while the Fannie Mae and Freddie Mac agreements may help the mortgage insurance subsidiaries avoid a complete shutdown in certain states if RMIC’s capital requirements are breached, they would not permit RMIC NC to fully replace RMIC as the segments’ principal mortgage insurer.
Diminished Role for Fannie Mae Freddie Mac
     The market for private mortgage insurance exists primarily as a result of restrictions within the federal charters of the GSEs which require an acceptable form of credit enhancement on loans purchased by the GSEs that have loan-to-value (“LTV”) ratios in excess of 80%. These institutions establish the levels of required coverage, the underwriting standards for the loans they will purchase and the loss mitigation efforts that must be followed on insured loans. Changes in any of these respects could result in a reduction of the Mortgage Guaranty Group’s business or an increase in its claim costs.
     In response to their deteriorating financial conditions, the GSEs were taken over and placed in conservatorship under the Federal Housing Finance Agency (“FHFA”) in September 2008. As their conservator, the FHFA could change the GSEs’ business practices with respect to mortgage credit enhancement, or new federal legislation prompted by the increasing role of the federal government in the residential mortgage market could alter their charters or restructure the GSEs in ways that may reduce or eliminate the purchase of private mortgage insurance. Any such changes could have a material adverse effect on Old Republic’s subsidiaries and the entire mortgage insurance industry.
Competition
     Competition is always a risk factor and comes not only from the five other mortgage insurers which comprise the industry, but also from the Federal Housing Administration (“FHA”) as well as the GSEs and the insured mortgage lenders themselves. Beginning in 2008, the volume of business underwritten by private mortgage insurers began to decrease generally as a result of more restrictive underwriting guidelines, increased premium rates, and changes to the pricing policies of the GSE’s. These changes, coupled with certain changes to the FHA’s guidelines, resulted in a significant increase in the FHA’s insured volume and its share of the market for mortgage default protection.
     Other competitive risk factors faced by Old Republic’s mortgage insurance subsidiaries stem from certain credit enhancement alternatives to private mortgage insurance. These include:
•	the retention of mortgage loans on an uninsured basis in the lender’s portfolio of assets;

•	capital markets utilizing alternative credit enhancements.
Regulation and Litigation
     The possibly adverse effect of litigation and regulation are ever present risk factors. Captive reinsurance and other risk participating structures with mortgage lenders have been challenged in recent years as potential violations of the Real Estate Settlement Procedures Act (“RESPA”). From time to time, the U.S. Department of Housing and Urban Development has considered adopting RESPA regulations which would have adversely impacted mortgage insurance by requiring that the premiums be combined with all other settlement service charges in a single package fee. The recently proposed Consumer Financial Protection Agency would include new regulations for mortgage insurance. The industry is already subject to detailed regulation by the states’ insurance regulatory authorities, compliance with which is costly. The recent losses suffered by the industry have resulted in greater regulatory scrutiny and burdens for Old Republic’s subsidiaries and the industry as a whole. Any regulatory changes affecting capital requirements or reserving requirements could potentially have a material adverse effect on Old Republic’s mortgage insurance subsidiaries.
Title Insurance Group
Housing and Mortgage Lending Markets
     The principal risk factor for the title insurance segment has been the sharp decline in residential real estate activity that began in 2006. The tightening and collapse of credit markets, the collapse of the housing market, the general decline in the value of real property, rising unemployment and the uncertainty and negative trends in general economic conditions have created a difficult operating environment for Old Republic’s title insurance subsidiaries. Depending upon their ultimate severity and duration, these conditions could have a materially adverse effect on the subsidiaries’ financial conditions and results of operation over the near term and longer. The impact of these conditions has been somewhat mitigated both by lower mortgage interest rates, leading to an increase in mortgage refinancings and by an increase in the number of agents producing business for Old Republic’s title insurance subsidiaries.
Competition
     Business comes to title insurers primarily by referral from real estate agents, lenders, developers and other settlement providers. The sources of business lead to a great deal of competition among title insurers. Although the top four title insurance companies during 2009 accounted for about 92% of industry-wide premium volume, there are numerous smaller companies representing the remainder at the regional and local levels. The smaller companies are an ever-present competitive risk in the regional and local markets where their business connections can give them a competitive edge. Moreover, there is almost always competition among the major companies for key employees, especially those who are engaged in the production side of the business.
Regulation and Litigation
     Regulation is also a risk factor for title insurers. The title insurance industry has recently been, and continues to be, under regulatory scrutiny in a number of states with respect to pricing practices, and alleged RESPA violations and unlawful rebating practices. The regulatory investigations could lead to industry-wide reductions in premium rates and escrow fees, the inability to get rate increases when necessary, as well as to changes that could adversely affect Old Republic’s ability to compete for or retain business or raise the costs of additional regulatory compliance.
     As with Old Republic’s other business segments, litigation poses a risk factor. Litigation is currently pending in a number of states in actions against the title industry alleging violations of rate applications in those states with respect to title insurance issued in certain mortgage refinancing transactions and violations of federal anti-trust laws in settling and filing premium rates.
Other Risks
     Inadequate title searches are among the risk factors faced by the entire industry. If a title search is conducted thoroughly and accurately, there should theoretically never be a claim. When the search is less than thorough or complete, title defects can go undetected and claims result.
     To a lesser extent, fraud is also a risk factor for all title companies — sometimes in the form of an agent’s or an employee’s defalcation of escrowed funds, sometimes in the form of fraudulently issued title insurance policies.

Risks Relating to PMA’s Business
     The existing business of PMA is subject to significant risks. The risks affecting PMA’s business are described in Item 1A of its Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference. We anticipate that these risks will continue to apply to PMA’s businesses following the merger.
Risks Relating to the Pending Merger
The announcement and pendency of the merger could have an adverse effect on Old Republic’s or PMA’s stock prices, businesses, financial conditions, results of operations or business prospects.
     The announcement and pendency of the merger could disrupt PMA’s and/or Old Republic’s businesses in the following ways, among others:
•
employees may experience uncertainty regarding their future roles with the combined company, which might adversely affect PMA’s and/or Old Republic’s ability to retain, recruit and motivate key personnel;

•
the attention of PMA and/or Old Republic management may be directed toward the completion of the merger and transaction-related considerations and may be diverted from the day-to-day business operations of their respective companies, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Old Republic or PMA; and

•
third parties with business relationships with Old Republic or PMA may seek to terminate and/or renegotiate their relationships with Old Republic or PMA as a result of the merger, whether pursuant to the terms of their existing agreements with PMA and/or Old Republic or otherwise.

     The merger agreement also restricts PMA from engaging in certain actions and taking certain actions without Old Republic’s approval, which could prevent PMA from pursuing opportunities that may arise prior to the closing of the merger or termination of the merger agreement.
     Any of these matters could adversely affect either or both companies’ respective businesses, financial conditions, results of operations, prospects and stock prices.
Because the market price of Old Republic common stock will fluctuate, PMA shareholders cannot be sure of the exchange ratio or the precise value of the merger consideration.
     Under the terms of the merger agreement, Old Republic will issue to PMA’s shareholders 0.55 shares of Old Republic common stock for each share of PMA class A common stock, subject to a collar. Under the collar, the exchange ratio could be as low as 0.50 shares of Old Republic common stock for each share of PMA class A common stock or as high as 0.60 shares of Old Republic common stock for each share of PMA class A common stock. In addition, the price of Old Republic common stock issuable in the merger may vary from the price on the date that the parties entered into the merger agreement, on the date that the parties announced the merger, at the effective time of the merger, and on the date that you receive the merger consideration. Changes in the Old Republic stock price and stock prices of Old Republic and PMA generally may result from a variety of factors, including general market, economic and political conditions, changes in the parties’ respective businesses, operations and prospects, regulatory considerations, legal proceedings and developments, market assessments of the benefits of the merger and the likelihood that the merger will be consummated and the timing of such consummation, the prospects of post-merger operations and other factors. Many of these factors are beyond Old Republic’s control. Accordingly, at the time of the PMA special meeting, PMA shareholders will not be able to calculate the precise value of the merger consideration that they would receive upon completion of the merger.
Many of the anticipated benefits of combining Old Republic and PMA may not be realized.
     Old Republic and PMA entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, synergies, cost savings and operating efficiencies. The success of the merger will depend, in part, on Old Republic’s ability to realize these anticipated benefits and cost savings from combining the businesses of Old Republic and PMA. However, to realize these anticipated benefits and cost savings, Old Republic must successfully combine the businesses of Old Republic and PMA. If Old Republic is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.
     Old Republic and PMA have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could take longer than anticipated and could result in the loss of key employees or the disruption of each company’s ongoing businesses, which could adversely affect Old Republic’s ability to achieve the anticipated benefits of the merger. Old Republic may have difficulty coordinating the operations and personnel of two geographically separated companies and addressing possible differences in corporate cultures and management philosophies. Integration efforts between the two companies will also divert management attention and resources. These integration activities could have an adverse effect on the businesses of both Old Republic and PMA during the transition period. The integration process is subject to a number of uncertainties. Although Old Republic’s plans for integration are focused on minimizing those uncertainties to help achieve the anticipated benefits, no assurance can be given that these benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect Old Republic’s future business, financial condition, operating results and prospects. In addition, Old Republic may not be able to eliminate duplicative costs or realize other efficiencies from integrating the businesses to offset part or all of the transaction and merger-related costs incurred by Old Republic and PMA.

Any delay in completing the merger may substantially reduce the benefits expected to be obtained from the merger.
     In addition to obtaining the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of PMA and Old Republic that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to Completion of the Merger.” Old Republic and PMA cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may materially adversely affect the synergies and other benefits that Old Republic and PMA expect to achieve if the merger and the integration of their respective businesses are completed within the expected timeframe.
Failure to complete the merger could negatively affect the stock prices and the future business and financial results of Old Republic and PMA.
     If the merger is not completed, the ongoing businesses of Old Republic or PMA may be adversely affected and Old Republic and PMA will be subject to several risks, including the following:
•	having to pay certain significant costs relating to the merger without receiving the benefits of the merger;

•
the attention of management of Old Republic and PMA will have been diverted to the merger instead of on each company’s own operations and pursuit of other opportunities that could have been beneficial to that company; and

•	resulting negative customer perception could adversely affect the ability of Old Republic and PMA to compete for, or to win, new and renewal business in the marketplace.
     If the merger is not completed, PMA’s ability to reach a resolution with the Pennsylvania Insurance Department with respect to the Department’s examination of PMA’s insurance subsidiaries as of December 31, 2007 will be adversely impacted. See “The Merger — PMA’s Reasons for the Merger — Resolution of Pennsylvania Insurance Department Examination.” Based on recent discussions with representatives of the Department, in order to resolve the outstanding issues as a stand alone organization, PMA will need to engage in administrative and legal review processes which, irrespective of their ultimate outcome, will likely hinder the long-term and day-to-day continuity of PMA’s business operations and, in the interim, potentially have a negative impact on the financial ratings of its insurance subsidiaries. PMA cannot predict how long the processes would take or whether it would ultimately be successful. In the event that PMA is unsuccessful in its administrative and legal appeals, PMA could be required to take actions, such as increasing its loss and loss adjustment expense reserves, that would materially and adversely affect its business, financial condition and results of operations.

Old Republic and PMA will incur substantial transaction and merger-related costs in connection with the merger.
     Old Republic and PMA expect to incur a number of substantial non-recurring transaction fees and other costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Old Republic and PMA.
Directors and officers of PMA have certain interests that are different from those of PMA shareholders generally.
     Executive officers of PMA negotiated the terms of the merger agreement and the PMA board of directors approved the merger agreement and recommends that PMA shareholders vote in favor of the proposal to adopt the merger agreement. Nine officers of PMA have management agreements with PMA that provide for severance payments and the acceleration of existing equity awards if the executive officer’s employment with PMA is terminated following a change in control transaction. The merger will constitute a change in control transaction. While it is a condition to the completion of the merger that Vincent Donnelly and six of these officers shall have delivered written voluntary terminations of these agreements, there can be no assurance that they will do so, in which event Old Republic would not be obligated to complete the merger.
     Following completion of the merger, one of the independent directors of PMA will join Old Republic’s board of directors as a Class 2 director. In addition, restricted shares held by non-employee directors of PMA will vest upon completion of the merger. These severance arrangements, directorship positions and equity awards are different from or in addition to the interests of PMA shareholders in the company. PMA shareholders should take into account such interests when they consider the PMA board of directors’ recommendation that the PMA shareholders vote for adoption of the merger agreement. For a discussion of the interests of directors and executive officers in the merger, see “The Merger — Interests of PMA Officers and Directors in the Merger.”
In certain circumstances, the merger agreement requires payment of a termination fee of $8 million by PMA to Old Republic and, under certain circumstances, PMA must allow Old Republic 3 business days to match any alternative acquisition proposal prior to any change in the PMA board’s recommendation. These terms could discourage a third party from proposing an alternative transaction to the merger.
     Under the merger agreement, PMA may be required to pay to Old Republic a termination fee of $8 million if the merger agreement is terminated under certain circumstances. Should the merger agreement be terminated in circumstances under which such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of PMA. Additionally, under the merger agreement, in the event of a potential change by the PMA board of directors of its recommendation with respect to the merger, PMA must allow Old Republic 3 business days to make a revised proposal, prior to which the PMA board of directors may not change its recommendation with respect to the merger agreement. These terms could affect the structure, pricing and terms proposed by other parties seeking to acquire or merge with PMA, and could make it more difficult for another party to make a superior acquisition proposal for PMA. For a description of the termination rights of each party and the termination fee payable by PMA under the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees and Expenses.”
Old Republic’s and PMA’s shareholders will be diluted by the merger.
     The merger will dilute the ownership position of the current shareholders of Old Republic. Old Republic will issue a maximum of approximately 19,885,177 shares of Old Republic common stock pursuant to the merger based on the number of outstanding shares of PMA class A common stock on June 23, 2010 and assuming conversion of all of PMA’s 4.25% Convertible Debt and the exercise of all outstanding options to purchase shares of PMA class A common stock (which options, if unexercised, will be converted pursuant to the merger into options to acquire shares of Old Republic common stock). In addition, a maximum of approximately 573,871 shares of Old Republic common stock will be issuable in connection with outstanding PMA restricted share units that will be converted pursuant to the merger into restricted share units of Old Republic (the “As-Converted Award Shares”). After the effective time of the merger, Old Republic shareholders and PMA shareholders will own approximately 92.2% and 7.8%, respectively, of Old Republic on a fully diluted basis based on the outstanding shares of Old Republic common stock and PMA class A common stock on June 23, 2010 and assuming the issuance of the maximum number of As-Converted Award Shares.
The date that PMA shareholders will receive their merger consideration is uncertain.
     The completion of the merger is subject to adoption by PMA shareholder and regulatory approvals described in this proxy statement/prospectus and the satisfaction or waiver of certain other conditions. While PMA and Old Republic currently expect to complete the merger during the third quarter of 2010, such completion date could be later than expected due to delays in receiving such approvals. Accordingly, neither PMA nor Old Republic can provide PMA shareholders with a definitive date on which they will receive the merger consideration.
Old Republic and PMA may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, Old Republic and PMA may be required to comply with material restrictions or conditions.
     PMA has three insurance company subsidiaries domiciled in the Commonwealth of Pennsylvania. Insurance laws in Pennsylvania require an acquiring person to obtain approval from the Insurance Commissioner of Pennsylvania before acquiring control of an insurance company domiciled in Pennsylvania. Old Republic has filed an application for approval with the Pennsylvania Insurance Commissioner. PMA also has insurance subsidiaries domiciled in Bermuda and the Cayman Islands. The laws of those jurisdictions require a notice filing and, in the case of Bermuda, the consent of the Bermuda Monetary Authority, before any change in the control of PMA can occur. Old Republic has provided notice of the proposed acquisition to the Bermuda Monetary Authority and the Cayman Island Monetary Authority. There is no assurance that the Pennsylvania Insurance Commissioner will approve Old Republic’s acquisition of PMA or that other insurance regulatory authorities will not raise objections to the acquisition.

     Additionally, even after completion of the merger, insurance regulatory agencies or other governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Old Republic or PMA may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.
The market price of Old Republic common stock after the merger may be affected by factors different from those affecting PMA class A common stock currently.
     If the merger is completed, holders of PMA class A common stock will become holders of Old Republic common stock. The results of operations and market price of Old Republic common stock may be affected by factors different from those currently affecting the results of operations and market prices of PMA class A common stock. These factors include:
•	a greater number of shares outstanding;

•	different shareholders;

•	different businesses, including with respect to the types of business written, geographical areas of operation and underwriting guidelines; and

•	different assets, including investment portfolios, and capitalizations.
     Accordingly, the historical market prices and financial results of PMA, which PMA shareholders considered when investing in PMA, may not be indicative of the market prices and financial results for the combined company after the merger.
The market price of Old Republic common stock and Old Republic’s earnings per share may decline as a result of the merger.
     The market price of Old Republic common stock may decline as a result of, among other things, the merger if Old Republic does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on Old Republic’s financial results is not consistent with the expectations of financial or industry analysts. In addition, the failure to achieve expected benefits and unanticipated costs relating to the merger could reduce Old Republic’s future earnings per share.
     In addition, following the merger, shareholders of Old Republic and former shareholders PMA will own interests in a company operating an expanded business with more assets and a different mix of liabilities. Current shareholders of Old Republic and shareholders of PMA may not wish to continue to invest in Old Republic, or for other reasons may wish to dispose of some or all of their interests in Old Republic. If, following the merger, large amounts of Old Republic’s common stock are sold, the price of its common stock could decline.

Certain provisions of ORI’s corporate documents could make a future acquisition of ORI more difficult.
     The existence of some provisions in Old Republic’s certificate of incorporation and by-laws, as currently in effect, as well as its shareholders’ rights plan described below, could discourage potential proposals to acquire Old Republic, delay or prevent a change in control of Old Republic or limit the price that investors may be willing to pay in the future for shares of Old Republic common stock. As Old Republic shareholders, former PMA shareholders will be subject to the provisions of Old Republic’s corporate governing documents which could make it more difficult to effect a change of control of Old Republic, including:
•	the ability of Old Republic’s board of directors to issue and set the terms of preferred stock without the approval of Old Republic’s shareholders;

•	the ability of Old Republic’s board of directors to adopt, amend or repeal Old Republic’s by-laws;

•	the staggered nature of Old Republic’s board of directors;

•	the potential restrictions on the ability of a 10% holder of Old Republic common stock to complete a business combination with Old Republic;

•
the application of Section 203 of the General Corporation Law of the State of Delaware (“DGCL”) to Old Republic, which may limit the ability of an interested shareholder to engage in a business combination with Old Republic; and

•	restrictions on the rights of shareholders to submit proposals to be considered at shareholders’ meetings.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PMA
     Set forth below is certain selected historical consolidated financial data relating to PMA. The financial data has been derived from the unaudited financial statements filed as part of PMA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and the audited financial statements filed as part of PMA’s Annual Report on Form 10-K for the year ended December 31, 2009. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in that Form 10-Q and Form 10-K, each of which is incorporated by reference into this proxy statement/prospectus. More comprehensive financial information, including management’s discussion and analysis of PMA’s financial condition and results of operations, is contained in other documents filed by PMA with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information” below.

(dollar amounts in thousands, except per share data)(1)	Q1 2010	Q1 2009	FY 2009		FY 2008	FY 2007	FY 2006	FY 2005

Gross Premiums Written	$171,905	$164,070	$561,266		$528,915	$524,172	$455,756	$420,787

Net Premiums Written	$128,245	$117,978	$401,905		$414,237	$394,698	$373,001	$374,975

Consolidated Revenues :
Net premiums earned	$103,496	$104,930	$414,771		$390,217	$378,243	$367,403	$357,824
Claims service revenues and commission income	20,975	19,147	78,471		69,754	37,039	27,853	23,591
Net investment income	9,120	8,457	36,876		36,069	39,592	35,851	32,235
Net realized investment gains (losses)	426	749	514		(4,724)	563	1,239	372
Other revenues	392	176	1,083		2,841	340	244	406

Total consolidated revenues	$134,409	$133,459	$531,715		$494,157	$455,777	$432,590	$414,428

Components of net income (loss) (2):
Pre-tax operating income (loss):
The PMA Insurance Group (3)	$14,267	$15,187	$43,050		$46,713	$38,045	$26,082	$19,511
Fee-based Business (3)	2,305	2,013	7,208		7,205	3,724	2,802	2,509
Corporate and Other	(4,366)	(5,000)	(19,127)		(20,651)	(19,564)	(21,580)	(24,598)

Pre-tax operating income (loss)	12,206	12,200	31,131		33,267	22,205	7,304	(2,578)
Income tax expense (benefit)	4,389	4,384	(9,357	)(4)	11,730	7,822	2,783	2,559

Operating income (loss)	7,817	7,816	40,488		21,537	14,383	4,521	(5,137)
Net realized investment gains (losses) after tax	277	487	334		(3,071)	366	805	242

Income (loss) from continuing operations	8,094	8,303	40,822		18,466	14,749	5,326	(4,895)
Loss from discontinued operations, net of tax	—	(86)	(19,609)		(12,777)	(57,277)	(1,275)	(16,125)

Net income (loss)	$8,094	$8,217	$21,213		$5,689	$(42,528)	$4,051	$(21,020)

Per Share Data:
Weighted average shares:
Basic	32,199,378	31,956,183	32,133,970		31,820,173	32,169,287	32,238,278	31,682,648
Diluted	32,260,938	32,020,346	32,186,402		32,038,781	32,578,025	32,731,360	31,682,648
Income (loss) per share:
Basic:
Continuing Operations	$0.25	$0.26	$1.27		$0.58	$0.46	$0.17	$(0.15)
Discontinued Operations	—	—	(0.61)		(0.40)	(1.78)	(0.04)	(0.51)

	$0.25	$0.26	$0.66		$0.18	$(1.32)	$0.13	$(0.66)

Diluted:
Continuing Operations	$0.25	$0.26	$1.27		$0.58	$0.45	$0.16	$(0.15)
Discontinued Operations	—	—	(0.61)		(0.40)	(1.76)	(0.04)	(0.51)

	$0.25	$0.26	$0.66		$0.18	$(1.31)	$0.12	$(0.66)

Shareholders’ equity per share	$12.96	$10.91	$12.46		$10.78	$11.92	$12.83	$12.70

Consolidated Financial Position:
Total investments	$857,738	$786,307	$862,653		$772,241	$815,331	$786,344	$763,197
Total assets from continuing operations	2,409,711	2,317,778	2,362,739		2,259,053	2,205,985	1,991,709	1,955,085
Total assets	2,409,711	2,553,043	2,362,739		2,502,716	2,581,641	2,666,407	2,888,045
Unpaid losses and LAE	1,274,006	1,256,435	1,269,685		1,242,258	1,212,956	1,152,704	1,169,338
Debt	137,445	129,380	143,380		129,380	131,262	131,211	196,181
Shareholders’ equity	418,130	351,270	401,797		344,656	378,584	419,093	406,223

(1)	Unless specifically identified, amounts exclude discontinued operations.

(2)
Operating income (loss), which PMA defines as GAAP net income (loss) excluding net realized investment gains (losses) and results from discontinued operations, is the financial performance measure used by PMA’s management and Board of Directors to evaluate and assess the results of PMA’s businesses. Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Accordingly, PMA reports pre-tax operating income (loss) by segment in Note 16 of PMA’s Consolidated Financial Statements included in PMA’s annual report on Form 10-K incorporated into this proxy statement/prospectus by reference. Operating income (loss) does not replace net income (loss) as the GAAP measure of PMA’s consolidated results of operations.

(3)
As a result of PMA’s acquisition of Midlands Management Corporation (“Midlands”) in 2007, the combined operating results of PMA Management Corp. and Midlands have been reported in a new reporting segment, Fee-based Business. The results of PMA Management Corp. were previously included with the results of The PMA Insurance Group. For comparative purposes, the financial results of The PMA Insurance Group and PMA Management Corp. have been reclassified in all prior periods to reflect this change. The combined operating results for Fee-based Business also include those of PMA Management Corp. of New England, Inc., which PMA acquired in June 2008.

(4)	In 2009, PMA reduced the valuation allowance on PMA’s deferred tax assets by $20.0 million, which resulted in an income tax benefit.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION OF OLD REPUBLIC
The unaudited pro forma condensed combined financial statements (“pro forma financial statements”) that follow combine the historical accounts of Old Republic and PMA. The pro forma balance sheet as of March 31, 2010 therefore shows the combined financial position of Old Republic and PMA as if the merger of the two companies had occurred on that date. Similarly, the pro forma statements of income for the year ended December 31, 2009 and for the three months ended March 31, 2010 reflect the companies’ combined results of operations as if their merger had occurred as of January 1, 2009. These pro forma financial statements should be read in conjunction with:
•	The accompanying notes to the pro forma financial statements;

•
Old Republic’s and PMA’s separate unaudited historical consolidated financial statements as of and for the three months ended March 31, 2010 included in their respective March 31, 2010 Reports on Form 10-Q; and

•	Old Republic’s and PMA’s separate audited historical consolidated financial statements as of and for the year ended December 31, 2009 included in their respective 2009 Reports on Form 10-K.
The pro forma financial statements have been prepared for informational purposes only. The financial position and results shown therein are not necessarily indicative of what the past financial position and results of operations of the two combined companies would have been, or those of their post merger periods.

Unaudited Pro Forma Condensed Combined Balance Sheet
($ in millions)

	At March 31, 2010
	Historical	Historical	Pro Forma			Pro Forma
	Old Republic	PMA	Adjustments		Notes	Old Republic
Assets
Investments:
Fixed maturity securities, at fair value	$8,352.2	$800.6	$			$9,152.8
Equity securities, at fair value	631.4	—				631.4
Short-term investments, at fair value	783.5	25.9				809.4
Other investments	31.2	31.2				64.4

Total investments	9,798.5	857.7		—		10,656.2

Other Assets:
Cash	74.9	13.6		(6.0)	2(k)	82.5
Accrued investment income	112.5	7.7				120.2
Accounts and notes receivable	794.4	275.1				1,069.5
Federal income tax recoverable: Current	0.4	—				0.4
Deferred	—	131.0		(121.8)	2(d)	9.2
Prepaid federal income taxes	136.0	—				136.0
Reinsurance balances and funds held	130.7	61.6				192.3
Reinsurance recoverable	2,595.8	880.1				3,475.9
Deferred policy acquisition costs	202.0	44.8		(44.8)	2(b)(i),2(e)	202.0
Goodwill and intangible assets	169.0	29.6		(29.6)	2(c)	169.0
Sundry assets	226.2	108.5				334.7

Total Assets	$14,240.9	$2,409.7		$(202.2)		$16,448.4

Liabilities, and Common Shareholders’ Equity
Liabilities:
Losses, claims, and settlement expenses	$7,774.8	$1,274.0	$			$9,048.8
Unearned premiums	1,041.7	270.1		(44.8)	2(e)	1,267.0
Other policyholders’ benefits and funds	185.8	5.9				191.7

Total policy liabilities and accruals	9,002.3	1,550.0		(44.8)		10,507.5
Commissions, expenses, fees, taxes, and other	456.6	238.5				695.1
Reinsurance balances and funds	335.8	65.7				401.5
Federal income tax payable: Deferred	102.8	—		(102.8)	2(d)	—
Debt	347.2	137.4				484.6

Total Liabilities	10,245.0	1,991.6		(147.6)		12,089.0

Common Shareholders’ Equity:
Common stock	241.0	171.1		(153.3)	2(j),2(l)	258.8
Additional paid-in capital	416.2	111.9		99.5	2(j),2(l)	627.6
Retained earnings	2,911.8	163.8		(29.5)	2(i),2(k),2(l)	3,046.1
Accumulated other comprehensive income (loss)	468.3	(5.9)		5.9	2(l)	468.3
Unallocated ESSOP shares (at cost)	(41.5)	—				(41.5)
Treasury stock (at cost)	—	(22.8)		22.8	2(l)	—

Total Common Shareholders’ Equity	3,995.8	418.1		(54.6)		4,359.3

Total Liabilities, and Common Shareholders’ Equity	$14,240.9	$2,409.7		$(202.2)		$16,448.4

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Income
($ in millions, except share data)

	For the Three Months Ended March 31, 2010
	Historical	Historical	Pro Forma		Pro Forma
	Old Republic	PMA	Adjustments	Notes	Old Republic
Revenues:
Net premiums earned	$752.3	$103.5	$		$855.8
Title, escrow, and other fees	76.1	—			76.1

Total premiums and fees	828.5	103.5	—		932.0
Net investment income	96.2	9.1			105.3
Other income	4.8	21.4			26.2

Total operating revenues	929.6	134.0	—		1,063.6
Realized investment gains	2.9	0.4			3.3

Total revenues	932.6	134.4	—		1,067.0

Benefits, Claims and Expenses:
Benefits, claims and settlement expenses	491.6	75.1			566.7
Dividends to policyholders	2.5	0.5			3.0
Underwriting, acquisition, and other expenses	400.6	43.7			444.3
Interest and other charges	6.5	2.5			9.0

Total expenses	901.3	121.8	—		1,023.1

Income before income taxes (credits)	31.2	12.6	—		43.8

Income Taxes (Credits):
Current	11.4	0.2			11.6
Deferred	(5.2)	4.3			(0.9)

Total	6.2	4.5	—		10.7

Net Income from Continuing Operations	$25.0	$8.1	$—		$33.1

Net Income Per Share from Continuing Operations:
Basic	$0.11	$0.25			$0.13

Diluted	$0.11	$0.25			$0.13

Average shares outstanding: Basic	236,387,779	32,199,378	17,709,658		254,097,437

Diluted	236,462,231	32,260,938	17,743,516		254,205,747

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Income
($ in millions, except share data)

	For the Year Ended December 31, 2009
	Historical	Historical	Pro Forma		Pro Forma
	Old Republic	PMA	Adjustments	Notes	Old Republic
Revenues:
Net premiums earned	$3,111.5	$414.8	$		$3,526.3
Title, escrow, and other fees	277.4	—			277.4

Total premiums and fees	3,388.9	414.8	—		3,803.7
Net investment income	383.5	36.9			420.4
Other income	24.8	79.5			104.3

Total operating revenues	3,797.2	531.2	—		4,328.4
Realized investment gains	6.3	0.5			6.8

Total revenues	3,803.6	531.7	—		4,335.3

Benefits, Claims and Expenses:
Benefits, claims and settlement expenses	2,591.0	291.2			2,882.2
Dividends to policyholders	7.8	8.7			16.5
Underwriting, acquisition, and other expenses	1,454.0	190.4			1,644.4
Interest and other charges	24.2	9.8			34.0

Total expenses	4,077.2	500.1	—		4,577.3

Income (loss) before income taxes (credits)	(273.6)	31.6	—		(242.0)

Income Taxes (Credits):
Current	56.5	0.3			56.8
Deferred	(230.9)	(9.5)			(240.4)

Total	(174.4)	(9.2)	—		(183.6)

Net Income (Loss) from Continuing Operations	$(99.1)	$40.8	$—		$(58.3)

Net Income (Loss) Per Share from Continuing Operations:
Basic	$(0.42)	$1.27			$(0.23)

Diluted	$(0.42)	$1.27			$(0.23)

Average shares outstanding: Basic	235,657,425	32,133,970	17,673,684		253,331,109

Diluted	235,657,425	32,186,402	17,673,684		253,331,109

See Accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
($ in millions, except share data)
Note 1 — Basis of Presentation
On June 9, 2010, Old Republic International Corporation (Old Republic) entered into an agreement and plan of merger with PMA Capital Corporation (PMA). The unaudited pro forma condensed combined balance sheet reflects the merger as if it had occurred on March 31, 2010. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2009 and for the three months ended March 31, 2010 reflect the merger as if it had occurred as of January 1, 2009. These pro forma financial statements have been prepared by Old Republic management, after discussion with PMA’s management and are based on historical consolidated financial statements for Old Republic and PMA. Certain amounts from PMA’s historical consolidated financial statements have been reclassified to conform to the Old Republic presentation.
The unaudited pro forma condensed combined statements of income do not include any financial benefits, asset dispositions, revenue enhancements or operating expense efficiencies which could arise from the merger.
Note 2 — Pro forma Adjustments
Pursuant to the merger agreement, Old Republic will issue 0.55 shares of Old Republic common stock in exchange for each outstanding common share of PMA Capital. Depending on the Old Republic measurement price, the exchange ratio may be adjusted upwards or downwards, but will not exceed 0.60 or be less than 0.50. For purposes of the pro forma financial statements, an exchange ratio of 0.55 is assumed. For financial accounting purposes, the merger will be recorded as a purchase of PMA by Old Republic. The purchase method of accounting requires that the acquired company’s identifiable assets and liabilities be recorded at their estimated fair value as of the date of acquisition. Old Republic will therefore make necessary fair value adjustments to PMA’s asset and liability accounts as of the acquisition date in consideration of the following factors:
(a)	The use of then current market values to establish the fair value of investment securities, and of independently appraised values attributable to certain fixed assets such as office buildings;

(b)	The conformance of PMA’s accounting policies to Old Republic’s in the valuation of various assets and liabilities. The adjustments most likely to be made in these regards will apply to:
(i)	Estimated deferred acquisition costs;

(ii)
Loss and loss adjustment expense reserve estimates and related amounts recoverable from reinsurers to reflect variations in discount rates and the amount and timing of future payments on such reserves; and

(iii)	Pension liabilities and stock based compensation;
(c)
The elimination of PMA carried goodwill and intangible assets, substituting therefore any goodwill amount resulting from allocation of the purchase price to individual assets, including identifiable intangible assets, and liabilities;

(d)
The adjustment of deferred income tax asset balances to reflect limitations on the amount of PMA’s net operating loss carry forward that can inure to the merged businesses. (The adjustment shown in the accompanying pro forma balance sheet reflects a reclassification of Old Republic’s net deferred tax liability); and

(e)
The reduction of deferred acquisition costs to their estimated fair value and the adjustment of the unearned premium liability to fair value, determined as the undiscounted liability less unamortized deferred acquisition costs.

Following the merger, Old Republic also anticipates that it will make the following more significant changes to PMA’s operating and financial management model:
(f)
Reconfigure a substantial portion of PMA’s investment portfolio to align it with Old Republic’s investment management practices in regard to such factors as type, quality, and maturity distribution of fixed maturity securities holdings;

(g)
Change PMA’s external reinsurance ceded practices to adhere more closely to Old Republic’s in regard to such matters as amount of exposures retained, type and financial standing of approved assuming reinsurers, and type of risk transfer reinsurance programs; and

(h)
Reduce the PMA insurance companies’ operating and balance sheet leverage through internal reinsurance arrangements with several Old Republic General Insurance Group subsidiaries acting as companion risk carriers.

The changes contemplated at (f), (g), and (h) could also have an effect on several purchase date adjustments noted above, and on PMA’s financial position and operating results subsequent to the acquisition date.
In the accompanying pro forma balance sheet, the preliminary estimated purchase price has been calculated by using the quoted market value per share of Old Republic on July 9, 2010. This purchase price will be adjusted subsequently to reflect the quoted market value of the Old Republic common shares as of the acquisition’s effective date.
Calculation of Preliminary Estimated Purchase Price

PMA shares outstanding as of July 9, 2010	32,280,474
Estimated exchange ratio	0.55

Total Old Republic shares to be issued	17,754,260
Old Republic closing share price on July 9, 2010	$12.85

Estimated purchase price before adjustments for stock based compensation	$228.1
Estimated fair value of PMA options outstanding as of July 9, 2010	$1.1

Estimated purchase price	$229.2

(i)
The July 9, 2010 valuation of the Old Republic shares exchangeable for PMA’s stock, when compared to the latter’s reported shareholders’ equity account as of March 31, 2010, as adjusted for certain preliminary purchase adjustments, largely accounts for the preliminary negative goodwill balance ($140.3) which would be recorded as a gain on bargain purchase upon closing of the merger. Accordingly, such amount is reflected as an increase in retained earnings in the pro forma balance sheet. Preliminary negative goodwill will be adjusted based upon the final purchase price allocation as of the closing date of the merger.

(j)	In connection with the merger, 17,754,260 Old Republic shares are expected to be issued in exchange for all of PMA’s common shares and common shares issued following vesting of PMA restricted shares.

(k)
Total transaction costs currently estimated at $6.0 will be incurred and expensed by the consolidated entity. Consequently an adjustment of $6.0 was recorded to cash and to retained earnings as of March 31, 2010 to reflect the estimated transaction costs.

(l)	Elimination of PMA’s common stock of $171.1, additional paid-in capital of $111.9, retained earnings of $163.8, other comprehensive loss of $5.9, and treasury stock of $22.8.

As noted above, the accompanying pro forma financial statements were prepared using the quoted market price of $12.85 per share of Old Republic, the closing price on July 9, 2010, and an exchange ratio of 0.55 shares of Old Republic common stock for each share of PMA class A common stock. The exchange ratio may be adjusted to a minimum of 0.50 or maximum of 0.60 depending on the Old Republic measurement price (see “The Merger Agreement — Terms of the Merger” below). The effect of an increase in Old Republic’s stock price to $18.70 per share, or an decrease to $11.46 per share, assuming the minimum and maximum exchange ratios, on the estimated purchase price and pro forma common shareholders’ equity is as follows:

	Minimum	Maximum
Exchange ratio	0.50	0.60
Old Republic’s assumed share price at closing	$18.70	$11.46
Estimated purchase price	$302.9	$223.1
Increase (decrease) to pro forma shareholders’ equity:
Common stock	$(1.7)	$1.6

Additional paid-in capital	$75.4	$(7.7)

Retained earnings	$(73.7)	$6.1

As discussed above, pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of PMA between March 31, 2010 and the effective date of the merger. Old Republic expects to make such adjustments at the effective date of the merger. These adjustments are likely to be different from the adjustments made to prepare the pro forma financial statements and such differences may be material.
Note 3 — Debt
The historical and pro forma debt of Old Republic and PMA is summarized as follows:.

	As of March 31, 2010
	Historical	Historical	Pro forma
	Old Republic	PMA	Old Republic

8.00% Convertible Senior Notes due 2012	$316.2	$—	$316.2
ESSOP debt with an average yield of 3.73%	25.8	—	25.8
Trust preferred debt	—	62.5	62.5
8.50% Senior Notes due 2018	—	54.9	54.9
Surplus notes	—	10.0	10.0
Notes payable	—	10.0	10.0
4.25% Convertible debt due 2022	—	—	—
Other miscellaneous debt	5.1	—	5.1

	$347.2	$137.4	$484.6

Note 4 — Earnings per Common Share
Pro forma earnings per common share for the three months ended March 31, 2010 and the year ended December 31, 2009 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis. The pro forma weighted average number of common shares outstanding was derived using Old Republic’s historical weighted average common shares outstanding and PMA’s historical weighted average common shares outstanding multiplied by the exchange ratio.

The following table sets forth the calculation of basic and diluted earnings per share for the three months ended March 31, 2010:

Historical PMA basic weighted average common shares outstanding	32,199,378
Exchange Ratio	0.55

Pro forma PMA basic weighted average common shares outstanding	17,709,658
Historical Old Republic basic weighted average common shares outstanding	236,387,779

Pro forma Old Republic basic weighted average common shares outstanding	254,097,437

Historical PMA diluted weighted average common shares outstanding	32,260,938
Exchange Ratio	0.55

Pro forma PMA diluted weighted average common shares outstanding	17,743,516
Historical Old Republic diluted weighted average common shares outstanding	236,462,231

Pro forma Old Republic diluted weighted average common shares outstanding	254,205,747

Pro forma Old Republic net income from continuing operations	$33.1

Pro forma Old Republic net income per share from continuing operations:
Basic	$0.13

Diluted	$0.13

The following table sets forth the calculation of basic and diluted earnings per share for the year ended December 31, 2009:

Historical PMA basic weighted average common shares outstanding	32,133,970
Exchange Ratio	0.55

Pro forma PMA basic weighted average common shares outstanding	17,673,684
Historical Old Republic basic weighted average common shares outstanding	235,657,425

Pro forma Old Republic basic weighted average common shares outstanding	253,331,109

Pro forma Old Republic diluted weighted average common shares outstanding	253,331,109	*

Pro forma Old Republic net loss from continuing operations	$(58.3)

Pro forma Old Republic net loss per share from continuing operations:
Basic	$(0.23)

Diluted	$(0.23	)*

*	Common share equivalents have been excluded from diluted earnings per share calculations because their effect would be antidilutive.

Note 5 — Book Value per Share
The following table sets forth the calculation of book value per share as of March 31, 2010. The pro forma number of common shares outstanding was determined as if the shares issued, pursuant to the merger, had been issued and outstanding as of March 31, 2010.

	Historical	Pro Forma
	Old Republic	Old Republic

Book value per common share calculation
Total shareholders’ equity	$3,995.8	$4,359.3
Shares	236,466,473	254,204,589

Book value per common share	$16.90	$17.15

COMPARATIVE PER SHARE DATA
     The historical per share earnings, dividends, and book value of Old Republic and PMA shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2009 and their respective unaudited financial statements for the three months ended March 31, 2010. The pro forma comparative basic and diluted earnings per share and dividends per share data give effect to the merger using the purchase method of accounting as if the merger had been completed on January 1, 2009 for the year ended December 31, 2009 and for the three months ended March 31, 2010. The pro forma book value per share information was computed as if the merger had been completed on March 31, 2010. You should read this information in conjunction with the historical financial information of Old Republic and of PMA included or incorporated elsewhere in this proxy statement/prospectus, including Old Republic’s and PMA’s financial statements and related notes. The per share pro forma information assumes that all shares of PMA class A common stock are converted into shares of Old Republic common stock at the exchange ratio. The pro forma information presented below is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of Old Republic after the merger.
     The PMA pro forma equivalent per share amounts are calculated by multiplying the applicable Old Republic pro forma combined amount by the exchange ratio of 0.55 shares of Old Republic common stock for each share of PMA class A common stock.

	For the three months ended March 31, 2010				For the year ended December 31, 2009
	Old Republic		PMA		Old Republic		PMA
		Pro		Pro		Pro		Pro
		Forma		Forma		Forma		Forma
	Historical	Combined	Historical	Equivalent	Historical	Combined	Historical	Equivalent
Basic earnings per share from continuing operations	$0.11	$0.13	$0.25	$0.07	$(0.42)	$(0.23)	$1.27	$(0.13)
Diluted earnings per share from continuing operations	$0.11	$0.13	$0.25	$0.07	$(0.42)	$(0.23)	$1.27	$(0.13)
Dividends declared	$0.1725	$0.1725	—	$0.09	$0.68	$0.68	—	$0.37
Book value per share	$16.90	$17.15	$12.96	$9.43	$16.49	N/A	$12.46	N/A

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
     Old Republic’s common stock is listed on the NYSE under the symbol “ORI.” PMA’s class A common stock is listed on the Nasdaq Global Select Market under the symbol “PMACA.” The following table presents closing prices for shares of Old Republic common stock and PMA class A common stock on June 9, 2010, the last trading day before the public announcement of the execution of the merger agreement by Old Republic and PMA, and [________ ___], 2010, the latest practicable trading day before the date of this proxy statement/prospectus.

	Old Republic	PMA
	Common Stock	Class A Common Stock
June 9, 2010	$12.91	$6.11
[________ __], 2010	$ [__]	$ [__]
     The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of Old Republic common stock on the NYSE and per share of PMA class A common stock on the Nasdaq Global Select Market, and cash dividends declared for each quarterly period presented.

		Old Republic			PMA
		High	Low	Cash Dividends	High	Low	Cash Dividends
1st quarter	2007	$23.74	$21.38	$.15	$9.77	$8.40	$—
2nd quarter	2007	22.69	20.95	.16	11.40	9.12	—
3rd quarter	2007	21.91	16.56	.16	11.17	8.63	—
4th quarter	2007	$19.57	$13.57	$.16	$10.69	$8.05	$—

1st quarter	2008	$15.96	$11.85	$.16	$9.14	$7.45	$—
2nd quarter	2008	15.55	11.84	.17	10.23	8.24	—
3rd quarter	2008	17.25	9.19	.17	12.00	8.00	—
4th quarter	2008	$12.99	$6.77	$.17	$9.47	$3.46	$—

1st quarter	2009	$12.80	$7.24	$.17	$7.20	$3.50	$—
2nd quarter	2009	12.18	8.75	.17	5.35	3.70	—
3rd quarter	2009	12.85	8.98	.17	6.33	4.27	—
4th quarter	2009	$12.49	$10.03	$.17	$7.44	$4.64	$—

1st quarter	2010	$12.75	$10.02	$.1725	$6.89	$5.60	$—
     Old Republic and PMA urge PMA shareholders to obtain current market quotations for shares of Old Republic common stock and PMA class A common stock before making any decision regarding the adoption of the merger agreement. No assurance can be given concerning the market price for Old Republic common stock before or after the date on which the merger is consummated. The market price for Old Republic common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is consummated and thereafter. See “The MergerAgreement — Terms of the Merger.”

     As of June 9, 2010, there were 2,621 registered holders of Old Republic’s common stock. See Note 3(c) of the Notes to Consolidated Financial Statements for the year ended December 31, 2009 for a description of certain regulatory restrictions on the payment of dividends by Old Republic’s insurance subsidiaries.
COMPARATIVE FIVE YEAR PERFORMANCE GRAPHS FOR COMMON STOCK
Old Republic
     The following table, prepared on the basis of market and related data furnished by Standard & Poor’s Total Return Service, reflects total market return data for the most recent five calendar years ended December 31, 2009. For purposes of the presentation, the information is shown in terms of $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in Old Republic common stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of the Peer Group of publicly held insurance businesses selected by Old Republic. The cumulative total return assumes reinvestment of cash dividends on a pretax basis.
     The information utilized to prepare the following table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.
Comparison of Five Year Total Market Return
OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Group
(For the five years ended December 31, 2009)

	Dec 04	Dec 05	Dec 06	Dec 07	Dec 08	Dec 09
ORI	$100.00	$110.52	$125.81	$86.11	$70.30	$63.08
S&P 500	100.00	104.91	121.48	128.16	80.74	102.11
Peer Group	100.00	115.44	132.48	122.50	95.42	106.94
     The Peer Group consists of the following publicly held corporations selected by the Company for its 2004 to 2009 comparison: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, First American Corporation, Stewart Information Services Corporation, MGIC Investment Corporation, Markel Corporation, PMI Group Inc., Travelers Companies, Inc., and XL Capital Ltd.

     The composition of the Peer Group companies has been approved by Old Republic’s compensation committee.
PMA
     The following graph provides an indicator of cumulative total shareholder return on PMA’s class A common stock for the last five fiscal years compared with the cumulative total return of the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Standard & Poor’s Supercomposite Property/Casualty Insurance Index (the “S&P Super P/C”) and the Standard & Poor’s 600 Insurance Property/Casualty Index (the “S&P 600 P/C”) for the same periods. The graph assumes that with respect to PMA’s class A common stock, the S&P 500, the S&P Super P/C and the S&P 600 P/C, $100 was invested on December 31, 2004, and all dividends were reinvested.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This document contains certain forward-looking information about Old Republic and PMA and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus or may be incorporated into this proxy statement/prospectus by reference to other documents and may include statements for the period after the completion of the merger. Representatives of Old Republic and PMA may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of the merger, information about the combined company’s objectives, plans and expectations, the likelihood of satisfaction of certain conditions to the completion of the merger and whether and when the merger will be completed. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of the management of each of Old Republic and PMA and are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond Old Republic’s and PMA’s control. These include, but are not limited to, quarterly variations in operating results, adverse changes in economic conditions in the markets served by Old Republic or PMA or by their customers, estimates and assumptions in determining financial results, and the other risks described under the caption “Risk Factors” in Old Republic’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the three months ended March 31, 2010 and in PMA’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the three months ended March 31, 2010.
     Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:
•	the ability to integrate the operations of Old Republic and PMA;

•	the amount and timing of any cost savings synergies or other efficiencies expected to result from the merger;

•	the effects of competition in our markets;

•	the current economic condition and expected trends in the industries we serve;

•
the various risks and other factors considered by the respective boards of Old Republic and PMA as described under “The Merger — PMA’s Reasons for the Merger,” “The Merger — Recommendations of the PMA Board of Directors with Respect to the Merger” and “The Merger — Old Republic’s Reasons for the Merger”;

•	the impact of political, regulatory and rating agency developments;

•	future and pro forma financial condition or results of operations and future revenues and expenses; and

•	business strategy and other plans and objectives for future operations.
     Should one or more of the risks or uncertainties described above or elsewhere in Old Republic’s Annual Report on Form 10-K for the year ended December 31, 2009 or Quarterly Report on Form 10-Q for the three months ended March 31, 2010 or in PMA’s Annual Report on Form 10-K for the year ended December 31, 2009 or Quarterly Report on Form 10-Q for the three months ended March 31, 2010 occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.
     All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Old Republic, PMA or persons acting on their behalf may issue.
     In light of these risks and uncertainties, the results anticipated by the forward-looking statements discussed in this proxy statement/prospectus or made by representatives of Old Republic or PMA may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof or, in the case of statements incorporated by reference, on the date of the document incorporated by reference, or, in the case of statements made by representatives of Old Republic or PMA, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger or the combined company or other matters addressed in this proxy statement/prospectus and attributable to Old Republic or PMA or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Old Republic nor PMA undertakes any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

THE MERGER
     The following is a description of the material aspects of the background and history behind the merger. This description may not contain all of the information that is important to you. You are encouraged to carefully read this entire proxy statement/prospectus, including the merger agreement attached hereto as Annex A, for a more complete understanding of the merger.
Background of the Merger
     PMA’s board of directors and senior management regularly review and consider business alternatives that would enhance shareholder value, including strategic alternatives and opportunities for organic growth. From time to time, PMA has evaluated strategic options in light of the business trends and regulatory conditions impacting it or expected to impact it and the insurance industry.
     In the fall of 2008, PMA’s Chief Executive Officer, Chief Financial Officer and board had discussions about various strategic alternatives and capital markets initiatives that would enhance PMA’s ability to implement its strategic plan. Recognizing the challenges facing PMA including general uncertainty with respect to the sale of PMA’s run-off operations, challenges inherent in being a smaller publicly-traded insurance company, extreme negative economic conditions and rating agency pressures, PMA’s senior management and board held periodic telephonic and in-person meetings with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), its financial advisor, to discuss generally PMA’s competitive position and capital raising opportunities and strategic alternatives that might be available to PMA. On March 28, 2008, PMA entered a stock purchase agreement in which it agreed to sell several subsidiaries with reinsurance run-off operations. The sale of the run-off operations was subject to the approval of the Pennsylvania Insurance Department. During 2008, the Pennsylvania Insurance Department commenced its review of the loss and loss adjustment expense reserves in connection with the periodic financial examination of PMA’s insurance and reinsurance subsidiaries for the five years ended December 31, 2007.
     On September 17, 2008, BofA Merrill Lynch made a presentation to the board which included an overview of the current market environment, PMA’s position in the insurance industry and an overview of capital raising and strategic alternatives available to PMA. Following the presentation, PMA’s Chief Executive Officer and the board requested that BofA Merrill Lynch undertake a formal evaluation of strategic alternatives. Among other things, the board asked BofA Merrill Lynch to develop a timeline and list of potential merger candidates to be approached if a sale transaction became a viable alternative.
     From October through December 2008, BofA Merrill Lynch provided the board, in-person and telephonically, market updates and additional information on potential merger candidates. BofA Merrill Lynch also discussed the ability of PMA to access the private and public equity and debt markets.
     On December 12, 2008, PMA’s board held a telephonic meeting. At this meeting, which was also attended by PMA’s Chief Financial Officer and General Counsel and representatives from BofA Merrill Lynch, the board discussed possible divestitures, a sale of PMA and capital raising strategies for PMA, including the potential processes and timelines. During the meeting, the board considered PMA’s ongoing discussions with A.M. Best and the Pennsylvania Department of Insurance regarding PMA’s sale of its run-off operations. BofA Merrill Lynch made a presentation to the board that included an overview of the then current market conditions, a detailed timeline and a list of potential merger candidates if the board decided to pursue a sale transaction.
     Throughout January and February 2009, PMA’s board and senior management continued exploring capital raising and strategic alternatives with BofA Merrill Lynch, including the possible sale of PMA.
     On February 19, 2009, PMA’s board held a meeting, which was also attended by PMA’s Chief Financial Officer and General Counsel. Management reviewed the status of its discussions with A.M. Best regarding PMA’s sale of the run-off operations and explained the possible impact on PMA’s financial strength ratings if the sale was not completed. Management and the board also discussed the Pennsylvania Insurance Department’s review of the sale of the run-off operations and potential outcomes that could result from the review. At this meeting, management and the board also discussed the status of PMA’s capital markets and strategic initiatives. Given the continued uncertainty surrounding the sale of the run-off operations, the discussion focused on alternatives in the event that the sale of the run-off operations was not completed.
     On March 20, 2009, PMA’s board held a telephonic meeting, which meeting was attended by PMA’s Chief Financial Officer and General Counsel. Management reviewed the status of the sale of the run-off operations and advised the board of their communications with the Pennsylvania Insurance Department regarding the sale. Management then reported to the board that the Pennsylvania Insurance Department had hired an actuarial firm to review the reserves of PMA’s insurance subsidiaries. According to the Department, the results of that preliminary analysis questioned the reasonableness of the insurance subsidiaries’ loss reserves. Management explained that it was in the process of reviewing the draft analysis and that numerous errors and questionable assumptions were apparent based on the review to date. At the meeting, PMA’s Chief Executive Officer noted that, given the circumstances, PMA’s capital markets and strategic initiatives were being suspended.
     On May 6, 2009, PMA’s board held a meeting that was also attended by PMA’s Chief Financial Officer and General Counsel. Management reported on the status of the sale of the run-off operations and a potential framework that was discussed between management and the Pennsylvania Insurance Department for finalizing the sale of the run-off operations. The board and management discussed the proposed framework, alternatives to selling the run-off operations and potential ramifications if the sale was not completed. The board authorized management to proceed with the sale of the run-off operations based on the terms described in the framework proposed by the Department.
     In early June 2009, A.M. Best placed the ratings of PMA and its subsidiaries under review with negative implications as a result of the delay in the sale of PMA’s run-off operations and the potential impact to PMA’s capital position when the transaction closed. PMA and the buyer of the run-off operations held discussions and communicated that each remained committed to the sale and PMA believed that the sale would close based on the revised framework discussed between PMA and the Department in May. As a result, management, in consultation with the board, determined that the time was appropriate to resume its exploration of alternatives with respect to capital raising and other strategic initiatives.
     During June 2009, PMA’s board instructed BofA Merrill Lynch to have preliminary discussions with a select list of potential partners to determine their level of interest in pursuing a transaction with PMA. After receiving confirmation of interest from five of the six parties contacted, the board authorized BofA Merrill Lynch to share additional information and schedule conversations and meetings between the potential partners and PMA’s senior management team.
     On June 5, 2009, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Chief Financial Officer and General Counsel, to discuss a recent ratings press release by A.M. Best and communications with the Pennsylvania Insurance Department regarding the sale of PMA’s run-off operations.
     On June 29, 2009, BofA Merrill Lynch had a call with members of Old Republic’s senior management and discussed the current merger and acquisition environment which included an overview of PMA.
     Beginning in July 2009 and continuing through March 2010, BofA Merrill Lynch spoke with 17 potential partners with PMA’s approval. A total of seven parties indicated that they were interested in exploring a potential transaction with PMA, and six of those parties executed confidentiality agreements with PMA and received confidential information.
     On July 14, 2009, PMA’s Chief Executive Officer and Chief Financial Officer met with senior management of Party 1. Party 1 submitted a preliminary indication of interest on July 22, 2009 based on public information. Party 1 executed a confidentiality agreement and, over the course of the following five months, management shared information with Party 1 and conducted multiple in-person meetings. Party 1 ultimately withdrew from the process.
     On August 6, 2009, PMA’s board held a meeting, which meeting was also attended by PMA’s Chief Financial Officer and General Counsel and representatives of BofA Merrill Lynch. The BofA Merrill Lynch representatives reviewed the then current market environment and their recent discussions with potential partners.
     On August 21, 2009, BofA Merrill Lynch spoke with Party 2’s financial advisors. Party 2 executed a confidentiality agreement on August 31, 2009 and received a confidential information memorandum. During the fall of 2009, BofA Merrill Lynch and PMA’s Chief Executive Officer and Chief Financial Officer had multiple phone calls and in-person meetings with Party 2’s senior management and their financial advisors. Party 2 submitted an oral indication of interest in December 2009, but subsequently informed BofA Merrill Lynch it would no longer participate in the process.
     On August 28, 2009, PMA met with the senior management of Party 3. Infrequent conversations continued between PMA management and BofA Merrill Lynch and Party 3 through September and October at which point Party 3 withdrew from the process.

     In August 2009, BofA Merrill Lynch had conversations with Old Republic regarding PMA. On September 3, 2009, PMA’s Chief Executive Officer and Chief Financial Officer, Old Republic’s Chief Executive Officer and the President and representatives of BofA Merrill Lynch met to discuss a potential transaction at BofA Merrill Lynch’s offices in New York City. A confidentiality agreement was executed on September 18, 2009 between PMA and Old Republic. Thereafter, Old Republic commenced a preliminary due diligence review of PMA.
     On September 16, 2009, PMA’s board held a meeting which was also attended by PMA’s Chief Financial Officer and General Counsel, outside counsel and BofA Merrill Lynch to discuss the status of the strategic alternatives review. At the meeting, BofA Merrill Lynch presented an update to the board on the current process, in addition to an overview of the competitive environment following second quarter results. BofA Merrill Lynch also provided the board additional information on potential partners.
     On September 21, 2009, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Chief Financial Officer and General Counsel and outside counsel, to review recent discussions with the Pennsylvania Insurance Department regarding the sale of the run-off operations and the review by the actuary engaged by the Department of PMA’s insurance subsidiaries’ loss reserves. Management explained that PMA had objected to the results of the actuary’s reserve review and was engaging additional independent consultants to review the loss reserves. The board decided, given the current regulatory and rating agency issues, to engage a second outside law firm to advise the board with respect to strategic alternatives. PMA’s Chief Financial Officer and General Counsel consulted with that law firm over the next several weeks.
     On October 7, 2009, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Chief Financial Officer and General Counsel and outside counsel. At the meeting, the board discussed with management the progress of the studies commissioned by PMA with respect to its insurance subsidiaries’ loss reserves, the status of discussions with A.M. Best and the status of PMA’s strategic partner review.
     On October 12, 2009, PMA’s board held a telephonic meeting, which meeting was attended by PMA’s Chief Financial Officer and General Counsel and outside counsel. The board received a report on communications with the Pennsylvania Insurance Department, and the board and management discussed options available to PMA with respect to its discussions with the Department, and the status of PMA’s strategic partner review.
     PMA’s Chief Executive Officer and Chief Financial Officer met with the chief executive officer of Party 4 on October 15, 2009. Party 4 continued to show interest into December 2009, at which time it decided not to proceed with a transaction.
     On October 19, 2009 and October 26, 2009, PMA’s board held telephonic meetings, which were attended by PMA’s Chief Financial Officer and General Counsel and outside counsel. At the meetings, management reviewed PMA’s meetings with the Pennsylvania Insurance Department. Management had met with the Department and the prospective buyer in connection with the sale of PMA’s run-off operations and separately with the Department on the status of the Department’s examination of the insurance subsidiaries. Through discussions with the Department, PMA had reached a resolution that would allow for the closing of the sale of the run-off operations. PMA also presented its position to the Department with respect to the examination, including the information and analyses that supported the reasonableness of PMA’s loss reserve estimates. The Department agreed to take the supporting information into consideration as it continued its review of PMA’s reserves. The board decided to move forward with the sale of the run-off operations based on the revised terms that had been negotiated.
     During November 2009, Party 5 engaged in conversations with BofA Merrill Lynch regarding PMA. On December 11, 2009, Party 5 executed a confidentiality agreement and received confidential information. Party 5 participated in a management presentation by PMA management on January 5, 2010. At the end of January 2010, Party 5 decided not to proceed with a transaction.
     On November 5, 2009, BofA Merrill Lynch had a conference call with senior management of PMA to discuss process and timing.
     On November 5, 2009, Old Republic advised BofA Merrill Lynch that it was not interested in continuing discussions regarding PMA until the sale of PMA’s run-off operations had been completed.
     During November 2009, PMA’s Chief Executive Officer had an initial conversation with the Chief Executive Officer of Party 6. A confidentiality agreement was sent and executed by Party 6 on November 23, 2009. Party 6 received confidential information and, on January 7, 2010, senior management of Party 6 attended a management presentation by PMA’s management team. On January 21, 2010, Party 6 submitted an initial indication of interest. The board of PMA and senior management, after reviewing the matter with BofA Merrill Lynch, deemed the indication sufficient to continue discussions. Both PMA management and BofA Merrill Lynch had multiple discussions with Party 6 management and their financial advisors over the ensuing two months, including several due diligence meetings between March 8 and 11, 2010. On March 11, 2010, Party 6 informed BofA Merrill Lynch they were withdrawing from the process.
     On November 11, 2009, PMA’s board held a meeting, which meeting was also attended by PMA’s Chief Financial Officer and General Counsel. At the meeting, among other items, the board received a presentation by representatives of BofA Merrill Lynch regarding the then current capital markets environment, potential alternatives relating to PMA’s fee-based businesses and recent discussions with potential partners.
     On December 24, 2009, PMA completed the sale of its run-off operations.
     On January 10, 2010, a confidentiality agreement was sent to Party 7 following conversations between the chief executives of PMA and Party 7. The confidentiality agreement was executed on January 12, 2010 and Party 7 subsequently received confidential information. BofA Merrill Lynch conducted a number of calls with the financial advisors of Party 7 prior to a PMA management presentation to Party 7 senior management on February 16, 2010. In late February 2010, Party 7 informed BofA Merrill Lynch it would not continue with the process.
     On January 14, 2010, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel. At the meeting, the board and management discussed its recent meeting with A.M. Best and discussions with the Pennsylvania Insurance Department.
     By letter dated January 14, 2010, Old Republic submitted an indication of interest to BofA Merrill Lynch.
     On January 15, 2010, BofA Merrill Lynch shared with Old Republic a summary and preliminary financial analysis of the sale of PMA’s run-off operations.
     On January 26, 2010, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel and representatives of BofA Merrill Lynch and outside counsel. At the meeting, among other things, a representative of BofA Merrill Lynch reported on the status of the capital markets initiative, and reviewed initial indications of interest received to date. BofA Merrill Lynch also shared with the board detailed information on each of the parties engaged in discussions, including examples of what the combined company would look like if PMA were to partner with each company. Outside counsel advised the board with respect to the different types of transactions that may be pursued. The board requested that management and BofA Merrill Lynch meet and return to the board with a proposed plan for contacting, in addition to those entities already contacted, certain of the larger insurance companies with an interest in workers’ compensation insurance, so that the board could perform a comprehensive evaluation.
     On January 29, 2010, BofA Merrill Lynch received approval from the board to contact six larger insurance companies with an interest in workers’ compensation insurance, to discuss their interest in considering a strategic transaction with PMA. After contacting the identified parties, BofA Merrill Lynch informed PMA management and the board none of the parties were interested in engaging in discussions.
     On January 29, 2010, A.M. Best affirmed the “A-” rating of PMA’s insurance subsidiaries with a stable outlook.
     On February 2, 2010, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel and outside counsel. At the meeting, management updated the board on its discussions with the Pennsylvania Insurance Department. The board and management discussed the difference between loss reserve estimates of PMA and the actuary engaged by the Department with respect to the insurance subsidiaries’ reserves. Management outlined its approach with the Department going forward and reviewed with the board the process for appealing any examination report that might be issued by the Department. Management said that it would bring its independent actuarial analysis to a prompt conclusion and respond to the analysis of the Department’s actuaries using PMA’s actuarial analysis and the independent actuarial analysis, as well as the independent claim studies. Management reviewed the status of discussions with potential partners for the board.
     On March 3, 2010, PMA received the Pennsylvania Insurance Department Bureau of Financial Examination’s report on the financial examination of PMA’s insurance subsidiaries. The report questioned the reasonableness of those companies’ reserves.

     On March 4, 2010, PMA’s board held a meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel. The Examination Report was reviewed during the meeting and management maintained that its reserves were reasonable. It disagreed with the report and continued to work with the Department to determine whether a solution to the disagreement was possible. At the meeting, representatives of BofA Merrill Lynch provided an update on the status of the proposed transaction, noting that there were meetings scheduled with Party 6 and Old Republic in the next week. BofA Merrill Lynch also reported that one party was interested in a possible merger of equals. The board decided to continue with the scheduled meetings.
     On March 5, 2010, PMA met with the Pennsylvania Insurance Department in an attempt to resolve the difference of opinion between the independent actuaries engaged by PMA and the Department with respect to the reserve position of PMA’s insurance subsidiaries.
     On March 12, 2010, PMA’s board held a telephonic meeting, which meeting was attended by PMA’s Interim Chief Financial Officer and General Counsel and outside counsel. At the meeting, management reviewed the meetings that it had with Party 6 earlier in the week and noted that members of management were meeting with Old Republic that same day.
     On March 12, 2010, management of PMA and Old Republic and representatives of BofA Merrill Lynch met at BofA Merrill Lynch’s offices in New York City to discuss the proposed transaction and their respective due diligence. One of the discussions included a review of the disagreement over reserves between PMA and the Pennsylvania Insurance Department.
     On March 13, 2010, PMA’s management team had a meeting with outside counsel and BofA Merrill Lynch to discuss the status of conversations with the Pennsylvania Insurance Department and the sale process that was ongoing. PMA’s Chairman, along with PMA’s executive management team, discussed all alternatives available with outside counsel and BofA Merrill Lynch.
     On March 14, 2010, PMA’s board held a telephonic meeting, which meeting was attended by PMA’s Interim Chief Financial Officer and General Counsel, outside counsel and representatives of BofA Merrill Lynch. Management reported that Party 6 had terminated discussions regarding a possible transaction until the disagreement over reserves with the Pennsylvania Insurance Department was resolved. Management also reported that Old Republic remained interested in a transaction with PMA. Old Republic requested, as a condition for proceeding, a 30-day exclusivity period to complete its due diligence and enter into a definitive agreement. The board continued to discuss a possible transaction with Old Republic, and BofA Merrill Lynch provided additional information on Old Republic to the board. After this discussion, the board approved entering into an exclusivity agreement with Old Republic.
     PMA communicated the status of the discussions with Old Republic to the Pennsylvania Insurance Department on March 13 and 14, 2010 and requested the Department to reject the Bureau of Examination’s report of financial examination.
     On March 14, 2010, PMA and Old Republic executed a 30-day exclusivity agreement.

     On March 15, 2010, the Pennsylvania Insurance Department rejected the Bureau of Examination’s report and ordered the examiner to reopen the examination, obtain additional information with respect to the insurance companies’ loss and LAE reserves and monitor PMA’s discussions with Old Republic regarding a potential transaction.
     On March 16, 2010, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel and outside counsel. Management and the board reviewed the Annual Report on Form 10-K and management reported that it would be updating A.M. Best on PMA’s signed exclusivity agreement with Old Republic.
     On March 19, 2010, PMA’s General Counsel had a telephone call with Old Republic’s General Counsel to discuss the process for moving forward with the proposed transaction.
     During late March 2010 and early April 2010, Old Republic continued to conduct its due diligence examination of PMA and PMA conducted its due diligence examination of Old Republic.
     Between April 5 and 9, 2010, management of PMA and Old Republic, along with representatives of BofA Merrill Lynch, MAKO Credit Risk Consulting LLC, a mortgage insurance business consultant engaged by PMA, and Macquarie, Old Republic’s financial advisor, met at the offices of Old Republic to conduct due diligence for the proposed transaction.
     On April 12, 2010, PMA received a draft merger agreement from Old Republic.
     On April 14, 2010, PMA’s board held a meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel, outside counsel and representatives of BofA Merrill Lynch and MAKO Credit Risk Consulting LLC. At the meeting, among other items, the board received an update on discussions with Old Republic and a report on the due diligence being performed by Old Republic. BofA Merrill Lynch noted that Old Republic was finalizing its due diligence on PMA and its review of PMA’s loss reserves and reinsurance. BofA Merrill Lynch also reported on the exchange ratio that Old Republic was considering, including potential adjustments and collar features. The board also discussed certain terms of the draft merger agreement received from Old Republic. The board approved the extension of the exclusivity agreement to May 14, 2010. Also at the meeting, management reviewed the status of its due diligence examination of Old Republic, including its review of the mortgage insurance business and the operating philosophy of Old Republic. The board also discussed the operating risks of Old Republic, including potential negative business trends and litigation relating to Old Republic’s mortgage insurance business.
     On April 14, 2010, PMA and Old Republic executed a 30-day extension to the exclusivity agreement to May 14, 2010 to provide the parties additional time to conduct due diligence and negotiate the merger agreement.
     Also on April 14, 2010, PMA met with the Pennsylvania Insurance Department in a further attempt to resolve the difference of opinion between PMA and the Department with respect to the reserve position of PMA’s insurance subsidiaries.

     On April 19, 2010, PMA’s board held a telephonic meeting, which meeting was attended by PMA’s Interim Chief Financial Officer and General Counsel, outside counsel and representatives of BofA Merrill Lynch. The board received a status report on discussions with Old Republic, noting that Old Republic was continuing its due diligence and advised that it had met with the Pennsylvania Insurance Department representatives in conjunction with Old Republic’s due diligence. Management noted that PMA and counsel were reviewing the draft merger agreement. BofA Merrill Lynch updated the board on the status of discussions regarding the exchange ratio.
     Between April 26, 2010 and April 29, 2010, PMA and Old Republic negotiated terms of the merger agreement and exchanged drafts of the agreement. The significant terms that were addressed included the exchange ratio, collar, termination rights, termination fee, PMA’s right to receive and respond to other proposals, the employment and severance agreements of senior officers and continuation of employee benefit plans.
     On May 5, 2010, PMA’s board of directors held a meeting, which meeting was attended by PMA’s Interim Chief Financial Officer and General Counsel, representatives of BofA Merrill Lynch and outside counsel. At the meeting, management updated the board on recent discussions with the Pennsylvania Insurance Department. In addition, representatives of BofA Merrill Lynch reported to the board on the terms of the proposed transaction with Old Republic and the status of negotiations with Old Republic, including discussions regarding the possible exchange ratio and the status of due diligence. BofA Merrill Lynch also reviewed the process that was undertaken to contact other interested parties, noting that a total of 17 parties were contacted or have contacted PMA, with six parties executing a confidentiality agreement and completing a preliminary review of PMA. BofA Merrill Lynch continued with a presentation summarizing the key economic terms of the possible transaction with Old Republic then being discussed, including the proposed exchange ratio, collar and termination fee, as well as a preliminary valuation analysis involving PMA and Old Republic and a review of Old Republic and its business. Outside counsel reviewed some of the legal considerations associated with proceeding and not proceeding with the proposed transaction. The board also received a presentation from PMA’s General Counsel on the terms of the proposed merger agreement, including representations and warranties, covenants, conditions to closing and termination provisions. Counsel also discussed required regulatory and shareholder approval requirements, as well as employment and severance agreements. The board also discussed potential outcomes if it decided not to move forward with the transaction, including the possible responses by the Pennsylvania Insurance Department and rating agencies. Following the discussion, the board decided to continue to move forward with the transaction.
     On May 5, 2010, PMA’s General Counsel had a telephonic meeting with Old Republic’s General Counsel to discuss terms of the proposed transaction.
     On May 7, 2010, Old Republic’s Chief Executive Officer, Chief Financial Officer and General Counsel met with the Pennsylvania Insurance Department to discuss matters relating to the proposed transaction with PMA.
     On May 10, 2010, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel, outside counsel and representatives of BofA Merrill Lynch. At the meeting, the board received a report on the status of the proposed transaction with Old Republic, including a review of the discussions between Old Republic’s management and the Pennsylvania Insurance Department. BofA Merrill Lynch updated the board on discussions with Old Republic’s advisors regarding the proposed exchange ratio. After discussion, the board authorized the execution of a 30-day extension to the exclusivity period.
     On May 14, 2010, PMA and Old Republic executed an extension to the exclusivity agreement to June 14, 2010.
     On May 17, 2010, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel, outside counsel, and representatives of BofA Merrill Lynch. At the meeting, the board received a report on the status of the proposed transaction with Old Republic, including a discussion of the Form A approval process required by Pennsylvania insurance law. Management also noted that an extension to the exclusivity period had been executed and that discussions regarding the proposed exchange ratio were ongoing. It was also reported that PMA and Old Republic and their advisors were continuing to work on the merger agreement, Old Republic’s registration statement, PMA’s proxy statement and regulatory filings. BofA Merrill Lynch updated the board regarding discussion on the proposed merger consideration.
     Between May 19, 2010 and May 24, 2010, PMA and Old Republic continued to negotiate terms of the merger agreement and exchanged drafts of the agreement. The significant terms being addressed included the exchange ratio, collar, termination rights, termination fee, employment and severance agreements of senior officers and continuation of employee benefit plans.
     On May 24, 2010, PMA’s board held a telephonic meeting, which meeting was also attended by PMA’s Interim Chief Financial Officer and General Counsel, outside counsel and representatives of BofA Merrill Lynch. Management reviewed the status of merger agreement negotiations with Old Republic, including proposed changes to the agreement. The board was also updated on discussions regarding the proposed exchange ratio, collar and termination fee.
     On June 9, 2010, the board of PMA convened a meeting to review and consider the proposed merger with Old Republic. Present at the meeting were PMA’s Interim Chief Financial Officer and General Counsel and representatives from BofA Merrill Lynch and outside counsel. The entire board except for one director was present at the meeting. Management updated the board on the final negotiations of the proposed merger. PMA’s General Counsel reviewed the terms of the merger agreement that had been negotiated with Old Republic. Outside counsel reviewed with the board its fiduciary duties as members of the board. Also at this meeting, BofA Merrill Lynch reviewed with PMA’s board of directors the status of prior efforts to solicit interest from third parties and certain key terms of the proposed transaction. In addition, BofA Merrill Lynch reviewed with PMA’s board of directors its financial analysis of the exchange ratio and delivered to PMA’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 9, 2010, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of PMA class A common stock. Following the presentation, the board reviewed and discussed other strategic alternatives and the positive and negative factors for entering into the proposed merger. Following the discussion, PMA’s board, by unanimous vote of the directors present, determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, PMA and PMA’s shareholders.
     On the afternoon of June 9, 2010, PMA, Old Republic and Merger Sub executed the merger agreement.
PMA’s Reasons for the Merger
     PMA’s board of directors, at its meeting held on June 9, 2010, considered the terms of the merger agreement and the transactions contemplated thereby and determined them to be advisable, fair to, and in the best interests of, PMA and PMA’s shareholders. PMA believes that a merger with Old Republic, and the additional financial strength and stability it can provide, will be of benefit to its shareholders, clients, employees and other stakeholders. In evaluating the merger, PMA’s board of directors consulted with management, as well as its legal and financial advisors, and considered a number of factors, including the material factors set forth below.
     PMA’s Challenges as an Independent Company. Operating as a relatively small, stand-alone public company, PMA faces continuing, and sometimes conflicting, pressures from customers, brokers, competitors, regulatory agencies, financial analysts and independent rating agencies. The type of business that PMA writes and services is particularly sensitive to PMA’s financial strength rating. The run-off operations recently sold by PMA had jeopardized PMA’s rating and required funding that could otherwise have been used in PMA’s other businesses. Following the disposition of the run-off operations, PMA needed access to additional capital in order to safely maintain its financial rating, address the regulatory issues described below and grow its business profitably. Given the current economic climate and the fact that PMA’s shares trade at a considerable discount to their book value, PMA has had limited access to additional capital. PMA believes that Old Republic’s financial strength and its greater access to capital will provide PMA increased stability and presents the best available alternative for the continued growth of PMA and its businesses. Following the merger, PMA will be part of a strong and larger diversified company that is well capitalized. The merger will provide PMA the opportunity for continued, potentially accelerated, profitable growth. PMA expects that this merger will enable its shareholders to realize a short-term premium and greater long-term value than if PMA continued to operate as a stand-alone entity.
     Resolution of Pennsylvania Insurance Department Examination. In connection with its examination of PMA’s insurance subsidiaries for the five years ended December 31, 2007, the Examination Bureau of the Pennsylvania Insurance Department issued a report in March 2010. This report raised certain issues relative to the reasonableness of those companies’ loss and loss adjustment expense reserves as of year-end 2007. The Department subsequently rejected that report and directed the examiner to reopen the examination and obtain additional data, documentation and information from PMA relative to the December 31, 2007 reserves.
     PMA believes its original estimates of loss and loss adjustment expense reserves were reasonable and has provided the Department with several independent studies performed subsequent to December 31, 2007, as well as industry and other information in support of its position. Notwithstanding this additional support and information, PMA has not been able to achieve a resolution of these matters. After recent discussions with the Department, PMA concluded that it could only resolve these matters as a stand alone organization by engaging in administrative and legal review processes which, irrespective of their ultimate outcome, would likely hinder the long-term and day-to-day continuity of PMA’s business operations, and, in the interim, potentially have a negative impact on its financial ratings. These discussions have also led PMA’s board to conclude that the merger with Old Republic, a company with greater capitalization, resources and financial flexibility, would likely provide PMA with the necessary financial wherewithal to at once enhance PMA’s own financial resources and lead to a resolution of the outstanding regulatory matters related to the Department’s year-end 2007 examination. As indicated in the notes to the pro forma financial data on pages 33 to 41 of Old Republic’s registration statement of which this PMA proxy statement is a part, Old Republic expects to provide reinsurance support to PMA’s insurance subsidiaries to reduce their balance sheet leverage after the merger.
     Favorable Consideration Received in Merger. The merger consideration represented a premium of approximately 15% to the closing price of PMA’s class A common stock on June 8, 2010, the last trading day prior to the execution of the merger agreement. The exchange ratio, combined with the collar, provides reasonable certainty as to the relative value that PMA shareholders will receive in the merger in the form of shares of Old Republic common stock. PMA’s class A common stock has historically traded at a discount to book value that is significantly greater than the discount at which other workers’ compensation specialty insurers and diversified specialty insurers have traded. Old Republic has historically traded at a higher book value multiple than PMA. Old Republic is a respected organization, well positioned to continue creating value for its shareholders. It has a strong stock currency, and is well capitalized and appropriately positioned to take advantage of opportunities which will be available to it. According to its 2009 Annual Review, Old Republic has outperformed the Standard and Poor’s 500 Index over the last 50 years with an annual book return that averaged 16.6% compared to an average annual return of 10.9% for the S&P Index. Old Republic has paid regular cash dividends on common shares without interruption since 1942 and paid $0.68 per share in dividends during 2009.
     Financial Presentation and Opinion of BofA Merrill Lynch. The opinion of BofA Merrill Lynch, dated June 9, 2010, to PMA’s board of directors to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of PMA class A common stock as more fully described below in the section entitled “The Merger — Opinion of PMA’s Financial Advisor”.
     Low Probability of a Superior Offer. The results of the thorough and lengthy process undertaken by PMA and its financial advisors in connection with its proposed sale indicated that the probability of receiving an offer better than the offer made by Old Republic was low. Overall, 17 potential partners were contacted over a period of nine months and none of those companies indicated that it was willing to make an offer on terms better than those offered by Old Republic.

     Alternative Strategies. Alternative strategies and scenarios in which PMA would continue to operate independently were examined by the board in consultation with management and PMA’s financial and legal advisors. After the review of the alternative strategies, the board concluded that none of those strategies were preferable from a financial point of view and that a merger with Old Republic would provide the greatest benefit to PMA’s shareholders, clients, employees and other stakeholders.
     Terms of the Merger Agreement. All of the terms of the merger agreement were considered. In particular, the board of directors considered the risks posed to PMA and its shareholders by the terms of the merger agreement. While the merger agreement prohibits PMA from soliciting alternative proposals, PMA has the right to furnish information to, and engage in discussions with, a person who makes an unsolicited offer that PMA’s board of directors determines in good faith is, or is reasonably likely to result in, a superior proposal. PMA has the right to terminate the merger agreement in order to accept a superior offer, subject to the terms and conditions of the merger agreement, including the payment to Old Republic of an $8 million termination fee. PMA believes that the termination fee is reasonable and comparable to termination fees in similar transactions. The merger agreement contains limited conditions to Old Republic’s obligation to complete the merger and permits PMA to specifically enforce its provisions, providing reasonable certainty that the merger can be completed. The merger agreement must be adopted by PMA’s shareholders before the merger can be completed.
     Decentralized Operations; Continuation of PMA Companies, Inc. PMA will continue to operate as PMA Companies, Inc. and once the merger is consummated, PMA will be identified as a subsidiary of Old Republic. Old Republic operates in a decentralized manner that emphasizes specialization by type of insurance coverage, industries and economic sectors, and client bases. This approach is expected to allow PMA to continue to maintain its headquarters, locations, management team and employees in substantially the manner they existed prior to the merger, which is expected to enable PMA to continue to execute its strategic plan by building on its strong relationships with its customers, clients and other partners and with the substantial resources of its merger partner.
     Likelihood of Completion of Transaction. Based on the size of the transaction, the terms of the merger agreement and discussions with the Pennsylvania Insurance Department, PMA believes that there is a high likelihood that the regulatory and other approvals required in connection with the merger will be received.
     Financial Strength Rating of Old Republic Insurance Subsidiaries. Old Republic has a disciplined underwriting, risk management and claims performance culture that focuses on successful long-term growth and profitability. Old Republic’s core property and casualty insurance businesses have a strong profitability record. Old Republic’s principal property and casualty insurance subsidiaries have A.M. Best ratings of “A+” compared to PMA’s A.M. Best rating of “A-.”
     Tax-Free Nature of the Merger. The merger is expected to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. This structure will permit shareholders of PMA to defer the recognition of taxes associated with their shares of PMA class A common stock (other than cash paid in lieu of fractional shares) until they decide to sell the shares of Old Republic common stock received in the merger.
     Other Factors. In addition to the foregoing, PMA’s board considered the following reasons for the merger:
•
PMA and Old Republic have similar cultures, core values and business principles that will foster growth and expansion. Both companies have similar business and operational philosophies of disciplined underwriting, risk management and claims performance. Likewise, both companies manage their businesses for long-term profitability and success.

•
Old Republic’s stated business strategy is to increase penetration in the property and casualty business marketplace. PMA’s business has little to no overlap with Old Republic’s business operations and distribution channel partners.

•
Old Republic pursues a well diversified business approach, and Old Republic values that approach in PMA as well. PMA’s fee-based businesses now represent 16% of PMA’s total revenues, and are anticipated to continue to grow. Old Republic is very interested and supportive of PMA’s insurance and fee-based operations, and PMA plans to continue to grow these business segments.

     Potential Negative Factors Relating to the Merger. During its deliberations, PMA’s board of directors considered potential risks and negative factors, including the following:
•	the risk that the merger does not close and its effect on PMA’s business and the impact of the resolution of the financial examination being conducted by the Pennsylvania Insurance Department;

•	the risk that the merger may be delayed;

•	the merger consideration represents a discount to PMA’s current book value and the highest price at which PMA’s stock has traded during recent years;

•	the potential negative impact that the announcement of the merger may have on PMA’s employees, customers, clients and other partners;

•	the significant costs involved and the diversion of management resources in negotiating the merger agreement, closing the merger and integrating PMA with Old Republic’s operations;

•	the inherent risks and financial condition of Old Republic’s mortgage guaranty and title insurance businesses and the effect those businesses can have on the value of Old Republic’s common stock;

•	the merger agreement prohibits PMA from soliciting alternative acquisition proposals; and

•	the potential that the termination fee may discourage an alternative proposal or result in a lower price in an alternative transaction.
     The foregoing discussion of the factors considered by PMA’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by PMA’s board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, PMA’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. PMA’s board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.
     For the reasons set forth above, PMA’s board of directors determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of PMA and PMA’s shareholders, and approved the merger agreement. PMA’s board of directors recommends that you vote “FOR” the approval of the merger.
Recommendations of the PMA Board of Directors with Respect to the Merger
     By unanimous vote of the directors present, the PMA board of directors, at a meeting held on June 9, 2010, determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, PMA and PMA’s shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. The PMA board of directors recommends that the PMA shareholders vote “FOR” the proposal to adopt the merger agreement at the special meeting. The PMA board of directors also recommends that the PMA shareholders vote “FOR” the proposal to approve the adjournment or postponement of the special meeting for the solicitation of additional proxies if there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.
Opinion of PMA’s Financial Advisor
     PMA retained BofA Merrill Lynch to act as PMA’s financial advisor in connection with PMA’s exploration of strategic alternatives, including the merger. PMA selected BofA Merrill Lynch to act as PMA’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with PMA and its business.
     On June 9, 2010, at a meeting of PMA’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to PMA’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated June 9, 2010, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of PMA class A common stock.
     The full text of BofA Merrill Lynch’s written opinion to PMA’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to PMA’s board of directors for the benefit and use of PMA’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger. In addition, the opinion does not in any manner address the prices at which shares of PMA class A common stock and Old Republic common stock would trade at any time, including following announcement or following the consummation of the transaction. The following is a summary of BofA Merrill Lynch’s opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on review undertaken by BofA Merrill Lynch in rendering its opinion.
     In connection with rendering its opinion, BofA Merrill Lynch, among other things:
•	reviewed certain publicly available business and financial information relating to PMA and Old Republic;

•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of PMA furnished to or discussed with BofA Merrill Lynch by the management of PMA, including certain financial forecasts relating to PMA prepared by or at the direction of and approved by the management of PMA under certain scenarios (such forecasts, “PMA Forecasts”);

•
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Old Republic furnished to or discussed with BofA Merrill Lynch by the management of Old Republic, including certain financial forecasts relating to Old Republic prepared by the management of Old Republic for the year ended December 31, 2010 (such forecasts, “Old Republic 2010 Forecasts”);

•
reviewed certain financial forecasts relating to Old Republic prepared by or at the direction of and approved by the management of PMA for the years ended December 31, 2011 through December 31, 2014 under certain scenarios (such forecasts, “Old Republic Extended Forecasts”);

•	reviewed certain reports regarding reserves for loss and loss adjustment expense of PMA prepared by an independent actuarial firm engaged by PMA which were made available to BofA Merrill Lynch by PMA;

•
discussed the past and current business, operations, financial condition and prospects of PMA with members of senior managements of PMA and Old Republic, and discussed the past and current business, operations, financial condition and prospects of Old Republic with members of senior managements of PMA and Old Republic;

•
discussed with the management of PMA its assessment of the financial examination of PMA’s insurance subsidiaries currently being conducted by the Pennsylvania Insurance Department, including the status of such examination and the potential impact on PMA of any action that may be required to be taken as a result thereof;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Old Republic;

•	participated in certain discussions and negotiations among representatives of PMA and Old Republic and their financial and legal advisors;

•
reviewed the trading histories for PMA class A common stock and Old Republic common stock and the valuation multiples implied by the merger for PMA class A common stock and a comparison of such trading histories and such valuation multiples with each other and with the trading histories and valuation multiples of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of PMA and Old Republic with similar information of other companies BofA Merrill Lynch deemed relevant;

•	considered the results of BofA Merrill Lynch’s efforts on behalf of PMA to solicit, at the direction of PMA, indications of interest from third parties with respect to a possible acquisition of PMA;

•	reviewed a draft, dated June 4, 2010, of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.
     In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the managements of PMA and Old Republic that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the PMA Forecasts and the Old Republic Extended Forecasts, BofA Merrill Lynch was advised by PMA, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of PMA as to the future financial performance of PMA and Old Republic, as applicable, under the scenarios reflected therein, in each case for the periods set forth therein. With respect to the Old Republic 2010 Forecasts, BofA Merrill Lynch was advised by Old Republic, and assumed, with the consent of PMA, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Old Republic as to the future financial performance of Old Republic for the year ended December 31, 2010. As PMA was aware, although BofA Merrill Lynch requested financial forecasts with respect to Old Republic prepared by the management of Old Republic for the years ended December 31, 2011 through December 31, 2014, BofA Merrill Lynch was advised by the management of Old Republic that it had not prepared current and reliable financial forecasts for the periods beyond December 31, 2010. Accordingly, based upon discussions with the management of Old Republic and at the direction of PMA, BofA Merrill Lynch assumed that the Old Republic Extended Forecasts were a reasonable basis upon which to evaluate the future financial performance of Old Republic for the years ended December 31, 2011 through December 31, 2014 and, at the direction of PMA, used such forecasts for such periods in performing the analyses.
     BofA Merrill Lynch did not make any physical inspection of the properties or assets of PMA or Old Republic, nor did BofA Merrill Lynch make or was it provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PMA or Old Republic, other than the PMA actuarial reports referenced above that BofA Merrill Lynch reviewed and relied upon without independent verification for purposes of its opinion. BofA Merrill Lynch is not an expert in the evaluation of reserves for losses and loss adjustment expenses and BofA Merrill Lynch did not make an independent evaluation of the adequacy of the reserves of PMA or Old Republic. In that regard, BofA Merrill Lynch made no analysis of, and expressed no opinion as to, the adequacy of reserves for losses and loss adjustment expenses of PMA or Old Republic. BofA Merrill Lynch further relied, at the direction of PMA, upon the assessment of management of PMA as to the potential impact on PMA of any action that may be required to be taken as a result of the Pennsylvania Insurance Department examination.
     BofA Merrill Lynch did not evaluate the solvency or fair value of PMA or Old Republic under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of PMA, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on PMA, Old Republic or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of PMA, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Merrill Lynch also assumed, at the direction of PMA, that the final executed Agreement would not differ in any material respect from the draft, dated June 4, 2010, of the merger agreement reviewed by BofA Merrill Lynch.
     BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to holders of PMA class A common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to PMA or in which PMA might engage or as to the underlying business decision of PMA to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Old Republic common stock actually would be when issued or the prices at which PMA class A common stock or Old Republic common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter.
     BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. As noted in the opinion, the credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on PMA, Old Republic or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.
     The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to PMA’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.
     PMA and Old Republic Financial Analyses
     Except as otherwise noted, the following information, to the extent it is based on market data, is based on market data as it existed on or before June 7, 2010 and is not necessarily indicative of current market conditions.
     As described more fully below, BofA Merrill Lynch assessed the fairness of the exchange ratio by assessing the stand-alone value of each of PMA and Old Republic using several methodologies, including an analysis of comparable publicly traded companies using valuation multiples from selected publicly traded companies and a discounted cash flow analysis. Each of these methodologies was used to generate implied per share valuation ranges for each of PMA and Old Republic on a fully diluted basis, which gives effect to the impact of restricted stock, options and convertible debt. The implied per share valuation ranges were then used to assess the exchange ratio implied by each methodology.

     Based on Old Republic’s share price of $12.72 as of June 7, 2010, BofA Merrill Lynch noted that the implied offer price per share of PMA was $7.00, an implied premium of 14.3% to PMA’s share price of $6.12 as of June 7, 2010. Such implied offer price represented a multiple of 0.54x PMA’s fully diluted book value per share as of March 31, 2010, a multiple of 11.3x PMA’s actual earnings per share for the year 2009, a multiple of 10.1x PMA’s estimated research analysts consensus earnings per share for the year 2010 and a multiple of 8.4x PMA’s estimated research analysts consensus earnings per share for the year 2011. By way of background, BofA Merrill Lynch noted that, based on the equity interests outstanding in each of PMA and Old Republic as of June 7, 2010, the exchange ratio would result in pro forma ownership of the combined company being approximately 6.9% for holders of PMA class A common stock, on a fully diluted basis, after giving effect to the net impact of options and convertible debt. The determination of fully diluted figures (including ownership) includes the net impact of options under the treasury stock method using values implied by the exchange ratio proposed in the merger agreement.
     Selected Publicly Traded Companies Analyses. BofA Merrill Lynch reviewed and analyzed certain publicly available financial information and market trading data of selected publicly traded companies and compared such information to PMA and Old Republic. BofA Merrill Lynch reviewed the following 19 companies:
•	W.R. Berkley Corporation;

•	Markel Corporation;

•	American Financial Group, Inc.;

•	HCC Insurance Holdings, Inc.;

•	ProAssurance Corporation;

•	RLI Corp.;

•	Tower Group, Inc.;

•	Argo Group International Holdings, Ltd.;

•	Harleysville Group Inc.;

•	Selective Insurance Group, Inc.;

•	AmTrust Financial Services, Inc.;

•	The Navigators Group, Inc.;

•	National Interstate Corporation;

•	United America Indemnity, Ltd.;

•	NYMAGIC, Inc.;

•	Employers Holdings, Inc.;

•	Amerisafe, Inc.;

•	SeaBright Holdings, Inc.; and

•	Eastern Insurance Holdings, Inc.
     No company used in this analysis is identical or directly comparable to PMA or Old Republic. BofA Merrill Lynch selected these companies on the basis that each was a publicly traded company with operations in the specialty insurance or workers’ compensation industries. A complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results, however, and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of shares of common stock of PMA and Old Republic.

     A summary of multiples of the stock price to book value per share as of March 31, 2010 and stock price to earnings per share, including the implied expected return on equity for 2011, for each of the selected publicly traded companies is as follows:

	Price/3/31/10
	Book Value	Price/2011E	2011E
	Per Share(1)	Operating EPS	Return on Equity

Diversified Specialty
W.R. Berkley Corporation	1.12x	10.0x	10.3%
Markel Corporation	1.14x	17.6x	6.0%
American Financial Group, Inc.	0.71x	7.1x	9.2%
HCC Insurance Holdings, Inc.	0.92x	8.2x	10.0%
ProAssurance Corporation	1.05x	11.0x	8.6%
RLI Corp.	1.32x	14.0x	8.8%
Tower Group, Inc.	0.87x	6.1x	12.7%
Argo Group International Holdings, Ltd.	0.54x	7.3x	7.1%
Harleysville Group Inc.	1.11x	9.7x	10.8%
Selective Insurance Group, Inc.	0.76x	9.6x	7.7%
AmTrust Financial Services, Inc.	1.26x	5.5x	18.7%
The Navigators Group, Inc.	0.79x	10.7x	7.1%
National Interstate Corporation	1.32x	9.3x	12.5%
United America Indemnity, Ltd.	0.53x	8.3x	6.0%
NYMAGIC, Inc.	0.74x	NAx	NA%
Mean	0.95x	9.6x	9.7%

Workers’ Compensation Focused
Employers Holdings, Inc.	0.70x	12.2x	5.4%
Amerisafe, Inc.	1.03x	8.2x	11.1%
SeaBright Holdings, Inc.	0.58x	11.0x	5.0%
Eastern Insurance Holdings, Inc.	0.64x	11.5x	5.0%
Mean	0.74x	10.7x	6.6%
Overall Mean	0.90x	9.9x	9.0%

[1]	Based on primary book value per share, which excludes the dilutive impact of options, warrants and restricted stock.
     Mathematical analysis, such as determining the average, is not in itself a meaningful method of using comparable company data. BofA Merrill Lynch performed this analysis to understand the range of book value multiples and estimated earnings multiples of these comparable publicly traded companies based upon market prices. In addition, BofA Merrill Lynch reviewed certain operating data for these companies, such as combined ratios, return on equity and growth in book value per share to assess the relative valuation of these companies, based on the most recent publicly available information. The projections and estimates for the selected publicly traded companies used by BofA Merrill Lynch in its analysis were based on consensus research analysts estimates as reported in the database known as Factset as well as historical information reported by such companies in their SEC filings. The 2011 earnings projections and estimates for PMA were based both on estimates of research analysts and estimates provided to BofA Merrill Lynch by or at the direction of and approved by the management of PMA. The 2011 earnings projections and estimates for Old Republic were based on estimates of research analysts.
     Based in part on the multiples described above, BofA Merrill Lynch derived illustrative implied valuations per fully diluted share of PMA and Old Republic, which gives effect to the impact of options and convertible debt. For PMA, BofA Merrill Lynch applied book value multiples ranging from 0.50x to 0.70x PMA’s March 31, 2010 adjusted book value per share and applied earnings multiples of 7.0x to 9.0x 2011 earnings per share based on research analysts estimates and PMA management estimates. For these purposes, PMA’s adjusted book value per share reflects the potential impact of $50 million reserve strengthening pre-tax, offset by the financial impact of $50 million pre-tax of retroactive reinsurance protection purchased. For Old Republic, BofA Merrill Lynch applied book value multiples ranging from 0.70x to 0.90x Old Republic’s March 31, 2010 book value per share and applied earnings multiples of 10.0x to 12.0x 2011 earnings per share based on research analysts estimates. BofA Merrill Lynch utilized these selected multiples after considering the current market conditions, current and historical trading multiples and the size and diversification of the selected publicly traded companies, among other things.
     The resulting implied exchange ratio range was 0.3958x to 0.7124x based on the book value multiple methodology and 0.4052x to 0.6251x based on the earnings multiple methodology using PMA’s 2011 estimate based on research analysts estimates and Old Republic’s 2011 estimate based on research analysts estimates. The following table shows the ranges of implied valuation per fully diluted common share for each of PMA and Old Republic and the implied exchange ratio ranges derived using the book value multiple and earnings multiple methodologies. The table should be read together with the more detailed summary of the analyses set forth above.

			Implied Old Republic
	Implied PMA Valuation		Valuation
	Per Share		Per Share		Implied Exchange Ratio
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Selected Publicly Traded Companies Analysis —
Book value multiple	$6.02	$8.43	$11.83	$15.21	0.3958x	0.7124x
Earnings multiple — analysts estimates (2011)	$5.81	$7.47	$11.95	$14.34	0.4052x	0.6251x
     Discounted Cash Flow Analyses. BofA Merrill Lynch performed discounted cash flow analyses of PMA and Old Republic based on the PMA Forecasts, the Old Republic 2010 Forecasts and the Old Republic Extended Forecasts.
     As described below, (x) the PMA scenarios reflect PMA management’s various assumptions regarding possible reserve charges of differing amounts and, in several cases, an adverse rating action, and (y) the Old Republic scenarios reflect assumptions made by or at the direction of and approved by PMA management with regards to adjusting the combined ratio of the Mortgage Guaranty Group segment as described below. As discussed in the “The Merger—

Background of the Merger”, PMA management believes that PMA’s loss reserves are reasonably stated and provided independent support to the Pennsylvania Insurance Department for this position. The loss reserve assumptions reflected in the scenarios below are hypothetical estimates by PMA management of possible increases in net loss reserves that may be required to reach a resolution of the matters with the Pennsylvania Insurance Department as an alternative to the appeal process. The various scenarios prepared by or at the direction of and approved by the management of PMA are as follows:
     PMA Case 1. This case reflects an assumed $50 million pre-tax increase in reserves, which is approximately 11% of net loss reserves at December 31, 2009 as a possible resolution of differences relating to the Pennsylvania Insurance Department examination. This scenario reflects the impact of an A.M. Best financial strength ratings downgrade to B++.
     PMA Case 2. This case reflects an assumed $100 million pre-tax increase in reserves as a possible resolution of differences relating to the Pennsylvania Insurance Department examination. This scenario reflects the impact of an A.M. Best financial strength ratings downgrade to B++.
     PMA Case 3. This case reflects an assumed $50 million pre-tax increase in reserves as a possible resolution of differences relating to the Pennsylvania Insurance Department examination. This scenario assumes there is no change in PMA’s A.M. Best financial strength ratings.
     PMA Case 4. This case assumes that PMA no longer writes new business and, starting in 2011, places all operations in runoff. It is also assumes that reserves are increased by $100 million on a pre-tax basis and the fee-based business is sold.
     Old Republic Base Case. This case assumes that the combined ratio of the Mortgage Guaranty segment of Old Republic is adjusted to achieve a combined ratio of 75.0% in 2014. A downside and an upside case were also run which, on average, would have decreased or increased, as applicable, the potential value of Old Republic common stock by approximately 3%.
     The discounted cash flow analyses were performed in order to evaluate the fully diluted equity value per share, based on what could be achieved by each PMA and Old Republic as stand-alone entities. BofA Merrill Lynch calculated the fully diluted equity values per share for PMA and Old Republic as the sum of (1) the present values of the estimated future free cash flows per fully diluted share for each of PMA and Old Republic for the years 2010 through 2014 using discount rates ranging from 11.5% to 13.5% for PMA’s Cases 1, 2 and 3, 12.5% to 14.5% for PMA Case 4 and 9.5% to 11.5% for the Old Republic Base Case, and (2) the present values of the illustrative terminal values per fully diluted share using estimated 2014 shareholders’ equity based on terminal book value multiples ranging from 0.55x to 0.75x for PMA Cases 1 and 2, 0.60x to 0.80x for PMA Case 3, 0.80x to 0.90x statutory surplus for PMA Case 4 and 0.75x to 0.95x for the Old Republic Base Case. All selected discount rates considered risks inherent in the insurance industry, specific risks associated with the continuing operations of each of PMA and Old Republic on a stand-alone basis and other considerations. BofA Merrill Lynch selected terminal book value multiples based upon the current and historical trading values of PMA, Old Republic and selected publicly traded insurance companies. The per share amounts were based on the total outstanding diluted shares, which includes the impact of restricted stock, options and convertible debt.
     The resulting implied exchange ratio range was (1) 0.2813x to 0.5330x based on the PMA projections for PMA Case 1 and the Old Republic Base Case projections, (2) 0.2565x to 0.4869x based on the PMA projections for PMA Case 2 and the Old Republic Base Case projections, (3) 0.4055x to 0.7365x based on the PMA projections for PMA Case 3 and the Old Republic Base Case projections and (4) 0.1916x to 0.3268x based on the PMA projections for PMA Case 4 and the Old Republic Base Case projections.
     The following table shows the ranges of implied valuation per fully diluted common share for each of PMA and Old Republic and the implied exchange ratio ranges derived using the discounted cash flow analysis. The table should be read together with the more detailed summary of the analyses set forth above.

			Implied Old Republic
	Implied PMA Valuation		Valuation
	Per Share		Per Share		Implied Exchange Ratio
	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Discounted Cash Flow Analysis
PMA Case 1/Old Republic Base Case	$3.74	$5.53	$10.37	$13.31	0.2813x	0.5330x
PMA Case 2/Old Republic Base Case	$3.41	$5.05	$10.37	$13.31	0.2565x	0.4869x
PMA Case 3/Old Republic Base Case	$5.40	$7.64	$10.37	$13.31	0.4055x	0.7365x
PMA Case 4/Old Republic Base Case	$2.55	$3.39	$10.37	$13.31	0.1916x	0.3268x
     While a discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The implied exchange ratio range derived from the discounted cash flow analysis is not necessarily indicative of PMA or Old Republic’s present or future value or results.
     Other Factors. In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:
•	high and low trading prices of PMA class A common stock and Old Republic common stock during the 52-week period ended June 7, 2010, which implied an exchange ratio of between 0.2755x and 0.8519x; and

•
the future public market share price targets of PMA class A common stock and Old Republic common stock as reported by various analysts following the PMA and Old Republic common stocks, which implied an exchange ratio of between 0.4211x and 0.6875x.

     BofA Merrill Lynch also observed that, under various financial measures, PMA could be viewed as contributing to the combined company a percentage higher than the percentage of the outstanding shares to be received by PMA’s shareholders in the transaction. BofA Merrill Lynch, however, did not believe that this analysis was meaningful since it did not, in BofA Merrill Lynch’s judgment, adequately reflect the potential need, as described in the scenarios above, to increase reserves as a possible resolution to the Pennsylvania Insurance Department examination or the potential risk to the business of a possible ratings downgrade that could result from a need to increase reserves. Similarly, BofA Merrill Lynch did not present an analysis based on selected precedent transactions, in light of BofA Merrill Lynch’s belief that, given PMA’s relatively unique circumstances, there were no comparable transactions.
     Miscellaneous. As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to PMA’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
     In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of PMA and Old Republic. The estimates of the future performance of PMA and Old Republic in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to PMA’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of PMA or Old Republic.
     Although BofA Merrill Lynch participated in the negotiations between the parties, the type and amount of consideration payable in the merger was determined by PMA and Old Republic and was approved by PMA’s board of directors. The decision to enter into the merger agreement was solely that of PMA’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by PMA’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of PMA’s board of directors or management with respect to the merger or the exchange ratio.
     PMA has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $3.8 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. PMA also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.
     BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of PMA, Old Republic and certain of their respective affiliates.
     In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Old Republic and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or are acting as lender under, or otherwise having extended credit under, certain credit facilities and other arrangements with Old Republic, (ii) having acted as book runner on a convertible debt offering for Old Republic and (iii) having provided or providing certain treasury management and trade products and services to Old Republic.
Old Republic’s Reasons for the Merger
     It is the opinion of Old Republic’s management and board of directors that the merger will enhance Old Republic’s growth prospects. Old Republic’s management and board believe that long-term growth can be achieved through the greater geographic spread and certain industry specialization offered by PMA’s current business model. Furthermore, Old Republic believes that it will acquire the continuing services of a dedicated operating management and the well regarded insurance services delivery of PMA’s subsidiaries.
Interests of PMA Officers and Directors in the Merger
     In considering the recommendation of the PMA board of directors with respect to the adoption of the merger agreement, PMA shareholders should be aware that the merger agreement includes an agreement that one member of the PMA board of directors be added to the Old

Republic board of directors following completion of the merger. At the time the PMA board of directors approved the merger agreement, the PMA board of directors was aware that one member of PMA’s board of directors would become a member of Old Republic’s board of directors.
     In addition, the terms of restricted stock award agreements between PMA and its non-employee directors provide that the vesting of all unvested restricted stock will accelerate upon a change in control transaction. The merger will constitute a change in control transaction.
     Nine PMA officers are parties to employment and severance agreements with PMA. The merger agreement provides as a condition to the obligation of Old Republic to consummate the merger that Vincent T. Donnelly, President and Chief Executive Officer, shall have executed and delivered to PMA a voluntary written termination of his employment agreement and PMA shall have obtained a voluntary written termination from six of the eight other officers that are party to a severance agreement with PMA. The employment and severance agreements provide for payments to the officers in the event their employment is terminated following a change of control of PMA.
     The nine officers of PMA referred to above, including the Chief Executive Officer who is a member of PMA’s board of directors, have been advised by Old Republic that, following the merger, they will be employed by Old Republic on terms comparable to their employment with PMA.
     PMA’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the PMA shareholders adopt the merger agreement. See “The Merger — PMA’s Reasons for the Merger.”
Accounting Treatment
     Accounting Standards Codification (“ASC”) Topic 805 requires the use of the purchase method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the acquiree and the acquirer for accounting purposes. Old Republic will be considered the acquirer of PMA for accounting purposes. The purchase price will be allocated to the identifiable assets acquired and liabilities assumed from PMA based on their fair values as of the date of the completion of the transaction, with any excess being allocated to goodwill. Reported financial condition and results of operations of Old Republic issued after completion of the merger will reflect PMA’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of PMA. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

Regulatory Approvals Required for the Merger
     Insurance Regulatory Approvals
     PMA has three insurance company subsidiaries domiciled in the Commonwealth of Pennsylvania. Insurance laws in Pennsylvania require an acquiring person to obtain approval from the Insurance Commissioner of Pennsylvania before acquiring control of an insurance company domiciled in Pennsylvania. Old Republic has filed an application for approval with the Pennsylvania Insurance Commissioner. Although Old Republic and PMA do not expect the Pennsylvania Insurance Commissioner to withhold its approval of the application, there is no assurance that such approval will be obtained.
     PMA has insurance subsidiaries domiciled in Bermuda and the Cayman Islands. The laws of those jurisdictions require a notice filing and, in the case of Bermuda, the consent of the Bermuda Monetary Authority, before any change in the control of PMA can occur. Old Republic has provided notice of the proposed acquisition to the Bermuda Monetary Authority and the Cayman Island Monetary Authority.
     Antitrust Approvals
     The merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act, the merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated.
     Old Republic and PMA have filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC and have been notified that the waiting period has been terminated.
     There can be no assurance that the merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome would be. The Antitrust Division, the FTC, any U.S. state and other applicable regulatory bodies may challenge the merger on antitrust or competition grounds at any time, including after the termination of the waiting period under the HSR Act or other applicable process, as they may deem necessary or desirable or in the public interest. Accordingly, at any time before or after the completion of the merger, any such party could take action under the antitrust laws, including, without limitation, by seeking to enjoin the effective time of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under antitrust laws under certain circumstances.
     Other Regulatory Procedures
     The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the insurance business and the offer and sale of securities. Old Republic and PMA are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

     It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Old Republic and PMA have each agreed to use reasonable best efforts to complete the merger, including to gain clearance from antitrust authorities and obtain other required approvals. See “The Merger Agreement — Reasonable Best Efforts to Obtain Required Approvals.”
     Although Old Republic and PMA do not expect regulatory authorities to raise any significant objections to the merger, Old Republic and PMA cannot be certain that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Old Republic after the effective time of the merger. Old Republic and PMA have not yet obtained any of the governmental or regulatory approvals required to complete the merger.
No Appraisal Rights
     Holders of PMA’s common stock are not entitled to dissenters’ rights of appraisal under Pennsylvania law in connection with the merger.
Listing of Old Republic Common Stock
     Old Republic will cause the shares of Old Republic common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance, before the closing of the merger. Approval of the listing on the NYSE of the shares of Old Republic common stock to be issued pursuant to the merger is a condition to each party’s obligation to complete the merger.
Delisting and Deregistration of PMA Class A Common Stock
     If the merger is completed, PMA common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of PMA class A common stock. This discussion addresses only those U.S. Holders that hold PMA class A common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder of PMA class A common stock in light of that shareholder’s particular circumstances or to a holder of PMA class A common stock that is subject to special rules, including, without limitation:
•	a financial institution or insurance company;

•	a tax-exempt organization;

•	certain U.S. expatriates;

•	a person that is not a U.S. Holder;

•	a regulated investment company;

•	a pass-through entity or an investor in such an entity;

•	a trader in securities that elects mark-to-market accounting;

•	a dealer or broker in securities or currencies;

•	a person that holds PMA class A common stock as part of a hedge, straddle, constructive sale or conversion transaction;

•	a person that acquired its shares of PMA class A common stock pursuant to the exercise of employee stock options or otherwise in connection with the performance of services;

•	a person who holds shares of PMA class A common stock in an individual retirement or other tax-deferred account;

•	a person that has a functional currency other than the U.S. dollar; and

•	a person subject to the alternative minimum tax.
     For purposes of this discussion “U.S. Holder” refers to a beneficial holder of PMA class A common stock that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and to the control of one or more U.S. persons as described in section 7701(a)(30)

of the Internal Revenue Code (“Code”) or (y) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
     If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds PMA class A common stock, the tax treatment of a partner in such entity will generally depend upon the status and activities of both the partner and the partnership. A partner in a partnership holding PMA class A common stock is urged to consult its tax advisor regarding the tax consequences of the merger.
     This discussion is based upon the Code, the Treasury Regulations issued thereunder, judicial interpretations thereof, and published positions of the Internal Revenue Service (“IRS”), all as in effect on the date of the Registration Statement of which this proxy statement/prospectus forms a part. The discussion and the opinions to be rendered by Locke Lord Bissell & Liddell LLP and Ballard Spahr LLP that are described below assume that there will be no change through the effective time of the merger in any of these authorities or interpretations. No assurance can be given that any of the foregoing authorities or interpretations will not be modified, revoked, supplemented or overruled, possibly with retroactive effect, in a manner that could adversely affect the current and continuing validity of this discussion or such opinions, or that the IRS will agree with the discussion or the opinions or that, if the IRS were to take a contrary position, such positions will not be ultimately sustained by the courts. In addition, neither this discussion nor any of the opinions described below addresses any state, local or non-US tax consequences of the merger.
     Holders of shares of PMA class A common stock and persons holding options on PMA class A common stock are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, non-U.S. income and other tax laws.
     Subject to the limitations, assumptions and qualifications set forth in this section entitled “Material U.S. Federal Income Tax Consequences”, each of Locke Lord Bissell & Liddell LLP, counsel to Old Republic, and Ballard Spahr LLP, counsel to PMA, will render an opinion at the time of closing of the merger that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that Old Republic and PMA will each be a party to the reorganization. These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, each counsel may require and rely on representations of Old Republic, PMA and their affiliates, to be delivered at the time of closing. If any of the representations or assumptions upon which these opinions are based is or becomes inconsistent with the actual facts, or there is a change in applicable law, the U.S. federal income tax consequences of the merger could be materially and adversely affected. Neither of these tax opinions will be binding on the IRS. Neither Old Republic nor PMA intends to request any ruling from the IRS as to the U.S. Federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or to any of the tax consequences described in the tax opinions.

     If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder generally would recognize gain or loss on the exchange of PMA class A common stock for Old Republic common stock measured by the difference between the fair market value of the Old Republic common stock (together with any cash received in lieu of a fractional share of Old Republic common stock) received by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the PMA class A common stock surrendered.
     The following discussion assumes that the merger qualifies as a reorganization within the meaning of Section 368 of the Code and that each of Old Republic and PMA is a party to the reorganization within the meaning of Section 368(b) of the Code.
Material U.S. Federal Income Tax Consequences to U.S. Holders of PMA class A common stock Who Participate in the Merger
     As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code and Old Republic and PMA being parties to such reorganization, the material U.S. federal income tax consequences of the merger to U.S. Holders will be as follows:
•
a U.S. Holder whose shares of PMA class A common stock are exchanged in the merger for shares of Old Republic common stock will not recognize gain or loss with respect to such PMA class A common stock, except as to cash, if any, received in lieu of a fractional share of Old Republic common stock (as discussed below);

•
a U.S. Holder’s aggregate tax basis in shares of Old Republic common stock received in the merger in exchange for PMA class A common stock (including any fractional shares deemed received and exchanged for cash as described below) will be the same as the aggregate tax basis of the PMA class A common stock surrendered in the merger;

•
a U.S. Holder’s holding period for shares of Old Republic common stock received in the merger (including any fractional shares deemed received and exchanged for cash, as described below) will generally include the holding period for the shares of PMA class A common stock surrendered in exchange therefor in the merger;

•
if a U.S. Holder acquired different blocks of PMA class A common stock at different times or at different prices, such shareholder’s tax basis and holding periods in its Old Republic common stock will be determined with reference to each block of PMA class A common stock; and

•
to the extent that a U.S. Holder receives cash in lieu of a fractional share of Old Republic common stock, the U.S. Holder will be deemed to have received that fractional share in the merger and then to have sold such fractional share for cash in redemption of that fractional share. The shareholder will generally recognize capital gain or loss equal to the difference between the cash received and the tax basis allocable to that fractional share of Old Republic common stock. This capital gain or loss will generally be long-term capital gain or loss if the U.S.

Holder’s holding period for its shares of PMA class A common stock exchanged exceeds one year at the closing date.
Certain Conditions to Completing the Merger
     It is a condition to Old Republic’s obligation to complete the merger that Old Republic receive, on the closing date of the merger, a written opinion of its counsel, Locke Lord Bissell & Liddell LLP, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that Old Republic and PMA will each be a party to the reorganization. Similarly, it is a condition to PMA’s obligation to complete the merger that, on the closing date of the merger, PMA receive an opinion of its counsel, Ballard Spahr LLP, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that Old Republic and PMA will each be a party to the reorganization.
     The opinions will be subject to limitations, assumptions and qualifications as described under “Material U.S. Federal Income Tax Consequences” above (including an assumption as to the accuracy of tax representation certificates to be provided by Old Republic and PMA). If events occur between the date of this document and the closing of the merger that render Old Republic and/or PMA unable to make the representations required by Locke Lord Bissell & Liddell LLP and Ballard Spahr LLP or there is a change in applicable law, either or both of Locke Lord Bissell & Liddell LLP and Ballard Spahr LLP may be unable to deliver an opinion on the closing date that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. If either or both of Old Republic and PMA waives this condition to the completion of the merger, Old Republic and PMA intend to recirculate this proxy statement/prospectus and to resolicit the adoption of the merger agreement by the holders of PMA class A common stock. Neither Old Republic nor PMA currently intends to waive this condition.
Backup Withholding and Information Reporting
     Non-corporate U.S. Holders may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Old Republic. These U.S. Holders will not be subject to backup withholding, however, if they furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal to be delivered to the holders following the completion of the merger or are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the IRS. U.S. Holders receiving Old Republic common stock as a result of the merger generally will be required to retain records pertaining to the merger and certain U.S. Holders will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE MERGER AGREEMENT
     The following summary describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety.
     The representations and warranties described below and included in the merger agreement were made by each of Old Republic and PMA to the other. These representations and warranties were made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Old Republic and PMA, rather than to establish matters as facts. The merger agreement is described in this proxy statement/prospectus and attached as Annex A hereto only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Old Republic, PMA or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Old Republic or PMA, and you should read the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus for information regarding Old Republic and PMA and their respective businesses. See “Where You Can Find More Information.”
Terms of the Merger
     The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the PBCL, upon the completion of the merger, Merger Sub will merge with and into PMA, with PMA continuing as the surviving corporation and succeeding to and assuming all of the rights and obligations of Merger Sub.
     Upon the completion of the merger, each outstanding share of PMA class A common stock, excluding any shares owned by PMA or Old Republic or any subsidiary of PMA or Old Republic (other than PMA class A common stock held in trust accounts and the like for the benefit of a third party or in respect of an outstanding debt) will be converted into the right to receive 0.55 shares of Old Republic common stock (the “exchange ratio”), provided that the volume weighted average price per share of Old Republic common stock on the NYSE, as reported by Bloomberg LP, for the twenty consecutive trading days ending on and including the fifth trading day prior to, but not including, the effective date of the merger, is at least $12.50 but not greater than $17.00 (the “Old Republic measurement price”). If the Old Republic measurement price is less than $12.50, the exchange ratio will be determined by dividing $6.875 by the Old Republic measurement price, subject to a maximum exchange ratio of 0.60 shares. If the Old Republic measurement price is greater than $17.00, the exchange ratio will be determined by dividing $9.350 by the Old Republic measurement price, subject to a minimum exchange ratio of 0.50 shares. The range from $12.50 to $17.00 is referred to as the “collar.”

     Based on the number of shares of PMA class A common stock outstanding on June 23, 2010, and assuming conversion of all of PMA’s 4.25% Convertible Debt and the exercise of all outstanding options to purchase shares of PMA class A common stock (which options, if unexercised, will be converted pursuant to the merger into options to acquire shares of Old Republic common stock), Old Republic would issue a maximum of approximately 19,885,177 shares of Old Republic common stock pursuant to the merger. In addition, following the merger, a maximum of approximately 573,871 shares of Old Republic common stock will be issuable in connection with outstanding PMA restricted share units that will be converted pursuant to the merger into restricted share units of Old Republic.
     If the number of shares of Old Republic common stock outstanding changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the number of shares of Old Republic common stock into which each share of PMA class A common stock will be converted.
Fractional Shares
     Old Republic will not issue any fractional shares of Old Republic common stock in connection with the merger. Instead, any PMA shareholder who would otherwise have received a fraction of a share of Old Republic common stock will receive an amount in cash rounded to the nearest cent (without interest). This cash amount will be equal to such shareholder’s proportionate interest in the net proceeds from the sale in the open market by the exchange agent, on behalf of all such holders, of the aggregate fractional shares of Old Republic common stock that would otherwise have been issued. The sale described in the previous sentence will occur as soon as practicable following the merger. The exchange agent is entitled to deduct its commissions and other out-of-pocket transaction costs from the proceeds of the sale, which will reduce the amounts payable to PMA shareholders that would have received a fractional share, but not below zero. The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any PMA shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.
Exchange of PMA Stock Certificates; Book-Entry Shares
     Prior to the effective time, Old Republic will designate an exchange agent for the purpose of paying the merger consideration to PMA shareholders. At or prior to the effective time, Old Republic will authorize the exchange agent to issue an aggregate number of shares of Old Republic common stock equal to the merger consideration to be paid to holders of PMA class A common stock.
     As soon as reasonably practicable following the completion of the merger, Old Republic’s exchange agent will mail you a letter of transmittal and instructions for use in surrendering your PMA class A common stock (including any stock certificates if you hold shares in certificated form) for common stock of Old Republic and a fractional share payment in lieu of any fractional shares of Old Republic common stock. When you deliver your PMA stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your PMA stock certificates will be cancelled.
     PLEASE DO NOT SUBMIT YOUR PMA STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.
     If you own PMA class A common stock in book-entry form or through a broker, bank or other holder of record, you will not need to obtain stock certificates to submit for exchange to the exchange agent. However, you or your broker or other nominee will need to follow the instructions provided by the exchange agent in order to properly surrender your shares of PMA class A common stock.
     Holders of PMA class A common stock will not be entitled to receive any dividends or other distributions on Old Republic common stock until the merger is completed and you have surrendered your PMA class A common stock in exchange for Old Republic common stock. If Old Republic effects any dividend or other distribution on the Old Republic common stock with a record date occurring after the time the merger is completed and a payment date before the date you surrender your PMA class A common stock, you will receive the dividend or distribution, without interest, with respect to the whole shares of Old Republic common stock issued to you after you surrender your PMA class A common stock and the shares of Old Republic common stock are issued in exchange. If Old Republic effects any dividend or other distribution on the Old Republic common stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your PMA class A common stock, you will receive the dividend or distribution, without interest, on that payment date with respect to the whole shares of Old Republic common stock issued to you. After the effective time of the merger, each certificate and book-entry formerly representing shares of PMA class A common stock that has not been surrendered will represent only the right to receive the merger consideration.
     If your PMA stock certificate has been lost, stolen or destroyed, you may receive shares of Old Republic common stock upon the making of an affidavit to that fact, and if reasonably required by Old Republic or the exchange agent, the posting of a bond as indemnity against any claim that may be made against the surviving corporation, Old Republic, or the exchange agent with respect to the lost, stolen or destroyed PMA stock certificate. Old Republic will issue stock (or make a fractional share payment) in a name other than the name in which a surrendered PMA stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.
     Upon the first anniversary of the merger, the exchange agent will return to Old Republic the portion of the merger consideration that remains unclaimed by holders of PMA class A common stock. Thereafter, a holder of PMA class A common stock must look only to Old Republic for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any portion of the merger consideration remaining unclaimed by holders of PMA class A common stock as of the date that is immediately prior to such time as such amount would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of Old Republic, free and clear of any claims or interest of any person previously entitled to such merger consideration.
Treatment of PMA Equity Compensation Awards and Performance-Based Compensation Awards
     Treatment of Stock Options. Immediately prior to the effective time of the merger, each outstanding PMA stock option shall become fully vested and exercisable to the extent the applicable award agreement or PMA equity compensation plan provides that such stock option shall vest upon an event that includes the merger. At the effective time of the merger, each outstanding PMA stock option that remains unexercised as of the completion of the merger will be converted into an option to purchase the number of whole shares of Old Republic common stock that is equal to the number of shares of PMA class A common stock subject to the option multiplied by the exchange ratio (rounded down to the nearest whole share), at an exercise price equal to the original exercise price for the stock option divided by the exchange ratio (rounded up to the nearest whole penny). With respect to options that are designed to qualify as incentive stock options under Section 422 of the Internal Revenue Code and options that are designed to satisfy an exemption from Section 409A of the Internal Revenue Code, the number of shares of Old Republic common stock subject to the converted option and the exercise price for such converted options shall be adjusted in accordance with the applicable tax regulations to the extent necessary to preserve the applicable tax status. The converted options will otherwise have the same terms and conditions as were in effect before the merger was effective.
     Treatment of Stock Appreciation Rights. Immediately prior to the effective time of the merger, each outstanding PMA stock appreciation right shall become fully vested and exercisable to the extent the applicable award agreement or PMA equity compensation plan provides that such stock appreciation right shall vest upon an event that includes the merger. At the effective time of the merger, each outstanding PMA stock appreciation right that remains unexercised as of the completion of the merger will be converted into a stock appreciation right with respect to the number of whole shares of Old Republic common stock that is equal to the number of shares of PMA class A common stock subject to the stock appreciation right multiplied by the exchange ratio (rounded down to the nearest whole share), at an exercise price equal to the original exercise price for the stock appreciation right divided by the exchange ratio (rounded up to the nearest whole penny). With respect to stock appreciation rights that are designed to satisfy an exemption from Section 409A of the Internal Revenue Code, the number of shares of Old Republic common stock underlying the converted stock appreciation right and the exercise price for such converted stock appreciation right shall be adjusted in accordance with the applicable tax regulations to the extent necessary to preserve the Section 409A exemption. The converted stock appreciation rights will otherwise have the same terms and conditions as were in effect before the merger was effective.
     Treatment of Restricted Shares. Immediately prior to the effective time of the merger, each outstanding PMA restricted share shall become fully vested and exercisable to the extent the applicable restricted share award agreement or PMA equity compensation plan provides that such restricted share shall vest upon an event that includes the merger and, upon the merger, be converted into the right to receive the merger consideration. If the applicable restricted share award agreement or PMA equity compensation plan does not provide that such restricted share shall vest upon an event that includes the merger, at the effective time of the merger, such restricted shares will be converted into the number of whole shares (rounded to the nearest whole share) of Old Republic common stock equal to the exchange ratio times the number of restricted shares. The converted restricted shares will otherwise have the same terms and conditions as were in effect before the merger was effective, including applicable vesting requirements.
     The terms of the award agreements for restricted shares issued to the non-employee directors of PMA in May 2010 provide that the restricted shares will vest upon a change of control. The merger will constitute a change of control.
     Treatment of Restricted Share Units. At the effective time of the merger, all restricted share units awarded under a long-term incentive plan shall be converted into restricted share units with respect to the number of shares of Old Republic common stock that is equal to the number of shares of PMA class A common stock in which such restricted share units are denominated multiplied by each of the exchange ratio and the proportion of the performance period under the applicable long-term incentive plan that has passed at the time of the closing of the merger (rounded to the nearest number of whole shares).
     All outstanding restricted share units were granted under PMA’s 2009 and 2010 Officer Long Term Incentive Plans. At the effective time of the merger, the performance goals designated under each of PMA’s 2009 and 2010 Officer Long Term Incentive Plans will be deemed to have been met at 100% of target. The payment of the awards will be based on the satisfaction by participants of only the service-based or time-based vesting requirements under the plans, if any. Each plan has a term of three years.
     2008 Officer Long Term Incentive Plan. At the effective time of the merger, PMA’s 2008 Officer Long Term Incentive Plan will be terminated.
     2010 Officer Annual Incentive Compensation Plan. At the effective time of the merger, the performance goals designated under PMA’s 2010 Officer Annual Incentive Compensation Plan will be deemed to have been met at a payout factor of 100%. The payment of the awards shall be based on the satisfaction by participants of only the service-based and time-based vesting requirements designated under the plan, if any.
Articles of Incorporation and By-laws of the Surviving Corporation
     At the effective time, the articles of incorporation and bylaws of PMA shall by virtue of the merger be amended and restated to be identical to the articles of incorporation and by-laws of Merger Sub (other than references to Merger Sub’s name, which will be replaced by references to PMA Companies, Inc.).
Directors and Officers
     At the effective time, all of the directors of PMA (other than Vincent T. Donnelly, a director and officer of PMA) will resign, and the directors and officers of Merger Sub, together with Mr. Donnelly, will become the directors and officers of the surviving corporation until their successors have been elected or until their earlier death, resignation or removal in accordance with the organizational documents of the surviving corporation. Following the merger, Old

Republic will add one of PMA’s independent directors to its board to serve as a Class 2 director. The officers of Old Republic are not expected to change as a result of the merger.
Completion of the Merger
     Unless Old Republic and PMA agree otherwise, the parties are required to complete the merger on the fifth business day after satisfaction or, to the extent permitted by law, waiver of all of the conditions described under “The Merger Agreement — Conditions to Completion of the Merger” below. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the Commonwealth of Pennsylvania or such later time as is agreed upon by the parties and specified in the certificate of merger.
Conditions to Completion of the Merger
     The respective obligations of PMA, Old Republic and Merger Sub to complete the merger are subject to the satisfaction of certain conditions.
     Conditions to each party’s obligation to effect the merger. The obligations of Old Republic, Merger Sub and PMA to complete the merger are each subject to the satisfaction of the following conditions:
•	adoption by holders of PMA class A common stock of the merger agreement;

•	the approval of the listing of the Old Republic common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

•	effectiveness of this proxy statement/prospectus and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	absence of any order, decree or injunction issued, and of any action taken by any court or agency or other law preventing or making illegal the consummation of the merger; and

•
the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated and all regulatory approvals required to complete the merger will have been obtained.

     Conditions to the obligations of Old Republic and Merger Sub to effect the merger. The obligations of Old Republic and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
the truth and correctness of PMA’s representations and warranties in the merger agreement (in certain circumstances, subject to materiality or material adverse effect qualifications) as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the performance by PMA, in all material respects, of all of its obligations under the merger agreement;

•	receipt of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of PMA as to the satisfaction of the conditions described in the preceding two bullets;

•	receipt of a legal opinion from Old Republic’s counsel to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	since December 31, 2009, the absence of any event or condition that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on PMA; and

•
receipt of voluntary written terminations of employment or severance agreements with the Chief Executive Officer of PMA and six of the eight other PMA officers party to such agreements effective prior to the merger.

     Conditions to the obligations of PMA to effect the merger. The obligations of PMA to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
the truth and correctness of Old Republic’s representations and warranties in the merger agreement (in certain circumstances, subject to materiality or material adverse effect qualifications) as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date);

•	the performance by Old Republic, in all material respects, of all of its obligations under the merger agreement;

•	receipt of a certificate executed by the Chief Executive Officer or the Chief Financial Officer of Old Republic as to the satisfaction of the conditions described in the preceding two bullets;

•
receipt of a legal opinion from Ballard Spahr LLP to the effect that (i) the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) PMA, Merger Sub and Old Republic each will be a “party to the reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (iii) no gain or loss will be recognized by the PMA shareholders upon the receipt of the merger consideration (except cash received in lieu of fractional shares); and

•	since December 31, 2009, the absence of any event or condition that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Old Republic.

     The merger agreement provides that any or all of the respective conditions of Old Republic and Merger Sub or PMA may be waived, in whole or in part, by Old Republic and Merger Sub or PMA, as applicable, to the extent legally allowed. In the event that either Old Republic or PMA were to waive a condition to the completion of the merger set forth above that would require material changes to the disclosure set forth in this proxy statement/prospectus, Old Republic and PMA will recirculate this proxy statement/prospectus and resolicit the adoption of the merger agreement by the holders of PMA class A common stock. Accordingly, if either or both of Old Republic and PMA waives the condition to completion of the merger that opinions are received from Old Republic’s and PMA’s respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that Old Republic and PMA will each be a party to the reorganization, Old Republic and PMA intend to recirculate this proxy statement/prospectus and resolicit the adoption of the merger agreement by the holders of PMA class A common stock. Neither Old Republic nor PMA currently intends to waive any material condition to the completion of the merger, including the condition that the above referenced opinions are received.
Representations and Warranties
     The merger agreement contains representations and warranties made by PMA relating to, among other things, the following:
•
due incorporation, good standing, qualification and corporate power, organizational documents, corporate records and governmental licenses, authorizations, permits and approvals to conduct its business;

•
corporate power and authority to enter into, and perform its obligations under, the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the PMA board of directors, and the determination of the PMA board of directors that the merger agreement is in the best interests of PMA and its shareholders and that the merger agreement will be submitted to the PMA shareholders for adoption;

•	required governmental filings and approvals;

•
the absence of conflicts between the execution, delivery or performance of the merger agreement and PMA’s or its subsidiaries’ organizational documents, any applicable law or order, certain of PMA’s contracts, or any governmental licenses, authorizations, permits or approvals, and the absence of any liens resulting from the execution, delivery or performance of the merger agreement;

•	capitalization and outstanding stock options and restricted stock awards;

•	PMA’s subsidiaries;

•	filings with the SEC and internal controls and procedures;

•	financial statements;

•	statutory statements of PMA’s insurance subsidiaries filed with state insurance departments;

•	the accuracy of information provided by PMA for inclusion in this proxy statement/prospectus and compliance with SEC rules and regulations;

•	the absence of a material adverse effect on PMA since December 31, 2009;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws, including insurance laws;

•	the absence of material litigation;

•	conduct of, and matters related to, PMA’s insurance subsidiaries, reinsurance matters, actuarial analyses, and policy forms and marketing materials;

•	the determination of reserves;

•	PMA’s owned and leased real property;

•	confirming receipt of the opinion from PMA’s financial advisor described herein;

•	tax matters;

•	employee benefit plan matters, post-employment compensation and deferred compensation matters;

•	employee and labor matters;

•	environmental matters;

•	intellectual property rights;

•	material contracts of PMA and its subsidiaries;

•	finders’ fees due in connection with the merger; and

•	the absence of certain affiliate transactions between PMA and its directors, officers or shareholders.
     The merger agreement also contains representations and warranties made by each of Old Republic and Merger Sub relating to, among other things, the following:
•	due incorporation, good standing, qualification and corporate power, governmental licenses, authorizations, permits and approvals to conduct its business;

•
corporate power and authority to enter into, and perform its obligations under, the merger agreement, enforceability of the merger agreement and approval of the merger agreement by the board of directors of Old Republic and Merger Sub;

•	required governmental filings and approvals;

•
the absence of conflicts between the execution, delivery or performance of the merger agreement and Old Republic’s or Merger Sub’s organizational documents, any applicable law or order, or certain agreements of Old Republic or Merger Sub and the absence of any liens resulting from the execution, delivery or performance of the merger agreement;

•	capitalization of Old Republic;

•	filings with the SEC by Old Republic and internal controls and procedures of Old Republic;

•	financial statements of Old Republic;

•	accuracy of information supplied by Old Republic or Merger Sub for inclusion in this proxy statement/prospectus;

•	the absence of a material adverse effect on Old Republic since December 31, 2009;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws, including insurance laws;

•	the absence of certain material litigation or governmental orders;

•	tax matters; and

•	the absence of finders’ fees due in connection with the merger.
     Certain of the representations and warranties of PMA and Old Republic are qualified in whole or in part as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to Old Republic or PMA, as the case may be, a material adverse effect on the financial condition, results of operations or business of such party and its subsidiaries taken as a whole or the ability of such party to timely consummate the transactions contemplated by the merger agreement.
     In determining whether a material adverse effect on PMA and its subsidiaries, on the one hand, or Old Republic and Merger Sub and their subsidiaries, on the other hand, has occurred, none of the following shall be considered:
•	changes in global, national or regional political conditions (including acts of terrorism or war) or changes in general business, economic or market conditions,

including changes generally in prevailing interest rates, credit markets or securities markets;
•	changes in generally accepted accounting practices, (“GAAP”) or regulatory accounting requirements generally applicable to the relevant industries after the date of the merger agreement;

•	changes in laws, rules or regulations of general applicability to companies in the industries in which the parties operate after the date of the merger agreement;

•	the execution of the merger agreement or the public disclosure of the merger agreement; or

•	any actions or omissions taken with the prior written consent of the other party or expressly required by the terms of the merger agreement.
     However, the exceptions in the first, second and third bullet points in the preceding list do not apply only to the extent that the effects are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in its industry.
     The representations and warranties of each of PMA, on the one hand, and Old Republic and Merger Sub, on the other hand, are subject to information disclosed in the confidential disclosure schedules delivered by PMA to Old Republic and Merger Sub, on the one hand, and by Old Republic and Merger Sub to PMA, on the other hand, and to the information in PMA’s SEC filings or Old Republic’s SEC filings, as the case may be, filed or furnished with the SEC prior to the date of the merger agreement, excluding information contained in the “Risk Factors” sections or any “forward-looking” disclaimers included in such SEC filings.
     The representations and warranties in the merger agreement do not survive the completion of the merger.
Conduct of Business Prior to Closing
     PMA has agreed to covenants in the merger agreement that affect the conduct of its business between the date the merger agreement was signed and the closing date. Prior to the closing date, subject to specified exceptions, PMA and each of its subsidiaries are required to (i) conduct business in the ordinary and usual course consistent with past practices and in material compliance with all laws, (ii) use commercially reasonable efforts to maintain and preserve their business organization, management and advantageous business relationships with customers, suppliers and others with which it has material business dealings and retain the services of its key employees and (iii) refrain from taking any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the parties to obtain the regulatory approvals necessary to complete the merger or to perform its obligations under the merger agreement.

     In addition, without the prior written consent of Old Republic and subject to specified exceptions which are set forth in detail in the merger agreement, PMA will not, and will not permit any of its subsidiaries to take numerous actions, including the following:
•	amend its charter or by-laws or similar governing documents;

•
take any action to exempt any entity (other than Old Republic) from any state takeover statute or similar provisions of PMAs governing documents or terminate or amend any provisions of any confidentiality or standstill agreements;

•
declare, make or pay any dividend or other distribution (whether in cash, stock, securities or property) in respect of any of its capital stock, except for dividends or distributions by any wholly owned subsidiary of PMA to PMA or to any other wholly owned subsidiary of PMA;

•
adjust, split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

•
repurchase, redeem or otherwise acquire any PMA securities or securities of a PMA subsidiary, except for in payment of the exercise price or withholding taxes in connection with the exercise of stock options or the vesting of restricted stock;

•
grant any stock options, stock appreciation rights, restricted shares, deferred equity units or other equity-based award with respect to PMA class A common stock or grant any third party the right to acquire any capital stock of PMA;

•	issue any additional shares of PMA class A common stock or other capital stock of PMA except pursuant to the settlement of outstanding equity awards;

•
acquire any corporation or other business organization or, other than in the ordinary course of business and consistent with past practices, make a material investment in (whether through the acquisition of stock, assets or otherwise) any other person;

•
sell, transfer, pledge, lease, grant, license, mortgage, encumber, subject to a lien or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness or claim, except in the ordinary course of business consistent with past practice or pursuant to existing contracts;

•	incur, guarantee, assume or otherwise become responsible for any indebtedness;

•	increase the compensation or other benefits payable or provided to PMA’s current or former directors, officers or employees except as required by law or pursuant to existing contracts;

•	pay any pension, severance or retirement benefits to any employee;

•	enter into any employment, change of control, severance or retention agreement with any employee of PMA;

•	establish, adopt, enter into or amend any company benefit plan for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

•	accelerate the vesting of stock-based compensation or other long-term compensation under any company benefit plan;

•	enter into any collective bargaining agreement;

•	commence or settle any material claim, action or proceeding;

•	modify or amend, except in the ordinary course of business and consistent with past practice, or knowingly violate or terminate certain contracts material to PMA;

•	enter into certain new agreements that would materially restrict the business of PMA;

•	materially change any of its accounting policies (whether for financial accounting or tax purposes), except as required by applicable law, GAAP or regulatory guidelines;

•	file or amend any material tax return, make or change any material tax election or settle or compromise any material tax liability other than in the ordinary course of business as required by law;

•	take any action or knowingly fail to take any action that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
enter into any new line of business or change in any material respect its investment, underwriting, risk and asset liability management and other operating policies, except as required by law or regulations;

•	transfer ownership, or grant any license or other rights to any person regarding any material company intellectual property;

•	take any action or willfully fail to take any action that would reasonably be expected to result in any condition to the merger not being satisfied; or

•	agree to or adopt any board resolution in support of any of the prohibited actions set forth above.

     Old Republic also has agreed to covenants in the merger agreement that affect the conduct of its business between the date the merger agreement was signed and the closing date. Prior to the closing date, subject to specified exceptions which are set forth in detail in the merger agreement, without the prior written consent of PMA, Old Republic will not, and will not permit any of its subsidiaries to take the following actions:
•	amend, repeal or otherwise modify any provision of its certificate of incorporation or by-laws in a manner that would adversely affect PMA, its shareholders or the merger;

•	take any action or knowingly fail to take any action that is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action or willfully fail to take any action that would reasonably be expected to result in any condition to the merger not being satisfied;

•	take any action that would prevent, materially impede or materially delay the merger; or

•	agree to take, commit to take or adopt any board resolution in support of any of the prohibited actions set forth above.
No Solicitation of Other Offers by PMA
     The merger agreement provides that PMA and its subsidiaries will immediately cease and terminate all existing discussions or negotiations with any third party conducted prior to the date of the merger agreement with respect to any alternative proposal. Under the terms of the merger agreement, subject to certain exceptions described below, PMA has also agreed that neither it nor any of its subsidiaries, directors, officers, employees agents or representatives will directly or indirectly:
•	solicit, initiate, encourage or facilitate or take any other action designed to facilitate any inquiries or proposals regarding any alternative proposals relating to any alternative transactions;

•	participate in any discussions or negotiations regarding any alternative transaction; or

•	enter into any agreement regarding any alternative transaction.
     Under the merger agreement, an “alternative proposal” is any inquiry or proposal relating to an “alternative transaction.” Under the merger agreement, an “alternative transaction” includes the following transactions:
•	any direct or indirect acquisition by any third party (other than Old Republic and its subsidiaries) of more than 20% of the outstanding shares of PMA or any of its subsidiaries or more than 20% of the outstanding voting power of any new series or new class of preferred stock that would be entitled to vote with respect to the proposed merger, including pursuant to a tender offer or exchange offer;

•	any merger, share exchange, consolidation or other business combination involving PMA or any of its subsidiaries (other than the proposed merger);

•
any transaction pursuant to which any third party (other than Old Republic and its subsidiaries) would acquire or would acquire control of assets (including equity securities of any subsidiary of PMA) of PMA or its subsidiaries that represent more than 20% of the fair market value of all of the assets, net revenues or net income of PMA and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving PMA or any of its subsidiaries other than the transactions contemplated by the merger agreement.
     PMA has agreed that promptly (and in any event within 48 hours) after the receipt of any alternative proposal, PMA will provide oral and written notice to Old Republic of such proposal setting forth the identity of the third party and the material terms of such proposal. Similarly, PMA has agreed that promptly (and in any event within 48 hours) after the receipt of any request for non-public information relating to PMA or any of its subsidiaries or requests for access to the properties, books or records of PMA or any of its subsidiaries (other than requests not reasonably expected to be related to a takeover proposal), PMA will provide oral and written notice to Old Republic of such request. Additionally, PMA is required to use its best efforts to keep Old Republic fully informed on a current basis of any material changes in the status of any such alternative proposal or request, including any material changes to the terms of the takeover proposal or request. Neither PMA nor its board of directors shall approve or take any action to render the Pennsylvania takeover disclosure law inapplicable to any alternative proposal or alternative transaction.
     If, following the execution of the merger agreement and prior to the adoption of the merger agreement by PMA shareholders, PMA receives a bona fide alternative proposal which did not arise as a result of a breach of PMA’s no solicitation obligations under the merger agreement, and the Board of Directors of PMA determines in good faith that such alternative proposal constitutes or is reasonably likely to lead to a superior proposal, then, following execution of an appropriate confidentiality agreement with the person submitting the alternative proposal, the Board of Directors of PMA may consider and participate in discussions and negotiations with respect to such bona fide alternative proposal and may furnish information regarding PMA and its subsidiaries to the third party making the alternative proposal (provided PMA shall simultaneously provide to Old Republic any such information that was not previously provided). PMA shall provide Old Republic with 48 hours written notice before it enters into any such discussions or negotiations concerning any alternative proposal.
     Under the merger agreement, a “superior proposal” is any proposal made by a third party to acquire, directly or indirectly, upon payment of cash and/or securities, 100% of the outstanding shares of PMA class A common stock or 100% of the assets, net revenues or net income of PMA and its subsidiaries, taken as a whole, and which the board of directors of PMA determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), that the proposal, (i) if consummated, would result in a transaction that is more favorable, from a financial point of view, to PMA’s shareholders than the proposed merger and (ii) is reasonably capable of being completed, including, in the good faith judgment of the Board of Directors of PMA, the third party being reasonably capable of obtaining any required financing.
PMA Special Meeting
     Except as provided in the merger agreement, PMA agreed to call a special meeting of the shareholders of PMA as soon as reasonably practicable for the purpose of obtaining shareholder adoption of the merger agreement and will use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Subject to certain exceptions, PMA’s board of directors has agreed to recommend that the holders of PMA class A common stock vote to adopt the merger agreement and to use commercially reasonable efforts to obtain adoption by PMA’s shareholders.
Recommendation of the PMA Board of Directors
     Under the merger agreement, PMA’s board of directors has agreed to recommend that the holders of PMA class A common stock vote to adopt the merger agreement, which is set forth in “The Merger — Recommendations of the PMA Board of Directors with Respect to the Merger” above. Subject to the provisions described below, the merger agreement provides that none of the PMA board of directors or any committee thereof will:
•	withdraw, modify or qualify or propose publicly to withdraw, modify or qualify the PMA board of directors recommendation regarding the merger proposal;

•
take any public action or make any public statement in connection with the PMA special shareholders meeting substantively inconsistent with the PMA board of directors recommendation regarding the merger proposal; or

•
approve or recommend, or publicly propose to approve or recommend or fail to recommend against any alternative proposal (each of the actions set forth in this bullet point or in the two preceding bullet points is referred to in this proxy statement/prospectus as a “PMA change of recommendation”).

     However, at any time prior to the adoption of the merger agreement by the PMA shareholders, the PMA board of directors may effect a PMA change of recommendation if each of the following conditions is satisfied:
•	PMA receives a superior proposal and such superior proposal has not been withdrawn;

•
the board of directors of PMA determines in good faith (after consultation with outside legal counsel), that in light of a superior proposal, the failure to effect a PMA change of recommendation would be inconsistent with its fiduciary duties under Pennsylvania law;

•
Old Republic has received written notice from PMA at least three business days prior to the date the PMA change of recommendation occurs and such notice states that PMA has received an alternative proposal which the board of directors has determined is a superior proposal and that PMA intends to effect a PMA change of recommendation and how such change will be made and also includes the identity of the third party making the proposal and a summary of the material terms of such proposal (and in the event the alternative proposal is materially amended, PMA must provide a new notice at least two business days before effecting any PMA change of recommendation); and

•
during such notice period, PMA and its advisors have negotiated in good faith with Old Republic (if Old Republic desires to negotiate) to make adjustments in the terms and conditions of the merger agreement such that the alternative proposal would no longer constitute a superior proposal.

Reasonable Best Efforts to Obtain Required Approvals
     Subject to the terms and conditions of the merger agreement, PMA, Old Republic and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper and advisable to consummate the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all documents to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and governmental entities. PMA, Old Republic and Merger Sub have agreed to make, or cause to be made, the filings and authorizations required under any regulatory law as promptly as reasonably practicable and to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or receipt of required authorizations under any regulatory law as soon as practicable.
     PMA and Old Republic will also use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or inquiry, (ii) subject to applicable legal limitations and the instructions of any governmental entity, keep the other party reasonably informed of any communication received from or given to any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated in the merger agreement, (iii) subject to applicable legal limitations and the instructions of any governmental entity, permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting with, any governmental entity or, in connection with any proceeding by a private party, with any other person, and (iv) to the extent permitted by the governmental entity or other person, give the other party the opportunity to attend and participate in any such meetings.

     PMA and Old Republic will use their reasonable best efforts to resolve any objections or challenges to the merger brought by a governmental entity or a private party so as to permit consummation of merger on the terms set forth in the merger agreement as soon as reasonably practicable. Notwithstanding the foregoing, under the merger agreement, Old Republic shall not be required to and none of PMA or its subsidiaries may, without the prior written consent of Old Republic, take any action if doing so would prohibit or limit the business of Old Republic or PMA, limit the ability of Old Republic to own PMA or its subsidiaries, prohibit Old Republic from controlling in any material respect the business or operations of Old Republic, PMA or their affiliates or would reasonably be expected to materially and adversely affect the benefits, taken as a whole, that Old Republic expects to derive from the merger or have a material adverse effect on the business, financial condition or results of operations of PMA and its subsidiaries taken as a whole.
Employee Benefits Matters
     Old Republic and PMA have agreed that, except as otherwise provided in the merger agreement, until December 31, 2011, Old Republic will provide continuing employees with employee benefits and compensation that are, in the aggregate, no less favorable than the employee benefits and compensation that were provided to such employees immediately prior to the merger, subject to pay or benefit cuts generally applicable to similarly situated Old Republic employees.
     To the extent applicable, Old Republic has agreed to (i) use its reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under an Old Republic benefit plan to be waived (to the extent such a waiver would have been available under the PMA plan), (ii) recognize any health, dental or vision expenses incurred by such employees in the plan year that includes the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements, and (iii) recognize service prior to the merger with PMA and any of its subsidiaries for purposes of eligibility to participate and vesting and level of benefits to the same extent such service was recognized by PMA or any of its subsidiaries under their analogous benefit plans.
     Except as otherwise provided in the merger agreement, after the merger, Old Republic will cause the surviving corporation and its subsidiaries to honor, in accordance with its terms or as may be amended after the merger, each PMA benefit plan.
Expenses
     Except as otherwise provided below in the event the merger agreement is terminated under certain circumstances, and with respect to the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be split equally between Old Republic and PMA, each of Old Republic and PMA will pay their own expenses incurred in connection with the merger.
Tax Treatment of the Merger
     Following the merger, neither PMA nor Old Republic will knowingly take (or fail to take) any action that could cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code and the regulations promulgated thereunder.
Directors’ and Officers’ Insurance and Indemnification
     After the closing, the surviving corporation will, and Old Republic will cause the surviving corporation to, to the fullest extent permitted by law, indemnify, defend and hold harmless (and advance expenses to) the present and former directors and officers of PMA and its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of PMA or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the merger, whether asserted or claimed prior to, or at or after, the merger, or taken at the request of Old Republic.
     In addition, prior to the merger, PMA shall purchase directors’ and officers’ liability insurance and fiduciary liability insurance policies covering for a tail period of six years from the merger any acts or omissions occurring prior to the merger and covering each person covered by PMA’s directors’ and officers’ liability insurance in effect as of the date of the merger agreement.
     In the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any claim in which any individual who is now, or has been prior to the date of merger agreement, or who becomes prior to the merger, a director or officer of PMA or any of its subsidiaries, is or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of PMA or any of its subsidiaries (or any such other person) prior to merger or (ii) the merger agreement or any of the transactions contemplated by merger agreement, whether asserted or arising before or after the merger, Old Republic and PMA shall cooperate and use their reasonable best efforts to defend against and respond to such claim. PMA has agreed that it will not settle or offer to settle any litigation or other legal proceeding against PMA or any of its directors or executive officers relating to the merger agreement or the merger without the prior written consent of Old Republic, which consent shall not be unreasonably withheld or delayed. All rights to indemnification for acts or omissions occurring prior to the merger existing as of the date of the merger agreement in favor of any party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any indemnification agreements in effect as of the date of the merger agreement, will survive the merger and continue in full force and effect in accordance with their terms.
Notification of Certain Events
     PMA and Old Republic shall promptly advise the other of any change or event (i) having or reasonably likely to have a material adverse effect on it or (ii) that it believes would or would be reasonably likely to cause a material breach of any of its representations, warranties or covenants contained in the merger agreement.

Exemption from Liability under Section 16(b)
     Old Republic and PMA will take all steps necessary or appropriate to cause any deemed disposition of shares of PMA class A common stock or conversion of any derivative securities in respect of such shares of PMA class A common stock or any deemed acquisition of shares of Old Republic common stock by an individual who after the merger is expected to be subject to Section 16(b) of the Exchange Act with respect to Old Republic, in each case in connection with the consummation of the transactions contemplated by the merger agreement, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Listing of Old Republic’s Common Stock
     Old Republic will cause the shares of Old Republic common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the merger.
Termination of the Merger Agreement
     The merger agreement may be terminated, at any time prior to the consummation of the merger:
•	by mutual written consent of Old Republic and PMA;

•	subject to certain limitations described in the merger agreement, by either Old Republic or PMA, if:
•
the merger shall not have been consummated on or before December 31, 2010, unless the party seeking to terminate the merger agreement failed to perform or observe the applicable covenants and agreements under the merger agreement;

•
a required regulatory approval has been denied or any governmental entity has taken action permanently enjoining or otherwise prohibiting or making illegal the merger, including with respect to antitrust matters, if HSR approval has not been obtained within 120 days of the filing of the HSR application (such 120 day period to be extended for another 120 days if HSR approval is a reasonable possibility);

•
the other party has breached a representation, warranty, covenant or agreement that would preclude the satisfaction of certain conditions to the consummation of the merger and such breach is not remedied within the applicable cure period;

•
the PMA board of directors shall have (i) failed to recommend the approval and adoption of the merger agreement to the PMA shareholders, (ii) made any PMA change of recommendation, (iii) approved or recommended, or publicly proposed to approve or recommend, any alternative proposal or (iv) failed to recommend to PMA’s shareholders that they reject any tender offer or exchange offer that constitutes an alternative transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act; or

•	the PMA shareholders have not adopted the merger agreement at the PMA special meeting.
Termination Fees and Expenses
     If the merger agreement is terminated as described in “The Merger Agreement — Termination of the Merger Agreement” above, the merger agreement will become void, and there will be no liability or obligation of any party or its officers and directors under the merger agreement except as to certain limited provisions set forth in the merger agreement, including the payment of termination fees and the reimbursement of reasonable out-of-pocket transaction expenses of Old Republic in connection with a termination of the merger agreement, as described below, which will survive the termination, and except that no party will be relieved or released from any liabilities or damages arising out of its knowing breach of the merger agreement.
     If either Old Republic or PMA terminates the merger agreement as a result of the actions of the PMA board of directors (failed to recommend the merger to the PMA shareholders, made a PMA change of recommendation, approved or recommended any alternative proposal or failed to recommend to PMA’s shareholders that they reject any tender offer or exchange offer that constitutes an alternative transaction), PMA will pay to Old Republic a termination fee of $8 million.
     If a pre-termination company takeover proposal event (as defined below) occurred and (i) Old Republic or PMA terminates the merger agreement as a result of the failure of the merger to be consummated by December 31, 2010 (provided PMA is not in material breach of the merger agreement and the PMA shareholders have adopted the merger agreement), (ii) Old Republic or PMA terminates the merger agreement as a result of the PMA shareholders failure to adopt the merger agreement, or (ii) Old Republic terminates the merger agreement as a result of PMA’s breach of a representation, warranty, covenant or agreement that would preclude the satisfaction of certain conditions to the consummation of the merger and such breach is not remedied within the applicable cure period, then PMA shall pay Old Republic for its documented out-of-pocket expenses paid or payable to any third party in connection with the merger agreement (including all actuaries’, attorneys’, accountants’ and investment bankers’ fees and expenses), not to exceed $2 million. If within six months of termination of the merger agreement under those circumstances, PMA consummates any alternative transaction, PMA shall pay Old Republic a termination fee of $8 million less any expenses paid pursuant to the merger agreement.
     Under the merger agreement, a “pre-termination company takeover proposal event” will occur if, prior to the event giving rise to the right to terminate the merger agreement, a bona fide alternative proposal shall have been made to PMA or has been made directly to its shareholders or any person shall have publicly announced an intention to make an alternative proposal involving PMA. For purposes of the right to terminate and the right to any expense reimbursement or any termination fees under the merger agreement, an “alternative proposal” is any inquiry or proposal relating to an “alternative transaction.” In this case, an “alternative transaction” includes the following transactions:
•
any direct or indirect acquisition by any third party (other than Old Republic and its subsidiaries) 50% or more of the outstanding shares of PMA class A common stock of 50% or more of the voting power of any new series or new class of preferred stock that would be entitled to vote with respect to the proposed merger, including pursuant to a tender offer or exchange offer;

•
any merger, share exchange, consolidation or other business combination involving PMA or any of its subsidiaries (other than the proposed Old Republic merger) to which PMA is a party and in which the PMA shareholders will not hold at least 66-2/3% of the total voting power of the surviving company;

•
any transaction pursuant to which any third party (other than Old Republic and its subsidiaries) would acquire or would acquire control of assets (including equity securities of any subsidiary of PMA) of PMA or its subsidiaries that represent more than 50% of the fair market value of all of the assets, net revenues or net income of PMA and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•
any other consolidation, business combination, recapitalization or similar transaction involving PMA or any of its subsidiaries other then the transactions contemplated by the merger agreement to which PMA is a party and in which the PMA shareholders will not hold at least 66-2/3% of the total voting power of the surviving company.

Amendment, Extension and Waiver
     Old Republic and PMA have agreed that the merger agreement may be amended by the parties, as authorized by their respective boards of directors, in writing. After the adoption of the merger agreement by the PMA shareholders, no amendment may be made to the merger agreement without the approval of PMA shareholders, if such approval is required by law.
     The parties have also agreed that, prior to the consummation of the merger, with the authorization of their respective boards of directors, the parties will be allowed, in writing, to the extent permitted by law, to extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the merger agreement or waive compliance with any of the agreements or conditions contained in the merger agreement.
Governing Law
     The merger agreement is governed by and will be construed in accordance with the laws of the Commonwealth of Pennsylvania.

INFORMATION ABOUT THE COMPANIES
PMA
     PMA is a holding company whose operating subsidiaries provide insurance and related fee-based services. PMA’s insurance products include workers’ compensation and other commercial property and casualty lines of insurance. Fee-based services include third party administrator (“TPA”), managing general agent and program administrator services. The operating subsidiaries are marketed under PMA Companies and include The PMA Insurance Group, PMA Management Corp., PMA Management Corp. of New England, Inc., and Midlands Management Corporation (“Midlands”). PMA’s insurance products are marketed primarily in the eastern part of the United States. These products are written through The PMA Insurance Group, PMA’s property and casualty insurance segment. The PMA Insurance Group primarily includes the operations of PMA’s principal insurance subsidiaries, Pennsylvania Manufacturers’ Association Insurance Company, Manufacturers Alliance Insurance Company and Pennsylvania Manufacturers Indemnity Company. PMA’s Fee-based Business includes the operations of PMA Management Corp., PMA Management Corp. of New England, Inc., and Midlands. PMA Management Corp. is a TPA that provides various claims administration, risk management, loss prevention and related services, primarily to self-insured clients under fee for service arrangements. PMA Management Corp. of New England, Inc. is a provider of risk management and TPA services. Midlands is a managing general agent, program administrator and provider of TPA services. PMA also has a Corporate and Other segment, which primarily includes corporate expenses and debt service.
     PMA is a Pennsylvania corporation. PMA’s common stock trades on the NASDAQ Stock Market® under the symbol “PMACA.” PMA has an A.M. Best Company rating of “A-” (Excellent), which is the 4th highest of 16 rating levels. PMA’s principal executive offices are located at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, and its telephone number is (610) 397-5298.
Old Republic
General Description of Business. Old Republic International Corporation is a Chicago based holding company engaged in the single business of insurance underwriting. It conducts its operations through a number of regulated insurance company subsidiaries organized into three major segments, namely, it’s General (property and liability insurance), Mortgage Guaranty, and Title Insurance Groups. References herein to such groups apply to Old Republic’s subsidiaries engaged in these respective segments of business. The results of a small life and health insurance business are included within the corporate and other caption of this report. “Old Republic” refers to Old Republic International Corporation and its subsidiaries as the context requires.
     The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance and expiration of a policy. This basic fact casts Old Republic as a risk-taking enterprise managed for the long run. Management therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and the maintenance of financial soundness in support of its subsidiaries’ long-term obligations to insurance beneficiaries. To achieve these objectives, adherence to certain basic insurance risk management principles is stressed, and asset diversification and quality are emphasized. The underwriting principles encompass:
•	Disciplined risk selection, evaluation, and pricing to reduce uncertainty and adverse selection;

•	Augmenting the predictability of expected outcomes through insurance of the largest number of homogeneous risks as to each type of coverage;

•	Reducing the insurance portfolio risk profile through:
•	diversification and spread of insured risks; and

•	assimilation of uncorrelated asset and liability exposures across economic sectors that tend to offset or counterbalance one another; and
•	Effectively managing gross and net limits of liability through appropriate use of reinsurance.
     In addition to income arising from Old Republic’s basic underwriting and related services functions, significant investment income is earned from invested funds generated by those functions and from shareholders’ capital. Investment management aims for stability of income from interest and dividends, protection of capital, and sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Securities trading and the realization of capital gains are not objectives. The investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. Old Republic’s ability to hold both fixed maturity and equity securities for long periods of time is in turn enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities.
     In light of the above factors, Old Republic’s affairs are managed without regard to the arbitrary strictures of quarterly or even annual reporting periods that American industry must observe. In Old Republic’s view, such short reporting time frames do not comport well with the long-term nature of much of its business. Management believes that Old Republic’s operating results and financial condition can best be evaluated by observing underwriting and overall operating performance trends over succeeding five to ten year intervals. Such extended periods can encompass one or two economic and/or underwriting cycles, and thereby provide appropriate time frames for such cycles to run their course and for reserved claim costs to be quantified with greater finality and effect.
     The contributions to consolidated net revenues and income before taxes, and the assets and shareholders’ equity of each Old Republic segment are set forth in the following table. This information should be read in conjunction with Old Republic’s consolidated financial statements, the notes thereto, and the section entitled “Old Republic Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus.
Financial Information Relating to Segments of Business (a)
Net Revenues (b)

	($ in Millions)
Years Ended December 31:	2009	2008	2007
General	$2,052.7	$2,255.9	$2,438.0
Mortgage Guaranty	746.1	690.0	608.3
Title	914.1	681.3	878.5
Corporate & Other — net (c)	138.1	132.1	131.4
Consolidated realized investment gains (losses)	6.3	(486.4)	70.3
Consolidation elimination adjustments	(53.8)	(35.3)	(35.8)

Consolidated	$3,803.6	$3,237.7	$4,091.0

Income (Loss) Before Taxes

Years Ended December 31:	2009	2008	2007
General	$200.1	$294.3	$418.0
Mortgage Guaranty	(486.4)	(594.3)	(110.4)
Title	2.1	(46.3)	(14.7)
Corporate & Other — net (c)	4.0	13.5	15.1
Consolidated realized investment gains (losses)	6.3	(486.4)	70.3

Consolidated	$(273.6)	$(819.2)	$378.4

Assets

As of December 31:	2009	2008	2007
General	$9,920.8	$9,482.9	$9,769.9
Mortgage Guaranty	3,233.4	2,973.1	2,523.8
Title	852.8	762.4	770.4
Corporate & Other — net (c)	503.5	509.5	437.9
Consolidation elimination adjustments	(320.5)	(462.0)	(211.5)

Consolidated	$14,190.0	$13,266.0	$13,290.6

Shareholders’ Equity

As of December 31:	2009	2008	2007
General	$2,548.2	$2,258.7	$2,536.7
Mortgage Guaranty	581.7	828.0	1,237.7
Title	288.6	260.0	334.9
Corporate & Other — net (c)	516.9	433.7	475.4
Consolidated elimination adjustments	(44.1)	(40.2)	(43.2)

Consolidated	$3,891.4	$3,740.3	$4,541.6

(a)
Reference is made to the table in Note 6 of the Notes to Consolidated Financial Statements for the year ended December 31, 2009, incorporated herein by reference, which shows the contribution of each subcategory to the consolidated net revenues and income or loss before income taxes of Old Republic’s insurance industry segments.

(b)
Revenues consist of net premiums, fees, net investment and other income earned; realized investment gains (losses) are shown in total for all groups combined since the investment portfolio is managed as a whole.

(c)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and health insurance operation.

General Insurance Group
     Old Republic’s General Insurance segment is best characterized as a commercial lines insurance business with a strong focus on liability insurance coverages. Most of these coverages are provided to businesses, government, and other institutions. Old Republic does not have a meaningful exposure to personal lines insurance such as homeowners and private automobile coverages, nor does it insure significant amounts of commercial or other real property. In continuance of its commercial lines orientation, Old Republic also focuses on specific sectors of the North American economy, most prominently the transportation (trucking and general aviation), commercial construction, forest products, energy, general manufacturing, and financial services industries. In managing the insurance risks it undertakes, Old Republic employs various underwriting and loss mitigation techniques such as utilization of policy deductibles, captive insurance risk-sharing arrangements, and retrospective rating and policyholder dividend plans. These underwriting techniques are intended to better correlate premium charges with the ultimate claims experience pertaining to individual or groups of assureds.
     Over the years, the General Insurance Group’s operations have been developed steadily through a combination of internal growth, the establishment of additional subsidiaries focused on new types of coverages and/or industry sectors, and through several mergers of smaller companies. As a result, this segment has become widely diversified with a business base encompassing the following major coverages:
Automobile Extended Warranty Insurance (1992): Coverage is provided to the vehicle owner for certain mechanical or electrical repair or replacement costs after the manufacturer’s warranty has expired.
Aviation (1983): Insurance policies protect the value of aircraft hulls and afford liability coverage for acts that result in injury, loss of life, and property damage to passengers and others on the ground or in the air. Old Republic’s aviation business does not extend to commercial airlines.
Commercial Automobile Insurance (1930’s): Covers vehicles (mostly trucks) used principally in commercial pursuits. Policies cover damage to insured vehicles and liabilities incurred by an assured for bodily injury and property damage sustained by third parties.
Commercial Multi-Peril (“CMP”)(1920’s): Policies afford liability coverage for claims arising from the acts of owners or employees, and protection for the physical assets of large businesses.
Financial Indemnity: Multiple types of specialty coverages, including most prominently the following five, are underwritten by Old Republic within this financial indemnity products classification.
Consumer Credit Indemnity (“CCI”)(1955): Policies provide limited indemnity to lenders and other financial intermediaries against the risk of non-payment of consumer loan balances by individual buyers and borrowers arising from unemployment, bankruptcy, and other failures to pay.

Errors & Omissions(“E&O”)/Directors & Officers (“D&O”)(1983): E&O liability policies are written for non-medical professional service providers such as lawyers, architects and consultants, and provides coverage for legal expenses, and indemnity settlements for claims alleging breaches of professional standards. D&O coverage provides for the payment of legal expenses, and indemnity settlements for claims made against the directors and officers of corporations from a variety of sources, most typically shareholders.
Fidelity (1981): Bonds cover the exposures of financial institutions and commercial and other enterprises for losses of monies or debt and equity securities due to acts of employee dishonesty.
Guaranteed Asset Protection (“GAP”)(2003): This insurance covers an automobile loan borrower for the dollar value difference between an insurance company’s liability for the total loss (remaining cash value) of an insured vehicle and the amount still owed on an automobile loan.
Surety (1981): Bonds are insurance company guarantees of performance by a corporate principal or individual such as for the completion of a building or road project, or payment on various types of contracts.
General Liability (1920’s): Protects against liability of an assured which stems from carelessness, negligence, or failure to act, and results in property damage or personal injury to others.
Home Warranty Insurance (1981): This product provides repair and/or replacement coverage for home systems (e.g. plumbing, heating, and electrical) and designated appliances.
Inland Marine (1920’s): Coverage pertains to the insurance of property in transit over land and of property which is mobile by nature.
Travel Accident (1970): Coverages provided under these policies, some of which are also underwritten by Old Republic’s Canadian life insurance affiliate, cover monetary losses arising from trip delay and cancellation for individual insureds.
Workers’ Compensation (1920’s): This coverage is purchased by employers to provide insurance for employees’ lost wages and medical benefits in the event of work-related injury, disability, or death.
(Parenthetical dates refer to the year(s) when Old Republic’s Companies began underwriting the coverages)

     Commercial automobile, general liability and workers’ compensation insurance are typically produced in tandem for many assureds. For 2009, production of commercial automobile direct insurance premiums accounted for approximately 29.8% of consolidated General Insurance Group direct premiums written, while workers’ compensation and general liability direct premium production amounted to approximately 19.2% and 13.6%, respectively, of such consolidated totals.
     Approximately 85% of general insurance premiums are produced through independent agency or brokerage channels, while the remaining 15% is obtained through direct production facilities.
Mortgage Guaranty Group
     Private mortgage insurance protects mortgage lenders and investors from default related losses on residential mortgage loans made primarily to homebuyers who make down payments of less than 20% of the home’s purchase price. The Mortgage Guaranty Group insures only first mortgage loans, primarily on residential properties incorporating one-to-four family dwelling units.
     There are two principal types of private mortgage insurance coverage: “primary” and “pool”. Primary mortgage insurance provides mortgage default protection on individual loans and covers a stated percentage of the unpaid loan principal, delinquent interest, and certain expenses associated with the default and subsequent foreclosure. In lieu of paying the stated coverage percentage, Old Republic may pay the entire claim amount, take title to the mortgaged property, and subsequently sell the property to mitigate its loss. Pool insurance, which is written on a group of loans in negotiated transactions, provides coverage that ranges up to 100% of the net loss on each individual loan included in the pool, subject to provisions regarding deductibles, caps on individual exposures, and aggregate stop loss provisions which limit aggregate losses to a specified percentage of the total original balances of all loans in the pool.
     Traditional primary insurance is issued on an individual loan basis to mortgage bankers, brokers, commercial banks and savings institutions through a network of Company-managed underwriting sites located throughout the country. Traditional primary loans are individually reviewed (except for loans insured under delegated approval programs) and priced according to filed premium rates. In underwriting traditional primary business, Old Republic generally adheres to the underwriting guidelines published by the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”) or the Federal National Mortgage Association (“FNMA” or “Fannie Mae”), purchasers of many of the loans Old Republic insures. Delegated underwriting programs allow approved lenders to commit Old Republic to insure loans provided they adhere to predetermined underwriting guidelines. In 2009, delegated underwriting approvals accounted for approximately 67% of Old Republic’s new traditional primary risk written.
     Bulk and other insurance is issued on groups of loans to mortgage banking customers through a centralized risk assessment and underwriting department. These groups of loans are priced in the aggregate, on a bid or negotiated basis. Coverage for insurance issued in this manner can be provided through primary insurance policies (loan level coverage) or pool insurance policies (aggregate coverage). Old Republic considers transactions designated as bulk insurance to be exposed to higher risk (as determined by characteristics such as origination channel, loan amount, credit quality, and loan documentation) than those designated as other insurance.
     Before insuring any loans, Old Republic issues to each approved customer a master policy outlining the terms and conditions under which coverage will be provided. Primary business is then executed via the issuance of a commitment/certificate for each loan submitted and approved for insurance. In the case of business providing pool coverage, a separate pool insurance policy is issued covering the particular loans applicable to each transaction.
     As to all types of mortgage insurance products, the amount of premium charge depends on various underwriting criteria such as loan-to-value ratios, the level of coverage being provided, the borrower’s credit history, the type of loan instrument (whether fixed rate/fixed payment or an adjustable rate/adjustable payment), documentation type, and whether or not the insured property is categorized as an investment or owner occupied property. Coverage is non-cancelable by Old Republic (except in the case of non-payment of premium or certain master policy violations) and premiums are paid under single, annual, or monthly payment plans. Single premiums are paid at the inception of coverage and provide coverage for the entire policy term. Annual and monthly premiums are renewable on their anniversary dates with the premium charge determined on the basis of the original or outstanding loan amount. The majority of Old Republic’s direct premiums are written under monthly premium plans. Premiums may be paid by borrowers as part of their monthly mortgage payment and passed through to Old Republic by the servicer of the loan or they may be paid directly by the originator of, or investor in the mortgage loan.
Title Insurance Group
     The title insurance business consists primarily of the issuance of policies to real estate purchasers and investors based upon searches of the public records, which contain information concerning interests in real property. The policy insures against losses arising out of defects, liens and encumbrances affecting the insured title and not excluded or excepted from the coverage of the policy. For the year ended December 31, 2009, approximately 39% of Old Republic’s consolidated title premium and related fee income stemmed from direct operations (which include branch offices of its title insurers and wholly owned subsidiaries of Old Republic), while the remaining 61% emanated from independent title agents and underwritten title companies.
     There are two basic types of title insurance policies: lenders’ policies and owners’ policies. Both are issued for a one-time premium. Most mortgages made in the United States are extended by mortgage bankers, savings and commercial banks, state and federal agencies, and life insurance companies. The financial institutions secure title insurance policies to protect their mortgagees’ interest in the real property. This protection remains in effect for as long as the mortgagee has an interest in the property. A separate title insurance policy may be issued to the owner of the real estate. An owner’s policy of title insurance protects an owner’s interest in the title to the property.

     The premiums charged for the issuance of title insurance policies vary with the policy amount and the type of policy issued. The premium is collected in full when the real estate transaction is closed, there being no recurring fee thereafter. In many areas, premiums charged on subsequent policies on the same property may be reduced depending generally upon the time elapsed between issuance of the previous policies and the nature of the transactions for which the policies are issued. Most of the charge to the customer relates to title services rendered in conjunction with the issuance of a policy rather than to the possibility of loss due to risks insured against. Accordingly, the cost of service performed by a title insurer relates for the most part to the prevention of loss rather than to the assumption of the risk of loss. Claim losses that do occur result primarily from title search and examination mistakes, fraud, forgery, incapacity, missing heirs and escrow processing errors.
     In connection with its title insurance operations, Old Republic also provides escrow closing and construction disbursement services, as well as real estate information products, national default management services, and services pertaining to real estate transfers and loan transactions.
Corporate and Other Operations
     Corporate and other operations include the accounts of a small life and health insurance business as well as those of the parent holding company and several minor corporate services subsidiaries that perform investment management, payroll, administrative and minor marketing services.
     Old Republic’s small life and health business registered 2009 and 2008 net premium revenues of $73.3 million and $80.1 million, respectively. This business is conducted in both the United States and Canada and consists mostly of limited product offerings sold through financial intermediaries such as automobile dealers, travel agents, and marketing channels that are also utilized in some of Old Republic’s general insurance operations. Production of term life insurance, accounting for net premiums earned of $15.1 million in 2009 and $16.8 million in 2008, was terminated and placed in run off as of year end 2004.
Consolidated Underwriting Statistics
     The following table reflects underwriting statistics covering premiums and related loss, expense, and policyholders’ dividend ratios for the major coverages underwritten in Old Republic’s insurance segments.

	($ in Millions)
	Years Ended December 31,
	2009	2008	2007
General Insurance Group:
Overall Experience:
Net Premiums Earned	$1,782.5	$1,989.3	$2,155.1
Claim Ratio	75.9%	72.2%	67.4%
Policyholders’ Dividend Benefit	.4	.8	.4
Expense Ratio	25.8	24.2	24.1

Composite Ratio	102.1%	97.2%	91.9%

Experience by Major Coverages:
Commercial Automobile (Principally Trucking):
Net Premiums Earned	$652.8	$694.5	$752.4
Claim Ratio	71.3%	75.8%	73.9%

Workers’ Compensation:
Net Premiums Earned	$387.3	$418.4	$505.6
Claim Ratio	73.9%	67.2%	69.7%
Policyholders’ Dividend Benefit	1.0%	2.2%	1.2%

General Liability:
Net Premiums Earned	$143.2	$150.2	$168.1
Claim Ratio	65.3%	63.9%	59.8%

Three Above Coverages Combined:
Net Premiums Earned	$1,183.5	$1,263.2	$1,426.2
Claim Ratio	71.4%	71.5%	70.7%

Financial Indemnity: (a)
Net Premiums Earned	$241.5	$319.7	$298.0
Claim Ratio	117.8%	95.0%	69.6%

Inland Marine and Commercial Multi-Peril:
Net Premiums Earned	$168.8	$192.9	$199.3
Claim Ratio	61.4%	58.8%	54.0%

Home and Automobile Warranty:
Net Premiums Earned	$141.6	$126.2	$129.8
Claim Ratio	65.2%	61.2%	62.9%

Other Coverages: (b)
Net Premiums Earned	$50.7	$89.5	$98.9
Claim Ratio	45.8%	43.6%	46.7%

Mortgage Guaranty Group:
Net Premiums Earned	$644.5	$592.5	$518.2
Claim Ratio	176.0%	199.3%	118.8%
Expense Ratio	12.6	15.7	17.7

Composite Ratio	188.6%	215.0%	136.5%

Title Insurance Group: (c)
Net Premiums Earned	$611.0	$463.1	$638.5
Combined Net Premiums & Fees Earned	$888.4	$656.1	$850.7
Claim Ratio	7.9%	7.0%	6.6%
Expense Ratio	93.8	103.6	98.1

Composite Ratio	101.7%	110.6%	104.7%

All Coverages Consolidated:
Net Premiums & Fees Earned	$3,388.9	$3,318.1	$3,601.2
Claim and Benefit Ratio	76.7%	81.8%	60.2%
Expense Ratio	41.8	39.1	41.3

Composite Ratio	118.5%	120.9%	101.5%

Any necessary reclassifications of prior year data are reflected in the above table to conform to our current presentation.

(a)	Consists principally of fidelity, surety, consumer credit indemnity, executive indemnity (directors & officers and errors & omissions), and guaranteed asset protection (GAP) coverages.

(b)	Consists principally of aviation and travel accident coverages.

(c)	Title claim, expense, and composite ratios are calculated on the basis of combined net premiums and fees earned.

     General insurance premiums have trended down during the three years ended December 31, 2009. Old Republic estimates that most of the downtrend has been caused by the combination of a softer pricing environment and the recessionary economic conditions affecting its customers’ operations. These conditions affect such factors as sales and employment levels, both of which are important elements upon which premiums are based. Mortgage guaranty premium levels have been pressured by lower industry-wide market penetration offset by reduced cessions to captive insurers. The significant increase in 2009 earned premiums was due to largely non-recurring captive reinsurance commutations which contributed $82.5 million of additional premiums covering future losses. Title insurance premiums and fees had been in a downtrend between 2005 and late 2008. The combination of stronger refinance activity that began late in 2008 and continued into early 2009 and greater market share gains in the second half of last year produced a turn around for 2009 as a whole.
     Variations in claim ratios are typically caused by changes in the frequency and severity of claims incurred, changes in premium rates and the level of premium refunds, and periodic changes in claim and claim expense reserve estimates resulting from ongoing reevaluations of reported and incurred but not reported claims and claim expenses. As demonstrated in the above table, Old Republic can therefore experience period-to-period volatility in the underwriting results posted for individual coverages. In light of Old Republic’s basic underwriting focus in managing its business, a long-term objective has been to dampen this volatility by diversifying the coverages it offers and the industries it serves.
     The claim ratios include loss adjustment expenses where appropriate. Policyholders’ dividends, which apply principally to workers’ compensation insurance, are a reflection of changes in loss experience for individual or groups of policies, rather than overall results, and should be viewed in conjunction with loss ratio trends.
     Excluding the impact of Old Republic’s consumer credit indemnity (“CCI”) business discussed below, the overall general insurance claim ratio reflects reasonably consistent trends for all periods reported upon. To a large extent this major cost factor reflects pricing and risk selection improvements that have been applied since 2001, followed by a general price softening in the past three years or so. Changes in commercial automobile coverages claim ratios are primarily due to greater claim frequencies. Loss ratios for workers’ compensation and liability insurance coverages may reflect greater variability due to chance events in any one year, changes in loss costs emanating from participation in involuntary markets (i.e. insurance assigned risk pools and associations in which participation is basically mandatory), and added provisions for loss costs not recoverable from assuming reinsurers which may experience financial difficulties from time to time. Additionally, workers’ compensation claim costs in particular are affected by a variety of underwriting techniques such as the use of captive reinsurance retentions, retrospective premium plans, and self-insured or deductible insurance programs that are intended to mitigate claim costs over time. Claim ratios for a relatively small book of general liability coverages tend to be highly volatile year to year due to the impact of changes in claim emergence and severity of legacy asbestos and environmental claims exposures.
     Old Republic generally underwrites concurrently workers’ compensation, commercial automobile (liability and physical damage), and general liability insurance coverages for a large number of customers. Given this concurrent underwriting approach, an evaluation of trends in premiums, claim and dividend ratios for these individual coverages is more appropriately considered in the aggregate.
     The higher claim ratio for financial indemnity coverages in the periods shown was driven principally by greater claim frequencies experienced in Old Republic’s CCI coverage. These higher claim ratios added 7.3 and 6.1 percentage points, respectively, to the 2009 and 2008 general insurance overall claim ratio versus an insignificant effect for 2007.
     Mortgage guaranty claim ratios, absent the effect of the third quarter 2009 reinsurance commutation transactions which had the impact of lowering the 2009 ratio from 199.6% to 176.0%, have continued to rise in recent periods. These ratios have risen principally as a result of higher reserve provisions and paid losses. Greater reserve provisions have resulted from higher levels of reported delinquencies emanating from the downturn in the national economy, widespread stress in housing and mortgage finance markets, and increasing unemployment. Trends in expected and actual claim frequency and severity have been impacted to varying degrees by several factors including, but not limited to, significant declines in home prices which limit a troubled borrower’s ability to sell the mortgaged property in an amount sufficient to satisfy the remaining debt obligation; more restrictive mortgage lending standards which limit a borrower’s ability to refinance the loan; increases in housing supply relative to recent demand; historically high levels of coverage rescissions and claim denials as a result of material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and changes in claim settlement costs. The latter costs are influenced by the amount of unpaid principal outstanding on delinquent loans as well as the rising expenses of settling claims due to higher investigation costs, legal fees, and accumulated interest expenses.
     Title insurance loss ratios have remained in the single digits for a number of years due to a continuation of favorable trends in claims frequency and severity for business underwritten since 1992 in particular. Though still reasonably contained, claim ratios have risen in the three most recent years due to the continuing downturn and economic stresses in the housing and related mortgage lending industries.
     The consolidated claim, expense, and composite ratios reflect all the above factors and the changing period-to-period contributions of each segment to consolidated results.
General Insurance Claim Reserves
     Old Republic’s property and liability insurance subsidiaries establish claim reserves which consist of estimates to settle: a) reported claims; b) claims which have been incurred as of each balance sheet date but have not as yet been reported (“IBNR”) to the insurance subsidiaries; and c) the direct costs, (fees and costs which are allocable to individual claims) and indirect costs (such as salaries and rent applicable to the overall management of claim departments) to administer known and IBNR claims. Such claim reserves, except as to classification in the Consolidated Balance Sheets as to gross and reinsured portions, are reported for financial and regulatory reporting purposes at amounts that are substantially the same.

     The establishment of claim reserves by Old Republic’s insurance subsidiaries is a reasonably complex and dynamic process influenced by a large variety of factors. These factors principally include past experience applicable to the anticipated costs of various types of claims, continually evolving and changing legal theories emanating from the judicial system, recurring accounting, statistical, and actuarial studies, the professional experience and expertise of Old Republic’s claim departments’ personnel or attorneys and independent claim adjusters, ongoing changes in claim frequency or severity patterns such as those caused by natural disasters, illnesses, accidents, work-related injuries, and changes in general and industry-specific economic conditions. Consequently, the reserves established are a reflection of the opinions of a large number of persons, of the application and interpretation of historical precedent and trends, of expectations as to future developments, and of management’s judgment in interpreting all such factors. At any point in time, Old Republic is exposed to possibly higher or lower than anticipated claim costs due to all of these factors, and to the evolution, interpretation, and expansion of tort law, as well as the effects of unexpected jury verdicts.
     In establishing claim reserves, the possible increase in future loss settlement costs caused by inflation is considered implicitly, along with the many other factors cited above. Reserves are generally set to provide for the ultimate cost of all claims. With regard to workers’ compensation reserves, however, the ultimate cost of long-term disability or pension type claims is discounted to present value based on interest rates ranging from 3.5% to 4.0%. Old Republic, where applicable, uses only such discounted reserves in evaluating the results of its operations, in pricing its products and settling retrospective and reinsured accounts, in evaluating policy terms and experience, and for other general business purposes. Solely to comply with reporting rules mandated by the Securities and Exchange Commission, however, Old Republic has made statistical studies of applicable workers’ compensation reserves to obtain estimates of the amounts by which claim and claim adjustment expense reserves, net of reinsurance, have been discounted. These studies have resulted in estimates of such amounts at $143.9 million, $156.8 million and $148.5 million, as of December 31, 2009, 2008 and 2007, respectively. It should be noted, however, that these differences between discounted and non-discounted (terminal) reserves are, fundamentally, of an informational nature, and are not indicative of an effect on operating results for any one or series of years for the above noted reasons.
     Early in 2001, the Federal Department of Labor revised the Federal Black Lung Program regulations. The revisions basically require a reevaluation of previously settled, denied, or new occupational disease claims in the context of newly devised, more lenient standards when such claims are resubmitted. Following a number of challenges and appeals by the insurance and coal mining industries, the revised regulations were, for the most part, upheld in June, 2002 and are to be applied prospectively. Since the final quarter of 2001, black lung claims filed or refiled pursuant to these anticipated and now final regulations have increased, though the volume of new claim reports has abated in recent years. The vast majority of claims filed to date against Old Republic pertain to business underwritten through loss sensitive programs that permit the charge of additional or refund of return premiums to wholly or partially offset changes in estimated claim costs, or to business underwritten as a service carrier on behalf of various industry-wide involuntary market (i.e. assigned risk) pools. A much smaller portion pertains to business produced on a traditional risk transfer basis. Old Republic has established applicable reserves for claims as they have been reported and for claims not as yet reported on the basis of its historical experience as well as assumptions relative to the effect of the revised regulations.

Inasmuch as a variety of challenges are likely as the revised regulations are implemented through the actual claim settlement process, the potential impact on reserves, gross and net of reinsurance or retrospective premium adjustments, resulting from such regulations cannot be estimated with reasonable certainty.
     Old Republic’s reserve estimates also include provisions for indemnity and settlement costs for various asbestosis and environmental impairment (“A&E”) claims that have been filed in the normal course of business against a number of its insurance subsidiaries. Many such claims relate to policies issued prior to 1985, including many issued during a short period between 1981 and 1982 pursuant to an agency agreement canceled in 1982. Over the years, Old Republic’s property and liability insurance subsidiaries have typically issued general liability insurance policies with face amounts ranging between $1.0 million and $2.0 million and rarely exceeding $10.0 million. Such policies have, in turn, been subject to reinsurance cessions which have typically reduced the subsidiaries’ net retentions to $.5 million or less as to each claim. Old Republic’s exposure to A&E claims cannot, however, be calculated by conventional insurance reserving methods for a variety of reasons, including: a) the absence of statistically valid data inasmuch as such claims typically involve long reporting delays and very often uncertainty as to the number and identity of insureds against whom such claims have arisen or will arise; and b) the litigation history of such or similar claims for insurance industry members which has produced inconsistent court decisions with regard to such questions as to when an alleged loss occurred, which policies provide coverage, how a loss is to be allocated among potentially responsible insureds and/or their insurance carriers, how policy coverage exclusions are to be interpreted, what types of environmental impairment or toxic tort claims are covered, when the insurer’s duty to defend is triggered, how policy limits are to be calculated, and whether clean-up costs constitute property damage. In recent times, the Executive Branch and/or the Congress of the United States have proposed or considered changes in the legislation and rules affecting the determination of liability for environmental and asbestosis claims. As of December 31, 2009, however, there is no solid evidence to suggest that possible future changes might mitigate or reduce some or all of these claim exposures. Because of the above issues and uncertainties, estimation of reserves for losses and allocated loss adjustment expenses for A&E claims in particular is much more difficult or impossible to quantify with a high degree of precision. Accordingly, no representation can be made that Old Republic’s reserves for such claims and related costs will not prove to be overstated or understated in the future. At December 31, 2009, Old Republic’s aggregate indemnity and loss adjustment expense reserves specifically identified with A&E exposures amounted to approximately $172.8 million gross, and $136.9 million net of reinsurance. Based on average annual claims payments during the five most recent calendar years, such reserves represented 8.4 years (gross) and 11.5 years (net of reinsurance) of average annual claims payments. Fluctuations in this ratio between years can be caused by the inconsistent pay out patterns associated with these types of claims. For the five years ended December 31, 2009, incurred A&E claim and related loss settlement costs have averaged 1.4% of average annual General Insurance Group claims and related settlement costs.
     Over the years, the subject of property and liability insurance claim reserves has been written about and analyzed extensively by a large number of professionals and regulators. Accordingly, the above discussion summary should, of necessity, be regarded as a basic outline of the subject and not as a definitive presentation. Old Republic believes that its overall reserving practices have been consistently applied over many years, and that its aggregate reserves have generally resulted in reasonable approximations of the ultimate net costs of claims incurred. However, no representation is made nor is any guaranty given that ultimate net claim and related costs will not develop in future years to be greater or lower than currently established reserve estimates.
     The following table shows the evolving redundancies or deficiencies for reserves established as of December 31, of each of the years 1999 through 2009.

	($ in Millions)
(a) As of December 31:	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999
(b) Liability(1) for unpaid claims and claim adjustment expenses(2):	$3,229	$3,222	$3,175	$2,924	$2,414	$2,182	$1,964	$1,802	$1,678	$1,661	$1,699

(c) Paid (cumulative) as of (3):
One year later	—%	25.8%	27.2%	24.1%	15.3%	25.2%	24.7%	23.5%	23.3%	23.2%	22.1%
Two years later	—	—	41.0	39.2	31.3	33.7	39.2	38.6	37.3	37.0	36.6
Three years later	—	—	—	48.7	42.7	44.3	44.4	48.4	47.7	46.0	45.8
Four years later	—	—	—	—	50.1	51.3	50.9	51.2	54.0	52.7	51.9
Five years later	—	—	—	—	—	56.7	55.9	55.5	55.2	57.5	56.8
Six years later	—	—	—	—	—	—	60.2	59.5	58.6	57.7	60.7
Seven years later	—	—	—	—	—	—	—	63.0	61.9	60.5	60.3
Eight years later	—	—	—	—	—	—	—	—	65.0	63.6	62.8
Nine years later	—	—	—	—	—	—	—	—	—	66.4	65.6
Ten years later	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	68.2%

(d) Liability reestimated (i.e., cumulative payments plus reestimated ending liability) As of (4):
One year later	—%	98.2%	97.4%	96.2%	95.2%	97.6%	97.2%	98.6%	99.6%	97.3%	96.1%
Two years later	—	—	94.9	94.3	92.3	94.8	97.0	98.2	101.3	98.1	94.9
Three years later	—	—	—	92.4	90.4	93.3	95.6	99.7	102.7	100.1	96.5
Four years later	—	—	—	—	88.4	92.2	95.7	100.4	105.8	102.2	98.0
Five years later	—	—	—	—	—	91.6	95.6	100.6	106.7	105.6	100.7
Six years later	—	—	—	—	—	—	95.5	101.0	107.3	106.9	104.2
Seven years later	—	—	—	—	—	—	—	101.0	107.8	107.5	105.4
Eight years later	—	—	—	—	—	—	—	—	108.0	108.3	106.1
Nine years later	—	—	—	—	—	—	—	—	—	108.5	106.7
Ten years later	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	107.1%

(e) Redundancy (deficiency)(5) for each year-end	—%	1.8%	5.1%	7.6%	11.6%	8.4%	4.5%	-1.0%	-8.0%	-8.5%	-7.1%

Average redundancy (deficiency) for all year-ends	2.5%

(1)	Amounts are reported net of reinsurance.

(2)	Excluding unallocated loss adjustment expense reserves.

(3)
Percent of most recent reestimated liability (line d). Decreases in paid loss percentages may at times reflect the reassumption by the Company of certain previously ceded loss reserves from assuming reinsurers through commutations of then existing reserves.

(4)	Percent of beginning liability (line b) for unpaid claims and claim adjustment expenses.

(5)	Beginning liability less the most current liability reestimated (line d) as a percent of beginning liability (line b).
     In reviewing the preceding tabular data, it should be noted that prior periods’ loss payment and development trends may not be repeated in the future due to the large variety of factors influencing the reserving and settlement processes outlined herein above. The reserve redundancies or deficiencies shown for all years are not necessarily indicative of the effect on reported results of any one or series of years since cumulative retrospective premium and commission adjustments employed in various parts of Old Republic’s business may partially offset such effects. The moderately deficient development of reserves at year-ends 1999 to 2002 pertain mostly to claims incurred in prior accident years, generally for business written in the 1980’s. (See “Consolidated Underwriting Statistics” above, and “Reserves, Reinsurance, and Retrospective Adjustments” elsewhere herein).
     The following table shows an analysis of changes in aggregate reserves for Old Republic’s property and liability insurance claims and allocated claim adjustment expenses for each of the years shown:

	($ in Millions)
	Years Ended December 31,
	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999

(a) Beginning net reserves	$3,222	$3,175	$2,924	$2,414	$2,182	$1,964	$1,802	$1,678	$1,661	$1,699	$1,742
Incurred claims and claim expenses:
(b) Current year provision	1,343	1,452	1,490	1,295	1,191	1,070	893	814	749	690	734
(c) Change in prior years’ provision	(56)	(83)	(110)	(116)	(52)	(55)	(25)	(7)	(44)	(66)	(66)

(d) Total incurred	1,287	1,369	1,379	1,179	1,138	1,014	868	807	704	623	668

Claim payments on:
(e) Current years’ events	460	502	476	342	402	332	277	260	269	258	298
(f) Prior years’ events	818	820	652	326	504	463	428	423	418	402	412

(g) Total payments	1,279	1,323	1,128	668	907	796	706	683	687	661	710

(h) Ending net reserves (a + d - g).	3,229	3,222	3,175	2,924	2,414	2,182	1,964	1,802	1,678	1,661	1,699
(i) Unallocated loss adjustment expense reserves	104	104	103	97	92	87	83	78	76	73	71
(j) Reinsurance recoverable on claims reserves	2,046	2,020	1,976	1,929	1,894	1,632	1,515	1,363	1,261	1,235	1,238

(k) Gross claims reserves (h + i + j)	$5,380	$5,346	$5,256	$4,951	$4,401	$3,902	$3,562	$3,244	$3,016	$2,969	$3,009

Investments. In common with other insurance organizations, Old Republic invests most capital and operating funds in income producing securities. Investments must comply with applicable insurance laws and regulations which prescribe the nature, form, quality, and relative amounts of investments which may be made by insurance companies. Generally, these laws and regulations permit insurance companies to invest within varying limitations in state, municipal and federal government obligations, corporate debt, preferred and common stocks, certain types of real estate, and first mortgage loans. For many years, Old Republic’s investment policy has therefore been to acquire and retain primarily investment grade, publicly traded, fixed maturity securities. The investment policy is also influenced by the terms of the insurance coverages written, by its expectations as to the timing of claim and benefit payments, and by income tax considerations. As a consequence of all these factors, Old Republic’s invested assets are managed in consideration of enterprise-wide risk management objectives intended to assure solid funding of its subsidiaries’ long-term obligations to insurance policyholders and other beneficiaries, as well as evaluations of their long-term effect on stability of capital accounts. Accordingly, the investment portfolio contains little or no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations (“CDO’s”), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, Old Republic does not engage in hedging transactions or securities lending operations, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes.

     Management considers investment grade securities to be those rated by Standard & Poor’s Corporation (“Standard & Poor’s”) or Moody’s Investors Service, Inc. (“Moody’s”) that fall within the top four rating categories, or securities which are not rated but have characteristics similar to securities so rated. Old Republic had no bond or note investments in default as to principal and/or interest at December 31, 2009 and 2008. The status and fair value changes of each investment is reviewed on at least a quarterly basis, and estimates of other-than-temporary impairments in the portfolio’s value are evaluated and established at each balance sheet date. Substantially all of Old Republic’s invested assets as of December 31, 2009 have been classified as “available for sale” pursuant to the existing investment policy.
     Old Republic’s investment policies are not designed to maximize or emphasize the realization of investment gains. The combination of gains and losses from sales or impairments of securities are reflected as realized gains and losses in the income statement. Dispositions of securities result principally from scheduled maturities of bonds and notes and sales of fixed income and equity securities available for sale. Dispositions of securities at a realized gain or loss reflect such factors as ongoing assessments of issuers’ business prospects, rotation among industry sectors, changes in credit quality, and tax planning considerations.
     The following tables show invested assets at the end of the last two years, together with investment income for each of the last three years:
Consolidated Investments
($ in Millions)
December 31,

	2009	2008
Available for Sale
Fixed Maturity Securities:
U.S. & Canadian Governments	$974.0	$694.4
Tax-Exempt	2,344.0	2,365.7
Corporate	5,008.7	4,346.7

	8,326.8	7,406.9

Equity Securities	502.9	350.3
Short-term Investments	826.7	888.0
Miscellaneous Investments	24.0	29.7

Total available for sale	9,680.5	8,675.0

Other Investments	7.8	7.8

Total Investments	$9,688.4	$8,682.9

Sources of Consolidated Investment Income
($ in Millions)
Years Ended December 31,

	2009	2008	2007
Fixed Maturity Securities:
Taxable Interest	$285.5	$259.1	$247.7
Tax-Exempt Interest	83.0	86.1	85.2

	368.6	345.2	332.9

Equity Securities Dividends	7.4	13.3	16.1

Other Investment Income:
Interest on Short-term Investments	5.4	16.5	28.2
Sundry	4.9	5.6	6.4

	10.4	22.1	34.6

Gross Investment Income	386.5	380.8	383.8
Less: Investment Expenses (a)	3.0	3.4	3.8

Net Investment Income	$383.5	$377.3	$379.9

(a)
Investment expenses consist primarily of personnel costs, investment management and custody service fees, and interest incurred on funds held of $.1 million, $.6 million, and $1.1 million for the years ended December 31, 2009, 2008, and 2007 respectively.

     The independent credit quality ratings and maturity distribution for Old Republic’s consolidated fixed maturity investments, excluding short-term investments, at the end of the last two years are shown in the following tables. These investments, $8.3 billion and $7.4 billion at December 31, 2009 and 2008, respectively, represented approximately 59% and 56%, respectively, of consolidated assets, and 81% and 78%, respectively, of consolidated liabilities as of such dates.
Credit Quality Ratings of Fixed Maturity Securities (b)

	December 31,
	2009	2008
	(% of total portfolio)
Aaa	22.3%	20.4%
Aa	20.3	24.5
A	30.3	31.4
Baa	25.7	22.0

Total investment grade	98.6	98.3
All other (c)	1.4	1.7

Total	100.0%	100.0%

(b)
Credit quality ratings used are those assigned primarily by Moody’s for U.S. Governments, Agencies and Corporate issuers and by Standard & Poor’s (“S&P”) for U.S. and Canadian Municipal issuers, which are converted to equivalent Moody’s ratings classifications. In the second quarter of 2009, Old Republic changed its source of credit quality ratings from Moody’s to S&P for U.S. Municipal issuers due to their wider credit coverage. The December 31, 2008 disclosures have been restated to be comparable to the current period classifications. The effect of such change moderately improved the previously reported credit quality ratings.

(c)	“All other” includes non investment grade or non rated issuers.

Age Distribution of Fixed Maturity Securities

	December 31,
	2009	2008
	(% of total portfolio)
Maturity Ranges:
Due in one year or less	9.3%	14.0%
Due after one year through five years	55.0	51.0
Due after five years through ten years	34.9	34.7
Due after ten years through fifteen years	.8	.3
Due after fifteen years	—	—

	100.0%	100.0%

Average Maturity in Years	4.4	4.4

Marketing. Commercial automobile (trucking), workers’ compensation and general liability insurance underwritten for business enterprises and public entities is marketed primarily through independent insurance agents and brokers with the assistance of Old Republic’s trained sales, underwriting, actuarial, and loss control personnel. The remaining property and liability commercial insurance written by Old Republic is obtained through insurance agents or brokers who are independent contractors and generally represent other insurance companies, and by direct sales. No single source accounted for over 10% of Old Republic’s premium volume in 2009.
     Traditional primary mortgage insurance is marketed primarily through a direct sales force which calls on mortgage bankers, brokers, commercial banks, savings institutions and other mortgage originators. No sales commissions or other forms of remuneration are paid to the lending institutions or others for the procurement or development of business. The Mortgage Guaranty segment’s ten largest customers were responsible for 47.6%, 50.4%, and 49.5% of traditional primary new insurance written in 2009, 2008, and 2007, respectively. The largest single customer accounted for 12.8% of traditional primary new insurance written in 2009 compared to 15.6% and 9.8% in 2008 and 2007, respectively.
     A substantial portion of Old Republic’s title insurance business is referred to it by title insurance agents, builders, lending institutions, real estate developers, realtors, and lawyers. Title insurance and related real estate settlement products are sold through 242 Company offices and through agencies and underwritten title companies in Puerto Rico, the District of Columbia and all 50 states. The issuing agents are authorized to issue commitments and title insurance policies based on their own search and examination, or on the basis of abstracts and opinions of approved attorneys. Policies are also issued through independent title companies (not themselves title insurers) pursuant to underwriting agreements. These agreements generally provide that the agency or underwritten company may cause title policies of Old Republic to be issued, and the latter is responsible under such policies for any payments to the insured. Typically, the agency or underwritten title company deducts the major portion of the title insurance charge to the customer as its commission for services. During 2009, approximately 61% of title insurance premiums and fees were accounted for by policies issued by agents and underwritten title companies.

     Title insurance premium and fee revenue is closely related to the level of activity in the real estate market. The volume of real estate activity is affected by the availability and cost of financing, population growth, family movements and other factors. Also, the title insurance business is seasonal. During the winter months, new building activity is reduced and, accordingly, Old Republic produces less title insurance business relative to new construction during such months than during the rest of the year. The most important factors, insofar as Old Republic’s title business is concerned, however, are the rates of activity in the resale and refinance markets for residential properties.
     The personal contacts, relationships, reputations, and intellectual capital of Old Republic’s key executives are a vital element in obtaining and retaining much of its business. Many of Old Republic’s customers produce large amounts of premiums and therefore warrant substantial levels of top executive attention and involvement. In this respect, Old Republic’s mode of operation is similar to that of professional reinsurers and commercial insurance brokers, and relies on the marketing, underwriting, and management skills of relatively few key people for large parts of its business.
     Several types of insurance coverages underwritten by Old Republic, such as consumer credit indemnity, title, and mortgage guaranty insurance, are affected in varying degrees by changes in national economic conditions. During periods when housing activity or mortgage lending are constrained by any combination of rising interest rates, tighter mortgage underwriting guidelines, falling home prices, excess housing supply and/or economic recession operating and/or claim costs pertaining to such coverages tend to rise disproportionately to revenues and can result in underwriting losses and reduced levels of profitability.
     At least one Old Republic general insurance subsidiary is licensed to do business in each of the 50 states, the District of Columbia, Puerto Rico, Virgin Islands, Guam, and each of the Canadian provinces; mortgage insurance subsidiaries are licensed in 50 states and the District of Columbia; title insurance operations are licensed to do business in 50 states, the District of Columbia, Puerto Rico and Guam. Consolidated direct premium volume distributed among the various geographical regions shown was as follows for the past three years:
Geographical Distribution of Consolidated Direct Premiums Written

	2009	2008	2007
United States:
Northeast	9.0%	9.4%	10.1%
Mid-Atlantic	7.7	7.3	8.6
Southeast	19.6	20.0	20.6
Southwest	12.6	12.7	12.2
East North Central	12.9	12.9	12.3
West North Central	12.9	13.5	12.4
Mountain	8.8	8.3	8.2
Western	13.8	13.4	13.0
Foreign (Principally Canada)	2.7	2.5	2.6

Total	100.0%	100.0%	100.0%

Reserves, Reinsurance, and Retrospective Adjustments. Old Republic’s insurance subsidiaries establish reserves for unearned premiums, reported claims, claims incurred but not reported, and claim adjustment expenses, as required in the circumstances. Such reserves are based on regulatory accounting requirements and generally accepted accounting principles. In accordance with insurance industry practices, claim reserves are based on estimates of the amounts that will be paid over a period of time and changes in such estimates are reflected in the financial statements of the periods during which they occur. See “General Insurance Claim Reserves” herein.
     To maintain premium production within its capacity and limit maximum losses and risks for which it might become liable under its policies, Old Republic, as is the practice in the insurance industry, may cede a portion or all of its premiums and liabilities on certain classes of insurance, individual policies, or blocks of business to other insurers and reinsurers. Although the ceding of insurance does not generally discharge an insurer from its direct liability to a policyholder, it is industry practice to establish the reinsured part of risks as the liability of the reinsurer. Old Republic also employs retrospective premium adjustments and risk sharing arrangements for parts of its business in order to minimize losses for which it might become liable under its insurance policies, and to afford its customers or producers a degree of participation in the risks and rewards associated with such business. Under retrospective arrangements, Old Republic collects additional premiums if losses are greater than originally anticipated and refunds a portion of original premiums if loss costs are lower. Pursuant to risk sharing arrangements, Old Republic adjusts production costs or premiums retroactively to likewise reflect deviations from originally expected loss costs. The amount of premium, production costs and other retrospective adjustments which may be made is either limited or unlimited depending on Old Republic’s evaluation of risks and related contractual arrangements. To the extent that any reinsurance companies, retrospectively rated risks, or producers might be unable to meet their obligations under existing reinsurance, retrospective insurance and production agreements, Old Republic would be liable for the defaulted amounts. In these regards, however, Old Republic generally protects itself by withholding funds, by securing indemnity agreements, by obtaining surety bonds, or by otherwise collateralizing such obligations through irrevocable letters of credit, cash, or securities.
     The following table displays Old Republic’s General Insurance liabilities reinsured by its ten largest reinsurers as of December 31, 2009.

		($ in Millions)			% of Total
	A.M.	Reinsurance Recoverable		Total	Consolidated
	Best	on Paid	on Claims	Exposure	Reinsured
Reinsurer	Rating	Claims	Reserves	to Reinsurer	Liabilities
Munich Reinsurance America, Inc.	A+	$10.1	$664.5	$674.7	28.3%
Swiss Reinsurance America Corporation	A	3.4	179.1	182.5	7.7
National WC Reinsurance Pool	unrated	3.2	102.5	105.8	4.4
General Reinsurance Corporation	A++	1.8	83.7	85.5	3.6
Muenchener Ruckversicherungs	A+	3.9	79.0	83.0	3.5
School Boards Insurance Co of PA, Inc.	A-	1.0	63.9	65.0	2.7
Westport Insurance Corporation	A	.5	59.5	60.0	2.5
Kentucky Workers’ Compensation Reins Pool for Coal Miners Risks	unrated	2.0	53.3	55.3	2.3
Transatlantic Reinsurance Company	A	(.1)	46.5	46.3	1.9
Hannover Ruckversicherungs	A	.3	44.5	44.8	1.9

Total		$26.4	$1,376.9	$1,403.3	58.9%

     The Mortgage Guaranty Group’s total claims exposure to its largest reinsurer, Balboa Reinsurance Company, was $133.2 million, which represented 5.6% of total consolidated reinsured liabilities as of December 31, 2009. Reinsured liabilities of the Title Insurance Group and small life and health insurance operations are not material.
     Reinsurance recoverable asset balances represent amounts due from or credited by assuming reinsurers for paid and unpaid claims and policy reserves. Such reinsurance balances that are recoverable from non-admitted foreign and certain other reinsurers such as captive insurance companies owned by assureds or business producers, as well as similar balances or credits arising from policies that are retrospectively rated or subject to assureds’ high deductible retentions are substantially collateralized by letters of credit, securities, and other financial instruments. Old Republic evaluates on a regular basis the financial condition of its assuming reinsurers and assureds who purchase its retrospectively rated or high deductible policies. Estimates of unrecoverable amounts are included in Old Republic’s net claim and claim expense reserves since reinsurance, retrospectively rated and self-insured deductible policies and contracts do not relieve Old Republic from its direct obligations to assureds or their beneficiaries.
     Old Republic’s reinsurance practices with respect to portions of its business also result from its desire to bring its sponsoring organizations and customers into some degree of joint venture or risk sharing relationship. Old Republic may, in exchange for a ceding commission, reinsure up to 100% of the underwriting risk, and the premium applicable to such risk, to insurers owned by or affiliated with lending institutions, financial and other intermediaries whose customers are insured by Old Republic, or individual customers who have formed captive insurance companies. The ceding commissions received compensate Old Republic for performing the direct insurer’s functions of underwriting, actuarial, claim settlement, loss control, legal, reinsurance, and administrative services to comply with local and federal regulations, and for providing appropriate risk management services.
     Remaining portions of Old Republic’s business are reinsured in most instances with independent insurance or reinsurance companies pursuant to excess of loss agreements. Except as noted in the following paragraph, reinsurance protection on property and liability coverages generally limits the net loss on most individual claims to a maximum of: $4.1 million for workers’ compensation; $2.6 million for commercial auto liability; $2.6 million for general liability; $8.0 million for executive protection (directors & officers and errors & omissions); $2.0 million for aviation; and $2.6 million for property coverages. Roughly 34% of the mortgage guaranty traditional primary insurance in force is subject to lender sponsored captive reinsurance arrangements structured primarily on an excess of loss basis. All bulk and other mortgage guaranty insurance risk in force is retained. Exclusive of reinsurance, the average direct primary mortgage guaranty exposure is approximately (in whole dollars) $38,500 per insured loan. Title insurance risk assumptions are currently limited to a maximum of $500.0 million as to any one policy. The vast majority of title policies issued, however, carry exposures of less than $1.0 million.
     Since January 1, 2005, Old Republic has had maximum reinsurance coverage of up to $200.0 million for its workers’ compensation exposures. Pursuant to regulatory requirements, however, all workers’ compensation primary insurers such as Old Republic remain liable for unlimited amounts in excess of reinsured limits. Other than the substantial concentration of workers’ compensation losses caused by the September 11, 2001 terrorist attack on America, to the best of Old Republic’s knowledge there had not been a similar accumulation of claims in a single location from a single occurrence prior to that event. Nevertheless, the possibility continues to exist that non-reinsured losses could, depending on a wide range of severity and frequency assumptions, aggregate several hundred million dollars to an insurer such as Old Republic. Such aggregation of losses could occur in the event of a catastrophe such as an earthquake that could lead to the death or injury of a large number of employees concentrated in a single facility such as a high rise building.
     As a result of the September 11, 2001 terrorist attack on America, the reinsurance industry eliminated coverage from substantially all contracts for claims arising from acts of terrorism. Primary insurers like Old Republic thus became fully exposed to such claims. Late in 2002, the Terrorism Risk Insurance Act of 2002 (the “TRIA”) was signed into law, immediately establishing a temporary federal reinsurance program administered by the Secretary of the Treasury. The program applied to insured commercial property and casualty losses resulting from an act of terrorism, as defined in the TRIA. Congress extended and modified the program in late 2005 through the Terrorism Risk Insurance Revision and Extension Act of 2005 (the “TRIREA”). TRIREA expired on December 31, 2007. Congress enacted a revised program in December 2007 through the Terrorism Risk Insurance Program Reauthorization Act of 2007 (the “TRIPRA”), a seven year extension through December 31, 2014. The TRIA automatically voided all policy exclusions which were in effect for terrorism related losses and obligated insurers to offer terrorism coverage with most commercial property and casualty insurance lines. The TRIREA revised the definition of “property and casualty insurance” to exclude commercial automobile, burglary and theft, surety, professional liability and farm owner’s multi-peril insurance. TRIPRA did not make any further changes to the definition of property and casualty insurance, however, it does include domestic acts of terrorism within the scope of the program. Although insurers are permitted to charge an additional premium for terrorism coverage, insureds may reject the coverage. Under TRIPRA, the program’s protection is not triggered for losses arising from an act of terrorism until the industry first suffers losses of $100 billion in the aggregate during any one year. Once the program trigger is met, the program will pay 85% of an insurer’s terrorism losses that exceed that individual insurer’s deductible. The insurer’s deductible is 20% of direct earned premium on property and casualty insurance. Insurers may reinsure that portion of the risk they retain under the program. Effective January 1, 2008, Old Republic reinsured limits of $198.0 million excess of $2.0 million for claims arising from certain acts of terrorism for casualty clash coverage and catastrophe workers’ compensation liability insurance coverage.
Competition. The insurance business is highly competitive and Old Republic competes with many stock and mutual insurance companies. Many of these competitors offer more insurance coverages and have substantially greater financial resources than Old Republic. The rates charged for many of the insurance coverages in which Old Republic specializes, such as workers’ compensation insurance, other property and liability insurance and title insurance, are primarily regulated by the states and are also subject to extensive competition among major insurance organizations. The basic methods of competition available to Old Republic, aside from rates, are service to customers, expertise in tailoring insurance programs to the specific needs of its clients, efficiency and flexibility of operations, personal involvement by its key executives, and, as to title insurance, accuracy and timely delivery of evidences of title issued. Mortgage insurance companies also compete by providing contract underwriting services to lenders, enabling the latter to improve the efficiency of their operations by outsourcing all or part of their mortgage loan underwriting processes. For certain types of coverages, including loan credit indemnity and mortgage guaranty insurance, Old Republic also competes in varying degrees with the Federal Housing Administration (“FHA”) and the Veterans Administration (“VA”). In recent years, the FHA’s market share of insured mortgages has increased significantly, mostly due to the more restrictive underwriting guidelines and premium rate increases imposed by private mortgage insurers. Nevertheless, Old Republic’s insurance subsidiaries continue to compete with the FHA and VA by offering greater flexibility in regards to offered coverage levels, premium rate structures, and underwriting processes. Old Republic believes its experience and expertise have enabled it to develop a variety of specialized insurance programs and related services for its customers, and to secure state insurance departments’ approval of these programs.
Government Regulation. In common with all insurance companies, Old Republic’s insurance subsidiaries are subject to the regulation and supervision of the jurisdictions in which they do business. The method of such regulation varies, but, generally, regulation has been delegated to state insurance commissioners who are granted broad administrative powers relating to: the licensing of insurers and their agents; the nature of and limitations on investments; approval of policy forms; reserve requirements; and trade practices. In addition to these types of regulation, many classes of insurance, including most of Old Republic’s insurance coverages, are subject to rate regulations which require that rates be reasonable, adequate, and not unfairly discriminatory.
     The FNMA and the FHLMC sometimes also referred to as Government Sponsored Enterprises (“GSEs”) have various qualifying requirements for private mortgage guaranty insurers which write mortgage insurance on loans acquired by the FNMA and FHLMC from mortgage lenders. These requirements call for compliance with the applicable laws and regulations of the insurer’s domiciliary state and those states in which it conducts business and maintenance of contingency reserves in accordance with applicable state laws. The requirements also contain guidelines pertaining to captive reinsurance transactions. The GSEs also place additional restrictions on qualified insurers who fail to maintain the equivalent of a AA financial strength rating from at least two nationally recognized statistical rating agencies. Since 2008, substantially all national mortgage guaranty insurance companies, including Old Republic’s insurance subsidiaries, have experienced ratings downgrades below AA. As a result, all of these companies have been required to submit capital remediation plans to FNMA and FHLMC, and continue as approved mortgage guaranty insurers for loans purchased by the GSEs.
     The majority of states have also enacted insurance holding company laws which require registration and periodic reporting by insurance companies controlled by other corporations licensed to transact business within their respective jurisdictions. Old Republic’s insurance subsidiaries are subject to such legislation and are registered as controlled insurers in those jurisdictions in which such registration is required. Such legislation varies from state to state but typically requires periodic disclosure concerning the corporation which controls the registered insurers, or ultimate holding company, and all subsidiaries of the ultimate holding company, and prior approval of certain intercorporate transfers of assets (including payments of dividends in excess of specified amounts by the insurance subsidiary) within the holding company system. Each state has established minimum capital and surplus requirements to conduct an insurance business. All of Old Republic’s subsidiaries meet or exceed these requirements, which vary from state to state.
Employees. As of December 31, 2009, Old Republic and its subsidiaries employed approximately 5,900 persons on a full time basis. A majority of eligible full time employees participate in various pension or similar plans which provide benefits payable upon retirement. Eligible employees are also covered by hospitalization and major medical insurance, group life insurance, and various savings, profit sharing, and deferred compensation plans. Old Republic considers its employee relations to be good.
Website access. Old Republic files various reports with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Old Republic’s filings are available for viewing and/or copying at the SEC’s Public Reference Room located at 450 Fifth Street, NW., Washington, DC 20549. Information regarding the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. Old Republic’s reports are also available by visiting the SEC’s internet website (http://www.sec.gov) and accessing its EDGAR database to view or print copies of the electronic versions of Old Republic’s reports. Additionally, Old Republic’s reports can be obtained, free of charge, by visiting its internet website (http://www.oldrepublic.com), selecting Investors then SEC Filings to view or print copies of the electronic versions of Old Republic’s reports. The contents of Old Republic’s internet website are not intended to be, nor should they be considered incorporated by reference in any of the reports Old Republic files with the SEC.
Properties
     The principal executive offices of Old Republic are located in the Old Republic Building in Chicago, Illinois. This Company-owned building contains 151,000 square feet of floor space of which approximately 54% is occupied by Old Republic, and the remainder is leased to others. In addition to its Chicago building, a subsidiary of the Title Insurance Group partially occupies its owned headquarters building in Minneapolis, Minnesota. This building contains 110,000 square feet of floor space of which approximately 68% is occupied by the Old Republic National Title Insurance Company. The remainder of the building is leased to others. Eight smaller buildings are owned by Old Republic and its subsidiaries in various parts of the nation and are primarily used for its business. The carrying value of all owned buildings and related land at December 31, 2009 was $36.1 million.
     Certain other operations of Old Republic and its subsidiaries are directed from leased premises. See Note 4(b) of the Notes to Consolidated Financial Statements for a summary of all material lease obligations.
Legal Proceedings
     Legal proceedings against Old Republic and its subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts issued by its insurance subsidiaries. Other, non-routine legal proceedings which may prove to be material to Old Republic or a subsidiary are discussed below.
     Purported class action lawsuits are pending against Old Republic’s principal title insurance subsidiary, Old Republic National Title Insurance Company (“ORNTIC”), in state or federal courts in five states — Connecticut (Castro et al. v. ORNTIC, U.S. District Court of Connecticut, filed May 19, 2006), New Jersey (Barandas et al. v. ORNTIC, U.S. District Court, District Court of New Jersey, filed April 13, 2006), Ohio (Chura et al. v. ORNTIC, Court of Common Pleas of Cuyahoga County, Ohio, filed December 1, 2002), Pennsylvania (Allen et al. v. ORNTIC, U.S. District Court, Eastern District, Pennsylvania, filed June 8, 2006; Markocki et al. v. ORNTIC, U.S. District Court, Eastern District, Pennsylvania, filed June 8, 2006), and Texas (Ahmad et al. v. ORNTIC, U.S. District Court, Northern District, Texas, Dallas Division, filed February 8, 2008). The plaintiffs allege that ORNTIC failed to give consumers reissue and/or refinance credits on the premiums charged for title insurance covering mortgage refinancing transactions, as required by rate schedules filed by ORNTIC or by state rating bureaus with the state insurance regulatory authorities. The suits in Pennsylvania and Texas also allege violations of the federal Real Estate Settlement Procedures Act (“RESPA”). Substantially similar lawsuits are also pending against other unaffiliated title insurance companies in these and other states as well, and additional lawsuits based upon similar allegations could be filed against ORNTIC in the future. Classes have been certified in the New Jersey and Pennsylvania actions. Settlement agreements have been reached in the Connecticut and New Jersey actions and are not expected to cost ORNTIC more than $2.9 million and $2.2 million, respectively, including attorneys’ fees and administrative costs.
     Since early February 2008, some 80 purported consumer class action lawsuits have been filed against the title industry’s principal title insurance companies, their subsidiaries and affiliates, and title insurance rating bureaus or associations in at least 10 states. The suits are substantially identical in alleging that the defendant title insurers engaged in illegal price-fixing agreements to set artificially high premium rates and conspired to create premium rates which the state insurance regulatory authorities could not evaluate and therefore, could not adequately regulate. A number of them have been dismissed and others consolidated. Approximately 57 remain nationwide. ORNTIC is currently among the named defendants in 35 of these actions in 5 states; its affiliate, American Guaranty Title Insurance Company is a named defendant in 10 of the consolidated actions in 1 state; and the Company is a named defendant in 8 of the actions in 1 state. No class has yet been certified in any of these suits against Old Republic and ORNTIC, and none of the actions against them allege RESPA violations.
     National class action suits have been filed against Old Republic’s subsidiary, Old Republic Home Protection Company (“ORHP”) in the California Superior Court, San Diego, and the U.S. District Court in Birmingham, Alabama. The California suit has been filed on behalf of all persons who made a claim under an ORHP home warranty contract from March 6, 2003 to the present. The suit alleges breach of contract, breach of the implicit covenant of good faith and fair dealing, violations of certain California consumer protection laws and misrepresentation arising out of ORHP’s alleged failure to adopt and implement reasonable standards for the prompt investigation and processing of claims under its home warranty contracts. The suit seeks unspecified damages consisting of the rescission of the class members’ contracts, restitution of all sums paid by the class members, punitive damages, declaratory and injunctive relief. No class has been certified in either action. ORHP has removed the action to the U.S. District Court for the Southern District of California. The Alabama suit alleges that ORHP pays fees to the real estate brokers who market its home warranty contracts and that the payment of such fees is in violation of Section 8(a) of RESPA. The suit seeks unspecified damages, including treble damages under RESPA.
     On December 19, 2008, Old Republic Insurance Company and Old Republic Insured Credit Services, Inc. (“Old Republic”) filed suit against Countrywide Bank FSB, Countrywide Home Loans, Inc. (“Countrywide”) and Bank of New York Mellon, BNY Mellon Trust of Delaware in the Circuit Court, Cook County, Illinois seeking a declaratory judgment to rescind or terminate various credit indemnity policies issued to insure home equity loans and home equity lines of credit which Countrywide had securitized or held for its own account. In February of 2009 Countrywide filed a counterclaim alleging a breach of contract, bad faith and seeking a declaratory judgment challenging the factual and procedural bases that Old Republic has relied upon to deny or rescind coverage for individual defaulted loans under those policies. To date, Old Republic has rescinded or denied coverage on more than 11,500 defaulted loans, based upon material misrepresentations either by Countrywide as to the credit characteristics of the loans or by the borrowers in their loan applications.
     On December 31, 2009, two of Old Republic’s mortgage insurance subsidiaries, Republic Mortgage Insurance Company and Republic Mortgage Insurance Company of North Carolina (together “RMIC”) filed a Complaint for Declaratory Judgment in the Supreme Court of the State of New York, County of New York, against Countrywide Financial Corporation, Countrywide Home Loans, Inc., The Bank of New York Mellon Trust Company, N.A., BAC Home Loans Servicing, LP, and Bank of America, N.A. as successor in interest to Countrywide Bank, N.A. (together, “Countrywide”). The suit relates to five mortgage insurance master policies (the “Policies”) issued by RMIC to Countrywide or to The Bank of New York Mellon Trust Company as co-trustee for trusts containing securitized mortgage loans that were originated or purchased by Countrywide. RMIC has rescinded its mortgage insurance coverage on over 1,500 of the loans originally covered under the Policies based upon material misrepresentations of the borrowers in their loan applications or the negligence of Countrywide in its loan underwriting practices or procedures. Each of the coverage rescissions occurred after a borrower had defaulted and RMIC reviewed the claim and loan file submitted by Countrywide. The suit seeks the Court’s review and interpretation of the Policies’ incontestability provisions and its validation of RMIC’s investigation procedures with respect to the claims and underlying loan files.
     On January 29, 2010, in response to RMIC’s suit, Countrywide served RMIC with a demand for arbitration under the arbitration clauses of the same Policies. The demand proposes arbitration in Los Angeles, California, and raises largely the same issues as those raised in RMIC’s suit against Countrywide, as well as Countrywide’s and RMIC’s compliance with the terms, provisions and conditions of the Policies. The demand includes a prayer for punitive, compensatory and consequential damages.
     Except in the Connecticut and New Jersey actions against the title companies, where settlement agreements have been approved, the ultimate impact of these lawsuits and the arbitration, all of which seek unquantified damages, attorneys’ fees and expenses, is uncertain and not reasonably estimable. Old Republic and its subsidiaries intend to defend vigorously against each of the aforementioned actions. Although Old Republic does not believe that these lawsuits will have a material adverse effect on its consolidated financial condition, results of operations or cash flows, there can be no assurance in those regards.
Merger Sub
     Merger Sub, a Pennsylvania corporation, is a wholly owned subsidiary of Old Republic that was formed solely for the purpose of effecting the merger. Merger Sub has not conducted and will not conduct any business prior to the merger. Aldo C. Zucaro is the president, chief executive officer and a director of Merger Sub. Mr. Zucaro also serves as the chairman of the board of directors, president and chief executive officer of Old Republic. Karl W. Mueller is the senior vice president and chief financial officer, treasurer and a director of Merger Sub. Mr. Mueller also serves as senior vice president and chief financial officer of Old Republic. Spencer LeRoy is the senior vice president, general counsel, secretary and a director of Merger Sub. Mr. LeRoy is also the senior vice president, general counsel and secretary of Old Republic. R. Scott Rager is the senior vice president and strategic planning officer of Merger Sub. Mr. Rager also serves as the senior vice president and strategic planning officer of Old Republic.
     Merger Sub’s principal executive offices are located at 307 North Michigan Avenue, Chicago, Illinois 60601 and its telephone number is (312) 346-8100.
     Important business and financial information about Old Republic is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” below.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OLD REPUBLIC
     Set forth below is certain selected historical consolidated financial data relating to Old Republic. The financial data has been derived from the unaudited financial statements filed as part of Old Republic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and the audited financial statements filed as part of Old Republic’s Annual Report on Form 10-K for the year ended December 31, 2009. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in such financial statements, which are attached to this proxy statement/prospectus, see “Index to Financial Statements of Old Republic International Corporation.” More comprehensive financial information, including management’s discussion and analysis of Old Republic’s financial condition and results of operations, is contained later in this proxy statement/prospectus under the heading “Old Republic Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following summary is qualified in its entirety by reference to such other disclosure and all of the financial information and notes contained therein.

Selected Financial Data ($ in millions, except share data)

	March 31,		December 31,
	2010	2009	2009	2008	2007	2006	2005
FINANCIAL POSITION:
Cash and Invested Assets (a)	$9,985.9	$9,052.4	$9,879.0	$8,855.1	$8,924.0	$8,230.8	$7,394.1
Other Assets	4,254.9	4,241.1	4,310.9	4,410.9	4,366.5	4,381.4	4,149.0

Total Assets	$14,240.9	$13,293.5	$14,190.0	$13,266.0	$13,290.6	$12,612.2	$11,543.2

Liabilities, Other than Debt	$9,897.8	$9,429.0	$9,951.8	$9,292.6	$8,684.9	$8,098.6	$7,376.4
Debt	347.2	221.1	346.7	233.0	64.1	144.3	142.7

Total Liabilities	10,245.0	9,650.2	10,298.6	9,525.7	8,749.0	8,243.0	7,519.1
Preferred Stock	—	—	—	—	—	—	—
Common Shareholders’ Equity	3,995.8	3,643.2	3,891.4	3,740.3	4,541.6	4,369.2	4,024.0

Total Liabilities and Shareholders’ Equity	$14,240.9	$13,293.5	$14,190.0	$13,266.0	$13,290.6	$12,612.2	$11,543.2

Total Capitalization (b)	$4,343.1	$3,864.4	$4,238.2	$3,973.4	$4,605.7	$4,513.5	$4,166.7

	Quarters Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
RESULTS OF OPERATIONS:
Net Premiums and Fees Earned	$828.5	$777.4	$3,388.9	$3,318.1	$3,601.2	$3,400.5	$3,386.9
Net Investment and Other Income	101.0	101.0	408.3	406.0	419.3	374.6	354.0
Realized Investment Gains (Losses)	2.9	—	6.3	(486.4)	70.3	19.0	64.9

Net Revenues	932.6	878.5	3,803.6	3,237.7	4,091.0	3,794.2	3,805.9
Benefits, Claims, and Settlement Expenses	494.1	652.0	2,598.9	2,715.7	2,166.2	1,539.6	1,465.4
Underwriting and Other Expenses	407.1	319.3	1,478.3	1,341.2	1,546.3	1,574.3	1,593.0

Pretax Income (Loss)	31.2	(92.7)	(273.6)	(819.2)	378.4	680.1	747.3
Income Taxes (Credits)	6.2	(38.8)	(174.4)	(260.8)	105.9	215.2	195.9

Net Income (Loss)	$25.0	$(53.9)	$(99.1)	$(558.3)	$272.4	$464.8	$551.4

COMMON SHARE DATA: (c)
Net Income (Loss):
Basic	$.11	$(0.23)	$(.42)	$(2.41)	$1.18	$2.01	$2.40

Diluted	$.11	$(0.23)	$(.42)	$(2.41)	$1.17	$1.99	$2.37

Dividends: Cash - Regular	$.1725	$$.1700	$.6800	$.6700	$.6300	$.5900	$.5120
- Special	—	—	—	—	—	—	.8000

- Total	$.1725	$.1700	$.6800	$.6700	$.6300	$.5900	$1.3120

Stock	—%	—%	—%	—%	—%	—%	25%

Book Value	$16.90	$15.47	$16.49	$15.91	$19.71	$18.91	$17.53

Common Shares (thousands):
Outstanding	236,466	235,485	235,995	235,031	230,472	231,047	229,575

Average: Basic	236,387	235,259	235,657	231,484	231,370	231,017	229,487

Diluted	236,462	235,259	235,657	231,484	232,912	233,034	232,108

(a)	Consists of cash, investments and accrued investment income.

(b)	Total capitalization consists of debt, preferred stock, and common shareholders’ equity.

(c)	All per share statistics herein have been restated to reflect all stock dividends or splits declared through March 31, 2010.

OLD REPUBLIC MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
($ in Millions, Except Share Data)
OVERVIEW
     This management’s discussion and analysis of financial condition and results of operation pertains to the consolidated accounts of Old Republic. Old Republic conducts its operations through three major regulatory segments, namely, its General (property and liability), Mortgage Guaranty, and Title insurance segments. A small life and health insurance business, accounting for 2.9% of consolidated operating revenues for the quarter ended March 31, 2010 and 1.8% of consolidated assets as of March 31, 2010, is included within the corporate and other caption of this report.
     The consolidated accounts are presented in conformity with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) of accounting principles generally accepted in the United States of America (“GAAP”).
     This management analysis should be read in conjunction with the consolidated financial statements and the footnotes included elsewhere in this proxy statement/prospectus.
     The insurance business is distinguished from most others in that the prices (premiums) charged for various insurance products are set without certainty of the ultimate benefit and claim costs that will emerge or be incurred, often many years after issuance and expiration of a policy. This basic fact casts Old Republic as a risk-taking enterprise managed for the long run. Management therefore conducts the business with a primary focus on achieving favorable underwriting results over cycles, and on the maintenance of financial soundness in support of the insurance subsidiaries’ long-term obligations to insurance beneficiaries. To achieve these objectives, adherence to insurance risk management principles is stressed, and asset diversification and quality are emphasized. In addition to income arising from Old Republic’s basic underwriting and related services functions, significant investment income is earned from invested funds generated by those functions and from shareholders’ capital. Investment management aims for stability of income from interest and dividends, protection of capital, and sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Securities trading and the realization of capital gains are not objectives. The investment philosophy is therefore best characterized as emphasizing value, credit quality, and relatively long-term holding periods. Old Republic’s ability to hold both fixed maturity and equity securities for long periods of time is in turn enabled by the scheduling of maturities in contemplation of an appropriate matching of assets and liabilities.
     In light of the above factors, Old Republic’s affairs are managed without regard to the arbitrary strictures of quarterly or even annual reporting periods that American industry must observe. In Old Republic’s view, such short reporting time frames do not comport well with the long-term nature of much of its business. Management believes that Old Republic’s operating results and financial condition can best be evaluated by observing underwriting and overall operating performance trends over succeeding five to ten year intervals. Such extended periods can encompass one or two economic and/or underwriting cycles, and thereby provide appropriate time frames for such cycles to run their course and for reserved claim costs to be quantified with greater finality and effect.
EXECUTIVE SUMMARY
A. Quarters Ended March 31, 2010 and 2009
     Old Republic’s first quarter 2010 consolidated operating results, which exclude net realized investment gains or losses, reflected a substantial turn for the better when compared to the same quarter of 2009. As noted below, most of the gain stemmed from improved underwriting results in Old Republic’s mortgage guaranty line. The latter arose from the combination of lower claim provisions and the positive effects of largely non-recurring captive reinsurance contract terminations (“commutations”) and terminations of certain pool insurance contracts. General insurance earnings were higher mostly as a result of lower claim costs. Title insurance operating earnings were basically flat quarter-over-quarter.
     Consolidated Results — The major components of Old Republic’s consolidated results and other data for the periods reported upon are shown below:

	Quarters Ended March 31,
	2010	2009	Change
Operating revenues:
General insurance	$479.1	$523.7	-8.5%
Mortgage guaranty	160.5	171.2	-6.3
Title insurance	262.0	160.2	63.5
Corporate and other	27.8	23.2	19.8

Total	$929.6	$878.5	5.8%

Pretax operating income (loss):
General insurance	$69.2	$58.2	19.0%
Mortgage guaranty	(34.1)	(144.6)	76.4
Title insurance	(8.6)	(9.0)	4.3
Corporate and other	1.8	2.6	-31.4

Sub-total	28.3	(92.8)	130.5

Realized investment gains (losses):
From sales	2.9	—
From impairments	—	—

Net realized investment gains (losses)	2.9	—	N/M

Consolidated pretax income (loss)	31.2	(92.7)	133.7
Income taxes (credits)	6.2	(38.8)	116.0

Net income (loss)	$25.0	$(53.9)	146.5%

Consolidated underwriting ratio:
Benefits and claim ratio	59.6%	83.9%
Expense ratio	47.4	39.6

Composite ratio	107.0%	123.5%

Components of diluted earnings per share:
Net operating income (loss)	$0.10	$(0.23)	143.5%
Net realized investment gains (losses)	0.01	—

Net income (loss)	$0.11	$(0.23)	147.8%

Cash dividends paid per share	$0.1725	$0.1700	1.5%

N/M:	Not meaningful

     The above table shows both operating and net income (loss) to highlight the effects of realized investment gain or loss recognition on period-to-period comparisons. Operating income, however, does not replace net income determined in accordance with GAAP as a measure of total profitability.
     The recognition of realized investment gains or losses can be highly discretionary and arbitrary due to such factors as the timing of individual securities sales, recognition of estimated losses from write-downs for impaired securities, tax-planning considerations, and changes in investment management judgments relative to the direction of securities markets or the future prospects of individual investees or industry sectors. Likewise, non-recurring items which may emerge from time to time can distort the comparability of Old Republic’s results from period to period. Accordingly, management uses net operating income, a non-GAAP financial measure, to evaluate and better explain operating performance, and believes its use enhances an understanding of Old Republic’s basic business results.
     General Insurance Results — First quarter 2010 general insurance earnings were mainly affected by lower earned premiums and the changes in claim costs and expenses reflected in the following table.

	General Insurance Group
	Quarters Ended March 31,
	2010	2009	Change
Net premiums earned	$411.8	$457.3	-10.0%
Net investment income	64.6	63.4	1.8
Pretax operating income (loss)	$69.2	$58.2	19.0%

Claim ratio	70.6%	74.8%
Expense ratio	26.7	25.6

Composite ratio	97.3%	100.4%

     The continuation of a moderate decline in premium rates and recessionary conditions constrained premium growth in the latest quarter and each of the prior two years. Lessened economic activity affects such factors as sales and employment levels, both of which are important elements upon which Old Republic’s commercial insurance premiums are based.
     While the Group’s invested asset base grew by approximately 10% year-over-year, net investment income was up negligibly by 1.8% quarter-over-quarter. The disparate growth rates reflect primarily a low yield market environment and the relatively short-term nature of the bond portfolio.
     As the above table shows, the overall claim ratio declined by 4.2 percentage points quarter-over-quarter as experience for most insurance coverages reflected relatively stable trends in claim payments and reserve provisions. Moreover, the consumer credit indemnity (“CCI”) coverage impacted adversely the overall claim ratio by 3.9 percentage points compared to a 7.7 percentage point effect in last year’s first quarter. Most of the reduced impact stemmed from lower CCI premium volume, and declining loan delinquency and claim payment trends.
     The expense ratio edged up slightly as a small reduction in total expenses lagged the larger drop in earned premiums.

     Mortgage Guaranty Results — Operating results for Old Republic’s mortgage guaranty segment improved significantly as downward trends in newly reported and outstanding traditional primary delinquencies resulted in lower claim reserve provisions. First quarter pretax operating results also benefited from gains emanating from additional commutations of two captive reinsurance agreements, and the termination of certain pool insurance contracts. Key indicators of this segment’s performance are shown in the following table.

	Mortgage Guaranty Group
	Quarters Ended March 31,
	2010	2009	Change
Net premiums earned	$136.2	$145.3	-6.2%
Net investment income	23.1	22.4	3.1
Pretax operating income (loss)	$(34.1)	$(144.6)	76.4%

Claim ratio	127.2%	199.9%
Expense ratio	13.5	13.7

Composite ratio	140.7%	213.6%

     As above noted, during this year’s first quarter the Mortgage Guaranty Group negotiated the termination of two captive reinsurance agreements and certain pool insurance contracts. The reinsurance commutations resulted in additional net premiums earned of $5.3 that are intended to cover Old Republic’s assumption of future losses related to the agreements. Pursuant to GAAP accounting methodology these premiums must be recognized as income upon receipt rather than being deferred to future periods when the related claim costs are expected to arise. The cancellation of pool insurance contracts resulted in a reduction of first quarter 2010 incurred losses of approximately $30.3. Taken together these transactions reduced the incurred claim ratio for the quarter by approximately 27.4 percentage points, increased the paid claim ratio by 128.8 percentage points, and decreased the pretax operating loss by approximately $35.6. As a further consequence, these non-recurring transactions resulted in a reduction of operating cash flow of $167.1.
     Leaving aside the additional captive reinsurance premium income of $5.3, mortgage guaranty earned premiums continued to decline in this year’s first quarter. Lower volumes of new insurance and premium refunds related to claim rescissions accounted for most of the decline. New business volume reflected further weakness due to the downturn in overall mortgage originations, lower industry market penetration, and the continuation of more selective underwriting guidelines in place since late 2007.
     Net investment income grew moderately due to a temporarily higher invested asset base in this year’s first quarter.
     First quarter 2010 claim costs were lower as a result of the first sequential decline in outstanding traditional primary loan delinquencies since the first quarter of 2007. The continuation of historically high levels of claim rescissions and denials also affected paid claim and reserve provision trends. The following table shows the major components of incurred claims inclusive of the above noted effect of captive reinsurance and pool insurance terminations.

	Mortgage Guaranty Group
	Quarters Ended
	March 31,
	2010	2009
Components of incurred claim ratio as a percent of earned premiums:
Paid claims:
Payments, excluding pool terminations	107.6%	107.1%
Pool terminations reserve payments	128.8	—

Total paid claim ratio	236.5	107.1

Claim reserve provisions:
Excluding pool terminations	47.0	92.8
Pool termination reserves released	(151.1)	—

Net claim reserve provisions (release)	(104.2)	92.8

Effect of captive commutations	(5.1)	—

Incurred claim ratio	127.2%	199.9%

     Production and operating expense ratios for all periods reported upon reflect continued success in expense management.
     Title Insurance Results — Old Republic’s title business continued to generate the more positive operating momentum that emerged in last year’s second half. Key performance indicators are shown in the following table.

	Title Insurance Group
	Quarters Ended March 31,
	2010	2009	Change
Net premiums and fees earned	$255.2	$154.3	65.4%
Net investment income	6.6	5.8	12.8
Pretax operating income (loss)	$(8.6)	$(9.0)	4.3%

Claim ratio	7.4%	6.6%
Expense ratio	98.5	102.9

Composite ratio	105.9%	109.5%

     First quarter 2010 net premiums and fees reflected accelerating growth as the Title Group gained market share from industry dislocations and consolidation. The consolidation of accounts from the Florida joint underwriting venture formed in mid-year 2009 also added to this year’s revenue stream. A greater invested asset base generated meaningful investment income growth even though market yields remain relatively low.
     Claim costs, however, rose at a quicker pace than premiums and fees revenues as Old Republic added moderately to reserve provisions in consideration of recent claim emergence trends. Growth in production and general operating expenses also reflected the greater costs associated with the much higher level of premiums and fees.
     Corporate and Other Operations — Old Republic’s small life and health business and the net costs associated with the parent company and its internal services subsidiaries produced a lower net gain in this year’s first quarter. Period-to-period variations in the results posted by these relatively small elements of Old Republic’s operations usually stem from volatility inherent to the small scale of its life and health business, fluctuations in the costs of external debt, and net interest costs on intra-system financing arrangements.
     Cash, Invested Assets, and Shareholders’ Equity — The following table reflects Old Republic’s consolidated cash and invested assets as well as shareholders’ equity at the dates shown:

				% Change
	March 31,	December 31,	March 31,	March ’10/	March ’10/
	2010	2009	2009	Dec '09	March '09
Cash and invested assets: Fair value basis	$9,985.9	$9,879.0	$9,052.4	1.1%	10.3%

Original cost basis	$9,561.2	$9,625.9	$9,407.1	-.7%	1.6%

Shareholders’ equity: Total	$3,995.8	$3,891.4	$3,643.2	2.7%	9.7%
Per common share	$16.90	$16.49	$15.47	2.5%	9.2%

Composition of shareholders’ equity per share:
Equity before items below	$14.92	$14.99	$15.69	-0.5%	-4.9%
Unrealized investment gains (losses) and other accumulated comprehensive income (loss)	1.98	1.50	(0.22)

Total	$16.90	$16.49	$15.47	2.5%	9.2%

     Consolidated cash flow from operating activities produced a deficit of $19.3 for the first three months of 2010. This compares to positive operating cash flow of $263.3 for the same period in 2009. This year’s significant reduction was largely due to the net operating cash flow impact of the previously discussed mortgage guaranty pool terminations.
     The investment portfolio reflects a current allocation of approximately 85% to fixed-maturity securities and 6% to equities. As has been the case for many years, Old Republic’s invested assets are managed in consideration of enterprise-wide risk management objectives intended to assure solid funding of its insurance subsidiaries’ long-term obligations to policyholders and other beneficiaries, and of their long-term effect on the stability of capital accounts. The portfolio contains little or no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, collateralized debt obligations (“CDO’s”), derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, Old Republic does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes.
     Total equity investments include Old Republic’s common stock holdings in two leading publicly held mortgage guaranty (“MI”) businesses (MGIC Investment Corp. and The PMI Group). These stocks were acquired in 2007 and 2008 as passive long-term investment additions for a core segment of Old Republic’s business in anticipation of a recovery of the MI industry in 2010. In management’s judgment, the past three years’ depressed market valuations of companies operating in the housing and mortgage-lending sectors of the American economy have been impacted significantly by the cyclical and macroeconomic conditions affecting these sectors, and by the recent dysfunctionality of the banking and mortgage-lending industries. As shown in the following table, the March 31, 2010 fair value of the two securities had risen to

61.0% of their original cost compared to the 25.6% other-than-temporarily-impaired level to which they were written down in 2008.

	As of and for Periods Ended:
	March 31,	December 31,
	2010	2009	2008
Total value of the two MI investments: Original cost	$416.4	$416.4	$416.4
Impaired cost	106.8	106.8	106.8
Fair value	254.0	130.7	82.7
Underlying equity(*)	$235.6	$274.6	$515.9

Pretax other-than-temporary impairments recorded in income statement of the period	$—	$—	$(375.5)
Pretax unrealized investment gains (losses) recorded directly in shareholders’ equity account:
For the period	$123.3	$48.0	$(24.1)
Cumulatively	$147.2	$23.9	$(24.1)

(*)	Underlying equity based on latest reports (which may lag by one quarter) issued by investees.
     Substantially all changes in the shareholders’ equity account reflect Old Republic’s net income or loss, dividend payments to shareholders, and impairments or changes in market valuations of invested assets during the periods shown below:

	Shareholders’ Equity Per Share
	Three Months Ended March 31,
	2010	2009
Beginning balance	$16.49	$15.91

Changes in shareholders’ equity:
Net operating income (loss)	0.10	(0.23)

Net realized investment gains (losses):
From sales	0.01	—
From impairments	—	—

Subtotal	0.01	—
Net unrealized investment gains (losses)	0.47	(0.04)

Total realized and unrealized investment gains (losses)	0.48	(0.04)
Cash dividends	(0.17)	(0.17)
Stock issuance, foreign exchange, and other transactions	—	—

Net change	0.41	(0.44)

Ending balance	$16.90	$15.47

B. Years Ended December 31, 2009, 2008 and 2007
     Old Republic experienced further operating difficulties in 2009. Since mid-year 2007, operating income has declined mostly due to Old Republic’s mortgage guaranty and other insurance coverages linked to the housing and consumer credit fields.
     Full year 2009 mortgage guaranty and consolidated operating results benefited from a GAAP accounting requirement that premiums received for largely non-recurring reinsurance commutations, be recognized immediately as income. As a consequence, 2009 pretax operating earnings benefited by $76.3 ($49.6 after tax or $0.21 per share) from such premiums. Substantially all of these premiums will likely be absorbed by loss costs related to the future years’ risk exposures they are designed to cover. General insurance performance has declined during the last three years due to a reduction of underwriting profitability among several coverages. Title operations returned to profitability in 2009 for the first time since 2006 as a result of greater real estate transactions, growth in market share, and expense control management.
     2009 pre-tax investment gains of $6.3 were enhanced by the reversal of a deferred tax valuation allowance to produce net post-tax realized investment gains of $58.1 ($0.25 per share). The valuation allowance pertained to losses from other-than-temporary investment impairments, most of which originated in the second quarter of 2008. Realized losses in 2008 were mostly due to write downs of equity investments for other-than-temporary impairments.
     Consolidated Results — The major components of Old Republic’s consolidated results and other data for the periods reported upon are shown below:

				% Change
				2009	2008
Years Ended December 31,	2009	2008	2007	vs. 2008	vs. 2007
Operating revenues:
General insurance	$2,052.7	$2,255.9	$2,438.0	-9.0%	-7.5%
Mortgage guaranty	746.1	690.0	608.3	8.1	13.4
Title insurance	914.1	681.3	878.5	34.2	-22.4
Corporate and other	84.3	96.8	95.6	-12.9	1.3

Total	$3,797.2	$3,724.2	$4,020.6	2.0%	-7.4%

Pretax operating income (loss):
General insurance	$200.1	$294.3	$418.0	-32.0%	-29.6%
Mortgage guaranty	(486.4)	(594.3)	(110.4)	18.2	-438.1
Title insurance	2.1	(46.3)	(14.7)	104.7	-214.7
Corporate and other	4.0	13.5	15.1	-70.1	-10.6

Sub-total	(279.9)	(332.7)	308.0	15.9	-208.0

Realized investment gains (losses):
From sales	15.9	(4.1)	70.3
From impairments	(9.5)	(482.3)	—

Net realized investment gains (losses)	6.3	(486.4)	70.3	101.3	N/M

Consolidated pretax income (loss)	(273.6)	(819.2)	378.4	66.6	-316.5
Income taxes (credits)	(174.4)	(260.8)	105.9	33.1	-346.2

Net income (loss)	$(99.1)	$(558.3)	$272.4	82.2%	-304.9%

Consolidated underwriting ratio:
Benefits and claim ratio	76.7%	81.8%	60.2%	-6.2%	35.9%
Expense ratio	41.8	39.1	41.3	6.9	-5.3

Composite ratio	118.5%	120.9%	101.5%	-2.0%	19.1%

Components of diluted earnings per share:
Net operating income (loss)	$(0.67)	$(0.81)	$0.97	17.3%	-183.5%
Net realized investment gains (losses)	0.25	(1.60)	0.20

Net income (loss)	$(0.42)	$(2.41)	$1.17	82.6%	-306.0%

Cash dividends paid per share	$0.68	$0.67	$0.63	1.5%	6.3%

N/M:	Not meaningful

     The above table shows both operating and net income (loss) to highlight the effects of realized investment gain or loss recognition and any non-recurring items on period-to-period comparisons. Operating income, however, does not replace net income computed in accordance with GAAP as a measure of total profitability.
     The recognition of realized investment gains or losses can be highly discretionary and arbitrary due to such factors as the timing of individual securities sales, recognition of estimated losses from write-downs for impaired securities, tax-planning considerations, and changes in investment management judgments relative to the direction of securities markets or the future prospects of individual investees or industry sectors. Likewise, non-recurring items which may emerge from time to time, can distort the comparability of Old Republic’s results from period to period. Accordingly, management uses net operating income, a non-GAAP financial measure, to evaluate and better explain operating performance, and believes its use enhances an understanding of Old Republic’s basic business results.
General Insurance Results — Pretax operating earnings for the periods reported upon were affected mostly by reduced premium volume and moderately higher claim and expense ratios. The following table shows these effects:

	General Insurance Group
				% Change
				2009	2008
Years Ended December 31,	2009	2008	2007	vs. 2008	vs. 2007
Net premiums earned	$1,782.5	$1,989.3	$2,155.1	-10.4%	-7.7%
Net investment income	258.9	253.6	260.8	2.1	-2.8
Pretax operating income (loss)	$200.1	$294.3	$418.0	-32.0%	-29.6%

Claim ratio	76.3%	73.0%	67.8%	4.5%	7.7%
Expense ratio	25.8	24.2	24.1	6.6	.4

Composite ratio	102.1%	97.2%	91.9%	5.0%	5.8%

     Earned premiums for the large majority of insurance coverages trended down in the past three years. In recent years, premium growth has been constrained by the combination of a moderately declining rate environment and by recessionary economic conditions. These conditions affect such factors as sales and employment levels, both of which are important elements upon which premiums are based.
     General insurance investment income trends have benefited from greater invested asset balances.
     Overall claim ratios trended moderately higher during 2009 and 2008. 2009 and 2008 claim experience for the CCI coverage in particular has trended much higher adding approximately 7.3 and 6.1 percentage points to the above claim ratios for years ended December 31, 2009 and 2008, respectively versus an insignificant effect for 2007. Aggregate claim experience for other coverages, however, remained relatively consistent. Production and general operating expenses edged up slightly in 2009 as expense reduction lagged a larger drop in earned premiums.

Mortgage Guaranty Results — 2009 mortgage guaranty operating results benefited from the captive reinsurance premiums receipts previously noted. Key indicators of this segment’s evolving performance are shown in the following table:

	Mortgage Guaranty Group
				% Change
				2009	2008
Years Ended December 31,	2009	2008	2007	vs. 2008	vs. 2007
Net premiums earned	$644.5	$592.5	$518.2	8.8%	14.3%
Net investment income	92.0	86.8	79.0	5.9	10.0
Pretax operating income (loss)	$(486.4)	$(594.3)	$(110.4)	18.2%	-438.1%

Claim ratio	176.0%	199.3%	118.8%	-11.7%	67.8%
Expense ratio	12.6	15.7	17.7	-19.7	-11.3

Composite ratio	188.6%	215.0%	136.5%	-12.3%	57.5%

     Absent the aforementioned effect of the reinsurance commutations further discussed below, mortgage guaranty earned premiums declined in 2009. Premium levels for the three years ended December 31, 2009 were impacted by the more selective underwriting criteria applied since late 2007, by an overall decline in the industry’s business penetration, and by higher premium refunds related to coverage rescissions. These factors were attenuated somewhat by relatively high persistency levels for business produced in prior years, and by a continuing decline in premiums ceded to lender-owned (captive) reinsurance companies.
     During 2009’s third quarter, Old Republic’s Mortgage Guaranty Group entered into commutations with four lender-owned captive reinsurers. As part of the transactions, Old Republic received reinsurance premiums of $82.5 to cover losses expected to occur after the contract termination date. Under GAAP, these reinsurance commutations have been treated as the termination of risk transfer reinsurance arrangements rather than transactions in which Old Republic takes on new or additional insurance risk. As a result of this GAAP characterization, the premiums received have been booked as current income rather than being deferred and subsequently recognized in the future periods during which the related risk will exist and expected claims will occur. Old Republic estimates that substantially all of these premiums will likely be absorbed by related claim costs thus negating the current appearance of a gain from the transactions. In the above table, the up front recognition of the $82.5 of premiums also has the effect of portraying an increase in 2009’s net premiums earned of 8.8%, whereas their exclusion through deferral to future at risk periods would have shown an actual 4.1% decline. As a further consequence of this GAAP premium recognition methodology the 2009 loss ratio dropped from 199.6% to 176.0%, and the 2009 pretax operating loss was reduced from $562.7 to $486.4. Excluding these premium recognition effects, quarterly claim ratios throughout 2009 averaged 199.7% versus a comparable average of 199.3% for 2008 and 115.2% for 2007. Greater numbers of coverage rescissions and a moderate decline in expected claim severity during 2009 offset to some degree the impact on claim reserve provisions of a continued uptrend in reported delinquent loans. The components of incurred mortgage guaranty claim ratios are shown in the following table:

	Years Ended December 31,
	2009	2008	2007
Incurred claim ratio from:
Paid claims	97.0%	74.8%	42.5%
Claim reserve provisions	102.6	124.5	76.3
Effect of commutations	-23.6	—	—

Total	176.0%	199.3%	118.8%

     Production and operating expense ratios for all periods reported upon reflect continued success in expense management. Net investment income has trended up on the strength of an invested asset base enhanced by positive operating cash flow, funds generated by income tax related asset recoveries, and in 2009, capital additions and funds received in the above noted reinsurance commutations.
Title Insurance Results — In 2009 Old Republic’s title insurance business turned slightly profitable for the first time since 2006. Key operating performance indicators are shown in the following table:

	Title Insurance Group
				% Change
				2009	2008
Years Ended December 31,	2009	2008	2007	vs. 2008	vs. 2007
Net premiums and fees earned	$888.4	$656.1	$850.7	35.4%	-22.9%
Net investment income	25.2	25.1	27.3	0.2	-7.9
Pretax operating income (loss)	$2.1	$(46.3)	$(14.7)	104.7%	-214.7%

Claim ratio	7.9%	7.0%	6.6%	12.9%	6.1%
Expense ratio	93.8	103.6	98.1	-9.5	5.6

Composite ratio	101.7%	110.6%	104.7%	-8.0%	5.6%

     Growth in title premiums and fees for 2009 resulted mostly from greater refinance transactions earlier in the year and from market share gains taken from title industry dislocations and consolidations. Claim costs rose at a quicker pace, however, as Old Republic added moderately to reserve provisions in consideration of recent claim emergence trends. Production and general operating expenses, while relatively lower as a percentage of premium and fees revenues, rose dollar-wise in reflection of greater personnel and other production costs related to the higher revenues attained and anticipated.
     Results for 2008 and 2007 also reflect the impact of the cyclical downturn in the housing and related mortgage lending sectors of the U.S. economy.
Corporate and Other Operations — Old Republic’s small life and health insurance business and the net costs associated with the parent holding company and internal services subsidiaries produced a much lower operating gain in 2009. Period-to-period variations in the results of these relatively minor elements of Old Republic’s operations usually stem from the volatility inherent to the small scale of its life and health business, fluctuations in the costs of external debt, and net interest on intra-system financing arrangements.

Cash, Invested Assets, and Shareholders’ Equity — The following table reflects Old Republic’s consolidated cash and invested assets as well as shareholders’ equity at the dates shown:

				% Change
				2009	2008
As of December 31:	2009	2008	2007	vs. 2008	vs. 2007
Cash and invested assets: Fair value basis	$9,879.0	$8,855.1	$8,924.0	11.6%	-.8%

Original cost basis	$9,625.9	$9,210.0	$8,802.5	4.5%	4.6%

Shareholders’ equity: Total	$3,891.4	$3,740.3	$4,541.6	4.0%	-17.6%
Per common share	$16.49	$15.91	$19.71	3.6%	-19.3%

Composition of shareholders’ equity per share:
Equity before items below	$14.99	$16.10	$19.31	-6.9%	-16.6%
Unrealized investment gains (losses) and other accumulated comprehensive income (loss)	1.50	(0.19)	0.40

Total	$16.49	$15.91	$19.71	3.6%	-19.3%

     Consolidated cash flow from operating activities amounted to $532.9, $565.6 and $862.5 for the years ended 2009, 2008 and 2007, respectively.
     The investment portfolio reflects a current allocation of approximately 86 percent to fixed-maturity securities and 5 percent to equities. As has been the case for many years, Old Republic’s invested assets are managed in consideration of enterprise-wide risk management objectives intended to assure solid funding of its subsidiaries’ long-term obligations to insurance policyholders and other beneficiaries, and evaluations of their long-term effect on the stability of capital accounts. The portfolio contains little or no direct insurance risk-correlated asset exposures to real estate, mortgage-backed securities, CDO’s, derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, Old Republic does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes.
     Substantially all changes in the shareholders’ equity account reflect Old Republic’s net income or loss, dividend payments to shareholders, and impairments or changes in market valuations of invested assets during the periods shown below:

	Shareholders’
	Equity Per Share
Years Ended December 31,	2009	2008	2007
Beginning book value per share	$15.91	$19.71	$18.91

Changes in shareholders’ equity for the periods:
Net operating income (loss)	(.67)	(.81)	.98
Net realized investment gains (losses):
From sales	.04	(.01)	.20
From impairments	.21	(1.59)	—

Subtotal	.25	(1.60)	.20
Net unrealized investment gains (losses)	1.59	(.33)	.05

Total realized and unrealized investment gains (losses).	1.84	(1.93)	.25

Cash dividends	(.68)	(.67)	(.63)
Stock issuance, foreign exchange, and other transactions	.09	(.39)	.20

Net change	.58	(3.80)	.80

Ending book value per share	$16.49	$15.91	$19.71

     Old Republic’s significant investments in the stocks of two leading publicly held MI businesses (MGIC Investment Corp. and The PMI Group) account for a substantial portion of the 2008 realized and unrealized investment losses shown in the above and following tables. Unrealized losses, including losses on securities categorized as other-than-temporarily impaired (“OTTI”), represent the net difference between the most recently established cost and the fair values of the investments at each point in time. The aggregate original and impaired costs, fair value, and latest reported underlying equity values of the aforementioned two mortgage guaranty investments are shown below.

	December 31,
	2009	2008	2007
Total value of the two MI investments: Original cost	$416.4	$416.4	$429.7
Impaired cost	106.8	106.8	N/A
Fair value	130.7	82.7	375.1
Underlying equity(*)	$274.6	$515.9	$679.7

(*)	Underlying equity based on latest reports (which may lag by one quarter) issued by investees.
     The above-noted mortgage guaranty holdings were acquired as passive long-term investment additions for a core segment of Old Republic’s business in anticipation of a recovery of the MI industry in 2010. In management’s judgment, the currently depressed market valuations of companies operating in the housing and mortgage-lending sectors of the American economy have been impacted significantly by the cyclical and macroeconomic conditions affecting these sectors, and by the recent dysfunctionality of the banking and mortgage lending industries. For external financial reporting purposes, however, Old Republic uses relatively short time frames in recognizing OTTI adjustments in its income statement. In this context, absent issuer-specific circumstances that would result in a contrary conclusion, all unrealized investment losses pertaining to any equity security reflecting a 20 percent or greater decline for a six month period is considered OTTI. Unrealized losses that are deemed temporary and all unrealized gains are recorded directly as a separate component of the shareholders’ equity account and in the consolidated statement of comprehensive income. As a result of accounting idiosyncrasies, however, OTTI losses recorded in the income statement of one period can not be offset in the income statement of a subsequent period by fair value gains on the previously impaired securities unless the gains are realized through actual sales. Such unrealized fair value gains can only be recognized through direct credits in the shareholders’ equity account and in the consolidated statement of comprehensive income.
     2009 Capital Raise — Early in 2009’s second quarter, Old Republic obtained gross proceeds of $316.25 through a public offering of 8% convertible Senior Notes due in 2012. The funds were used mostly to enhance the capital base of the general and title insurance segments, and to repay a portion of commercial paper debt previously incurred to strengthen the capital of the mortgage guaranty segment as of year end 2008. Along with the growth oriented capital additions to businesses with good prospects for the long term, the new funds enhance the stability and resiliency of Old Republic’s consolidated capitalization.
DETAILED MANAGEMENT ANALYSIS
CRITICAL ACCOUNTING ESTIMATES
     Old Republic’s annual and interim financial statements incorporate a large number and types of estimates relative to matters which are highly uncertain at the time the estimates are made. The estimation process required of an insurance enterprise is by its very nature highly dynamic inasmuch as it necessitates a continuous evaluation, analysis, and quantification of factual data as it becomes known to Old Republic. As a result, actual experienced outcomes can differ from the estimates made at any point in time, and thus affect future periods’ reported revenues, expenses, net income, and financial condition.
     Old Republic believes that its most critical accounting estimates relate to: a) the determination of OTTI in the value of fixed maturity and equity investments; b) the establishment of deferred acquisition costs which vary directly with the production of insurance premiums; c) the recoverability of reinsured paid and/or outstanding losses; and d) the establishment of reserves for losses and loss adjustment expenses. The major assumptions and methods used in setting these estimates are discussed in the pertinent sections of this Management Analysis and are summarized as follows:
(a) Other-than-temporary impairments in the value of investments:
     Old Republic completes a detailed analysis each quarter to assess whether the decline in the value of any investment below its cost basis is deemed other-than-temporary. All securities in an unrealized loss position are reviewed. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with any unrealized investment loss amounting to 20% or greater decline for a six month period is considered OTTI. The decline in value of a security deemed OTTI is included in the determination of net income and a new cost basis is established for financial reporting purposes.
     For the three years ended December 31, 2009, pretax charges due to other-than-temporary impairments in the value of securities affected pretax income or loss within a range of -143.2% and 0% and averaged -48.9%.

(b) Establishment of deferred acquisition costs (“DAC”)
     The eligibility for deferral and the recoverability of DAC is based on the current terms and estimated profitability of the insurance contracts to which they relate. As of the three most recent year ends, consolidated DAC balances ranged between 1.5% and 1.9% and averaged 1.7% of consolidated assets. The annual change in DAC balances for the three-year period affected underwriting, acquisition and other expenses within a range of 1.1% and 1.8%, and averaged 1.4% of such expenses.
(c) The recoverability of reinsured paid and/or outstanding losses
     Assets consisting of gross paid losses recoverable from assuming reinsurers, and balance sheet date reserves similarly recoverable in future periods as gross losses are settled and paid, are established at the same time as the gross losses are paid or recorded as reserves. Accordingly, these assets are subject to the same estimation processes and valuations as the related gross amounts that are discussed below. As of the three most recent year ends, paid and outstanding reinsurance recoverable balances ranged between 30.1% and 32.9% and averaged 31.5% of the related gross reserves.
(d) The reserves for losses and loss adjustment expenses
     As discussed in pertinent sections of this Management Analysis, the reserves for losses and related loss adjustment expenses are based on a wide variety of factors and calculations. Among these Old Republic believes the most critical are:
•
The establishment of expected loss ratios for the three latest accident years, particularly for so-called long-tail coverages as to which information about covered losses emerges and becomes more accurately quantified over long periods of time. Long-tail lines of business generally include workers’ compensation, auto liability, general liability, errors and omissions and directors and officers’ liability, and title insurance. Gross loss reserves related to such long-tail coverages ranged between 66.0% and 79.1%, and averaged 72.0% of gross consolidated claim reserves as of the three most recent year ends. Net of reinsurance recoverables, such reserves ranged between 60.1% and 75.4% and averaged 67.3% as of the same dates.

•
Loss trend factors that are used to establish the above noted expected loss ratios. These factors take into account such variables as judgments and estimates relative to premium rate trends and adequacy, current and expected interest rates, current and expected social and economic inflation trends, and insurance industry statistical claim trends.

•
Loss development factors, expected claim rates and average claim costs all of which are based on Company and/or industry statistics used to project reported and unreported losses for each accounting period.

     For each of the three most recent calendar years, prior accident years’ consolidated claim costs have developed favorably and have had the consequent effect of reducing consolidated annual loss costs between 3.0% and 7.2%, or by an average of approximately 4.7% per annum. As a percentage of each of these years’ consolidated earned premiums and fees the favorable developments have ranged between 1.8% and 5.9%, and have averaged 3.7%.
     In all the above regards Old Republic anticipates that future periods’ financial statements will continue to reflect changes in estimates. As in the past such changes will result from altered circumstances, the continuum of newly emerging information and its effect on past assumptions and judgments, the effects of securities markets valuations, and changes in inflation rates and future economic conditions beyond Old Republic’s control. As a result, Old Republic cannot predict, quantify, or guaranty the likely impact that probable changes in estimates will have on its future financial condition or results of operations.
ACCOUNTING POLICIES
     The consolidated accounts are presented in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) of accounting principles generally accepted in the United States of America (“GAAP”). In managing Old Republic’s insurance subsidiaries and providing for their current tax liabilities, however, management adheres to state insurance regulatory and accounting practices. In comparison with GAAP, such practices reflect greater conservatism and comparability among insurers, and are intended to address the primary financial security interests of policyholders and their beneficiaries. This management analysis should be read in conjunction with Old Republic’s annual and quarterly consolidated financial statements and the footnotes appended to them.
     In recent years, the FASB has issued various releases requiring additional financial statement disclosures, and to provide guidance relative to the application of such releases. Of particular pertinence to Old Republic’s financial statements are certain disclosures relating to uncertainties affecting income tax provisions, methodologies for establishing the fair value and recording of other-than-temporary impairments of securities, and the composition of plan assets held by Old Republic’s defined benefit pension plans. The requisite disclosures and explanations for these matters have been included in the footnotes to Old Republic’s financial statements.
FINANCIAL POSITION
A. Quarters Ended March 31, 2010 and 2009
     Old Republic’s financial position at March 31, 2010 reflected increases in assets, and common shareholders’ equity of .4% and 2.7%, respectively, and a decrease in liabilities of .5% when compared to the immediately preceding year-end. Cash and invested assets represented 70.1% and 69.6% of consolidated assets as of March 31, 2010 and December 31, 2009, respectively. As of March 31, 2010, cash and invested assets increased 1.1% to $9,985.9 as a result of an increase in the fair value of investments.
     Investments — During the first quarter of 2010 and 2009, Old Republic committed substantially all investable funds to short to intermediate-term fixed maturity securities. At both March 31, 2010 and 2009, approximately 99% of Old Republic’s investments consisted of marketable securities. Old Republic continues to adhere to its long-term policy of investing primarily in investment grade, marketable securities. The portfolio contains little or no insurance risk-correlated asset exposures to real estate, mortgage-backed securities, CDO’s, derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, Old Republic does not engage in hedging or securities lending transactions, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes. At March 31, 2010, Old Republic had no fixed maturity investments in default as to principal and/or interest.
     Relatively high short-term maturity investment positions continued to be maintained as of March 31, 2010. Such positions reflect a large variety of seasonal and intermediate-term factors including current operating needs, expected operating cash flows, quarter-end cash flow seasonality, and investment strategy considerations. Accordingly, the future level of short-term investments will vary and respond to the interplay of these factors and may, as a result, increase or decrease from current levels.
     Old Republic does not own or utilize derivative financial instruments for the purpose of hedging, enhancing the overall return of its investment portfolio, or reducing the cost of its debt obligations. With regard to its equity portfolio, Old Republic does not own any options nor does it engage in any type of option writing. Traditional investment management tools and techniques are employed to address the yield and valuation exposures of the invested assets base. The long-term fixed maturity investment portfolio is managed so as to limit various risks inherent in the bond market. Credit risk is addressed through asset diversification and the purchase of investment grade securities. Reinvestment rate risk is reduced by concentrating on non-callable issues, and by taking asset-liability matching considerations into account. Purchases of mortgage and asset backed securities, which have variable principal prepayment options, are generally avoided. Market value risk is limited through the purchase of bonds of intermediate maturity. The combination of these investment management practices is expected to produce a more stable long-term fixed maturity investment portfolio that is not subject to extreme interest rate sensitivity and principal deterioration.
     The fair value of Old Republic’s long-term fixed maturity investment portfolio is sensitive, however, to fluctuations in the level of interest rates, but not materially affected by changes in anticipated cash flows caused by any prepayments. The impact of interest rate movements on the long-term fixed maturity investment portfolio generally affects net unrealized gains or losses. As a general rule, rising interest rates enhance currently available yields but typically lead to a reduction in the fair value of existing fixed maturity investments. By contrast, a decline in such rates reduces currently available yields but usually serves to increase the fair value of the existing fixed maturity investment portfolio. All such changes in fair value are reflected, net of deferred income taxes, directly in the shareholders’ equity account, and as a separate component of the statement of comprehensive income. Given Old Republic’s inability to forecast or control the movement of interest rates, Old Republic sets the maturity spectrum of its fixed maturity securities portfolio within parameters of estimated liability payouts, and focuses the overall portfolio on high quality investments. By so doing, Old Republic believes it is reasonably assured of its ability to hold securities to maturity as it may deem necessary in changing environments, and of ultimately recovering their aggregate cost.

     Possible future declines in fair values for Old Republic’s bond and stock portfolios would negatively affect the common shareholders’ equity account at any point in time, but would not necessarily result in the recognition of realized investment losses. Old Republic reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments in the portfolio’s value are evaluated and established at each quarterly balance sheet date. In reviewing investments for other-than-temporary impairment, Old Republic, in addition to a security’s market price history, considers the totality of such factors as the issuer’s operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered other-than-temporarily-impaired. In the event Old Republic’s estimate of other-than-temporary impairments is insufficient at any point in time, future periods’ net income (loss) would be affected adversely by the recognition of additional realized or impairment losses, but its financial condition would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses.
     The following tables show certain information relating to Old Republic’s fixed maturity and equity portfolios as of the dates shown:
Credit Quality Ratings of Fixed Maturity Securities (a)

	March 31,	December 31,
	2010	2009
Aaa	21.8%	22.3%
Aa	20.2	20.3
A	30.6	30.3
Baa	26.2	25.7

Total investment grade	98.8	98.6
All other (b)	1.2	1.4

Total	100.0%	100.0%

(a)
Credit quality ratings used are those assigned primarily by Moody’s for U.S. Governments, Agencies and Corporate issuers and by Standard & Poor’s (“S&P”) for U.S. and Canadian Municipal issuers, which are converted to equivalent Moody’s ratings classifications.

(b)	“All other” includes non-investment grade or non-rated issuers.

Gross Unrealized Losses Stratified by Industry Concentration for Non-Investment Grade Fixed Maturity Securities

	March 31, 2010
			Gross
	Amortized		Unrealized
	Cost		Losses
Fixed Maturity Securities by Industry Concentration:
Banking	$23.0		$1.4
Industrial	6.5		.5
Retail	4.1		.2

Total	$33.7	(c)	$2.2

(c)	Represents .4% of the total fixed maturity securities portfolio.
Gross Unrealized Losses Stratified by Industry Concentration for Investment Grade Fixed Maturity Securities

	March 31, 2010
			Gross
	Amortized		Unrealized
	Cost		Losses
Fixed Maturity Securities by Industry Concentration:
Energy	$33.5		$1.1
Industrial	69.8		1.0
Utilities	56.5		.7
Banking	15.9		.6
Other (includes 13 industry groups)	282.8		1.8

Total	$458.7	(d)	$5.5

(d)	Represents 5.8% of the total fixed maturity securities portfolio.
Gross Unrealized Losses Stratified by Industry Concentration for Equity Securities

	March 31, 2010
			Gross
			Unrealized
	Cost		Losses
Equity Securities by Industry Concentration:
Index Funds	$112.8		$7.9
Health Care	15.1		.2
Natural Gas	.3		—
Insurance	.2		—

Total	$128.5	(e)	$8.2	(f)

(e)	Represents 35.8% of the total equity securities portfolio.

(f)	Represents 2.3% of the adjusted cost of the total equity securities portfolio, while gross unrealized gains represent 78.4% of the portfolio.

Gross Unrealized Losses Stratified by Maturity Ranges for All Fixed Maturity Securities

	March 31, 2010
	Amortized Cost
	of Fixed Maturity Securities		Gross Unrealized Losses
		Non-		Non-
		Investment		Investment
	All	Grade Only	All	Grade Only
Maturity Ranges:
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	94.4	13.4	1.3	1.0
Due after five years through ten years	355.3	20.3	4.8	1.1
Due after ten years	42.7	—	1.5	—

Total	$492.5	$33.7	$7.7	$2.2

Gross Unrealized Losses Stratified by Duration and Amount of Unrealized Losses

	March 31, 2010
	Amount of Gross Unrealized Losses
	Less than			Total Gross
	20% of	20% to 50%	More than	Unrealized
	Cost	of Cost	50% of Cost	Loss
Number of Months in Loss Position:
Fixed Maturity Securities:
One to six months	$4.6	$—	$—	$4.6
Seven to twelve months	.1	—	—	.1
More than twelve months	2.5	.3	—	2.9

Total	$7.3	$.3	$—	$7.7

Equity Securities:
One to six months	$.3	$—	$—	$.3
Seven to twelve months	—	—	—	—
More than twelve months	7.8	—	—	7.9

Total	$8.1	$—	$—	$8.2

Number of Issues in Loss Position:
Fixed Maturity Securities:
One to six months	92	—	—	92
Seven to twelve months	4	—	—	4
More than twelve months	11	1	—	12

Total	107	1	—	108	(g)

Equity Securities:
One to six months	3	—	—	3
Seven to twelve months	—	—	—	—
More than twelve months	1	1	—	2

Total	4	1	—	5	(g)

(g)	At March 31, 2010 the number of issues in an unrealized loss position represent 5.3% as to fixed maturities, and 31.3% as to equity securities of the total number of such issues held by the Company.
     The aging of issues with unrealized losses employs closing market price comparisons with an issue’s original cost net of other-than-temporary impairment adjustments. The percentage reduction from such adjusted cost reflects the decline as of a specific point in time (March 31, 2010 in the above table) and, accordingly, is not indicative of a security’s value having been consistently below its cost at the percentages and throughout the periods shown.

Age Distribution of Fixed Maturity Securities

	March 31,	December 31,
	2010	2009
Maturity Ranges:
Due in one year or less	10.9%	9.3%
Due after one year through five years	53.2	55.0
Due after five years through ten years	35.1	34.9
Due after ten years through fifteen years	.8	.8
Due after fifteen years	—	—

Total	100.0%	100.0%

Average Maturity in Years	4.3	4.4

Duration (h)	3.7	3.8

(h)	Duration is used as a measure of bond price sensitivity to interest rate changes. A duration of 3.7 as of March 31, 2010 implies that a 100 basis point parallel increase in interest rates from current levels would result in a possible decline in the fair value of the long-term fixed maturity investment portfolio of approximately 3.7%.
Composition of Unrealized Gains (Losses)

	March 31,	December 31,
	2010	2009
Fixed Maturity Securities:
Amortized cost	$7,877.1	$7,896.2
Estimated fair value	8,352.2	8,326.8

Gross unrealized gains	482.8	448.0
Gross unrealized losses	(7.7)	(17.4)

Net unrealized gains (losses)	$475.0	$430.5

Equity Securities:
Original cost	$675.9	$674.9
Adjusted cost(*)	358.6	357.5
Estimated fair value	631.4	502.9

Gross unrealized gains	281.0	159.0
Gross unrealized losses	(8.2)	(13.7)

Net unrealized gains (losses)	$272.7	$145.3

(*)	net of OTTI adjustments
     Other Assets — Among other major assets, substantially all of Old Republic’s receivables are not past due. Reinsurance recoverable balances on paid or estimated unpaid losses are deemed recoverable from solvent reinsurers or have otherwise been reduced by allowances for estimated amounts unrecoverable. Deferred policy acquisition costs are estimated by taking into account the variable costs of producing specific types of insurance policies, and evaluating their recoverability on the basis of recent trends in claims costs. Old Republic’s deferred policy acquisition cost balances have not fluctuated substantially from period-to-period and do not represent significant percentages of assets or shareholders’ equity.
     Liquidity — The parent holding company meets its liquidity and capital needs principally through dividends paid by its subsidiaries. From time to time additional cash needs are also met by accessing Old Republic’s commercial paper program and/or the debt and equity capital markets. The insurance subsidiaries’ ability to pay cash dividends to the parent company is generally restricted by law or subject to approval of the insurance regulatory authorities of the states in which they are domiciled. Old Republic can receive up to $295.6 in dividends from its subsidiaries in 2010 without the prior approval of regulatory authorities. The liquidity achievable through such permitted dividend payments is considered adequate to cover the parent holding company’s currently expected cash outflows represented mostly by interest and scheduled repayments on outstanding debt, quarterly cash dividend payments to shareholders, modest operating expenses, and the near-term capital needs of its operating company subsidiaries. Old Republic can currently access the commercial paper market for up to $150.0.
     Capitalization — Old Republic’s total capitalization of $4,343.1 at March 31, 2010 consisted of debt of $347.2 and common shareholders’ equity of $3,995.8. Changes in the common shareholders’ equity account reflect primarily operating results for the period then ended, dividend payments, and changes in market valuations of invested assets. Old Republic has paid cash dividends to its shareholders without interruption since 1942, and has increased the annual rate in each of the past 29 calendar years. The dividend rate is reviewed and approved by the Board of Directors on a quarterly basis each year. In establishing each year’s cash dividend rate, Old Republic does not follow a strict formulaic approach. Rather, it favors a gradual rise in the annual dividend rate that is largely reflective of long-term consolidated operating earnings trends. Accordingly, each year’s dividend rate is set judgmentally in consideration of such key factors as the dividend paying capacity of Old Republic’s insurance subsidiaries, the trends in average annual statutory and GAAP earnings for the five most recent calendar years, and management’s long-term expectations for Old Republic’s consolidated business.
     Under state insurance regulations, Old Republic’s three mortgage guaranty insurance subsidiaries are required to operate at a maximum risk to capital ratio of 25:1 or otherwise hold minimum amounts of capital based on specified formulas. If a company’s risk to capital ratio exceeds the limit or its capital falls below the minimum prescribed levels, absent expressed regulatory approval, it may be prohibited from writing new business until its risk to capital ratio falls below the limit or it reestablishes the required minimum levels of capital. At March 31, 2010, the statutory risk to capital ratio was 23.2:1 for the three companies combined. A continuation of operating losses could further reduce statutory surplus thus increasing the risk to capital ratio which Old Republic evaluates on a quarterly basis.
     In anticipation that Old Republic’s principal mortgage insurance subsidiary, Republic Mortgage Insurance Company (“RMIC”), will breach the minimum capital requirement during 2010, RMIC has requested and received waivers of the minimum policyholder position requirements from the North Carolina Department of Insurance, the Wisconsin Commissioner of Insurance, the Illinois Department of Insurance, the Florida Office of Insurance Regulation, and the Arizona Department of Insurance. RMIC has made similar requests to the insurance regulators in other states that have similar minimum capital or maximum risk-to-capital requirements. New insurance written in the states that have not issued a waiver to RMIC represented 34.6% of the total for the quarter ended March 31, 2010.
     Old Republic has access to various capital resources including dividends from its subsidiaries, holding company investments, undrawn capacity under its commercial paper program, and access to debt and equity capital markets. At March 31, 2010, Old Republic’s consolidated debt to equity ratio was 8.7%. This relatively low level of financial leverage should provide Old Republic with additional borrowing capacity to meet its capital commitments.

B. Years Ended December 31, 2009, 2008 and 2007
     Old Republic’s financial position at December 31, 2009 reflected increases in assets, liabilities, and common shareholders’ equity of 7.0%, 8.1%, and 4.0%, respectively, when compared to the immediately preceding year-end. Cash and invested assets represented 69.6% and 66.8% of consolidated assets as of December 31, 2009 and December 31, 2008, respectively. Consolidated operating cash flow was positive at $532.9 in 2009 compared to $565.6 in 2008 and $862.5 in 2007. As of December 31, 2009, the invested asset base increased 11.6% to $9,688.4 as a result of positive operating cash flows, new funds from an April 2009 securities offering, and an increase in the fair value of investments.
     Investments — During 2009 and 2008, Old Republic committed substantially all investable funds to short to intermediate-term fixed maturity securities. At both December 31, 2009 and 2008, approximately 99% of Old Republic’s investments consisted of marketable securities. Old Republic continues to adhere to its long-term policy of investing primarily in investment grade, marketable securities. The portfolio contains little or no insurance risk-correlated asset exposures real estate, mortgage-backed securities, CDO’s, derivatives, junk bonds, hybrid securities, or illiquid private equity investments. In a similar vein, Old Republic does not engage in hedging transactions or securities lending operations, nor does it invest in securities whose values are predicated on non-regulated financial instruments exhibiting amorphous or unfunded counter-party risk attributes. At December 31, 2009, Old Republic had no fixed maturity investments in default as to principal and/or interest.
     Relatively high short-term maturity investment positions continued to be maintained as of December 31, 2009. Such positions reflect a large variety of seasonal and intermediate-term factors including current operating needs, expected operating cash flows, quarter-end cash flow seasonality, and investment strategy considerations. Accordingly, the future level of short-term investments will vary and respond to the interplay of these factors and may, as a result, increase or decrease from current levels.
     Old Republic does not own or utilize derivative financial instruments for the purpose of hedging, enhancing the overall return of its investment portfolio, or reducing the cost of its debt obligations. With regard to its equity portfolio, Old Republic does not own any options nor does it engage in any type of option writing. Traditional investment management tools and techniques are employed to address the yield and valuation exposures of the invested assets base. The long-term fixed maturity investment portfolio is managed so as to limit various risks inherent in the bond market. Credit risk is addressed through asset diversification and the purchase of investment grade securities. Reinvestment rate risk is reduced by concentrating on non-callable issues, and by taking asset-liability matching considerations into account. Purchases of mortgage and asset backed securities, which have variable principal prepayment options, are generally avoided. Market value risk is limited through the purchase of bonds of intermediate maturity. The combination of these investment management practices is expected to produce a more stable long-term fixed maturity investment portfolio that is not subject to extreme interest rate sensitivity and principal deterioration.
     The fair value of Old Republic’s long-term fixed maturity investment portfolio is sensitive, however, to fluctuations in the level of interest rates, but not materially affected by changes in anticipated cash flows caused by any prepayments. The impact of interest rate movements on the long-term fixed maturity investment portfolio generally affects net unrealized gains or losses. As a general rule, rising interest rates enhance currently available yields but typically lead to a reduction in the fair value of existing fixed maturity investments. By contrast, a decline in such rates reduces currently available yields but usually serves to increase the fair value of the existing fixed maturity investment portfolio. All such changes in fair value are reflected, net of deferred income taxes, directly in the shareholders’ equity account, and as a separate component of the statement of comprehensive income. Given Old Republic’s inability to forecast or control the movement of interest rates, Old Republic sets the maturity spectrum of its fixed maturity securities portfolio within parameters of estimated liability payouts, and focuses the overall portfolio on high quality investments. By so doing, Old Republic believes it is reasonably assured of its ability to hold securities to maturity as it may deem necessary in changing environments, and of ultimately recovering their aggregate cost.
     Possible future declines in fair values for Old Republic’s bond and stock portfolios would negatively affect the common shareholders’ equity account at any point in time, but would not necessarily result in the recognition of realized investment losses. Old Republic reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments in the portfolio’s value are evaluated and established at each quarterly balance sheet date. In reviewing investments for other-than-temporary impairment, Old Republic, in addition to a security’s market price history, considers the totality of such factors as the issuer’s operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered other-than-temporarily-impaired. In the event Old Republic’s estimate of other-than-temporary impairments is insufficient at any point in time, future periods’ net income would be affected adversely by the recognition of additional realized or impairment losses, but its financial condition would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses.

     The following tables show certain information relating to Old Republic’s fixed maturity and equity portfolios as of the dates shown:
Credit Quality Ratings of Fixed Maturity Securities (a)

	December 31,
	2009	2008
Aaa	22.3%	20.4%
Aa	20.3	24.5
A	30.3	31.4
Baa	25.7	22.0

Total investment grade	98.6	98.3
All other (b)	1.4	1.7

Total	100.0%	100.0%

(a)
Credit quality ratings used are those assigned primarily by Moody’s for U.S. Governments, Agencies and Corporate issuers and by Standard & Poor’s (“S&P”) for U.S. and Canadian Municipal issuers, which are converted to equivalent Moody’s ratings classifications. In the second quarter of 2009, Old Republic changed its source of credit quality ratings from Moody’s to S&P for U.S. Municipal issuers due to their wider credit coverage. The December 31, 2008 disclosures have been restated to be comparable to the current period classifications. The effect of such change moderately improved the previously reported credit quality ratings.

(b)	“All other” includes non-investment grade or non-rated issuers.
Gross Unrealized Losses Stratified by Industry Concentration for Non-Investment Grade Fixed Maturity Securities

	December 31, 2009
			Gross
	Amortized		Unrealized
	Cost		Losses
Fixed Maturity Securities by Industry Concentration:
Banking	$23.0		$5.1
Retail	11.5		.7
Industrial	17.4		.5
Consumer non-durables	9.9		.1
Other (includes 2 industry groups)	7.5		.1

Total	$69.6	(c)	$6.6

(c)	Represents .9% of the total fixed maturity securities portfolio.
Gross Unrealized Losses Stratified by Industry Concentration for Investment Grade Fixed Maturity Securities

	December 31, 2009
			Gross
	Amortized		Unrealized
	Cost		Losses
Fixed Maturity Securities by Industry Concentration:
U.S. Government & Agencies	$302.7		$2.9
Banking	36.3		1.5
Energy	45.6		1.2
Industrial	51.7		1.0
Other (includes 15 industry groups)	277.2		3.9

Total	$713.9	(d)	$10.8

(d)	Represents 9.0% of the total fixed maturity securities portfolio.

Gross Unrealized Losses Stratified by Industry Concentration for Equity Securities

	December 31, 2009
			Gross
			Unrealized
	Cost		Losses
Equity Securities by Industry Concentration:
Index Funds	$112.8		$13.3
Finance	1.2		.2
Natural Gas	.3		—
Insurance	.2		—

Total	$114.6	(e)	$13.7	(f)

(e)	Represents 32.1% of the total equity securities portfolio.

(f)	Represents 3.8% of the cost of the total equity securities portfolio, while gross unrealized gains represent 44.5% of the portfolio.
Gross Unrealized Losses Stratified by Maturity Ranges for All Fixed Maturity Securities

	December 31, 2009
	Amortized Cost
	of Fixed Maturity Securities		Gross Unrealized Losses
		Non-		Non-
		Investment		Investment
	All	Grade Only	All	Grade Only
Maturity Ranges:
Due in one year or less	$.9	$—	$—	$—
Due after one year through five years	339.1	43.1	5.4	3.2
Due after five years through ten years	399.8	26.5	10.2	3.3
Due after ten years	43.7	—	1.6	—

Total	$783.5	$69.6	$17.4	$6.6

Gross Unrealized Losses Stratified by Duration and Amount of Unrealized Losses

	December 31, 2009
	Amount of Gross Unrealized Losses
	Less than			Total Gross
	20% of	20% to 50%	More than	Unrealized
	Cost	of Cost	50% of Cost	Loss
Number of Months in Loss Position:
Fixed Maturity Securities:
One to six months	$8.4	$—	$—	$8.4
Seven to twelve months	—	—	—	—
More than twelve months	3.6	5.3	—	8.9

Total	$12.0	$5.3	$—	$17.4

Equity Securities:
One to six months	$—	$.2	$—	$.2
Seven to twelve months	—	—	—	—
More than twelve months	13.3	—	—	13.4

Total	$13.4	$.3	$—	$13.7

Number of Issues in Loss Position:
Fixed Maturity Securities:
One to six months	119	—	—	119
Seven to twelve months	1	—	—	1
More than twelve months	32	3	—	35

Total	152	3	—	155	(g)

Equity Securities:
One to six months	1	1	—	2
Seven to twelve months	—	—	—	—
More than twelve months	2	1	—	3

Total	3	2	—	5	(g)

(g)
At December 31, 2009 the number of issues in an unrealized loss position represent 7.5% as to fixed maturities, and 31.3% as to equity securities of the total number of such issues held by Old Republic.

     The aging of issues with unrealized losses employs closing market price comparisons with an issue’s original cost net of other-than-temporary impairment adjustments. The percentage reduction from such adjusted cost reflects the decline as of a specific point in time (December 31, 2009 in the above table) and, accordingly, is not indicative of a security’s value having been consistently below its cost at the percentages and throughout the periods shown.

Age Distribution of Fixed Maturity Securities

	December 31,
	2009	2008
Maturity Ranges:
Due in one year or less	9.3%	14.0%
Due after one year through five years	55.0	51.0
Due after five years through ten years	34.9	34.7
Due after ten years through fifteen years	.8	.3
Due after fifteen years	—	—

Total	100.0%	100.0%

Average Maturity in Years	4.4	4.4

Duration (h)	3.8	3.7

(h)
Duration is used as a measure of bond price sensitivity to interest rate changes. A duration of 3.8 as of December 31, 2009 implies that a 100 basis point parallel increase in interest rates from current levels would result in a possible decline in the fair value of the long-term fixed maturity investment portfolio of approximately 3.8%.

Composition of Unrealized Gains (Losses)

	December 31,
	2009	2008
Fixed Maturity Securities:
Amortized cost	$7,896.2	$7,385.2
Estimated fair value	8,326.8	7,406.9

Gross unrealized gains	448.0	196.8
Gross unrealized losses	(17.4)	(175.0)

Net unrealized gains (losses)	$430.5	$21.7

Equity Securities:
Original cost	$674.9	$729.2
Adjusted cost(*)	357.5	373.3
Estimated fair value	502.9	350.3

Gross unrealized gains	159.0	49.6
Gross unrealized losses	(13.7)	(72.7)

Net unrealized gains (losses)	$145.3	$(23.0)

(*)	net of OTTI adjustments
     Other Assets — Among other major assets, substantially all of Old Republic’s receivables are not past due. Reinsurance recoverable balances on paid or estimated unpaid losses are deemed recoverable from solvent reinsurers or have otherwise been reduced by allowances for estimated amounts unrecoverable. Deferred policy acquisition costs are estimated by taking into account the variable costs of producing specific types of insurance policies, and evaluating their recoverability on the basis of recent trends in claims costs. Old Republic’s deferred policy acquisition cost balances have not fluctuated substantially from period-to-period and do not represent significant percentages of assets or shareholders’ equity.
     Liquidity — The parent holding company meets its liquidity and capital needs principally through dividends paid by its subsidiaries. From time to time additional cash needs are also met by accessing Old Republic’s commercial paper program and/or debt and equity capital markets. The insurance subsidiaries’ ability to pay cash dividends to the parent company is generally restricted by law or subject to approval of the insurance regulatory authorities of the states in which they are domiciled. Old Republic can receive up to $295.6 in dividends from its subsidiaries in 2010 without the prior approval of regulatory authorities. The liquidity achievable through such permitted dividend payments is considered adequate to cover the parent holding company’s currently expected cash outflows represented mostly by interest and scheduled repayments on outstanding debt, quarterly cash dividend payments to shareholders, modest operating expenses at the holding company, and the near-term capital needs of its operating company subsidiaries. Old Republic can currently access the commercial paper market for up to $150.0.
     Capitalization — Old Republic’s total capitalization of $4,238.2 at December 31, 2009 consisted of debt of $346.7 and common shareholders’ equity of $3,891.4. Changes in the common shareholders’ equity account for the three most recent years reflect primarily operating results for the period then ended, dividend payments, and changes in market valuations of invested assets. Old Republic has paid cash dividends to its shareholders without interruption since 1942, and has increased the annual rate in each of the past 28 years. The dividend rate is reviewed and approved by the Board of Directors on a quarterly basis each year. In establishing each year’s cash dividend rate Old Republic does not follow a strict formulaic approach. Rather, it favors a gradual rise in the annual dividend rate that is largely reflective of long-term consolidated operating earnings trends. Accordingly, each year’s dividend rate is set judgmentally in consideration of such key factors as the dividend paying capacity of Old Republic’s insurance subsidiaries, the trends in average annual statutory and GAAP earnings for the five most recent calendar years, and management’s long-term expectations for Old Republic’s consolidated business.
     Under state insurance regulations, Old Republic’s three mortgage guaranty insurance subsidiaries are required to operate at a maximum risk to capital ratio of 25:1 or otherwise hold minimum amounts of capital based on specified formulas. If a company’s risk to capital ratio exceeds the limit or its capital falls below the minimum prescribed levels, absent expressed regulatory approval, it may be prohibited from writing new business until its risk to capital ratio falls below the limit or it reestablishes the required minimum levels of capital. At December 31, 2009, the statutory risk to capital ratio was 23.1:1 for the three companies combined. A continuation of operating losses could further reduce statutory surplus thus increasing the risk to capital ratio which Old Republic evaluates on a quarterly basis. During the fourth quarter of 2008, capital funds of $150.0 were added to Old Republic’s mortgage guaranty group.
     Old Republic has access to various capital resources including dividends from its subsidiaries, holding company investments, undrawn capacity under its commercial paper program, and access to debt and equity capital markets. At December 31, 2009, Old Republic’s consolidated debt to equity ratio was 8.9%. This relatively low level of financial leverage provides Old Republic with additional borrowing capacity to meet its capital commitments. During the second quarter of 2009, additional capital funds of $30.0 and $132.0 were directed to the title and general insurance segments, respectively, to enhance insurance capacity.

      Contractual Obligations — The following table shows certain information relating to Old Republic’s contractual obligations as of December 31, 2009:

	Payments Due in the Following Years
			2011 and	2013 and	2015 and
	Total	2010	2012	2014	After
Contractual Obligations:
Debt	$346.7	$3.6	$322.2	$5.9	$15.0
Interest on Debt	68.4	26.4	39.7	1.2	1.0
Operating Leases	168.2	38.7	55.0	32.5	41.8
Pension Benefits Contributions (a)	86.0	1.8	35.9	26.3	22.0
Claim & Claim Expense Reserves (b)	7,915.0	2,562.8	2,067.3	716.7	2,568.0

Total	$8,584.5	$2,633.4	$2,520.2	$782.7	$2,648.0

(a)
Represents estimated minimum funding of contributions for the Old Republic International Salaried Employees Restated Retirement Plan (the Old Republic Plan), the Bituminous Casualty Corporation Retirement Income Plan (the Bitco Plan), and the Old Republic National Title Group Pension Plan (the Title Plan). Funding of the plans is dependent on a number of factors including actual performance versus actuarial assumptions made at the time of the actuarial valuations, as well as, maintaining certain funding levels relative to regulatory requirements.

(b)
Amounts are reported gross of reinsurance. As discussed herein with respect to the nature of loss reserves and the estimating process utilized in their establishment, Old Republic’s loss reserves do not have a contractual maturity date. Estimated gross loss payments are based primarily on historical claim payment patterns, are subject to change due to a wide variety of factors, do not reflect anticipated recoveries under the terms of reinsurance contracts, and cannot be predicted with certainty. Actual future loss payments may differ materially from the current estimates shown in the table above.

RESULTS OF OPERATIONS
Revenues: Premiums & Fees
     Pursuant to GAAP applicable to the insurance industry, revenues are recognized as follows:
     Substantially all general insurance premiums pertain to annual policies and are reflected in income on a pro-rata basis in association with the related benefits, claims and expenses. Earned but unbilled premiums are generally taken into income on the billing date, while adjustments for retrospective premiums, commissions and similar charges or credits are accrued on the basis of periodic evaluations of current underwriting experience and contractual obligations.
     Old Republic’s mortgage guaranty premiums primarily stem from monthly installments paid on long-duration, guaranteed renewable insurance policies. Substantially all such premiums are written and earned in the month coverage is effective. With respect to relatively few annual or single premium policies, earned premiums are largely recognized on a pro-rata basis over the terms of the policies. As described more fully in the Mortgage Guaranty Group’s Risk Factors for premium income and long-term claim exposures, there is a risk that the revenue recognition for insured loans is not appropriately matched to the risk exposure and the consequent recognition of both normal and catastrophic loss occurrences.
     Title premium and fee revenues stemming from Old Republic’s direct operations (which include branch offices of its title insurers and wholly owned agency subsidiaries) represent

36.6% of consolidated title business revenues for the three months ended March 31, 2010, and approximately 39% of such revenues for the year ended December 31, 2009. Such premiums are generally recognized as income at the escrow closing date which approximates the policy effective date. Fee income related to escrow and other closing services is recognized when the related services have been performed and completed. The remaining consolidated title premium and fee revenues are produced by independent title agents and underwritten title companies. Rather than making estimates that could be subject to significant variance from actual premium and fee production, Old Republic recognizes revenues from those sources upon receipt. Such receipts can reflect a three to four month lag relative to the effective date of the underlying title policy, and are offset concurrently by production expenses and claim reserve provisions.
     The major sources of Old Republic’s earned premiums and fees for the periods shown were as follows:

	Earned Premiums and Fees
						% Change
						from prior
	General	Mortgage	Title	Other	Total	period
Years Ended December 31:
2007	$2,155.1	$518.2	$850.7	$77.0	$3,601.2	5.9%
2008	1,989.3	592.5	656.1	80.1	3,318.1	-7.9
2009	1,782.5	644.5	888.4	73.3	3,388.9	2.1
Quarters Ended March 31:
2009	457.3	145.3	154.3	20.4	777.4	-8.2
2010	$411.8	$136.2	$255.2	$25.1	$828.5	6.6%

     2009 and 2008 General Insurance Group earned premiums trended lower as a moderately declining rate environment for most commercial insurance prices has hindered retention of some business and precluded meaningful additions to the premium base. Earned premium growth of 13.3% in 2007 reflects additional business produced in a reasonably stable underwriting environment and the year-end 2006 acquisition of a liability insurance book of business.
     2009 mortgage guaranty premium revenue increased 8.8% by comparison to 2008 primarily due to the commutation of certain reinsurance agreements during the third quarter of 2009. GAAP requires that commutation reinsurance premiums of $82.5 million received from lenders’ captive insurers to cover future periods’ losses be recognized immediately as income as of the effective date of the reinsurance commutation agreements. Excluding the effect of immediate premium revenue recognition for these reinsurance commutation agreements, mortgage guaranty premium revenue would have reflected a year-over-year decline of 4.1% in 2009. Mortgage guaranty premium revenues for the three years ended December 31, 2009 were impacted by more selective underwriting criteria applied since late 2007, an overall decline in the industry’s business penetration, and by higher premium refunds related to coverage rescissions. These lower premium revenue trends have been mitigated somewhat by greater business persistency levels for business produced in prior years, and by a continuing decline in premiums ceded to lender-owned (captive) reinsurance companies.
     Title Group premium and fee revenues grew by 35.4% in 2009 as a result of greater refinance transactions in late 2008 and early 2009 and from market share gains taken from title industry dislocations and consolidations. Title premium and fee revenues decreased by 22.9% and 13.2% in 2008 and 2007, respectively. The decline was particularly accentuated in the segment’s direct operations, most of which are concentrated in the Western United States, and all of which reflected a downturn in home sales and resales.
     The percentage allocation of net premiums earned for major insurance coverages in the General Insurance Group was as follows:

	General Insurance Earned Premiums by Type of Coverage
	Commercial			Inland
	Automobile			Marine
	(mostly	Workers’	Financial	and	General
	trucking)	Compensation	Indemnity	Property	Liability	Other
Years Ended December 31:
2007	35.0%	23.5%	13.8%	9.3%	7.8%	10.6%
2008	34.9	21.0	16.1	9.7	7.5	10.8
2009	36.6	21.7	13.5	9.5	8.0	10.7
Quarters Ended March 31:
2009	35.2	22.5	14.5	9.7	8.5	9.6
2010	39.3%	22.9%	11.5%	9.5%	7.1%	9.7%

     The following tables provide information on production and related risk exposure trends for Old Republic’s Mortgage Guaranty Group:

Mortgage Guaranty Production by Type

	Traditional
New Insurance Written:	Primary	Bulk	Other	Total
Years Ended December 31:
2007	$31,841.7	$10,800.3	$901.6	$43,543.7
2008	20,861.9	3.5	1,123.5	21,989.0
2009	7,899.2	—	.5	7,899.8
Quarters Ended March 31:
2009	2,212.0	—	.5	2,212.6
2010	$748.3	$—	$—	$748.3

	Traditional
New Risk Written by Type:	Primary	Bulk	Other	Total
Years Ended December 31:
2007	$7,844.5	$724.5	$15.2	$8,584.4
2008	4,815.0	.6	11.8	4,827.5
2009	1,681.7	—	—	1,681.7
Quarters Ended March 31:
2009	468.4	—	—	468.4
2010	$168.2	$—	$—	$168.2

	Earned Premiums		Persistency
			Traditional
Premium and Persistency Trends by Type:	Direct	Net	Primary	Bulk
Years Ended December 31:
2007	$612.7	$518.2	77.6%	73.7%
2008	698.4	592.5	83.9	88.4
2009	648.6	644.5	82.8	88.3
Quarters Ended March 31:
2009	170.3	145.3	83.3	89.7
2010	$145.8	$136.2	83.6%	88.3%

     While there is no consensus in the marketplace as to the precise definition of “sub-prime”, Old Republic generally views loans with credit (FICO) scores less than 620, loans underwritten with reduced levels of documentation and loans with loan to value ratios in excess of 95% as having a higher risk of default. Risk in force concentrations by these attributes are disclosed in the following tables for both traditional primary and bulk production. Premium rates for loans exhibiting greater risk attributes are typically higher in anticipation of potentially greater defaults and claim costs. Additionally, bulk insurance policies, which represent 7.5% of total net risk in force as of March 31, 2010, are frequently subject to deductibles and aggregate stop losses which serve to limit the overall risk on a pool of insured loans. As the decline in the housing markets has accelerated and mortgage lending standards have tightened, rising defaults and the attendant increases in reserves and paid claims on higher risk loans have become more significant drivers of increased claim costs.

Net Risk in Force

	Traditional
Net Risk in Force By Type:	Primary	Bulk	Other	Total
As of December 31:
2007	$18,808.5	$2,539.9	$511.1	$21,859.5
2008	20,463.0	2,055.0	457.0	22,975.1
2009	18,727.9	1,776.7	297.2	20,801.9
As of March 31:
2009	19,809.1	2,006.8	386.7	22,202.7
2010	$18,209.6	$1,507.4	$274.8	$19,991.9

Analysis of Risk in Force

			FICO
	FICO less	FICO 620	Greater	Unscored/
Risk in Force Distribution By FICO Scores:	than 620	to 680	than 680	Unavailable

Traditional Primary:
As of December 31:
2007	8.5%	33.6%	55.1%	2.8%
2008	7.0	30.5	60.5	2.0
2009	6.5	28.8	63.1	1.6
As of March 31:
2009	6.8	30.2	61.2	1.8
2010	6.5%	28.5%	63.4%	1.6%

Bulk(a):
As of December 31:
2007	19.4%	34.9%	45.4%	.3%
2008	18.2	33.7	47.9	.2
2009	17.6	33.1	49.2	.1
As of March 31:
2009	18.0	33.7	48.1	.2
2010	20.2%	33.4%	46.3%	.1%

Risk in Force Distribution By Loan to Value (“LTV”) Ratio:

	LTV	LTV	LTV	LTV
	85.0	85.01	90.01	Greater
	and below	To 90.0	To 95.0	than 95.0
Traditional Primary:
As of December 31:
2007	4.7%	34.4%	32.0%	28.9%
2008	5.1	35.5	31.6	27.8
2009	5.3	36.4	31.6	26.7
As of March 31:
2009	5.2	35.8	31.4	27.6
2010	5.3%	36.5%	31.6%	26.6%

Bulk(a):
As of December 31:
2007	62.0%	20.9%	9.3%	7.8%
2008	63.5	20.1	8.6	7.8
2009	65.9	18.4	7.8	7.9
As of March 31:
2009	64.0	19.8	8.4	7.8
2010	61.8%	20.6%	8.7%	8.9%

Risk in Force Distribution By Top Ten States:

	Traditional Primary
	FL	TX	GA	IL	OH	CA	NJ	VA	NC	PA
As of December 31:
2007	8.9%	7.7%	5.3%	5.2%	3.4%	4.5%	3.1%	2.8%	4.5%	3.8%
2008	8.3	8.1	5.2	5.2	3.2	5.5	3.1	2.9	4.4	3.8
2009	8.1	8.5	5.2	5.1	3.2	5.5	3.1	2.9	4.5	4.0
As of March 31:
2009	8.3	8.1	5.2	5.1	3.1	5.7	3.1	2.9	4.3	3.9
2010	8.0%	8.5%	5.2%	5.1%	3.2%	5.4%	3.1%	2.9%	4.5%	4.0%

	Bulk (a)
	FL	TX	GA	IL	OH	CA	NJ	AZ	CO	NY
As of December 31:
2007	9.3%	4.8%	4.2%	4.1%	3.1%	17.5%	3.4%	4.2%	3.0%	5.5%
2008	10.0	4.6	4.0	3.9	3.1	18.2	3.4	4.3	2.9	5.4
2009	10.4	4.6	4.0	4.0	3.2	17.8	3.5	4.1	3.0	5.4
As of March 31:
2009	10.1	4.6	4.0	3.9	3.1	18.2	3.5	4.3	3.0	5.4
2010	9.9%	5.1%	4.1%	4.0%	3.5%	16.2%	3.5%	3.9%	3.0%	5.8%

(a)	Bulk pool risk in-force, which represented 39.8% and 46.8% of total bulk risk in-force at March 31, 2010 and December 31, 2009, respectively, has been allocated pro-rata based on insurance in-force.

Risk in Force Distribution By Level of Documentation:

	Full	Reduced
	Docu-	Docu-
	Mentation	Mentation
Traditional Primary:
As of December 31:
2007	88.0%	12.0%
2008	90.0	10.0
2009	91.1	8.9
As of March 31:
2009	90.1	9.9
2010	91.4%	8.6%

Bulk (a):
As of December 31:
2007	49.6%	50.4%
2008	49.1	50.9
2009	49.4	50.6
As of March 31:
2009	49.0	51.0
2010	53.1%	46.9%

Risk in Force Distribution By Loan Type:

	Fixed Rate
	& ARMS	ARMS
	with resets	with resets
	>= 5 years	< 5 years
Traditional Primary:
As of December 31:
2007	94.4%	5.6%
2008	95.8	4.2
2009	96.3	3.7
As of March 31:
2009	95.8	4.2
2010	96.4%	3.6%

Bulk (a):
As of December 31:
2007	70.9%	29.1%
2008	74.4	25.6
2009	75.4	24.6
As of March 31:
2009	74.8	25.2
2010	72.6%	27.4%

(a)	Bulk pool risk in-force, which represented 39.8% and 46.8% of total bulk risk in-force at March 31, 2010 and December 31,2009, respectively, has been allocated pro-rata based on insurance in-force.

     The following table shows the percentage distribution of Title Group premium and fee revenues by production sources:
Title Premium and Fee Production by Source

		Independent
		Title
	Direct	Agents &
	Operations	Other
Years Ended December 31:
2007	32.1%	67.9%
2008	36.8	63.2
2009	38.5	61.5
Quarters Ended March 31:
2009	43.5	56.5
2010	36.6%	63.4%

Revenues: Net Investment Income
     Net investment income is affected by trends in interest and dividend yields for the types of securities in which Old Republic’s funds are invested during each reporting period. The following tables reflect the segmented and consolidated invested asset bases as of the indicated dates, and the investment income earned and resulting yields on such assets. Since Old Republic can exercise little control over fair values, yields are evaluated on the basis of investment income earned in relation to the cost of the underlying invested assets, though yields based on the fair values of such assets are also shown in the statistics below.

						Fair	Invested
	Invested Assets at Adjusted Cost					Value	Assets at
				Corporate		Adjust-	Fair
	General	Mortgage	Title	and Other	Total	ment	Value
As of December 31:
2008	$5,618.7	$2,099.7	$545.8	$417.5	$8,681.8	$1.0	$8,682.9
2009	5,670.9	2,466.3	615.2	355.2	9,107.8	580.6	9,688.4
As of March 31:
2009	5,625.9	2,354.9	564.0	338.9	8,883.9	1.2	8,885.2
2010	$5,700.4	$2,379.2	$598.1	$368.2	$9,046.1	$752.3	$9,798.5

	Net Investment Income					Yield at
				Corporate		Original	Fair
	General	Mortgage	Title	and Other	Total	Cost	Value
Years Ended December 31:
2007	$260.8	$79.0	$27.3	$12.7	$379.9	4.58%	4.52%
2008	253.6	86.8	25.1	11.6	377.3	4.27	4.33
2009	258.9	92.0	25.2	7.2	383.5	4.15	4.17
Quarters Ended March 31:
2009	63.4	22.4	5.8	1.6	93.4	4.09	4.25
2010	$64.6	$23.1	$6.6	$1.8	$96.2	4.09%	3.95%

     Consolidated net investment income grew by 1.6% and 11.2% in 2009 and 2007, respectively, and declined by .7% in 2008. This revenue source was affected by a rising invested asset base caused by positive consolidated operating cash flows, by a concentration of investable assets in interest-bearing securities, and by changes in market rates of return. Yield trends reflect the relatively short maturity of Old Republic’s fixed maturity securities portfolio as well as continuation of a relatively lower yield environment during the past several years.
Revenues: Net Realized Gains (Losses)
     Old Republic’s investment policies have not been designed to maximize or emphasize the realization of investment gains. Rather, these policies aim for a stable source of income from interest and dividends, protection of capital, and the providing of sufficient liquidity to meet insurance underwriting and other obligations as they become payable in the future. Dispositions of fixed maturity securities arise mostly from scheduled maturities and early calls; for the first quarters of 2010 and 2009, 71.0% and 96.8%, respectively, and for the years ended December 31, 2009, 2008 and 2007, 87.2%, 90.1% and 85.1%, respectively, of all such dispositions resulted from these occurrences. Dispositions of securities at a realized gain or loss reflect such factors as ongoing assessments of issuers’ business prospects, rotation among industry sectors, changes in credit quality, and tax planning considerations. Additionally, the amount of net realized gains and losses registered in any one accounting period are affected by the aforementioned assessments of securities’ values for other-than-temporary impairment. As a result of the interaction of all these factors and considerations, net realized investment gains or losses can vary significantly from period-to-period, and in Old Republic’s view are not indicative of any particular trend or result in the basics of its insurance business.
     The following table reflects the composition of net realized gains or losses for the periods shown. A significant portion of Old Republic’s indexed stock portfolio was sold at a gain during 2007, with proceeds redirected to a more concentrated, select list of common stocks expected to provide greater long-term total returns.

	Realized Gains (Losses) on
	Disposition of Securities			Impairment Losses on Securities
		Equity			Equity
		securities			securities		Net
	Fixed	and miscell-		Fixed	and miscell-		realized
	maturity	aneous		maturity	aneous		gains
	securities	investments	Total	securities	investments	Total	(losses)
Years Ended December 31:
2007	$2.2	$68.1	$70.3	$—	$—	$—	$70.3
2008	(25.0)	20.9	(4.1)	(11.5)	(470.7)	(482.3)	(486.4)
2009	4.2	11.7	15.9	(1.5)	(8.0)	(9.5)	6.3
Quarters Ended March 31:
2009	—	—	—	—	—	—	—
2010	$2.9	$—	$2.9	$—	$—	$—	$2.9

Expenses: Benefits and Claims
     Old Republic records the benefits, claims and related settlement costs that have been incurred during each accounting period. Total claim costs are affected by the amount of paid claims and the adequacy of reserve estimates established for current and prior years’ claim occurrences at each balance sheet date.

     The following table shows a breakdown of gross and net of reinsurance claim reserve estimates for major types of insurance coverages as of March 31, 2010 and December 31, 2009:

	Claim and Loss Adjustment Expense Reserves
	March 31, 2010		December 31, 2009
	Gross	Net	Gross	Net

Commercial automobile (mostly trucking)	$1,067.2	$881.0	$1,049.4	$860.5
Workers’ compensation	2,253.9	1,284.4	2,258.1	1,285.6
General liability	1,278.5	637.2	1,281.8	638.7
Other coverages	633.8	429.8	649.1	444.7
Unallocated loss adjustment expense reserves	147.8	104.7	141.9	104.7

Total general insurance reserves	5,381.4	3,337.3	5,380.4	3,334.3

Mortgage guaranty	2,083.5	1,813.3	2,225.6	1,962.6
Title	260.1	260.1	260.8	260.8
Life and health	29.9	23.5	29.0	21.5
Unallocated loss adjustment expense reserves — other coverages	19.7	19.7	19.1	19.1

Total claim and loss adjustment expense reserves	$7,774.8	$5,454.1	$7,915.0	$5,598.5

Asbestosis and environmental claim reserves included in the above general insurance reserves:
Amount	$170.2	$135.6	$172.8	$136.9

% of total general insurance reserves	3.2%	4.1%	3.2%	4.1%

Changes in aggregate case, IBNR, and loss adjustment expense reserves are shown in the following table:

	Quarter Ended March 31,
	2010	2009
Reserve increase(decrease):
General Insurance	$3.0	$(13.5)
Mortgage Guaranty	(148.9)	134.8
Title Insurance	(.4)	(5.8)
Other	2.0	2.2

Total	$(144.3)	$117.7

     IBNR reserves carried in each segment were as follows:

	March 31,	December 31,
	2010	2009
General Insurance	$1,653.9	$1,621.6
Mortgage Guaranty	37.7	39.7
Title Insurance	187.7	191.3
Other	8.5	9.4

Total	$1,887.9	$1,862.0

     The following table shows a breakdown of gross and net of reinsurance claim reserve estimates for major types of insurance coverages as of December 31, 2009 and 2008:

	Claim and Loss Adjustment Expense Reserves
	December 31,
	2009		2008
	Gross	Net	Gross	Net
Commercial automobile (mostly trucking)	$1,049.4	$860.5	$1,035.7	$849.8
Workers’ compensation	2,258.1	1,285.6	2,241.6	1,271.8
General liability	1,281.8	638.7	1,209.2	612.3
Other coverages	649.1	444.7	709.7	487.9
Unallocated loss adjustment expense reserves	141.9	104.7	150.6	104.9

Total general insurance reserves	5,380.4	3,334.3	5,346.9	3,326.9
Mortgage guaranty	2,225.6	1,962.6	1,581.7	1,380.6
Title	260.8	260.8	261.2	261.2
Life and health	29.0	21.5	28.1	22.2
Unallocated loss adjustment expense reserves — other coverages	19.1	19.1	23.2	23.2

Total claim and loss adjustment expense reserves	$7,915.0	$5,598.5	$7,241.3	$5,014.2

Asbestosis and environmental claim reserves included in the above general insurance reserves:
Amount	$172.8	$136.9	$172.4	$145.0

% of total general insurance reserves	3.2%	4.1%	3.2%	4.4%

     Old Republic’s reserve for loss and loss adjustment expenses represents the accumulation of estimates of ultimate losses, including incurred but not reported losses and loss adjustment expenses. The establishment of claim reserves by Old Republic’s insurance subsidiaries is a reasonably complex and dynamic process influenced by a large variety of factors as further discussed below. Consequently, reserves established are a reflection of the opinions of a large number of persons, of the application and interpretation of historical precedent and trends, of expectations as to future developments, and of management’s judgment in interpreting all such factors. At any point in time, Old Republic is exposed to possibly higher or lower than anticipated claim costs and the resulting changes in estimates are recorded in operations of the periods during which they are made. Increases to prior reserve estimates are often referred to as unfavorable development whereas any changes that decrease previous estimates of Old Republic’s ultimate liability are referred to as favorable development. Most of the decline in mortgage guaranty reserves at March 31, 2010 resulted from the previously discussed cancellation of certain pool insurance policies.
Overview of Loss Reserving Process
     Most of Old Republic’s consolidated claim and related expense reserves stem from its general insurance business. At December 31, 2009, such reserves accounted for 68.0% and 59.6% of consolidated gross and net of reinsurance reserves, respectively, while similar reserves at December 31, 2008 represented 73.8% and 66.3% of the respective consolidated amounts.
     Old Republic’s reserve setting process reflects the nature of its insurance business and the decentralized basis upon which it is conducted. Old Republic’s general insurance operations encompass a large variety of lines or classes of commercial insurance; it has negligible exposure to personal lines such as homeowners or private passenger automobile insurance that exhibit wide diversification of risks, significant frequency of claim occurrences, and high degrees of statistical credibility. Additionally, Old Republic’s insurance subsidiaries do not provide significant amounts of insurance protection for premises; most of its property insurance exposures relate to cargo, incidental property, and insureds’ inland marine assets. Consequently, the wide variety of policies issued and commercial insurance customers served require that loss reserves be analyzed and established in the context of the unique or different attributes of each block or class of business produced by Old Republic. For example, accident liability claims emanating from insured trucking companies or from general aviation customers become known relatively quickly, whereas claims of a general liability nature arising from the building activities of a construction company may emerge over extended periods of time. Similarly, claims filed pursuant to errors and omissions or directors and officers’ (“E&O/D&O”) liability coverages are usually not prone to immediate evaluation or quantification inasmuch as many such claims may be litigated over several years and their ultimate costs may be affected by the vagaries of judged or jury verdicts. Approximately 87% of the general insurance group’s claim reserves stem from liability insurance coverages for commercial customers which typically require more extended periods of investigation and at times protracted litigation before they are finally settled. As a consequence of these and other factors, Old Republic does not utilize a single, overarching loss reserving approach.
     Old Republic prepares periodic analyses of its loss reserve estimates for its significant insurance coverages. It establishes point estimates for most losses on an insurance coverage line-by-line basis for individual subsidiaries, sub-classes, individual accounts, blocks of business or other unique concentrations of insurance risks such as directors and officers’ liability, that have similar attributes. Actuarially or otherwise derived ranges of reserve levels are not utilized as such in setting these reserves. Instead the reported reserves encompass Old Republic’s best point estimates at each reporting date and the overall reserve level at any point in time therefore represents the compilation of a very large number of reported reserve estimates and the results of a variety of formula calculations largely driven by statistical analysis of historical data. Reserve releases or additions are implicitly covered by the point estimates incorporated in total reserves at each balance sheet date. Old Republic does not project future variability or make an explicit provision for uncertainty when determining its best estimate of loss reserves, although, as discussed below, over the most recent ten-year period management’s estimates have developed slightly favorably on an overall basis.
     Aggregate loss reserves consist of liability estimates for claims that have been reported (“case”) to Old Republic’s insurance subsidiaries and reserves for claims that have been incurred but not yet reported (“IBNR”) or whose ultimate costs may not become fully apparent until a future time. Additionally, Old Republic establishes unallocated loss adjustment expense reserves for loss settlement costs that are not directly related to individual claims. Such reserves are based on prior years’ cost experience and trends, and are intended to cover the unallocated costs of claim departments’ administration of case and IBNR claims over time. Long-term, disability-type workers’ compensation reserves are discounted to present value based on interest rates that range from 3.5% to 4.0%. The amount of discount reflected in the year end net reserves totaled $143.9, $156.8 and $148.5 as of December 31, 2009, 2008, and 2007, respectively.
     A large variety of statistical analyses and formula calculations are utilized to provide for IBNR claim costs as well as additional costs that can arise from such factors as monetary and social inflation, changes in claims administration processes, changes in reinsurance ceded and recoverability levels, and expected trends in claim costs are related ratios. Typically, such formulas take into account so-called link ratios that represent prior years’ patterns of incurred or paid loss trends between succeeding years, or past experience relative to progressions of the number of claims reported over time and ultimate average costs per claim.
     Overall, reserves pertaining to several hundred large individual commercial insurance accounts that exhibit sufficient statistical credibility, and at times may be subject to retrospective premium rating plans or the utilization of varying levels or types of self-insured retentions through captive insurers and similar risk management mechanisms are established on an account by account basis using case reserves and applicable formula-driven methods. Large account reserves are usually set and analyzed for groups of coverages such as workers’ compensation, commercial auto and general liability that are typically underwritten jointly for many customers. For certain so-called long-tail categories of insurance such as retained or assumed excess liability or excess workers’ compensation, officers and directors’ liability, and commercial umbrella liability relative to which claim development patterns are particularly long, more volatile, and immature in their early stages of development, Old Republic judgmentally establishes the most current accident years’ loss reserves on the basis of expected loss ratios. Such expected loss ratios typically reflect currently estimated loss ratios from prior accident years, adjusted for the effect of actual and anticipated rate changes, actual and anticipated changes in coverage, reinsurance, mix of business, and other anticipated changes in external factors such as trends in loss costs or the legal and claims environment. Expected loss ratios are generally used for the two to three most recent accident years depending on the individual class or category of business. As actual claims data emerges in succeeding interim and annual periods, the original accident year loss ratio assumptions are validated or otherwise adjusted sequentially through the application of statistical projection techniques such as the Bornhuetter/Ferguson method which utilizes data from the more mature experience of prior years to arrive at a likely indication of more recent years’ loss trends and costs.
     Mortgage guaranty insurance reserves for unpaid claims and claim adjustment expenses are recognized only upon an instance of default. The latter is defined as an insured mortgage loan that has missed two or more consecutive monthly payments. Loss reserves are therefore based on statistical calculations that take into account the number of reported insured mortgage loan defaults as of each balance sheet date, as well as experience-based estimates of loan defaults that have occurred but have not as yet been reported (“IBNR”). Further, the loss reserve estimating process takes into account a large number of variables including trends in claim severity, potential salvage recoveries, expected cure rates for reported loan delinquencies at various stages of default, the level of coverage rescissions and claims denials due to material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and management judgments relative to future employment levels, housing market activity, and mortgage loan interest costs, demand, and extensions. Historically, coverage rescissions and claims denials as a result of material misrepresentation in key underwriting information or non-compliance with terms of the master policy have not been material; however, they have increased significantly since early 2008.
     Title insurance and related escrow services loss and loss adjustment expense reserves are established as point estimates to cover the projected settlement costs of known as well as IBNR losses related to premium and escrow service revenues of each reporting period. Reserves for known claims are based on an assessment of the facts available to Old Republic during the settlement process. The point estimates covering all claim reserves take into account IBNR claims based on past experience and evaluations of such variables as changing trends in the types of policies issued, changes in real estate markets and interest rate environments, and changing levels of loan refinancing, all of which can have a bearing on the emergence, number, and ultimate costs of claims.
Incurred Loss Experience
     Management believes that Old Republic’s overall reserving practices have been consistently applied over many years. For at least the past ten years, previously established aggregate reserves have produced reasonable estimates of the cumulative ultimate net costs of claims incurred. However, there are no guarantees that such outcomes will continue, and accordingly, no representation is made that ultimate net claim and related costs will not develop in future years to be greater or lower than currently established reserve estimates. In management’s opinion, however, such potential development is not likely to have a material effect on Old Republic’s consolidated financial position, although it could affect materially its consolidated results of operations for any one annual or interim reporting period. See “Risk Factors — Risks Relating to Old Republic’s Business”.

     The following table shows an analysis of changes in aggregate reserves for Old Republic’s losses, claims, and settlement expenses for each of the years shown:

Years Ended December 31:	2009	2008	2007
Gross reserves at beginning of year	$7,241.3	$6,231.1	$5,534.7
Less: reinsurance losses recoverable	2,227.0	1,984.7	1,936.6

Net reserves at beginning of year:
General Insurance	3,326.9	3,279.7	3,022.8
Mortgage Guaranty	1,382.6	644.9	249.6
Title Insurance	282.4	296.9	304.1
Other	22.2	24.7	21.6

Sub-total	5,014.2	4,246.3	3,598.0

Incurred claims and claim adjustment expenses:
Provisions for insured events of the current year:
General Insurance	1,409.2	1,520.1	1,562.8
Mortgage Guaranty	1,284.0	1,199.5	551.3
Title Insurance	63.6	46.3	72.3
Other	36.4	41.9	37.8

Sub-total	2,793.3	2,807.8	2,224.2

Change in provision for insured events of prior years:
General Insurance	(56.8)	(83.0)	(110.6)
Mortgage Guaranty(a)	(149.9)	(18.7)	64.4
Title Insurance	6.7	(0.6)	(16.3)
Other	(1.3)	(3.8)	(3.6)

Sub-total	(201.3)	(106.1)	(66.1)

Total incurred claims and claim adjustment expenses(a)	2,592.0	2,701.6	2,158.1

Payments:
Claims and claim adjustment expenses attributable to insured events of the current year:
General Insurance	498.6	549.0	518.7
Mortgage Guaranty(a)	7.8	59.8	29.6
Title Insurance	7.1	5.4	7.5
Other	25.8	30.3	23.9

Sub-total	539.3	644.5	579.7

Claims and claim adjustment expenses attributable to insured events of prior years:
General Insurance	846.4	840.8	676.3
Mortgage Guaranty(a)	543.5	383.2	190.8
Title Insurance	68.5	54.8	55.8
Other	9.9	10.2	7.1

Sub-total	1,468.3	1,289.0	930.0

Total payments	2,007.7	1,933.5	1,509.8

Amount of reserves for unpaid claims and claim adjustment expenses at the end of each year, net of reinsurance losses recoverable:(b)
General Insurance	3,334.3	3,326.9	3,279.7
Mortgage Guaranty	1,965.4	1,382.6	644.9
Title Insurance	277.1	282.4	296.9
Other	21.5	22.2	24.7

Sub-total	5,598.5	5,014.2	4,246.3
Reinsurance losses recoverable	2,316.5	2,227.0	1,984.7

Gross reserves at end of year	$7,915.0	$7,241.3	$6,231.1

(a)
In common with all other insurance lines, mortgage guaranty paid and incurred claim and claim adjustment expenses include only those costs actually or expected to be paid by Old Republic. Claims not paid by virtue of coverage rescissions and claims denials amounted to $719.5, $211.0, and $36.4 for 2009, 2008, and 2007, respectively. In a similar vein, changes in mortgage guaranty aggregate case, IBNR, and loss adjustment expense reserves shown in the following table and entering into the determination of incurred claim costs, take into account, among a large number of variables, claim cost reductions for anticipated coverage rescissions and claims denials of $881.9 in 2009, $830.5 in 2008, and none in 2007. The significant decline of $149.9 in 2009 for prior years’

mortgage guaranty incurred claim provisions resulted mostly from greater than anticipated coverage rescissions and claim denials.

	2009	2008	2007
Reserve increase(decrease):
General Insurance	$7.4	$47.2	$256.9
Mortgage Guaranty	582.8	737.7	395.3
Title Insurance	(5.3)	(14.5)	(7.2)
Other	(.7)	(2.5)	3.1

Total	$584.3	$768.0	$648.3

(b)	Year end IBNR reserves carried in each segment were as follows:

	2009	2008	2007
General Insurance	$1,621.6	$1,583.8	$1,539.0
Mortgage Guaranty	39.7	33.0	20.8
Title Insurance	191.3	200.7	223.4
Other	9.4	9.0	11.8

Total	$1,862.0	$1,826.5	$1,795.0

     The percentage of net claims, benefits and related settlement expenses incurred as a percentage of premiums and related fee revenues of Old Republic’s three major operating segments and for its consolidated results were as follows:

	General	Mortgage	Title	Consolidated
Years Ended December 31:
2007	67.8%	118.8%	6.6%	60.2%
2008	73.0	199.3	7.0	81.8
2009	76.3	176.0	7.9	76.7
Quarters Ended March 31:
2009	74.8	199.9	6.6	83.9
2010	70.6%	127.2%	7.4%	59.6%

Years Ended December 31:	2009	2008	2007
Reconciliation of consolidated ratio:
Provision for insured events of the current year	82.6%	85.0%	62.0%
Change in provision for insured events of prior years:
Due to asbestos and environmental	—	—	.1
Due to all other coverages	(5.9)	(3.2)	(1.9)

Net (favorable) unfavorable development	(5.9)	(3.2)	(1.8)

Consolidated benefits and claim ratio	76.7%	81.8%	60.2%

     The consolidated benefits and claim ratio reflects the changing effects of period-to-period contributions of each segment to consolidated results, and this ratio’s variances within each segment. For the three most recent calendar years, the above table indicates that the one-year development of consolidated reserves at the beginning of each year produced average favorable developments that reduced the consolidated loss ratio by 3.7%.

     The percentage of net claims, benefits and related settlement expenses measured against premiums earned by major types of general insurance coverage were as follows:

	General Insurance Claims Ratios by Type of Coverage
		Commercial			Inland
		Automobile			Marine
	All	(mostly	Workers’	Financial	and	General
	Coverages	trucking)	Compensation	Indemnity	Property	Liability	Other
Years Ended December 31:
2007	67.8%	74.0%	70.9%	69.6%	54.9%	59.9%	55.9%
2008	73.0	76.1	69.4	95.0	60.5	64.4	53.9
2009	76.3	71.5	74.9	117.8	63.0	65.6	60.1
Quarters Ended March 31:
2009	74.8	74.9	69.6	120.0	57.8	59.2	58.2
2010	70.6%	76.5%	72.2%	85.4%	49.7%	52.4%	71.6%

     The overall general insurance claims ratio reflects reasonably consistent trends, excluding the impact of Old Republic’s CCI business, for the past three years. To a large extent this major cost factor reflects pricing and risk selection improvements that have been applied since 2001, together with elements of reduced loss severity and frequency. The higher claim ratio for financial indemnity coverages in the periods shown was driven principally by greater claim frequencies experienced in Old Republic’s CCI coverage. During the three most recent calendar years, the general insurance group experienced favorable development of prior year loss reserves primarily due to the commercial automobile, general aviation, and the E&O/D&O (financial indemnity) lines of business; these were partially offset by unfavorable development in excess workers’ compensation coverages, by ongoing development of asbestos and environmental (“A&E”) claim reserves, and by unfavorable development of the CCI reserves. Unfavorable developments attributable to A&E claim reserves are due to periodic re-evaluations of such reserves as well as subsequent reclassifications of other coverages’ reserves, typically workers’ compensation, deemed assignable to A&E category of losses.
     Except for a small portion that emanates from ongoing primary insurance operations, a large majority of the A&E claim reserves posted by Old Republic stem mainly from its participations in assumed reinsurance treaties and insurance pools which were discontinued fifteen or more years ago and have since been in run-off status. With respect to the primary portion of gross A&E reserves, Old Republic administers the related claims through its claims personnel as well as outside attorneys, and posted reserves reflect its best estimates of ultimate claim costs. Claims administration for the assumed portion of Old Republic’s A&E exposures is handled by the claims departments of unrelated primary or ceding reinsurance companies. While Old Republic performs periodic reviews of certain claim files managed by third parties, the overall A&E reserves it establishes respond to the paid claim and case reserve activity reported to Old Republic as well as available industry statistical data such as so-called survival ratios. Such ratios represent the number of years’ average paid losses for the three or five most recent calendar years that are encompassed by an insurer’s A&E reserve level at any point in time. According to this simplistic appraisal of an insurer’s A&E loss reserve level, Old Republic’s average five year survival ratios stood at 9.8 years (gross) and 13.9 years (net of reinsurance) as of March 31, 2010 and 8.4 years (gross) and 11.5 years (net of reinsurance) as of December 31, 2009 and 7.3 years (gross) and 9.9 years (net of reinsurance) as of December 31, 2008.

Fluctuations in this ratio between years can be caused by the inconsistent pay out patterns associated with these types of claims. Incurred net losses for A&E claims have averaged 1.4% of general insurance group net incurred losses for the five years ended December 31, 2009.
     A summary of reserve activity, including estimates for IBNR, relating to A&E claims at December 31, 2009 and 2008 is as follows:

	December 31,
	2009		2008
	Gross	Net	Gross	Net
Asbestos:
Reserves at beginning of year	$133.1	$108.6	$149.4	$121.9
Loss and loss expenses incurred	(2.1)	—	(4.9)	(7.4)
Claims and claim adjustment expenses paid	(8.9)	(5.0)	(11.4)	(5.8)

Reserves at end of year	122.0	103.5	133.1	108.6

Environmental:
Reserves at beginning of year	39.3	36.4	41.1	36.1
Loss and loss expenses incurred	21.2	2.1	6.0	6.2
Claims and claim adjustment expenses paid	(9.8)	(5.1)	(7.8)	(5.9)

Reserves at end of year	50.7	33.4	39.3	36.4

Total asbestos and environmental reserves	$172.8	$136.9	$172.4	$145.0

     Mortgage guaranty claims ratios were lower in the first quarter of 2010 primarily as a result of the first sequential decline in outstanding traditional primary loan delinquencies since the first quarter of 2007. As more fully discussed above, the Mortgage Guaranty Group negotiated the termination of two captive reinsurance agreements and certain pool insurance contracts in the first quarter. Taken together these transactions reduced the incurred claims ratio by 27.4 percentage points for the first quarter of 2010. Reinsurance commutation transactions in the third quarter of 2009 had the impact of lowering the 2009 ratio from 199.6% to 176.0%, or 23.6 percentage points. These claims ratios have risen through year-end 2009 principally as a result of higher reserve provisions and paid losses. Reserve provisions have been impacted by the levels of reported delinquencies emanating from the downturn in the national economy, widespread stress in housing and mortgage finance markets, and increasing unemployment. Trends in expected and actual claim frequency and severity have been impacted to varying degrees by several factors including, but not limited to, significant declines in home prices which limit a troubled borrower’s ability to sell the mortgaged property in an amount sufficient to satisfy the remaining debt obligation, more restrictive mortgage lending standards which limit a borrower’s ability to refinance the loan, increases in housing supply relative to recent demand, historically high levels of coverage rescissions and claims denials as a result of material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and changes in claim settlement costs. The latter costs are influenced by the amount of unpaid principal outstanding on delinquent loans as well as the rising expenses of settling claims due to higher investigations costs, legal fees, and accumulated interest expenses.
     In common with all other insurance lines, mortgage guaranty paid and incurred claim and claim adjustment expenses include only those costs actually or expected to be paid by Old Republic. Claims not paid by virtue of coverage rescissions and claims denials amounted to $198.0 and $127.0 for the quarters ended March 31, 2010 and 2009, respectively. In a similar vein, changes in mortgage guaranty aggregate case, IBNR, and loss adjustment expense reserves entering into the determination of incurred claim costs take into account a large number of variables including changes in claim cost estimates for anticipated coverage rescissions and claims denials of $(268.1) and $31.1 for the quarters ended March 31, 2010 and 2009, respectively.
     Average mortgage guaranty paid claims, and certain delinquency ratio data as of the end of the periods shown are listed below:

	Average Paid Claim
	Amount (a)		Delinquency Ratio
	Traditional		Traditional
	Primary	Bulk	Primary	Bulk
Years Ended December 31:
2007	$32,214	$34,951	5.47%	6.85%
2008	43,532	56,481	10.34	17.17
2009	48,492	59,386	16.83	30.81
Quarters Ended March 31:
2009	48,968	61,806	11.47	21.71
2010	$47,874	$61,878	16.89%	28.72%

(a)	Amounts are in whole dollars.

	Traditional Primary Delinquency Ratios for Top Ten States (b):
	FL	TX	GA	IL	OH	CA	NJ	VA	NC	PA
As of December 31:
2007	7.7%	4.5%	7.2%	5.4%	8.1%	6.7%	5.4%	4.1%	4.8%	5.2%
2008	21.9	7.1	11.1	10.8	11.0	19.8	11.4	8.1	7.6	7.7
2009	34.1	10.6	18.8	19.5	16.4	30.5	21.1	13.9	12.3	11.6
As of March 31:
2009	25.4	6.9	12.1	12.2	11.4	23.7	13.9	9.3	8.0	8.2
2010	34.5%	10.5%	19.1%	19.8%	16.2%	30.5%	21.4%	14.2%	12.8%	11.4%

	Bulk Delinquency Ratios for Top Ten States (b):
	FL	TX	GA	IL	OH	CA	NJ	NY	CO	AZ
As of December 31:
2007	7.8%	5.4%	7.3%	8.6%	10.6%	7.0%	6.6%	6.6%	5.8%	5.1%
2008	27.0	10.2	16.3	19.1	17.1	22.4	16.0	13.8	9.8	18.2
2009	46.5	16.3	27.6	35.7	23.4	41.3	33.3	26.8	17.0	37.5
As of March 31:
2009	34.3	12.2	19.5	22.8	19.1	30.0	22.0	18.0	11.6	25.1
2010	42.9%	16.6%	27.6%	34.9%	23.7%	35.1%	34.2%	27.4%	17.3%	33.1%

	Total Delinquency Ratios for Top Ten States (includes “other” business) (b):
	FL	TX	GA	IL	OH	CA	NJ	NY	NC	PA
As of December 31:
2007	6.9%	4.5%	6.7%	5.0%	8.0%	5.5%	5.5%	5.4%	4.1%	5.1%
2008	21.3	7.2	11.2	10.2	11.4	17.2	12.1	10.8	6.8	8.1
2009	36.4	11.2	19.4	20.5	17.2	33.9	24.1	20.1	11.5	12.9
As of March 31:
2009	25.9	7.5	12.5	11.9	12.3	23.1	15.5	13.2	7.4	9.0
2010	35.1%	11.1%	19.4%	20.8%	17.1%	31.1%	24.1%	20.4%	12.0%	12.7%

(b)	As determined by risk in force as of March 31, 2010, these 10 states represent approximately 49.9%, 59.1%, and 50.2%, of traditional primary, bulk, and total risk in force, respectively.

     Title insurance loss ratios have remained in the single digits for a number of years due to a continuation of favorable trends in claims frequency and severity for business underwritten since 1992 in particular. Though still reasonably contained, claim ratios have risen for the first quarter of 2010 and most recent three years due to the continuing downturn and economic stresses in the housing and related mortgage lending industries.
Volatility of Reserve Estimates and Sensitivity
     There is a great deal of uncertainty in the estimates of loss and loss adjustment expense reserves, and unanticipated events can have both a favorable or unfavorable impact on such estimates. Old Republic believes that the factors most responsible, in varying and continually changing degrees, for such favorable or unfavorable development are as follows:
     General insurance net claim reserves can be affected by lower than expected frequencies of claims incurred but not reported, the effect of reserve discounts applicable to workers’ compensation claims, higher than expected severity of litigated claims in particular, governmental or judicially imposed retroactive conditions in the settlement of claims such as noted elsewhere in this document in regard to black lung disease claims, greater than anticipated inflation rates applicable to repairs and the medical benefits portion of claims, and higher than expected IBNR due to the slower and highly volatile emergence patterns applicable to certain types of claims such as those stemming from litigated, assumed reinsurance, or the A&E types of claims noted above.
     Mortgage guaranty net claim reserve levels can be affected adversely by several factors. The latter include changes in the mix of insured business toward loans that have a higher probability of default, increases in the average risk per insured loan, the deterioration of regional or national economic conditions leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, and reductions in housing values and/or increases in housing supply that can raise the rate at which defaults evolve into claims and affect their overall severity.
     Title insurance loss reserve levels can be impacted adversely by such developments as reduced loan refinancing activity, the effect of which can be to lengthen the period during which title policies remain exposed to loss emergence. Such reserve levels can also be impacted by reductions in either property values or the volume of transactions which, by virtue of the speculative nature of some real estate developments, can lead to increased occurrences of fraud, defalcations or mechanics’ liens.
     With respect to Old Republic’s small life and health insurance operations, reserve adequacy may be affected adversely by greater than anticipated medical care cost inflation as well as greater than expected frequency and severity of claims. In life insurance, as in general insurance, concentrations of insured lives coupled with a catastrophic event would represent Old Republic’s largest exposure.
     Loss reserve uncertainty is illustrated by the variability in loss reserve development presented in the schedule which appears under Item 1 of this Annual Report. That schedule shows the cumulative loss reserve development for each of the past ten years through December

31, 2009 for the general insurance business which currently represents 59.6% of Old Republic’s total loss and loss adjustment expense reserves, net of reinsurance reserves. For each of these ten calendar years, prior accident years’ general insurance claim reserves have developed, as a percentage of the original estimates, within a range of 8.5% unfavorable in 2000 to a 11.6% favorable development in 2005. For the ten year period the net development has averaged 2.5% favorable.
     On a consolidated basis, which includes all coverages provided by Old Republic, the one year development on prior year loss reserves over the same ten year period has ranged from -.2% unfavorable to 10.1% favorable and averaged 4.3%. Although management does not have a practical business reason for making projections of likely outcomes of future loss developments, its analysis and evaluation of Old Republic’s existing business mix, current aggregate loss reserve levels, and loss development patterns suggests the reasonable likelihood that 2009 year-end loss reserves could ultimately develop within a range of +/- 5%. The most significant factors impacting the potential reserve development for each of Old Republic’s insurance segments is discussed above. While Old Republic has generally experienced favorable loss developments for the latest ten year period on an overall basis, the current analysis of loss development factors and economic conditions influencing Old Republic’s insurance coverages indicates a gradual downward trend in favorable development during the most recent three years, with respect to general insurance. In management’s opinion, the other segments’ loss reserve development patterns show greater variability due to changes in economic conditions which cannot be reasonably anticipated. Consequently, management believes that using a 5% potential range of reserve development provides a reasonable benchmark for a sensitivity analysis of Old Republic’s reserves as of December 31, 2009.
Reinsurance Programs
     To maintain premium production within its capacity and limit maximum losses and risks for which it might become liable under its policies, Old Republic may cede a portion or all of its premiums and liabilities on certain classes of insurance, individual policies, or blocks of business to other insurers and reinsurers. For a further discussion of Old Republic’s reinsurance programs, see “Information About the Companies — Old Republic.”
     Subsidiaries within the general insurance segment have generally obtained reinsurance coverage from independent insurance or reinsurance companies pursuant to excess of loss agreements. Under excess of loss reinsurance agreements Old Republic is generally reimbursed for claim costs exceeding contractually agreed-upon levels. During the three year period ended December 31, 2009, Old Republic’s net retentions have risen gradually within the general insurance segment; however, such changes have not had a material impact on Old Republic’s consolidated financial statements.
     Generally, mortgage guaranty insurance risk has historically been reinsured through excess of loss contracts through insurers owned by or affiliated with lending institutions and financial and other intermediaries whose customers are insured by Old Republic. Effective December 31, 2008, Old Republic discontinued excess of loss reinsurance cessions to lenders’ captive insurance companies for all new production originated subsequent to the effective date. Traditional pro-rata (“quota share”) reinsurance arrangements will continue to be offered by Old

Republic. During the third quarter of 2009, the Mortgage Guaranty Group recaptured business previously ceded to several captives. In substance, the transactions are cut-off reinsurance commutation arrangements whereby the captives have remitted to Old Republic the reserves on existing claim obligations and a risk premium for claims that will occur after the recapture date. In accordance with GAAP, Old Republic recorded proceeds of $148.9 million and established a combination of existing claim reserves ($68.4 million) and premium income of $82.5 million covering claims expected to occur after the transaction date. Old Republic estimates that substantially all of these premiums will likely be absorbed by those expected claims in future periods thus negating the appearance of a current period bottom line gain from these 2009 transactions. Except for relatively few facultative reinsurance cessions covering large risks, the title insurance segment does not utilize reinsurance to manage its insurance risk.
     Old Republic does not anticipate any significant changes to its reinsurance programs during 2010.
Expenses: Underwriting Acquisition and Other Expenses
     The following table sets forth the expense ratios registered by each major business segment and in consolidation for the periods shown:

	General	Mortgage	Title	Consolidated
Years Ended December 31:
2007	24.1%	17.7%	98.1%	41.3%
2008	24.2	15.7	103.6	39.1
2009	25.8	12.6	93.8	41.8
Quarters Ended March 31:
2009	25.6	13.7	102.9	39.6
2010	26.7%	13.5%	98.5%	47.4%

Variations in Old Republic’s consolidated expense ratios reflect a continually changing mix of coverages sold and attendant costs of producing business in Old Republic’s three largest business segments. To a significant degree, expense ratios for both the general and title insurance segments are mostly reflective of variable costs, such as commissions or similar charges, that rise or decline along with corresponding changes in premium and fee income. Moreover, general operating expenses can contract or expand in differing proportions due to varying levels of operating efficiencies and expense management opportunities in the face of changing market conditions.
     The General Insurance expense has trended upward since 2007 due primarily to the declining premium base in 2008 and 2009. The decline in the Mortgage Guaranty segment’s expense ratios for the periods shown is reflective of the continued emphasis on operating efficiency. Furthermore as a consequence of the previously mentioned GAAP accounting requirement for reinsurance contract terminations, this segment’s 2009 expense ratio dropped from 14.3% to 12.6%. Production expenses for the Title segment were relatively lower as a percentage of premium and fees revenue, but rose dollar-wise in reflection of greater personnel and other production costs related to the higher revenues attained and anticipated. The increase in the Title segment’s 2008 and 2007 expense ratios result from a decline in revenues from direct operations during these periods, most of which are concentrated in the Western United States, to a level lower than necessary to support the fixed portion of the operating expense structure.

Expenses: Total
     The composite ratios of the above summarized net claims, benefits and underwriting expenses that reflect the sum total of all the factors enumerated above have been as follows:

	General	Mortgage	Title	Consolidated
Years Ended December 31:
2007	91.9%	136.5%	104.7%	101.5%
2008	97.2	215.0	110.6	120.9
2009	102.1	188.6	101.7	118.5
Quarters Ended March 31:
2009	100.4	213.6	109.5	123.5
2010	97.3%	140.7%	105.9%	107.0%

Expenses: Income Taxes
     The effective consolidated income tax rates (credits) were 19.8% in the first quarter of 2010, compared to (41.9%) in the first quarter of 2009, and (63.8%) in 2009, (31.8%) in 2008 and 28.0% in 2007. The rates for each year reflect primarily the varying proportions of pretax operating income (loss) derived from partially tax sheltered investment income (principally state and municipal tax-exempt interest), the combination of fully taxable investment income, realized investment gains or losses, and underwriting and service income, and judgments about the recoverability of deferred tax assets. A valuation allowance of $54.0 (equivalent to a charge of $.23 per outstanding share) was established against a deferred tax asset related to Old Republic’s realized losses on investments at December 31, 2008. As of December 31, 2009, this valuation allowance was eliminated following an increase in the fair value of Old Republic’s investment portfolio.
OTHER INFORMATION
     Reference is here made to “Information About Segments of Business” appearing in the notes to Old Republic’s financial statements for the year ended December 31, 2009 and the quarter ended March 31, 2010 attached hereto. See “Index to Financial Statements of Old Republic International Corporation.”
     Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.
     Some of the oral or written statements made in Old Republic’s reports, press releases, conference calls following earnings releases and this proxy statement/prospectus, can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect Old Republic’s future performance. With regard to Old Republic’s

General Insurance segment, its results can be affected, in particular, by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title Insurance results can be affected by similar factors and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers as well as the risk management and pricing policies of government sponsored enterprises. Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering Old Republic’s widespread operations.
     A more detailed listing and discussion of the risks and other factors which affect Old Republic’s risk-taking insurance business, including risks related to the merger discussed herein, are included under the heading “Risk Factors,” which discussion is specifically incorporated herein by reference.
     Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

OLD REPUBLIC QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK
($ in Millions)
     Market risk represents the potential for loss due to adverse changes in the fair value of financial instruments as a result of changes in interest rates, equity prices, foreign exchange rates and commodity prices. Old Republic’s primary market risks consist of interest rate risk associated with investments in fixed maturities and equity price risk associated with investments in equity securities. Old Republic has no material foreign exchange or commodity risk.
     Old Republic does not own or utilize derivative financial instruments for the purpose of hedging, enhancing the overall return of its investment portfolio, or reducing the cost of its debt obligations. With regard to its equity portfolio, Old Republic does not own any options nor does it engage in any type of option writing. Traditional investment management tools and techniques are employed to address the yield and valuation exposures of the invested assets base. The long-term fixed maturity investment portfolio is managed so as to limit various risks inherent in the bond market. Credit risk is addressed through asset diversification and the purchase of investment grade securities. Reinvestment rate risk is reduced by concentrating on non-callable issues, and by taking asset-liability matching considerations into account. Purchases of mortgage and asset backed securities, which have variable principal prepayment options, are generally avoided. Market value risk is limited through the purchase of bonds of intermediate maturity. The combination of these investment management practices is expected to produce a more stable long-term fixed maturity investment portfolio that is not subject to extreme interest rate sensitivity and principal deterioration.
     The fair value of Old Republic’s long-term fixed maturity investment portfolio is sensitive, however, to fluctuations in the level of interest rates, but not materially affected by changes in anticipated cash flows caused by any prepayments. The impact of interest rate movements on the long-term fixed maturity investment portfolio generally affects net unrealized gains or losses. As a general rule, rising interest rates enhance currently available yields but typically lead to a reduction in the fair value of existing fixed maturity investments. By contrast, a decline in such rates reduces currently available yields but usually serves to increase the fair value of the existing fixed maturity investment portfolio. All such changes in fair value are reflected, net of deferred income taxes, directly in the shareholders’ equity account, and as a separate component of the statement of comprehensive income. Given Old Republic’s inability to forecast or control the movement of interest rates, Old Republic sets the maturity spectrum of its fixed maturity securities portfolio within parameters of estimated liability payouts, and focuses the overall portfolio on high quality investments. By so doing, Old Republic believes it is reasonably assured of its ability to hold securities to maturity as it may deem necessary in changing environments, and of ultimately recovering their aggregate cost.
     The following table illustrates the hypothetical effect on the fixed income and equity investment portfolios resulting from movements in interest rates and fluctuations in the equity securities markets, using the S&P 500 index as a proxy, at December 31, 2009:

			Estimated Fair Value
	Estimated	Hypothetical Change in	After Hypothetical Change in
	Fair Value	Interest Rates or S&P 500	Interest Rates or S&P 500

Interest Rate Risk:
Fixed Maturities	$8,326.8	100 basis point rate increase	$8,013.7
		200 basis point rate increase	7,700.6
		100 basis point rate decrease	8,639.9
		200 basis point rate decrease	$8,953.0
Equity Price Risk:
Equity Securities	$502.9	10% increase in the S&P 500	$569.8
		20% increase in the S&P 500	636.7
		10% decline in the S&P 500	436.0
		20% decline in the S&P 500	$369.1

OLD REPUBLIC MANAGEMENT
Directors
     The following table lists all directors of Old Republic. Given the reasons and background information next to each Director’s name below, the Old Republic Board of Directors believes that each of its members is eminently qualified to serve Old Republic’s shareholders and other stakeholders.

		Positions with Old Republic, Business Experience and
Name	Age	Qualifications

CLASS 1 (Term expires in 2012)

Harrington Bischof	75
Director since 1997. President of Pandora Capital Corporation since 1996. Formerly Senior Advisor with Prudential Securities, Inc. and prior to that a Senior investment banker with the firms of Merrill, Lynch & Co. and White, Weld & Co. His long business, investment banking, and international finance experience are of significant value in Old Republic’s governance.

Leo E. Knight, Jr.	65
Director of Old Republic since 2006, and of several Old Republic subsidiaries since 1999. A CPA by training, he retired in 2006 as Chairman and Chief Executive Officer of National City Mortgage Company, Dayton, Ohio, following a thirty-two year career. Mr. Knight is also a director of Merscorp, Inc. He brings significant business experience in mortgage lending and the mortgage insurance industry and their risk factors to Old Republic’s Board.

Charles F. Titterton	68
Director since 2004. Formerly Director - Insurance Group with Standard & Poor’s Corp. until 2003. He brings significant business experience and knowledge of the risk factors connected with the insurance industry by virtue of a long career as a lending officer with a major banking institution and with the aforementioned rating agency.

Steven R. Walker	65
Director since 2006. Formerly Senior Counsel and Partner with Leland, Parachini, Steinberg, Matzger & Melnick, LLP, attorneys, San Francisco, California. He brings significant experience to Old Republic’s Board as both an attorney and a business manager during a long career focused on the title insurance industry.

CLASS 2 (Term expires in 2013)

Jimmy A. Dew	70
Director since 1980. Vice Chairman of Old Republic’s subsidiary, Republic Mortgage Insurance Company (“RMIC”), of which he was a co-founder in 1973. His knowledge of RMIC gained in an executive capacity since its founding and his long service on Old Republic’s board make him fully conversant with the insurance industry and its risk factors.

		Positions with Old Republic, Business Experience and
Name	Age	Qualifications
John M. Dixon	70
Director since 2003. Formerly Chief Executive Partner with the law firm of Chapman and Cutler, Chicago, Illinois until his retirement in 2002. His qualifications include his extensive background as an attorney and his knowledge of corporate law and the risk factors of corporations like Old Republic.

Dennis P. Van Mieghem	69
Director since 2004. A CPA by training, he was the Partner in charge of the National Insurance Tax Practice of the accounting firm of KPMG LLP until his retirement in 1998. With this background he brings significant experience and knowledge of the insurance industry and its risk factors to service on Old Republic’s Board.

CLASS 3 (Term expires in 2011)

William A. Simpson	68
Director since 1980. Chairman of Old Republic’s subsidiary, Republic Mortgage Insurance Company (“RMIC”) of which he was a co-founder in 1973. His knowledge of RMIC’s business gained in an executive capacity since its founding, and his long service on Old Republic’s Board make him fully conversant with the insurance industry and its risk factors.

Arnold L. Steiner	72
Director since 1974. Retired for more than the past five years from Steiner Bank, Birmingham, Alabama of which he was President and a substantial owner. He brings long and significant experience in financial businesses and has extensive knowledge of Old Republic and its risk factors.

Fredricka Taubitz	66
Director since 2003. A CPA by training, she was until 2000, Executive Vice President and Chief Financial Officer of Zenith National Insurance Corp. Until 1985 she had been a Partner with the accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers LLP). During her long professional career she has gained significant experience in, and knowledge of, the business and the risk factors associated with the insurance industry.

Aldo C. Zucaro	71
Director since 1976. Chairman of the Board and Chief Executive Officer of Old Republic and various subsidiaries for more than the past five years. A CPA by training, he brings a significant background as a former insurance specialist partner with Coopers & Lybrand (now PricewaterhouseCoopers LLP), and long term experience with the insurance industry in general, and Old Republic in particular since 1970.

Executive Officers
     The following table sets forth certain information as of July 1, 2010, regarding the senior officers of Old Republic:

Name	Age	Position
Charles S. Boone	57	Senior Vice President — Investments and Treasurer since August, 2001.

James A. Kellogg	59	Executive Vice Chairman since July 1, 2010. President and Chief Operating Officer since July, 2006 and President of Old Republic Insurance Company since October, 2002.

Spencer LeRoy, III	64	Senior Vice President, Secretary and General Counsel since 1992.

Karl W. Mueller	50	Senior Vice President and Chief Financial Officer since October, 2004.

Christopher S. Nard	47
President and Chief Operating Officer since July 1, 2010. Senior Vice President — Mortgage Guaranty since May, 2005. President and Chief Executive Officer of Republic Mortgage Insurance Companies since May, 2005.

R. Scott Rager	61	Senior Vice President — General Insurance and President and Chief Operating Officer of Old Republic General Insurance Companies since July, 2006.

Rande K. Yeager	61	Senior Vice President — Title Insurance since March, 2003; President and Chief Executive Officer of Old Republic Title Insurance Companies since March, 2002.

Aldo C. Zucaro	71	Chairman of the Board, Chief Executive Officer, and Director since 1993, 1990 and 1976, respectively.
     The term of office of each officer of Old Republic expires on the date of the annual meeting of the board of directors, which is generally held in May of each year. There is no family relationship between any of the executive officers named above. Each of these named officers has been employed in senior capacities with Old Republic and/or its subsidiaries for the past five years. Mr. LeRoy has been determined by Old Republic to not be an executive officer under Rule 3-b7 of the Exchange Act.
Corporate Governance
Overview
     Old Republic is organized as an independent, for-profit insurance enterprise managed for the long run. Old Republic’s Mission is to provide quality insurance security and related services to businesses, individuals, and public institutions and be a dependable long-term steward of the trust our policyholders and shareholders place in us. Old Republic’s governance and operations are guided by this Mission and the inherent public interest vested in the risk taking nature of its business. Its governance is therefore aligned with this substance of the business with due appreciation and regard for its three most important assets:
•	The investors’ capital which enables and underpins the insurance risk taking;

•	The intellectual capital, know-how, and business relationships possessed by employees at various levels of the enterprise; and

•	Old Republic’s good name and reputation, cultivated over its 86-plus year history, and the even longer history of some of its major insurance subsidiaries.
     Information appearing on Old Republic’s website is not incorporated by reference in this proxy statement/prospectus. However its Corporate Governance Guidelines, Code of Ethics for the Principal Executive Officer and Senior Financial Officers, and its Code of Business Conduct and Ethics, are accessible on the website at www.oldrepublic.com. Printed copies of these documents are also available to shareholders upon request to the Investors Relations Department at Old Republic’s Chicago Home Office.
Leadership Structure and Risk Management
     Old Republic’s leadership structure and its risk management processes are overseen and monitored by the Board of Directors. The details of this leadership structure and the development of management talent has been the primary responsibility of the Board’s Executive Committee for many decades. This five member committee is currently composed of Old Republic’s Chairman of the Board (Chairman) and Chief Executive Officer (CEO), and four independent directors, including the Lead Director. The Board of Directors and its Executive Committee believe that Old Republic’s decades-long joining of the Chairman and CEO positions is best suited to ensuring the long term value, stability and management of the three most important assets necessary for the accomplishment of its Mission. Old Republic’s Board holds management singularly accountable for protecting and enhancing the value of these and all other assets. It therefore holds its CEO responsible for setting the proper tone in shaping and nurturing the institution’s culture and values not solely in the shareholders’ interests, but in those of its important stakeholders as well. Most critically, these include the policyholders to whom long-term promises of financial indemnity and stability are made by Old Republic’s insurance subsidiaries, the employees who possess the intellectual capital and business relationships necessary for the conduct and success of Old Republic, the debt holders who extend a portion of the capital at risk, and the regulators who are charged with protecting the public interest vested in the insurance enterprise. To meet these responsibilities and objectives, the Board expects the CEO to be a knowledgeable, and well rounded leader who, as chief enterprise risk manager is fully dedicated to Old Republic’s overall Mission and is best qualified to address and balance the interests of all major stakeholders.
     In the Board’s sole discretion the Chairman and CEO positions may be separated and assigned to two individuals with extensive and complementary operating knowledge of Old Republic. Under the Board’s long standing corporate governance philosophy, this separation is intended to be temporary and to occur in unusual circumstances or during transitions of management authority.
     While the Board has determined that the advantages of a joint Chairman and CEO position outweigh the theoretical benefits of a separated leadership structure, it has in the past few years formalized the establishment of a Lead Director position. In Old Republic’s practice the Lead Director is appointed from among the independent directors and serves as that group’s liaison to the Chairman and CEO in addition to the liaison also provided by the Executive Committee’s four independent directors. In his or her capacity, the Lead Director may preside at board meetings in the Chairman’s absence, provide input to meeting agendas of the full Board or the independent directors, and act as liaison among various committees’ chairmen in the resolution of inter-committee governance applications that may arise from time to time.
     Old Republic’s multi-faceted business is managed through a relatively flat, non-bureaucratic organizational structure. The CEO has primary responsibility for managing enterprise-wide risk exposures. Old Republic avoids management by committee and other organizational impediments to the free flow of information and to effective decision making. Long established control processes are in place, and a variety of methods are utilized to coordinate system-wide risk taking and risk management objectives. These methods and processes are centered around three major functions:
•	Lines of business responsibility,

•	Enterprise functions, and

•	Internal audit and peer reviews.
     The lines of business operations are responsible for identifying, monitoring, quantifying, and mitigating all insurance underwriting risks falling within their areas of responsibility. Lines of business managers use reports covering annual, quarterly or monthly time frames to identify the status and content of insured risk, including pricing or underwriting changes. These reports ensure the continuity and timeliness of appropriate risk management monitoring, and enterprise-wide oversight of existing or emerging issues.
     The enterprise functions incorporate system-wide risk management, including asset/liability and underwriting exposure correlation controls, regulatory and public interest compliance, finance, actuarial, and legal functions. These functions are both independent of the lines of business and are coordinated on an enterprise-wide basis by the CEO.
     The internal audit, as well as related underwriting and claims management peer review functions and processes, provide reasonably independent assessments of management and internal control systems. Internal audit activities are intended to give reasonable assurance that resources are adequately protected; that significant financial, managerial and operating information is materially complete, accurate and reliable; and that all associates’ actions are in compliance with corporate policies, standards, procedures, internal control guidelines, and applicable laws and regulations.
     Corporate culture, and the actions of all our associates and the continuity of their employment are most critical to Old Republic’s risk management processes. Old Republic’s Code of Business Conduct and Ethics provides a framework for all senior managers and employees to conduct themselves with the highest integrity in the delivery of Old Republic’s services to its customers and in connection with all Old Republic relationships and activities.
     The Compensation Committee, at the direction of the Board, has reviewed Old Republic’s compensation policies and practices and has concluded that they do not encourage Old Republic’s senior executives or employees to take unnecessary or excessive risks that could adversely effect Old Republic.

The Board of Directors’ Responsibilities and Independence
     The Board of Directors’ main responsibilities are to oversee Old Republic’s operations. Directly and through several committees operating cohesively, the Board is charged with the following oversight duties:
•
Ascertain that strategies and policies are in place to encourage the growth of consolidated earnings and shareholders equity over the long haul, while increasing Old Republic’s regular dividend payout;

•	Ascertain that Old Republic’s business is managed in a sound and conservative manner that takes into account the public interest vested in its insurance subsidiaries;

•	Provide advice and counsel to management on business opportunities and strategies;

•	Review and approve major corporate transactions;

•	Monitor the adequacy of Old Republic’s internal control and financial reporting systems and practices to safeguard assets and to comply with applicable laws and regulations;

•	Ascertain that appropriate policies and practices are in place for managing the identified risks faced by the enterprise;

•	Evaluate periodically the performance of the Chairman and Chief Executive Officer in the context of Old Republic’s Mission and performance metrics;

•	Review and approve senior management’s base and incentive compensation taking into account the business’ performance gauged by its return on equity and growth of operating earnings;

•	Review periodically senior management development and succession plans both at corporate and operating subsidiary levels;

•	Select and recommend for election by the shareholders candidates deemed qualified for Board service; and

•
Select and retain independent auditors for the principal purpose of expressing their opinion on the annual financial statements and internal controls over financial reporting of Old Republic and its subsidiaries.

     In considering the qualifications and independence of board members and candidates, the Board of Directors, through the Governance and Nominating Committee, seeks to identify individuals who, at a minimum:
•	Satisfy the requirements for director independence;

•	Are, or have been, senior executives of businesses or professional organizations;

•	Have significant business, financial, accounting and/or legal backgrounds useful to Old Republic’s operations, markets and customer services.
     Additionally, the Board seeks to retain and attract members possessing certain critical personal characteristics, most importantly, (i) respect within the candidate’s social, business and professional community for his or her integrity, ethics, principles and insights; (ii) demonstrated analytic ability; and (iii) ability and initiative to frame insightful questions, to challenge questionable assumptions collegially, and to disagree in a constructive fashion as appropriate.
     Old Republic’s insurance business is conducted through four insurance segments which, in the aggregate, are broadly diversified as to type of coverages and services provided. Each of the segments’ insurance subsidiaries is highly regulated by state and federal governmental agencies as to their capital requirements, financial leverage, business conduct, and accounting and financial reporting practices. In part, as the result of the specialized nature of its businesses and their regulation, it is Old Republic’s view that at least two to four years are normally required for a new director to develop sufficient knowledge of the business to become a fully productive and effective contributor to Old Republic’s governance. Reflecting this, each director is expected to serve two or more three-year terms on Old Republic’s classified Board, that of one or more of its key insurance subsidiaries, and on one or more Board committees.
     The commitment of a substantial expenditure of time for meetings, preparation therefor, and related travel is essential to the performance of a director’s responsibilities. Owing to the risk taking nature of much of Old Republic’s business, a demonstrated long-term orientation in a Board member’s business dealings and thought process is considered very important. Old Republic’s Board of Directors has been classified into three classes for several decades. Excepting the possibility of uneven distribution among the classes, one-third of the Board is therefore elected annually. This organizational structure is intended to promote continuity and stability of strategy and business direction for the best long term interests of investors in the Corporation’s securities, the confidence of insurance subsidiaries’ policyholders, and the long term expectations of other stakeholders.
     Nine of Old Republic’s directors have been affirmatively determined to qualify as “independent” directors in accordance with Section 303A.02 of the Listing Standards of the New York Stock Exchange (“NYSE”) and item 407 (a) of Regulation S-K of the SEC. Neither they nor any members of their immediate families had any of the types of disqualifying relationships with Old Republic or any of its subsidiaries during 2009 or the two years prior to that, as set forth in subsection (b) of Section 303A.02 of the NYSE’s Corporate Governance Standards. The independent directors who are listed below selected from among themselves a Lead Director; and met on a regular basis during 2009 in executive sessions without management present. The Lead Director is nominated by the Governance and Nominating Committee and elected annually by the independent directors. Arnold L. Steiner is the current Lead Director.
     Membership on Old Republic’s Audit, Compensation, and Governance and Nominating Committees consists exclusively of independent directors. The members, chairpersons and vice-chairpersons of these committees are recommended each year to the Board by the Governance and Nominating Committee in consultation with the Executive Committee. Each of the three committees has the authority to retain independent advisors or counsel as necessary and appropriate in the fulfillment of their duties. The chairpersons set the agenda of their respective committees’ meetings consulting, as necessary and appropriate, with the Chairman and CEO.
     Shareholders Communication with the Board
Shareholders of Old Republic and other interested parties may communicate with the Lead Director, the independent directors, the Board of Directors as a whole or with any individual director. The communications must be in writing and sent to Old Republic International Corporation, c/o Secretary, 307 N. Michigan Ave, Chicago, IL 60601. The Secretary will promptly forward the communications to the intended recipient.
Procedures for the Approval of Related Person Transactions
     In addition to its Code of Business Conduct and Ethics and a Code of Ethics for The Principal Executive Officer and Senior Financial Officers, Old Republic also has a conflict of interest policy which is circulated annually, and acknowledged by all directors, officers and senior managers of Old Republic and its subsidiaries. This policy states that no director, officer, or employee of Old Republic or its subsidiaries may acquire or retain any interest that conflicts with the interest of Old Republic. This includes direct or indirect interests in entities doing business with Old Republic or its subsidiaries. If such a conflict occurs, the director, officer or employee is required to make a written disclosure of the conflict to Old Republic.
     The directors, officers and affected employees are required to notify Old Republic of the actual or potential existence of a related party transaction , as defined by SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is an affected director, in which case he or she is required to notify the Lead Director. Executive officers are required to notify the CEO, unless the CEO is the affected executive, in which case he or she is required to notify the Chairman or Lead Director as appropriate. Under the procedures, the CEO, Chairman or Lead Director as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon the inquiry and the advice of legal counsel, the CEO, Chairman or Lead Director, as applicable, believes that an actual or potential related party transaction exists, then he or she is required to notify the entire Board. In turn, the Board is required to conduct a full inquiry into the facts and circumstances concerning a conflicted transaction and to determine the appropriate actions, if any, for Old Republic to take. Any director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Board relating to what actions, if any, shall be taken by Old Republic with respect to such transaction.

OLD REPUBLIC DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Compensation Committee Interlocks and Insider Participation
     None of the members of the compensation Committee has served as an officer or employee of Old Republic or any of its subsidiaries, nor has any executive officer of Old Republic served as a director or member of a compensation committee for any company that employs any director of Old Republic or member of the Compensation Committee.
Director Compensation
     Independent directors receive an annual retainer of $90,000 plus an additional annual fee of $10,000 for each committee on which they serve. The Lead Director, Mr. Steiner, and the chairmen of the Governance and Nominating and Compensation Committees, Messrs. Titterton and Dixon, respectively, each receive an additional annual retainer of $10,000. Mr. Taubitz as Chairman of the Audit Committee is paid an additional annual retainer of $15,000. Each of the Committees’ Vice-Chairmen receives an additional retainer of $5,000. Independent directors also serve as directors of regulated subsidiary companies and these fees cover service on such subsidiary boards and related committees. Directors’ compensation is reviewed annually, and any changes are recommended by the Compensation Committee, in consultation with the CEO and any independent consultant retained by the Committee for that purpose. The Committee’s recommendations are in turn voted upon by the full Board.
     Non-employee directors are not currently eligible for stock option awards. Incentive compensation awards, deferred compensation awards and pensions are currently limited to eligible full time employees. Mr. Zucaro as an employee and executive officer of Old Republic has his compensation reported in the Summary Compensation Table shown elsewhere in this proxy statement/prospectus. Messrs. Dew and Simpson, who are retired, have their compensation reported in the Director Compensation table that follows. This table reports their consulting compensation and the value of all other compensation for 2009. Other than their participation in a 401(k) program sponsored by Republic Mortgage Insurance Company, (“RMIC”), a subsidiary company, neither Messrs. Dew or Simpson participated in a pension plan sponsored by Old Republic or any subsidiary.
     The following table lists the compensation paid to each director of Old Republic. Old Republic and its subsidiaries, also, either directly pay, or reimburse directors for travel, lodging and related expenses incurred in attending meetings.

2009 Directors Compensation

		(c)
	(b)	Non-Qualified
	Fees Earned	Deferred	(d)
(a)	Or Paid in	Compensation	All Other	(e)
Name	Cash	Earnings	Compensation	Total
Harrington Bischof	$126,250	—	—	$126,250
Jimmy A. Dew	176,000 (1)	23,058 (2)	$811,207 (4)	1,010,265
John M. Dixon	130,000	—	—	130,000
Leo E. Knight, Jr.	115,000	—	—	115,000
John W. Popp	135,000	7,336 (3)	—	142,336
William A. Simpson	264,000 (1)	32,773 (2)	465,307 (4)	762,080
Arnold L. Steiner	130,000	—	—	130,000
Fredricka Taubitz	115,000	—	—	115,000
Charles F. Titterton	118,750	—	—	118,750
Dennis Van Mieghem	115,000	—	—	115,000
Steven R. Walker	110,000	—	—	110,000

(1)
Messrs. Dew and Simpson were not paid any director fees during 2009 but were paid $176,000 and $264,000, respectively, as consultants of RMIC as they continued as non executive Vice Chairman and Chairman of RMIC.

(2)	During 2009, Messrs. Dew and Simpson were credited with $23,058 and $32,773, respectively, for interest on deferred balances held under the RMIC Key Employee Performance Recognition Plan.

(3)
During 2009, Mr. Popp was credited with interest on the deferred balance of compensation due him from a subsidiary of Old Republic for work done for that subsidiary many years ago. Mr. Popp retired from the Board on May 28, 2010.

(4)
Messrs. Dew and Simpson were paid $811,207 and $465,307, respectively, as one time lump sum settlements of previously deferred benefits under the RMIC Supplemental Retirement Plan during 2009. These payments resulted from their retirement at year end 2008.

Executive Compensation
Compensation Philosophy and Objectives
     Compensation levels are set to enable Old Republic to attract and retain key executives and other associates critical to its long-term success. Old Republic believes that compensation paid to the executive officers with major policy setting responsibilities should be closely aligned with the performance of Old Republic on both a short-term and long-term basis. In this regard, performance is evaluated principally on the basis of achieved returns on equity and growth in operating earnings over multi-year periods. For all other executive officers and key employees, compensation is based in part on the foregoing financial factors as well as on their individual performances in supportive staff positions.
     Neither the CEO, Chief Financial Officer (CFO), nor other executive officers of Old Republic have employment contracts. They and all other associates of Old Republic and its subsidiaries are employees at will. Compensation for most senior officers is set annually by the Compensation Committee of the Board of Directors based either on its sole determination or in consultation with the CEO and the President. Old Republic does not set any salary, incentive award or stock option targets or conditions for its executive officers which will automatically result in salary increases or awards based solely on the achievement of such targets or conditions. Rather, Old Republic attempts to make the total compensation paid to executive officers and its other employees, including non executive officers, reflective of the financial performance actually achieved by Old Republic and the divisions or units they work for. In certain cases, employees’ individual performance is subjectively evaluated and their incentive compensation is set at a level reasonably competitive with other companies in the insurance industry. In all of these regards, Old Republic does not measure each individual element of compensation against similar elements paid by other companies or its peer group. Nor is any compensation element or the total compensation paid to any executive based solely on comparisons with those of other companies or their executives.
     The companies Old Republic has selected as members of its peer group for 2009 were: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, First American Corporation, MGIC Investment Corporation, Markel Corporation, The PMI Group, Inc., Stewart Information Services Corporation, Travelers Companies, Inc. and XL Capital Ltd. A comparison of the aggregate stock performance of this peer group and Old Republic’s appears in this proxy statement/prospectus under the heading “Comparative Five Year Performance Graphs for Common Stock.”
Executive Performance Considered in Reaching Compensation Decisions
     Old Republic rewards performance which the Compensation Committee believes will lead to both short-term and long-term success. The Committee evaluates Old Republic’s CEO performance and compensation in the context of the following most significant factors:
•	Vision and planning for Old Republic’s future, principally on a long-term basis;

•	Strategies established and implemented to realize these plans;

•	Leadership qualities;

•	Judgment in making decisions regarding plans and general management of Old Republic’s affairs;

•	Commitment to achieving goals, especially when faced with adversity;

•	Ability in setting objectives and promoting the best interests of Old Republic’s shareholders, the beneficiaries of its subsidiaries’ insurance policies, and those of other stakeholders;

•	Adherence to high ethical standards that promote and protect Old Republic’s good name and reputation.
     No particular component is given any greater weight than another. Rather, each Compensation Committee member subjectively reviews these characteristics in the aggregate and exercises his or her best business judgment in reaching conclusions. The Committee evaluates the other policy-making executive officers’ performance and compensation in consultation with the CEO and the President and in the context of the above noted factors. The performance of non-policy-making executive officers is likewise reviewed by the Committee in consultation with the CEO and the President.

Elements of Compensation and the Factors and
Rationale in Determining Compensation Amounts
     The compensation paid by Old Republic to its CEO and other executive officers is usually composed of the following basic elements:
•	Annual Salary

•
Incentive awards including both cash and deferred amounts, based on earnings and return on equity achievements of Old Republic and its subsidiaries over multi-year periods, and in certain cases, bonuses based also upon their individual performances.

•	Stock option awards; and

•	Miscellaneous other benefits such as pensions and health insurance programs.
     The following table shows the segmented sources of Old Republic’s pre-tax and post-tax operating income. The level and trends in earnings of such segments and their past and most recent contributions to Old Republic’s growth in the shareholders’ equity account are important considerations in the determination of cash and stock option incentive compensation for policy-making executive officers in particular.

	Segmented Operating Results
	($ in Millions)
	2009	2008	2007	2006	2005
Pretax operating income (loss)(a):
General insurance	$200.1	$294.3	$418.0	$401.6	$350.0
Mortgage guaranty	(486.4)	(594.3)	(110.4)	228.4	243.7
Title insurance	2.1	(46.3)	(14.7)	31.0	88.7
Corporate and other (b)	4.0	13.5	15.1	—	(.1)

Total	(279.9)	(332.7)	308.0	661.1	682.4
Income taxes (credits) on operating income (loss)	(122.7)	(144.6)	81.3	208.6	173.2

Net operating income (loss) (a)	$(157.2)	$(188.1)	$226.7	$452.4	$509.1

(a)
Operating income is a non-GAAP reflection of Old Republic’s business results in as much as it excludes investment gains or losses from sales of securities or impairments in the value of portfolio securities.

(b)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and health insurance operation.

     The following table shows a compensation summary for the Chairman and Chief Executive Officer, the Chief Financial Officer and the four policy-making executive officers responsible for operations of Old Republic and its major segments. Bonus and stock option awards for Messrs. Zucaro and Kellogg have been based to a significant degree on the Corporation’s consolidated results, those of Messrs. Rager, Nard, and Yeager on the results of the General, Mortgage Guaranty, and Title Insurance segments, respectively, and those of Mr. Mueller and other non-policy-making executive officers and other associates on a composite of Old Republic’s segmented and consolidated results, as well as their individual performance evaluations by senior executive officers.
Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
					Change in
					Pension Value
				Value of	and Nonqualified
				Stock	Deferred
Name and				Option	Compensation	All Other (5)		Total
Principal Positions	Year	Salary (1)	Bonus (2)	Awards(3)	Earnings (4)	Compensation		($)
Aldo C. Zucaro	2009	$776,146	$40,748	$—	$183,129	$22,577		$1,022,600
Chairman & Chief	2008	776,146	37,513	—	50,547	16,320		880,526
Executive Officer	2007	767,813	38,090	936,000	343,737	17,719		2,103,359
	2006	741,146	726,019	1,528,800	283,680	20,237		3,299,882
	2005	711,279	1,096,929	486,990	—	25,313		2,320,511

Karl W. Mueller	2009	385,000	113,446	13,116	24,886	7,216		543,664
Senior Vice President &	2008	370,833	103,724	38,000	15,876	7,807		536,240
Chief Financial Officer	2007	358,333	190,927	177,840	11,232	7,527		745,859
	2006	341,667	266,934	191,100	15,044	9,941		824,686
	2005	325,000	253,275	162,330	—	9,018		749,623

James A. Kellogg	2009	476,034	18,821	—	156,585	23,031		674,471
President & Chief	2008	472,400	18,273	—	79,904	20,246		590,823
Operating Officer	2007	467,400	18,632	397,800	(5,968)	13,402		891,266
	2006	413,233	449,186	327,600	104,700	17,737		1,312,456
	2005	357,400	421,948	162,330	—	15,766		957,444

Christopher S. Nard (6)	2009	395,000	31,916	52,464	—	13,365	(7)	492,745
Senior Vice President -	2008	375,333	31,209	152,000	—	17,106	(7)	575,648
Mortgage Guaranty	2007	351,833	31,702	280,000	—	33,521	(7)	697,056
	2006	343,500	784,135	409,500	—	36,138	(7)	1,573,273
	2005	305,167	757,856	229,967	—	29,878	(7)	1,267,397

R. Scott Rager (6)	2009	433,667	386,152	8,744	—	5,364		833,927
Senior Vice President -	2008	420,000	498,629	57,000	—	5,364		980,993
General Insurance	2007	374,500	486,440	257,400	—	487,109	(8)	1,605,449
	2006	294,583	430,770	256,815	—	5,982		988,150

Rande K. Yeager	2009	357,167	—	17,488	107,229	10,951		492,835
Senior Vice President-	2008	316,063	—	45,600	96,186	10,967		468,816
Title Insurance	2007	299,383	—	23,400	26,509	9,550		358,842
	2006	284,450	500,000	81,900	74,460	10,260		951,070
	2005	265,483	620,000	59,521	—	10,710		955,714

(1)
Since January 1, 2007, no employee of Old Republic or any of its subsidiaries have received any director fees for attending Board meetings of Old Republic or any of its subsidiaries. In the above table, each officer’s salary includes the non material amount of director fees for 2006 and 2005.

(2)
Includes the combined cash and deferred incentive compensation awards granted under Old Republic’s performance recognition plans or similar plans maintained by subsidiaries of Old Republic. In this table, both the cash and deferred portions are attributed to the year on which the award was based, even though the award was granted in the following calendar year. Prior to 2007, these awards were split 50% each into cash and deferred amounts, except as to Mr. Yeager whose awards were and continue to be 100% cash. Beginning in 2007, the first $25,000 was paid in cash and the balance was split 50% each into cash and deferred amounts. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later. Beginning in 2007, the deferred portions accrue interest for awards made in 2005 and subsequent. For awards made prior to 2004 an interest equivalent multiplier may apply. The deferred amounts included in this column are shown without a present value discount but show the interest accrual on the deferred balances for the year. No incentive compensation awards were granted in 2007, 2008 or 2009 under Old Republic’s and its subsidiaries Key Employee Performance Recognition Plans. These plans have been suspended. However, certain executive officers and other employees have been granted bonus awards based on Old Republic’s segmented results as well as on their individual performance. The 2009 and 2008 bonus awards shown for Messrs. Mueller and Rager represent such awards and interest ($13,446 and $12,924 and $51,152 and $23,629, respectively) on deferred incentive compensation plan balances outstanding at December 31, 2009. The 2009, 2008 and 2007 amounts shown for Messrs. Zucaro, Kellogg and Nard represent only interest on their deferred incentive compensation plan balances.

(3)
The value of options is calculated pursuant to the Black-Scholes model. The option values represent the estimated present value as of the date options were granted. Accordingly, the option awards included under this column were granted in the years shown and reflect, among other factors previously noted, an evaluation of earnings trends and returns on equity for prior years. The values shown for Messrs Mueller, Kellogg and Nard have been restated for 2008 and prior years to reflect changes in SEC rules regarding the presentation of such values.

The significant facts and assumptions incorporated in the Black-Scholes model used to estimate the value of the options include the following:
a)
Options are issued with an exercise price equal to 100% of the per share value at the close of trading (the “Fair Market Value”) of Common Stock on the business day immediately preceding the date of grant (the “Grant Date”).

b)
The term of each option is 10 years (unless such terms are otherwise shortened or forfeited due to termination of employment) but it is assumed that these executives would hold these options for 8 years.

c)
Specific interest rates are used for valuing the awards. Such rates are predicated on the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the expected option life.

d)
A stock price volatility factor is utilized in valuing the option awards. This factor is calculated using daily stock prices for the period prior to the grant date corresponding with the expected option life.

e)	Expected annual dividend yields ranging between 6.5% and 3.5% are used in the calculation of the awards.

The ultimate value of the options will depend on the future market price of Old Republic’s Common Stock which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee may realize upon exercise of an option will depend on the excess of the market value over the exercise price on the date the option is exercised.

The values attributed to options granted in the years 2005 to 2008 have been negated based on the actual market value of Old Republic’s stock through March 12, 2010.

(4)
Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans, including supplemental plans. Old Republic does not have any non-qualified deferred compensation plans that credit above market or preferential earnings to participants. No information is supplied for 2005 as that information is unavailable.

(5)
Includes all minor amounts covering Old Republic’s matching contribution to the officers’ ESSOP account; the value of Old Republic’s group term life insurance plan treated as income; the value of the personal use of a vehicle supplied for company business; and the personal value of meals and club dues incurred for company business.

(6)
Mr. Nard assumed additional responsibilities as an executive officer of Old Republic effective June 1, 2005; Mr. Rager assumed additional responsibilities as an executive officer of Old Republic and its General Insurance Companies effective June 1, 2006.

(7)	Includes the vested amounts accrued under the RMIC Profit Sharing Plan, of which their was none in 2008 and 2009, and a minor amount attributed to a health program available to all RMIC employees.

(8)	Includes a $400,000 relocation bonus and $84,362 in relocation expenses paid to Mr. Rager in connection with his move to Old Republic’s Chicago executive offices in 2007.
Annual Salary
     Old Republic’s objective in establishing annual salaries is to set them at amounts which:
1) Are reasonably competitive in the context of prevailing salary scales in the insurance industry; and
2) Provide a fixed, reasonable source of annual income.

     The primary factors considered in varying degrees in establishing annual salaries are:
•	Business size and complexity of the operations with which the executive is associated;

•	The executive’s level of responsibility and experience;

•	The success of the executive’s business unit and evaluation of his or her contribution to that success.
     When making these evaluations prevailing salary scales in the insurance industry, the annual consumer price index, trends in salary levels in published or private compilations and reports, and data contained in the proxy statements of publicly held insurance organizations are taken into account. No formula, set benchmark or matrix is used in determining annual salary adjustments. The decision regarding each executive officer is subjectively based upon all of the above factors, with the Compensation Committee members exercising their business judgment in consultation with the CEO, as to executive officers other than the CEO himself. Old Republic believes its annual salary compensation level for executive officers is below the median for the insurance industry and its peer group.
     The salaries of the executive officers are reviewed on an annual basis during the first quarter of the year, and concurrently with a promotion or other significant change in responsibilities. Prior compensation, prior cash and/or deferred incentive awards, bonuses or prior gains from the exercise of stock options are not taken into account when setting current annual salaries for the CEO and other executive officers of Old Republic.
Incentive Awards and Bonuses
     Old Republic uses incentive awards, comprised of both cash and deferred amounts, as well as bonuses. Incentive awards and bonuses are intended to afford eligible executive officers and certain key associates, an opportunity and incentive to increase their compensation based on management’s and the Compensation committee’s review of their performance.
Performance Recognition Plans
     Under Old Republic’s Key Employee Performance Recognition Plan (KEPRP) a performance recognition pool is established each year for allocation among eligible key employees of Old Republic and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected by the Compensation Committee in consultation with the CEO and the President. The CEO recommends the allocation of the pool to participants in the plan and the Compensation Committee then makes the sole determination with regard to the CEO’s and President’s performance, eligibility and award from any remaining balance in the pool, and after deducting any pertinent earnings multiplier therefrom. Up to 50% of any one year’s pool amount may be carried forward for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Compensation Committee consults with the CEO and the President and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to Old Republic, their expected future contributions to Old Republic and other relevant factors. The Compensation Committee’s evaluation of all such factors is subjective and based on the business judgment of its members.
     Each year’s pool amount takes into account pre-established objectives approved by the Compensation Committee for return on equity and year over year growth in earnings. Calculation of the pool is made in accordance with a detailed formula affected by (a) the eligible participating employees’ annual salaries, (b) the current year’s earnings in excess of the prior year’s earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in Old Republic’s earnings per share, and (c) the latest year’s return on equity in excess of a minimum target return on equity equal to two times the mean of the five-year average post-tax yield on 10-year and 20-year U.S. Treasury Securities. The pool is limited to a percentage of plan participants’ aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year’s actual return on equity exceeds the minimum target return on equity for the year. There is no prescribed guaranty or limit as to how much of the year’s available pool may be awarded to each participant.
     Prior to 2007, there was an immediate payment in cash of 50% of any award, as well as 50% of the multiplier factor applied to the deferred balances of prior years’ participants; the balance of the award was deferred and vested at the rate of 10% per year of participation. Beginning in 2007, the first $25,000 of any award, including any multiplier applied to a deferred balance, is paid in cash. For awards in excess of that amount, 50% of the excess is paid in cash and 50% is deferred. The deferred balance, if any, is credited with interest at a rate approved annually by the Compensation Committee. Pursuant to the terms of the plan, participants become vested in their deferred account balances upon total and permanent disability, death, upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible or upon a change of control of Old Republic. Benefits are payable in a set number of equal installments, beginning no earlier than age 55, following termination of employment, death, disability, retirement or a change in control of Old Republic. Distributions for executive officers can begin no earlier than six months following their termination from service.
     In addition to the KEPRP, Old Republic also maintains a number of separate plans for several individual subsidiaries, or segments of business such as the Mortgage Guaranty and Title Insurance segments. Such plans provide for the achievement of certain financial results and objectives as to each such entity. Each of these plans operates in the same basic fashion as Old Republic’s Plan. The award pools for each plan are also established according to detailed formulas that take into account the increases in earnings, returns on equity in excess of a minimum target percentage, and other factors pertinent to each operating entity. Each separate subsidiary’s or operating center’s plan has a similar cash and deferred element, except for a few separate plans used for transaction-driven businesses, such as Title Insurance, which have historically been cash basis plans only.
     Incentive awards are typically granted annually during the first quarter of the year to eligible employees who are employed as of the award date. This follows the receipt of independent auditors’ reports on the financial statements of the preceding year, and an evaluation of any pertinent and significant post balance sheet events and business trends.

     The awards shown in the “Bonus” column of the preceding Summary Compensation Table for 2005 and 2006 were approved by the Compensation Committee following a review of the tangible factors cited at (a), (b), and (c) in the second paragraph of this section. As a result of the substantial decline in the earnings in 2007, 2008 and 2009 of Old Republic’s consolidated business and of its Mortgage Guaranty and Title Insurance segments in particular, no incentive awards or bonus payments were made to any of the policy-making executive officers responsible for the operations of Old Republic as a whole or the Mortgage Guaranty or Title Insurance units. In light of current business and financial conditions, the Compensation Committee, in consultation with the CEO and the President, has determined to suspend Old Republic’s KEPRP and certain other plans. The current policy of the Compensation Committee is to grant bonus awards, if any, to executive officers and other employees based upon a composite of Old Republic’s segmented results as well as their individual performance evaluations by senior executive officers.
     The following table sets forth certain information regarding non-qualified deferred compensation awards made to the persons listed in the Summary Compensation Table and shows the proforma balances of such accounts as of December 31, 2009. The individuals listed had no discretion as to whether they wished to defer any awards made to them by Old Republic and were not permitted to voluntarily make contributions of their own to Old Republic’s KEPRP. The amounts shown as contributed to the named persons’ accounts were based upon their performance for that year even though the award itself was made after year end following the receipt of the independent auditors’ reports on the financial statements of Old Republic, review of any significant post balance sheet events, and their continued employment. Similarly, the amount earned on prior year balances and the aggregate balances for these persons are presented as of the date coincident with the calculation and the making of awards in mid-March 2010.
Nonqualified Deferred Compensation

			Aggregate Deferred
	Old Republic’s	Aggregate Earnings	Balance as of
Name	Contributions 2009	2009	December 31, 2009
Aldo C. Zucaro	—	$40,748	$6,658,040
Karl W. Mueller	—	13,446	479,259
James A. Kellogg	—	18,821	1,487,647
Christopher S. Nard	—	31,916	2,233,336
R. Scott Rager	$155,000	51,152	1,994,675
Rande K. Yeager	—	—	—

Stock Option Awards
     Old Republic believes that its CEO, executive officers, and other employees, who make a substantial contribution to long-term performance, should have an equity interest in Old Republic. Old Republic has maintained a non-qualified stock option plan for key employees of Old Republic and its participating subsidiaries for several decades. The current Plan was approved by Old Republic’s shareholders in 2006 and replaced a similar non-qualified stock option plans that had been in place for more than twenty-five years. Pursuant to the existing Plan, as amended, the maximum number of shares available for grant is 14.5 million until the Incentive Plan terminates in 2016. All awards made after March 12, 2010 will reduce the 14.5 million shares authorized for future awards under the Plan.

     The objective of the plan is to encourage:
1)	an alignment of shareholder and employee interests,

2)	employee efforts to grow shareholder value, and

3)	a long-term commitment to Old Republic by participating employees.
     Accordingly, stock option grants have not been limited solely to the CEO, and executive officers but have been available to a number of Old Republic employees. The factors considered when making stock option awards include:
•	the achievements of the individual,

•	the overall performance of Old Republic,

•	the anticipated contributions of awardees to Old Republic’s future success.
     No formula, set benchmark or matrix is used in determining stock option awards. The relative significance of the above factors with respect to awards granted to the CEO and other executive officers is determined subjectively by the Committee using its business judgment, and in consultation with the CEO and the President. The aggregate number of option shares granted over the past five years to all employees, including the CEO, the other executive officers of Old Republic and all employees has ranged from 0.4% to 1.1% of the then outstanding Common Stock of Old Republic.
     Option awards are made once a year, usually during the first quarter following receipt of the independent auditors’ report on the financial statement for the preceding year. The Compensation Committee approves the total pool of option shares and the options granted to the CEO, and a number of the most senior executives of Old Republic and its subsidiaries. The options’ exercise price is the Fair Market Value of Old Republic’s Common Stock on the Grant Date. When making these awards the other sources of compensation for the participant, such as base salary and any other incentive awards, are taken into account so as to achieve a reasonable balance of cash and future income or value. The grant of options and their strike price are not linked to any company action such as the release of earnings and have typically occurred during March of each year.

     The following table sets forth certain information regarding options to purchase shares of Common Stock granted in 2009 to the executive officers listed in the Summary Compensation Table:

2009 Stock Option Grants

		All Other Option
		Awards:	Exercise or	Grant Date
	Grant	Number of Securities	Base Price	Fair Value of
Name	Date	Underlying Options	Of Option Awards	Option Award
Aldo C. Zucaro	—	—	—	—
Karl W. Mueller	3/25/09	15,000	$10.48	$13,116
James A. Kellogg	—	—	—	—
Christopher S. Nard	3/25/09	60,000	10.48	52,464
R. Scott Rager	3/25/09	10,000	10.48	8,744
Rande K. Yeager	3/25/09	20,000	10.48	17,488
     The purchase price per share of Common Stock subject to an option was fixed by the Compensation Committee. Such purchase price was the fair market value of Common Stock on the Grant Date.
     The term of each option was 10 years from the date of grant. Options are exercisable in accordance with the following vesting schedule: 10% at the end of the year of grant, and thereafter, annually at the rates of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. If the optionee dies, retires in good standing, after age 57, or becomes disabled, vesting acceleration occurs. In such cases and if a change in control of Old Republic occurs, vesting accelerates to the extent of the higher of 10% of the shares covered for each year of service by the optionee or the actual vested percentage plus 50% of the unvested remaining shares. All option shares granted prior to 2006 are now fully vested.
Exercises of Stock Options During 2009
     No stock options were exercised during 2009 by any of the executive officers named in the Summary Compensation Table.
Equity Compensation Plan Information
     The following table sets forth certain information regarding securities authorized for issuance under equity compensation plans as of year end 2009. Old Republic only has equity compensation plans that have been approved by Old Republic’s shareholders.

Equity Compensation Plan Status as of Year End 2009

	Number of		Number of securities
	securities to be		remaining available for
	issued upon exercise	Weighted-average	future issuance under equity
	of outstanding	exercise price of	compensation plans
	options, warrants	outstanding options,	(excluding securities
Plan Category	and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,781,176	$17.49	5,880,514

Equity compensation plans not approved by security holders	—	—	—

Total	15,781,176	$17.49	5,880,514

     The following table sets forth information regarding the unexercised options held by the persons listed in the Summary Compensation Table. This table shows the option exercise price for each exercisable and unexercisable option held by each individual and the date upon which each option expires.

Outstanding Equity Awards at Year End 2009

	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Aldo C. Zucaro	300,000	—	$14.36	03/21/11
	318,750	—	16.86	03/20/12
	346,875	—	14.37	03/19/13
	346,875	—	19.32	03/09/14
	112,500	—	18.41	04/11/15
	196,000	84,000	21.48	05/26/16
	90,000	110,000	21.77	03/13/17
	—	—	12.95	03/18/18
	—	—	10.48	03/25/19
Karl W. Mueller	37,500	—	20.02	03/09/14
	12,500	—	18.41	04/11/15
	24,500	10,500	21.48	05/26/16
	17,100	20,900	21.77	03/13/17
	6,250	18,750	12.95	03/18/18
	1,500	13,500	10.48	03/25/19
James A. Kellogg	4,219	—	6.40	03/22/10 (*)
	6,563	—	14.36	03/21/11
	7,500	—	16.86	03/20/12
	9,375	—	14.37	03/19/13
	25,000	—	19.32	03/09/14
	37,500	—	18.41	04/11/15
	42,000	18,000	21.48	05/26/16
	38,250	46,750	21.77	03/13/17
	—	—	12.95	03/18/18
	—	—	10.48	03/25/19
Christopher S. Nard	28,125	—	6.40	03/22/10 (*)
	65,625	—	14.36	03/21/11
	56,250	—	16.86	03/20/12
	75,000	—	14.37	03/19/13
	75,000	—	19.32	03/09/14
	53,125	—	18.41	04/11/15
	52,500	22,500	21.48	05/26/16
	27,000	33,000	21.77	03/13/17
	25,000	75,000	12.95	03/18/18
	6,000	54,000	10.48	03/25/19
R. Scott Rager	15,000	—	16.86	03/20/12
	27,500	—	19.32	03/09/14
	28,750	—	18.41	04/11/15
	32,900	14,100	21.48	05/26/16
	24,750	30,250	21.77	03/13/17
	9,375	28,125	12.95	03/18/18
	1,000	9,000	10.48	03/25/19
Rande K. Yeager	14,063	—	16.86	03/20/12
	18,750	—	19.32	03/09/14
	13,750	—	18.41	04/11/15
	10,500	4,500	21.48	05/26/16
	2,250	2,750	21.77	03/13/17
	7,500	22,500	12.95	03/18/18
	2,000	18,000	10.48	03/25/19

(*)	These options were exercised or lapsed during March 2010.

Pension Plans
     Old Republic maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (“ORI Employees Retirement Plan” or “Company Plan”) for eligible employees and those of participating subsidiaries who had been employed through year end, 2004. Persons whose employment commenced on or after January 1, 2005 are not eligible to participate in the Company Plan but may participate in Old Republic’s 401(k) ESSOP. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant’s “Final Average Monthly Earnings” (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest “Final Average Monthly Earnings”) multiplied by the participant’s years of service. Earnings include base salary and commissions, but exclude cash and deferred incentive compensation awards granted under Old Republic’s current or former KEPRP.
     Old Republic also maintains the Old Republic International Corporation Executive’s Excess Benefit Plan (“ORI Excess Benefit Plan”) to provide certain key executives with pension benefits in excess of those provided by the Company Plan because of legal limitations that cap benefit payments. The ORI Excess Benefit Plan is administered by the Compensation Committee of the Board of Directors, which selected the employees to participate in this plan from those who are participants in the Company Plan. Mr. Zucaro is the only listed executive officer who qualified for participation under the ORI Excess Benefit Plan, as this plan was closed to any additional participants as of December 31, 2004.
     Employees of the Old Republic National Title Group (“ORNTG”) who had been employed through year end 2003, participate in the Old Republic National Title Group Pension Plan (“ORNTG Plan”) instead of the Company Plan. The ORNTG Plan operates in the same basic fashion as Old Republic’s Plan except that benefits are calculated differently. The monthly benefit is 1.20% of the participants Final Average Monthly Earnings up to the Social Security Integration Level, and 1.75% of the amount in excess of that level, times the participant’s years of credited service limited to a maximum of 30 years. Employees who joined ORNTG on or after January 1, 2004 are ineligible to participate in the ORNTG’s Plan but may be eligible to participate in Old Republic’s 401(k) ESSOP.
     Mr. Nard did not participate in the Company Plan because employees of Republic Mortgage Insurance Company (“RMIC”) participate in the RMIC Profit-Sharing Plan instead of the Company Plan. Likewise, Mr. Rager does not participate in the Company Plan. He does, however, participate in the Great West Casualty Profit Sharing Plan and Old Republic’s ESSOP. These plans are described in the following section.

     The following table sets forth the present value of the estimated benefits payable to an employee:
Pension Benefits

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit (1)	Fiscal Year
Aldo C. Zucaro	ORI Employees Retirement Plan	32.4	$1,306,188	—
	ORI Excess Benefit Plan	32.4	2,863,938	—
Karl W. Mueller	ORI Employees Retirement Plan	4.3	70,286	—
James A. Kellogg	ORI Employees Retirement Plan	32.8	866,018	—
Christopher S. Nard	None	—	—	—
R. Scott Rager	None	—	—	—
Rande K. Yeager	ORNTG Pension Plan	22.6	711,605	—

(1)	The present value of accumulated benefits payable following assumed retirement is calculated using interest and mortality assumptions consistent with those used for financial reporting purposes with respect to the companies’ audited financial statements. No discount is assumed for separation prior to retirement due to death, disability or termination of employment. The amount shown is based upon accrued service through year end 2009.
Employees Savings and Stock Ownership Plan
     Under Old Republic’s 401(k) qualified ESSOP, employees’ savings, up to a maximum of 6%, are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in Old Republic’s average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is made. Old Republic’s matching contribution applies to annual compensation up to a maximum of $150,000. For the year 2009, Old Republic’s match was set at 20% by this formula. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase Old Republic’s Common Stock as an investment option. Employer contributions are invested exclusively in the stock of Old Republic. Prior to 2007 employees over age 55 and with 10 years of service credited under the Plan could diversify a portion of the employer’s contributions out of Old Republic’s stock and into alternative investments based on their age and years of service with Old Republic. For the year 2007 and in each subsequent year, employees with three or more years of service as of the prior years’ end (“three years of service”) may diversify the annual contribution of Old Republic’s stock into alternative investments. Further, employees with three years of service may also diversify all of the prior contributions of Old Republic’s stock at any time. The alternative investment choices include a number of publicly traded stock and bond mutual funds. Employees may also change their investments from the alternate investments permitted into investments in Old Republic’s stock. However, the number of times an employee may change their investments into or out of Old Republic’s stock is annually limited. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% a year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement and are subject to minimum distribution requirements set out in Treasury regulations under the Internal Revenue Code. At the election of the participant, benefits derived from employer contributions are payable either in cash or Old Republic’s Common Stock.

     Mr. Nard participates in Old Republic’s ESSOP as well as in the RMIC Profit Sharing Plan, a 401(k) qualified plan. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC’s Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. There was no contribution made by RMIC in 2008 or 2009 based upon RMIC’s performance in 2008 and 2007. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase Old Republic’s Common Stock as an investment option. RMIC Profit Sharing Plan participants’ interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant’s election.
     Mr. Rager participates in Old Republic’s ESSOP as well as in the GWC Profit Sharing Plan, The GWC Profit Sharing Plan is a 401(k) qualified plan that covers substantially all employees of GWC and its affiliates. Under the terms of the Plan, employees may contribute up to 15% of their pay on a pretax basis. Contributions are subject to an annual maximum (set at $16,500 in 2009) which increases annually to reflect changes in the cost of living. GWC matches 25% of the employees first 6% of contributions and at the discretion of GWC’s Board of Directors may make additional contributions as determined annually. Employees’ share in discretionary contributions on a proportional basis according to their earnings. Employees’ contributions are invested, at the employees’ direction, in a number of publicly traded mutual funds and employees may elect to purchase Old Republic’s Common Stock as an investment option. GWC Profit Sharing Plan participants’ interest vests in increments of 20% of Old Republic’s contributions after two years of service and are 100% vested after six years of service. Benefits are payable upon normal retirement at age 65 and earlier upon death or permanent disability. Upon retirement a participant may elect a lump sum distribution or a direct rollover into an Individual Retirement Account.
Other Benefits
     Old Republic’s philosophy on compensation does not encompass the disbursement of significant values by way of perquisites or personal benefits to its executive officers and other associates. Such benefits, as are in fact provided, include the personal value attributed to the use of company supplied automobiles, the personal value of club memberships, and the value of personal meals. The value of these benefits to the CEO, CFO and other listed executive officers are shown in the “All Other Compensation” column of the Summary Compensation Table shown elsewhere in this proxy statement/prospectus. Old Republic and most of its subsidiaries provide other employment benefits that are generally available to most other employees and include: 401(k) and profit sharing plans based on each subsidiary’s or operating unit’s profitability; group life insurance plans; group health insurance plans; paid holidays and vacations.
Change of Control, Severance or Retirement
     None of the executive officers have employment contracts, and all are considered “at-will” employees of Old Republic. Further, Old Republic has no change of control or severance agreements such as “golden parachutes” in place for any of its executive officers. However, the benefit plans referred to above would be affected, in limited ways, by a change of control of Old Republic. Such an event would not result in additional compensation or benefits being paid to any executive officer or employee for Old Republic. Rather, the effect would be to accelerate the vesting of benefits under these plans and require the immediate payment of all deferred balances under Old Republic’s Performance Recognition Plans.
     The above notwithstanding, Old Republic and its Board of Directors retain the right to enter into employment contracts or institute golden parachute and similar benefits for a number of its executives and other key associates immediately, and at any time circumstances may warrant, to protect Old Republic’s business interests. There is no assurance, however, that any of the selected executives would agree to such contracts.
Financial Restatement
     Old Republic has adopted a policy that it will, to the extent permitted by law, attempt to recover bonuses, deferred compensation and stock option awards made to executive officers where such awards were predicated upon financial results that were subsequently the subject of a restatement resulting from any benefiting executive’s illegal or fraudulent actions. Where applicable, Old Republic will seek to recover any amount determined to have been inappropriately received by the individual executive.
Tax Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that Old Republic may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. In light of the above rule, Old Republic has not adopted any policy with respect to compensation in excess of $1,000,000 being paid to executive officers.
Stock Ownership Guidelines
     Old Republic encourages all its employees to own Old Republic Common Stock directly or through employee benefit plans such as its 401(k) ESSOP. All of its senior executive officers and directors own shares of Old Republic’s stock. The table under the heading “Old Republic Principal Holders of Securities” shows the nature and amount of such holdings.
     Old Republic has an equity ownership policy for its directors and senior officers. Pursuant to this policy, directors are required to acquire holdings in Old Republic’s Common Stock with a value of at least $250,000. This policy allows new directors three years during which to acquire such ownership with the valuation of such stock based upon the greater of current market value attained at any point in time or the original acquisition cost. All of Old Republic’s directors currently hold in excess of this requirement. For the most senior officers of Old Republic, the recommended value of Common Stock ownership is based upon the following multiples of the officer’s base salary:

CEO of Old Republic	6 times
President of Old Republic	4 times
Certain other senior officers of Old Republic and its subsidiaries	1.5 times
     The value of all shares of Old Republic Common Stock owned directly or held in employee benefit accounts by such officers together with the value of deferred compensation accounts are considered in meeting these objectives. Newly elected senior officers have five years to meet the pertinent requirement. Senior officers who are promoted to a position that suggests additional ownership of Old Republic’s Common Stock have three years from such promotion to meet the applicable requirement.

OLD REPUBLIC PRINCIPAL HOLDERS OF SECURITIES
     The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the common stock of Old Republic; (ii) each director and named executive officer of Old Republic; and (iii) all directors and executive officers, as a group: (a) the total number of shares of Old Republic common stock beneficially owned as of June 9, 2010 (b) the percent of the class of stock so owned as of the same date and (c) the percent of the class of stock so owned if the Merger is completed:

		Amount and		Percent	Percent of Class
		Nature of		of	Following
		Beneficial		Class	the Merger
Title of Class	Name of Beneficial Owner	Ownership		(*)	(*)
Common Stock

Shareholders’	Franklin Resources, Inc.	19,378,056	(1)	8.1	7.4
beneficial	One Franklin Parkway
ownership of more	San Mateo, California 94403-1906
than 5% of the
Common Stock	JP Morgan Chase & Co.	18,974,881	(1)	7.9	7.3
	270 Park Avenue
	New York, New York 10017

	FMR LLC	17,303,458	(1)	7.1	6.6
	82 Devonshire Street
	Boston, Massachusetts 02109

	Old Republic International	15,446,633	(2)	6.4	5.9
	Corporation
	Employees Savings and Stock
	Ownership Trust
	307 N. Michigan Avenue
	Chicago, Illinois 60601

	Black Rock, Inc.	13,548,415	(1)	5.6	5.6	(12)
	40 East 52nd Street
	New York, New York 10022

	Franklin Mutual Advisors, LLC.	12,747,567	(1)	5.3	4.9
	101 John F Kennedy Parkway
	Short Hills, New Jersey 07078

			Shares	Other
		Shares	Held by	Shares				Percent
		Subject	Employee	Beneficially				of Class
	Name of	to Stock	Plans	Owned			Percent	Following the
Common Stock	Beneficial Owner	Options (*)	(*)(2)(3)	(*)(4)	Total		of Class (*)	Merger (*)
Directors’ and executive officers’ beneficial ownership	Harrington Bischof Jimmy A. Dew	— 462,000	— 190,960	33,260 562,899	33,260 1,215,848	(5) (6)	** 0.5	** 0.5
	John M. Dixon	—	—	18,199	18,199		**	**
	James A. Kellogg	166,188	42,788	388,462	597,438		0.2	0.2
	Leo E. Knight, Jr.	—	—	23,181	23,181		**	**
	Karl W. Mueller	99,350	3,111	6,242	108,703		**	**
	Christopher S. Nard	435,500	10,841	24,170	470,511		0.2	0.2
	R. Scott Rager	139,275	38,561	2,670	180,506		**	**
	William A. Simpson	556,688	—	548,040	1,104,728	(7)	0.5	0.4
	Arnold L. Steiner	—	—	826,438	826,438	(8)	0.3	0.3
	Fredricka Taubitz	—	—	22,681	22,681		**	**
	Charles F. Titterton	—	—	23,187	23,187	(9)	**	**
	Dennis Van Mieghem	—	—	14,050	14,050	(10)	**	**
	Steven R. Walker	—	—	34,340	34,340	(11)	**	**
	Rande K. Yeager	68,813	22,248	9,688	100,749		**	**
	Aldo C. Zucaro	1,711,000	403,458	1,063,101	3,177,559		1.3	1.2
	executive officers and directors, as a group (18)	3,720,814	750,710	3,609,733	8,081,257		3.3	3.1

*
Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

**	Less than one-tenth of one percent.

(1)
Reflects the number of shares shown in the most recent Schedule 13G filings with the Securities and Exchange Commission through February 15, 2010. Franklin Resources, Inc. reports that Franklin Advisory Services, LLC and Franklin Templeton Advisors, Inc. have sole voting power for 18,270,832 and 920,539 shares, respectively, and sole dispositive power for 18,457,432 and 920,539 shares, respectively; JP Morgan Chase & Co. reports that it has sole and shared voting power for 16,290,855 and 1,657,173 shares, respectively, and sole and shared dispositive power for 17,313,433 and 1,661,448 shares, respectively; FMR LLC reports its subsidiary, Strategic Advisors, Inc., has sole voting and dispositive power for 919,300 shares and its subsidiary, Fidelity Management & Research Company, has sole dispositive power for 16,384,158 shares; Black Rock, Inc. reports that it has sole voting and dispositive power for all share reported; Franklin Mutual Advisors, LLC reports it has sole voting and dispositive power for all shares reported.

(2)
Reflects the number of shares held as of February 1, 2010. Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan (“ESSOP”), a participant is entitled to vote Old Republic stock held by the ESSOP, the shares of which have been allocated to the participant’s account. The Executive Committee of Old Republic, pursuant to the ESSOP, is authorized to vote Old Republic stock held by the ESSOP until such time as the shares of such stock has been allocated to a participant’s account or where a participant fails to exercise his or her voting rights. Additionally, the Executive Committee may be deemed to have sole investment power with respect to unallocated stock and shared power for allocated stock held by the ESSOP. The Executive Committee is composed of Messrs. Bischof, Dixon, Steiner and Zucaro. The Trustees for the Trust established by the ESSOP are Messrs. LeRoy, Mueller, Rager and Zucaro. In addition to the ESSOP, the Old Republic International Employees Retirement Plan and two other retirement plans of subsidiaries hold an aggregate of 2,280,000 shares of Old Republic’s stock, not included in this table, for which the voting of these shares are controlled, directly or indirectly in a fiduciary capacity, by the Executive Committee. Also, American Business & Personal Insurance Mutual, Inc. (ABPIM) and its subsidiary Inter Capital Group, Inc. own 2,132,873 shares of Old Republic’s stock, not included in this table. ABPIM’s directors and senior officers are also executive officers of Old Republic.

(3)
Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or executive officer as a participant in the ESSOP or other Profit Sharing Plans sponsored by subsidiaries. Excludes those shares for which the director or executive officer may be deemed to have investment and voting power as a result of being a member of the Executive Committee. Includes shares of Old Republic’s stock held by the RMIC Profit Sharing Plan for Mr. Dew and shares of Old Republic’s stock held by the Great West Casualty Corporation Profit Sharing Plan for Mr. Rager.

(4)
Includes the number of shares of Common Stock that the following listed persons would receive upon converting their holdings of Old Republic’s 8% Senior Notes. Mr. Bischof — 13,021; Mr. Dew — 17,361; Mr. Dixon — 2,170; Mr. Kellogg — 8,681; Mr. Knight — 8,681; Mr. Mueller — 2,064; Mr. Nard — 2,170; Mr. Rager — 2,170; Mr. Simpson — 26,042; Ms. Taubitz — 8,681; Mr. Titterton — 1,910; Mr. Walker — 4,340; Mr. Zucaro — 13,021.

(5)	Includes 8,437 shares held in trust for Mr. Bischof’s benefit.

(6)	Includes 209,471 shares owned by Mr. Dew’s wife.

(7)	Includes 134,648 shares owned by Mr. Simpson’s wife and 40,792 held in an IRA trust for Mr. Simpson’s benefit.

(8)
Includes 270,237 shares owned by Mr. Steiner directly, 465,000 shares held in trust for Mr. Steiner’s children, for which he is a co-trustee, and 91,201 shares held by the Steiner Foundation for which Mr. Steiner disclaims beneficial ownership.

(9)	Includes 5,079 shares held in IRA and SEP-IRA trusts for Mr. Titterton’s benefit.

(10)	Includes 1,250 shares owned by Mr. Van Mieghem’s wife and 6,125 shares held in an IRA trust for Mr. Van Mieghem’s benefit.

(11)	Includes 17,925 shares held in IRA and SEP-IRA trusts for Mr. Walker’s benefit and 9,000 shares held by his wife.

(12)
Based on the conversion of 1,891,984 shares of PMA class A common stock of owned by Black Rock, Inc. as reflected in a Schedule 13G on January 29, 2010 (over which Black Rock, Inc. reported that it had sole voting and dispositive power) into 1,040,591 shares of Old republic common stock in the Merger assuming an exchange ratio of 0.55.

DESCRIPTION OF OLD REPUBLIC CAPITAL STOCK
     When Old Republic and PMA complete the Merger, PMA shareholders will become Old Republic shareholders. The following is a description of Old Republic’s capital stock and the Old Republic common stock to be issued in the Merger. The following is only a summary of certain provisions of Old Republic’s Restated Certificate of Incorporation (“Old Republic’s certificate of incorporation”). Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of Old Republic’s certificate of incorporation, which is incorporated by reference as exhibit 3(A) to Old Republic’s registration statement on Form S-4 of which this proxy statement/prospectus is a part.
Authorized Old Republic Stock
     Under Old Republic’s certificate of incorporation, Old Republic has authority to issue 675,000,000 shares of capital stock divided into three classes. Old Republic has authority to issue 500,000,000 shares of common stock, par value $1.00 per share, 100,000,000 shares of class B common stock, par value $1.00 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share. The class B common stock is identical to the common stock, except that it carries only 1/10th of a vote.
Old Republic Common Stock
     As of June 9, 2010, 241,044,743 shares of Old Republic common stock were issued and outstanding. Additional shares of Old Republic’s existing authorized common stock are expected to be issued by Old Republic and payable to PMA shareholders in connection with the Merger. No shares of Old Republic class B common stock are issued and outstanding.
     The outstanding shares of Old Republic common stock are, and the shares of Old Republic common stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. Each holder of Old Republic common stock is entitled to one vote for each share held of record on all matters submitted to a vote of Old Republic’s shareholders and is not entitled to preemptive rights. Old Republic’s common stock is neither redeemable nor convertible into other securities and there are no sinking fund provisions.
     Subject to the preferences applicable to any shares of Old Republic preferred stock outstanding at the time, holders of Old Republic common stock are entitled to dividends when and as declared by Old Republic’s board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.
Old Republic Preferred Stock
     Old Republic’s board of directors, without further shareholder authorization, may issue from time to time up to 75,000,000 shares of preferred stock, par value $0.01 per share. Old Republic’s certificate of incorporation designates 10,000,000 shares of preferred stock as series A junior participating preferred stock and 1,500,000 shares of preferred stock as series G-3 convertible preferred stock. As of June 9, 2010, no shares of any series of Old Republic preferred stock were issued and outstanding.

     Generally. Preferred stock may be issued from time to time in one or more series with or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions thereof, as shall be stated and expressed in Old Republic’s certificate of incorporation or any amendment thereof or in any designation approved by Old Republic’s board of directors for the purpose of establishing any such series of Old Republic preferred stock. Shareholders do not have any pre-emptive rights with respect to any of the presently authorized but unissued shares of Old Republic preferred stock. All shares of Old Republic preferred stock will, if issued, be fully paid and non-assessable.
     Series A Junior Participating Preferred Stock. A description of Old Republic’s series A junior participating preferred stock is set forth below under “Certain Charter Provisions and Other Agreements — Rights Agreement.”
     Series G-3 Convertible Preferred Stock. If issued, each share of series G-3 convertible preferred stock will be entitled to one vote and shall be voted along with any other shares of Old Republic capital stock entitled to vote as one class. The shares of series G-3 convertible preferred stock will rank senior to Old Republic’s common stock, class B common stock and series A convertible preferred stock.
     The holders of series G-3 convertible preferred stock will be entitled to receive preferential cumulative cash dividends, when and as declared by Old Republic’s board of directors out of funds legally available therefore, at an annual rate, based upon $19.59 per share (subject to adjustment). In the event of liquidation, the holders of the series G-3 convertible preferred stock will be entitled to a cash payment in a per share amount equal to 95% of the book value per share of the Old Republic common stock plus a sum equal to all dividends on the shares of series G-3 convertible preferred stock accrued and unpaid on the date of the final distribution, but no further payments.
     Each share of series G-3 convertible preferred stock may be converted at any time after six months following issuance at the holder’s option into shares of Old Republic common stock at a rate of .95 shares of Old Republic common stock for each share of series G-3 convertible preferred stock. Old Republic may also elect to convert the shares of series G-3 convertible preferred stock in certain situations at a rate of .95 shares of Old Republic common stock for each share of series G-3 convertible preferred stock or redeem the shares of series G-3 convertible preferred stock at a redemption price of $19.59 per share (subject to certain adjustments). The shares of series G-3 convertible preferred stock will not be transferable other than by will or under the laws of descent and distribution, subject to Old Republic’s right to redeem any shares of series G-3 convertible preferred stock so transferred.
Certain Charter Provisions and Other Agreements
     Old Republic’s certificate of incorporation and by-laws and certain other agreements to which Old Republic is a party contain certain provisions, described below, that could delay, defer or prevent a change in control of Old Republic if the board of directors determines that such a change in control is not in the best interests of Old Republic and its shareholders and could have the effect of making it more difficult to acquire Old Republic or remove incumbent management.
     Charter and By-Law Provisions. The terms of the authorized series of Old Republic’s preferred stock and the power in the board of directors to issue additional shares of preferred stock, common stock and class B common stock without shareholder approval could render more difficult or discourage a merger, tender offer or proxy contest for assumption of control by a holder of Old Republic’s securities.
     Old Republic’s certificate of incorporation requires the approval of holders of 80% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class for (i) a merger or consolidation of Old Republic with, (ii) the sale, lease, exchange, mortgage, pledge or other disposition of all, substantially all, or any substantial part (as defined) of the assets of Old Republic or a subsidiary to, or (iii) the transfer of a substantial amount (as defined) of securities of Old Republic in exchange for the securities or assets of, any other person, firm, corporation or other entity, other than a subsidiary of Old Republic. This requirement does not apply if Old Republic’s board of directors approves the transaction under certain circumstances. This provision of the Restated Certificate of Incorporation cannot be amended or repealed except by a vote of 80% of the outstanding shares of all classes of Old Republic stock entitled to vote in the election of directors, such shares to be considered as one class.
     Old Republic’s certificate of incorporation prohibits any merger or certain other business combinations to be effected between Old Republic and any person or entity that owns more than 10% of Old Republic’s outstanding stock entitled to vote (an “Acquiring Entity”) unless it is approved by the holders of not less than 66 2/3% of the outstanding shares of all classes of stock entitled to vote in the election of directors considered as one class (other than shares beneficially owned by the Acquiring Entity) or is approved unanimously by Old Republic’s board of directors or is in compliance with certain other conditions. The conditions specified include a requirement that the price to be paid to the remaining shareholders of Old Republic in cash or securities be not less than the greatest of: (i) the highest price paid by the Acquiring Entity for its stock in Old Republic, (ii) a price that reflects the same premium over market price paid by the Acquiring Entity to other shareholders of Old Republic, (iii) a price that is equal to the book value of Old Republic’s common stock, and (iv) a price that reflects the same earnings multiple at which the Acquiring Entity’s stock is selling. This provision of Old Republic’s certificate of incorporation cannot be amended except by a vote of 66 2/3% of the outstanding shares of all classes of stock of Old Republic entitled to vote in the election of directors, such shares to be considered as one class, excluding stock of which an Acquiring Entity, if any, is the beneficial owner.
     Pursuant to Old Republic’s certificate of incorporation, directors of Old Republic are divided into three classes and elected to serve staggered three-year terms. Under Delaware law, directors serving staggered terms can be removed from office only for cause. Additionally, special meetings of Old Republic’s shareholders, for any purpose may be called by the president and must be called by the president or secretary at the request in writing of a majority of Old Republic’s board of directors, or at the request in writing of shareholders owning a majority in amount of the entire capital stock of Old Republic issued and outstanding and entitled to vote.

     Rights Agreement. On November 19, 2007, Old Republic’s board of directors amended and restated the terms of its rights agreement. Each right, as amended, when it becomes exercisable, entitles the registered holder to purchase from Old Republic one one-hundredth of a share of series A junior participating preferred stock of Old Republic at a price of $100 per one-hundredth of a share of series A junior participating preferred stock (the “Purchase Price”), subject to adjustment.
     The rights become exercisable upon the earlier to occur of (i) the public announcement that a person has acquired beneficial ownership of 20% or more of the outstanding shares of Old Republic common stock (an “Acquiring Person”); or (ii) 10 days following the commencement of a tender offer or exchange offer the consummation of which would result in a person becoming an Acquiring Person. The rights will expire at the close of business on June 26, 2017, unless earlier redeemed by Old Republic.
     In the event that any person becomes an Acquiring Person, each holder of a right will thereafter have the right to receive, upon exercise and payment of the purchase price, that number of shares of Old Republic common stock or one-hundredths of a share of series A junior participating preferred stock (or, in certain circumstances, other securities of Old Republic) having a value (immediately prior to such triggering event) equal to two times the exercise price of the right until the earliest of (i) June 26, 2017, (ii) the redemption of the rights, or (iii) the exchange of the rights for Old Republic common stock.
     In the event that, (i) Old Republic merges with an Acquiring Person or merges with any other person in which merger all holders of Old Republic common stock are not treated alike, or (ii) more than 50% of Old Republic’s assets or earning power is sold or transferred, to an Acquiring Person, or, to any other person if in such transaction all holders of Old Republic common stock are not treated alike, then each holder of a right shall have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.
     Shares of series A junior participating preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A junior participating preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 100 times the dividend declared per share of Old Republic common stock. In the event of liquidation, the holders of the series A junior participating preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share; thereafter, and after the holders of Old Republic common stock receive a liquidation payment of $1.00 per share, the holders of the series A junior participating preferred stock and the holders of Old Republic common stock will share the remaining assets in the ratio of 100 to 1 (as adjusted) for each share of series A junior participating preferred stock and Old Republic so held, respectively.
     Each one-one hundredth share of the series A junior participating preferred stock will be entitled to one vote and shall be voted with the Old Republic common stock as one class. In the event of any merger, consolidation or other transaction in which the Old Republic common stock is exchanged, each share of series A junior participating preferred stock will be entitled to receive 100 times the amount received per share of Old Republic common stock. In the event that the amount of accrued and unpaid dividends on the series A junior participating preferred stock is equivalent to six full quarterly dividends or more, the holders of the series A junior participating preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of Old Republic common stock until all cumulative dividends on the series A junior participating preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.
8.00% Convertible Senior Notes due 2012
     In 2009, Old Republic obtained gross proceeds of $316.25 million through a public offering of 8.00% convertible Senior Notes due in 2012. The notes bear interest at a rate of 8.00% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2009. The notes will mature on May 15, 2012.
     Holders may convert their notes at their option into shares of Old Republic common stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially be 86.8056 shares of Old Republic common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $11.52 per share of Old Republic common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest.
     Set forth below are certain additional terms of the notes:
•
Following certain corporate transactions that occur prior to the maturity date, Old Republic will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

•	Old Republic may not redeem the notes prior to the maturity date of the notes.

•
If Old Republic undergoes a fundamental change, holders may require Old Republic to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

     The notes will be Old Republic’s senior unsecured obligations and will rank:
•	senior in right of payment to Old Republic’s existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to Old Republic’s existing and future unsecured indebtedness that is not so subordinated;

•	junior in right of payment to any of Old Republic’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness and liabilities incurred by Old Republic’s subsidiaries.

     The notes are not listed on any securities exchange.
     The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by all of the provisions of the indenture between Old Republic and Wilmington Trust Company, as trustee, dated as of August 15, 1992, as supplemented by a supplemental indenture between Old Republic and Wilmington Trust Company, as trustee, dated as of April 29, 2009.

PMA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of PMA Class A Common Stock
     Directors and Executive Officers. The following table shows, as of June 23, 2010, the number of shares and percentage of PMA class A common stock beneficially owned by (i) each director; (ii) each executive officer; and (iii) executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person.

	Class A Common Stock
Name of Beneficial Owner	Beneficially Owned		Percent of Class(1)

Peter S. Burgess	34,009		*
Patricia A. Drago	21,533		*
J. Gregory Driscoll	24,972		*
Charles T. Freeman	32,244		*
James C. Hellauer	29,010	(2)	*
Richard Lutenski	34,009		*
John D. Rollins	24,705		*
Neal C. Schneider	112,756	(3)	*
Vincent T. Donnelly	719,128	(4)	2.2%
John Santulli, III	38,148	(5)	*
Anthony J. Ciofani	30,297	(6)	*
Stephen L. Kibblehouse	5,000		*
John M. Cochrane	18,849	(7)	*
All executive officers and directors as a group (13 persons)	1,124,660	(8)	3.4%

*	Less than 1%

(1)	Based on 32,282,340 shares of PMA class A common stock outstanding as of June 23, 2010.

(2)	Includes 2,000 shares of PMA class A common stock held to an irrevocable trust for which Mr. Hellauer’s wife serves as trustee.

(3)	Includes options to purchase 12,987 shares of PMA class A common stock that are exercisable or will become exercisable within 60 days of June 23, 2010 under PMA’s equity incentive plans.

(4)
Includes options to purchase 583,259 shares of PMA class A common stock that are exercisable or will become exercisable within 60 days of June 23, 2010 under PMA’s equity incentive plans and 2,740 shares held in the Retirement Savings Plan as of June 23, 2010.

(5)	Includes options to purchase 20,511 shares of PMA class A common stock that are exercisable or will become exercisable within 60 days of June 23, 2010 under PMA’s equity incentive plans.

(6)
Includes options to purchase 18,023 shares of PMA class A common stock that are exercisable or will become exercisable within 60 days of June 23, 2010 under PMA’s equity incentive plans and 3,140 shares held in the Retirement Savings Plan as of June 23, 2010.

(7)	Includes options to purchase 7,013 shares of PMA class A common stock that are exercisable or will become exercisable within 60 days of June 23, 2010 under PMA’s equity incentive plans.

(8)
Includes options to purchase 641,793 shares of PMA class A common stock that are exercisable or will become exercisable within 60 days of June 23, 2010 under PMA’s equity incentive plans and 5,880 shares of PMA class A common stock held in the Retirement Savings Plan as of June 23, 2010.

     Five Percent Shareholders. The following table shows those shareholders known to us to beneficially own more than 5% of the outstanding shares of PMA class A common stock as of June 23, 2010.

	Class A Common Stock
Name and Address of Beneficial Owner	Beneficiary Owned		Percent of Class(1)

Donald Smith & Co., Inc.	3,215,327	(2)	9.96%
152 West 57th Street New York, New York 10019

Dimensional Fund Advisors LP	2,729,280	(3)	8.45%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

NWQ Investment Management Company, LLC	2,413,442	(4)	7.48%
2049 Century Park East, 16th Floor Los Angeles, California 90067

BlackRock, Inc.	1,891,984	(5)	5.86%
40 East 52nd Street New York, New York 10022

(1)	Based on 32,282,340 shares of PMA class A common stock outstanding as of June 23, 2010.

(2)
Based solely on a Schedule 13G, filed on February 11, 2010. Donald Smith & Co., Inc. (“DS&C”) reported that it has sole voting power over 2,847,313 shares of PMA class A common stock and sole dispositive power over 3,215,327 shares of PMA class A common stock. Due to the dispositive power over the shares of PMA class A common stock, DS&C may be deemed to beneficially own such shares, which DS&C reported are owned by clients of DS&C.

(3)
Based solely on a Schedule 13G, filed on February 8, 2010. Dimensional Fund Advisors LP (“DFA”) reported that it has sole voting power over 2,718,930 shares of PMA class A common stock and sole dispositive power over 2,729,280 shares of PMA class A common stock. Due to the dispositive power over the shares of PMA class A common stock, DFA may be deemed to beneficiary own such shares, which DFA reported are owned by certain investment companies and certain commingled group trusts and separate accounts for which DFA serves an investment advisor or investment manager. DFA disclaims beneficial ownership of such shares.

(4)
Based solely on a Schedule 13G, filed on February 12, 2010. NWQ Investment Management Company, LLC (“NWQ”) reported that it has sole voting power over 2,046,907 share of PMA class A common stock and sole dispositive power of 2,413,442 shares of PMA class A common stock. Due to the dispositive power over the shares of PMA class A common stock, NWQ may be deemed to beneficiary own such shares, which NWQ reported are owned by clients of NWQ.

(5)	Based solely on a Schedule 13G, filed on January 29, 2010. BlackRock, Inc. reported that it has sole voting and dispositive power over 1,891,984 shares of PMA class A common stock.

COMPARISON OF RIGHTS OF OLD REPUBLIC SHAREHOLDERS AND PMA SHAREHOLDERS
     Old Republic is a Delaware corporation subject to the provisions of the DGCL. PMA is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law (“PBCL”). Upon the completion of the merger, all outstanding shares of PMA class A common stock will be converted into the right to receive the merger consideration, which consists of Old Republic common stock. Therefore, upon the completion of the merger, the rights of the former PMA shareholders will be governed by Delaware law, Old Republic’s certificate of incorporation, and Old Republic’s bylaws.
     The following discussion is a summary of the current rights of PMA shareholders and the current rights of Old Republic shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the PBCL and the other governing documents which are referenced in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholder of PMA and a shareholder of Old Republic. Old Republic and PMA have filed with the SEC their respective governing documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find More Information” below.

Old Republic International
PMA Capital Corporation	Corporation

Authorized and Outstanding Capital Stock

The total authorized number of shares of all classes of capital stock of PMA is 62,000,000 shares. Of this, 60,000,000 shares are par value $5.00 class A common stock and 2,000,000 shares are par value $0.01 preferred stock, of which 60,000 shares are designated as series A junior participating preferred stock.

At June 23, 2010, 32,282,340 shares of class A common stock and no shares of series A junior participating preferred stock were issued and outstanding.

The total authorized number of shares of all classes of capital stock of Old Republic is 675,000,000 shares. Of this, 500,000,000 shares are par value $1.00 common stock, 100,000,000 shares are par value $1.00 class B common stock and 75,000,000 shares are par value $0.01 preferred stock, of which 10,000,000 shares are designated as series A junior participating preferred stock and 1,500,000 shares are designated as series G-3 convertible preferred stock.

At June 9, 2010, 241,044,743 shares of common stock and no shares of class B common stock, series A junior participating preferred stock or series G-3 convertible preferred stock were issued and outstanding.

In addition, Old Republic has $316.25 million of 8.00% convertible senior notes due 2012 outstanding.

Voting Rights of PMA Class A Common Stock

General. Each holder of PMA class A common stock is entitled to one vote for each share of such stock held of record and may not cumulate votes for the	General. Following the merger, former holders of PMA class A common stock that receive Old Republic common stock will be entitled to one vote per share of

Old Republic International
PMA Capital Corporation	Corporation

election of directors.	Old Republic common stock.

Merger or Consolidation. Under the PBCL, the consummation of a merger requires the approval of a majority of the board of directors of a corporation and, except where the approval of shareholders is unnecessary, the approval of a majority of the votes cast by all shareholders entitled to vote thereon. Under the PBCL, a sale of all or substantially all of PMA’s assets would require the approval of the board of directors and the affirmative vote of a majority of all of the votes cast by shareholders entitled to vote thereon.

Business Combinations. Generally under the PBCL there is a five year moratorium on business combinations between a corporation and any interested shareholder (a shareholder holding at least 20% of PMA’s voting stock), subject to certain exceptions involving board and/or shareholder approval. PMA’s articles of incorporation specifically excludes portions of the PBCL pertaining to control transactions, business combinations, control share acquisitions and disgorgement of profits in certain corporate takeover scenarios.

Merger or Consolidation. Old Republic’s certificate of incorporation requires a greater vote of shareholders for authorization of a merger or consolidation than that generally required by the DGCL. Under Old Republic’s certificate of incorporation, the affirmative vote of holders of 80% of the outstanding shares of all classes of stock entitled to vote in elections of directors taken together is required to approve a merger or consolidation, the sale of all, substantially all or any substantial part of Old Republic’s assets or the issuance or transfer of any substantial amount of Old Republic securities to 10% holders of Old Republic securities.

Business Combinations. Old Republic’s certificate of incorporation also imposes additional restrictions upon “business combinations” with “interested shareholders” on top of those imposed by Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in a business combination with an interested shareholder within three years after the shareholder becomes an interested shareholder by acquiring 15% of Old Republic’s voting stock. Under Old Republic’s certificate of incorporation, if within ten years of becoming 10% holder, such holder seeks to complete a business combination with Old Republic, the affirmative vote of holders of 66-2/3% of the outstanding shares of all classes of stock entitled to vote in elections of directors taken together is required to approve such business combination, subject to certain conditions and exceptions.

Directors

General. PMA’s bylaws provide that the total number of PMA directors will be not less than nine nor more than fifteen, divided into three classes as nearly equal as possible and serving three-year terms. Currently, PMA has nine directors.

Election and Vacancies. Each holder of PMA class A common stock is entitled to one vote for each share of such stock held of record and may not cumulate votes for the election of directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a shareholder meeting and entitled to vote. PMA’s bylaws provide that any vacancies in the board of directors will be filled by a majority vote of those directors remaining.

General. Old Republic’s by-laws provide that the total number of Old Republic directors will be not less than nine nor more than fifteen, divided into three classes as nearly equal as possible and serving three-year terms. Currently, Old Republic has eleven directors.

Election and Vacancies. Following the merger, former holders of PMA class A common stock that receive Old Republic common stock will be entitled to one vote per share of Old Republic common stock. As provided by the DGCL, holders of Old Republic common stock may not cumulate votes for the election of directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a shareholder meeting and entitled to vote. Old Republic’s by-laws provide that any vacancies in the board of directors will be filled by a majority vote of those directors remaining.

Old Republic International
PMA Capital Corporation	Corporation

Removal. PMA’s shareholders may remove directors only for cause, except that shareholders entitled to vote on the removal of directors without cause may do so by unanimous vote.	Removal. As provided by the DGCL, Old Republic’s directors may be removed only for cause.

Amendments to Organizational Documents

Articles of Incorporation. Pursuant to the PBCL, following a resolution by PMA’s board of directors to amend the articles of incorporation or a petition by at least 10% of those shareholders entitled to vote on an amendment, PMA’s articles of incorporation may be amended by the affirmative vote of a majority of shareholders entitled to vote thereon.

Bylaws. Subject to certain limitations with regard to limitation of director liability and indemnification, PMA’s bylaws provide that they may be amended by either the affirmative vote of a majority of the outstanding voting power of PMA’s stock or by a majority vote of PMA’s board, subject to a shareholder right to change such board action by the affirmative vote of the holders of a majority of the outstanding voting power of PMA’s stock.

Certificate of Incorporation. Under the DGCL, Old Republic’s certificate of incorporation may be amended by a majority vote of shareholders entitled to vote thereon following adoption of a resolution by the board of directors declaring the advisability of such amendment. In certain circumstances, greater than a simple majority vote is required to amend Old Republic’s certificate of incorporation. See above under the subheading “Voting Rights of PMA Class A Common Stock.”

By-laws. Old Republic’s by-laws may be amended by the board of directors or by the affirmative vote of 66-2/3% of the outstanding shares of all classes of stock entitled to vote thereon.

Shareholder Action by Written Consent

PMA’s bylaws provide that no shareholder action may be taken by unanimous or partial consent in lieu of a meeting.
Consistent with the DGCL, Old Republic’s by-laws provide that any meeting and vote of shareholders may be dispensed with upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, subject to the provision of notice of such corporate action to those shareholders who did not consent if the consent was less than unanimous.

Special Meetings of Shareholders

PMA’s bylaws provide that special meetings of shareholders may be called at any time only by PMA’s chairman, president or board of directors by providing notice to shareholders at least ten days prior to the day named for a meeting.

Old Republic’s by-laws provide that special meetings of shareholders may be called by the president and must be called by the president or secretary upon written request by a majority of the board of directors or shareholders owning a majority in amount of Old Republic’s stock issued, outstanding and entitled to vote. Notice of such meeting must be given not less than ten nor more than sixty days before the meeting.

Old Republic International
PMA Capital Corporation	Corporation

Notice of Shareholder Meetings and Actions

The PBCL provides that written notice of the time, place and date of a meeting of shareholders must be given or sent to each shareholder of record entitled to vote at the meeting at least ten days prior to the day named for a meeting that will consider a “fundamental change” or five days prior to the day named for the meeting in any other case. The PMA bylaws require that notice of a meeting of shareholders be sent to each shareholder entitled to vote at the meeting at least ten days before the meeting. A notice of a special meeting must state the purpose or purposes of the meeting.

The DGCL and Old Republic’s by-laws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of shareholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

The PMA bylaws require a shareholder who intends to nominate a person to the board of directors or bring any matter before an annual meeting to provide advance notice of such intended action not less than ninety days prior to the date of the corporation’s proxy statement in connection with the previous year’s annual meeting.

Indemnification and Limitation of Liability of Directors and Officers

Indemnification of PMA’s directors and officers is required by PMA’s bylaws. The bylaws also provide that PMA may indemnify any other employee or agent. Indemnification extends to those liabilities and expenses actually and reasonably incurred by such individuals in connection with an action or proceeding by reason of the fact that such individual served PMA in a specified capacity, provided such individuals act or failure to act is not determined to be willful misconduct or reckless. PMA may also advance expenses to such individuals for purposes of defending such a suit. The bylaws further provide that a director shall not be personally liable for any action taken or any failure to take any action, unless such act or failure to act was a breach of the director’s fiduciary duties and the breach constitutes self-dealing, willful misconduct or recklessness.

Old Republic’s certificate of incorporation provides that Old Republic shall provide indemnification to any person who was or is a party to any action, civil or criminal, by reason of the fact that the individual was a director, officer, employee or agent of Old Republic provided that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Old Republic, and, with respect to criminal actions, if the individual had no reasonable cause to believe the conduct was unlawful. Old Republic may also advance expenses to an indemnitee. The certificate of incorporation further provides that no director shall be personally liable for any breach of fiduciary duty, except with regard to breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violation of the DGCL with regard to payment of dividends or the repurchase or redemption of the corporation’s stock or any transaction from which a director derived an improper personal benefit.

Dividends

PMA’s bylaws permit the payment of dividends to shareholders, provided that the PBCL restricts a	Old Republic’s certificate of incorporation provides for the payment of dividends to shareholders to the

Old Republic International
PMA Capital Corporation	Corporation
corporation from paying dividends if, after payment, (a) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (b) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

extent permitted by law and subject to the preferential rights of any preferred shareholders. Under the DGCL, dividends may be declared by the board of directors and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year, or both, provided that such payment would not reduce the corporation’s capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of a corporation.

Other Corporate Constituencies

Under the PBCL, PMA’s board of directors may, in discharging its duties, consider to the extent deemed appropriate the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which officers or other establishments of the corporation are located.
The DGCL does not have an “other constituency” statute similar to that contained in the PBCL.

Appraisal Rights and Dissenters’ Rights

Under the PBCL, unless the articles of incorporation or bylaws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are listed on a national securities exchange, or held beneficially or of record by more than 2,000 persons, on the record date fixed to determine the shareholders entitled to notice of and vote at the meeting at which a merger or consolidation will be voted upon. Neither the PMA articles of incorporation nor the PMA bylaws contain provisions with respect to dissenters’ rights.

Under the DGCL, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, the “appraisal rights” provisions of the DGCL. However, unless the certificate of incorporation otherwise provides, Delaware law states that shareholders do not have such appraisal rights in connection with a merger or consolidation with respect to shares:

•    listed on a national securities exchange or held of record by more than 2,000 holders; and

•    for which, pursuant to the plan of merger or consolidation, shareholders will receive only (i) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (ii) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

In addition, Delaware law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have

Old Republic International
PMA Capital Corporation	Corporation

appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s shareholders. The Old Republic certificate of incorporation does not contain any provisions with respect to appraisal rights.

Rights Plan

In August 2009, PMA’s Board of Directors adopted a Section 382 shareholder rights plan designed to protect the company’s net operating loss carryforward from limitation as a result of an ownership change. The plan was approved by PMA’s shareholders at PMA’s 2010 annual meeting of shareholders. Under the PMA shareholder rights plan, each outstanding share of the company’s common stock has an associated preferred share purchase right. The rights are exercisable upon the earlier of (i) 10 days after the date of a public announcement that a person has acquired beneficial ownership of 5% or more of the outstanding shares of PMA class A common stock or (ii) 10 days after a person begins or publicly announces an intent to begin a tender or exchange offer that would result in that person acquiring beneficial ownership of 5% or more of the outstanding shares of PMA class A common stock. If the rights become exercisable, the rights would allow PMA shareholders (other than the acquiring person or group) to purchase one one-thousandth of a share of series A junior participating preferred stock, no par value per share, of PMA at a price of $35, subject to adjustment. Holders of shares of the series A junior participating preferred stock are entitled to a preferential quarterly dividend, voting rights and a stipulated return in the event of a merger or similar transaction—prior to exercise, the right does not give the holder any such dividend, voting or other rights.

In the event a person acquires the beneficial ownership of 5% or more of the outstanding shares of PMA class A common stock, all holders of rights except such acquiring person may purchase the number of shares of PMA class A common stock having a market value equal to $70. If, at any time after a person becomes the beneficial owner of 5% or more of the outstanding shares of PMA class A common stock, PMA is acquired in a merger or other business combination, or if 50% or more of PMA’s assets are sold, all holders of rights except such acquiring person may purchase that number of shares of the acquiring entity having a market value of $70.

Pursuant to the terms of Old Republic’s rights agreement, each preferred share purchase right entitles the holder to purchase from Old Republic one one-hundredth of a share of series A junior participating preferred stock at a price of $100 per share, subject to adjustment. The rights become exercisable upon the earlier to occur of (i) the public announcement that a person has acquired beneficial ownership of 20% or more of the outstanding shares of Old Republic common stock or (ii) 10 days following the commencement of a tender offer or exchange offer for 20% or more of Old Republic’s common stock. In such event, each holder of a right will have the right to receive, upon exercise and payment of the purchase price, that number of shares of Old Republic common stock or one-hundredths of a share of series A junior participating preferred stock (or, in certain circumstances, other securities of Old Republic) having a value equal to two times the exercise price of the right. In the event that Old Republic is a party to certain types of mergers or more than 50% of Old Republic’s assets or earning power is sold in certain circumstances, then each holder of a right shall have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right. The rights will expire on June 26, 2017.

Upon issuance, each share of series A junior participating preferred stock will be entitled to certain preferential dividend payments, liquidation payments and voting rights. In addition, in the event of any merger, consolidation or other transaction in which Old Republic common stock is exchanged, each share of series A junior participating preferred stock will be entitled to receive 100 times the amount received per share of Old Republic common stock.

PMA SPECIAL MEETING
Date, Time and Place
     This proxy statement/prospectus is being furnished to PMA’s shareholders as part of the solicitation of proxies by PMA’s board of directors for use at the special meeting to be held on [     ] at [     ] at, [     ].
Purpose of the PMA Special Meeting
     The purpose of the special meeting will be to consider and vote upon the proposal to adopt the merger agreement. In addition, PMA is also asking for you to approve the adjournment or postponement of the PMA special meeting, for the solicitation of additional proxies in the event there are not sufficient votes present, in person or represented by proxy, at the time of the PMA special meeting to adopt the merger agreement.
Recommendation of the PMA Board of Directors
     The members of PMA’s board of directors present at its meeting on June 9, 2010 unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, PMA and PMA’s shareholders, and approved the merger agreement and the transactions contemplated by the merger agreement. The PMA board of directors recommends that PMA shareholders vote “FOR” the proposal to adopt the merger agreement. and “FOR” the approval of the adjournment or postponement of the special meeting for the solicitation of additional proxies if there are not sufficient votes present, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement.
PMA Record Date; Shares Entitled to Vote; Quorum
     Only holders of record of PMA class A common stock at the close of business on [                          ], 2010, the record date, are entitled to notice of, and to vote at, the PMA special meeting. As of that date, there were [     ] shares of PMA class A common stock outstanding and entitled to vote at the special meeting, held by approximately [     ] shareholders of record. Each share of PMA class A common stock is entitled to one vote at the special meeting.
     The PMA record date is earlier than the date of the PMA special meeting and the date that the merger is expected to be completed. If you transfer your PMA class A common stock after the PMA record date but before the special meeting, you will retain the right to vote at the PMA special meeting, but you will have transferred the right to receive the merger consideration. To receive the merger consideration, you must beneficially own your PMA stock through the completion of the merger.
     A quorum of shareholders is necessary to take action at the PMA special meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the particular matter constitutes a quorum. Votes cast in person or by proxy at the special meeting will be tabulated by the inspectors of election appointed for the PMA special meeting. The inspectors of election will determine whether a quorum is present at the special meeting. In the event that a quorum is not present at the PMA special meeting, PMA expects that the meeting will be adjourned or postponed to solicit additional proxies.
Vote Required for Adoption
     Assuming a quorum is present, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the special meeting is necessary for the adoption of the merger agreement.
Voting by PMA Directors and Executive Officers
     As of June 23, 2010, directors and executive officers of PMA held and were entitled to vote, 482,867 shares of PMA class A common stock, or approximately 1.5% of the voting power of the issued and outstanding shares of PMA class A common stock. It is currently expected that PMA’s directors and executive officers will vote their shares in favor of adopting the merger agreement and other proposals described in this proxy statement/prospectus, although none of them have entered into any agreements obligating them to do so.
Manner of Voting
     Shareholders may submit their votes for or against the proposal submitted at the special meeting in person or by proxy. Shareholders may be able to submit a proxy in the following ways:
•	Internet. Shareholders may submit a proxy over the Internet by going to the website listed on their proxy card. Once at the website, follow the instructions to submit a proxy.

•
Telephone. Shareholders may submit a proxy using the toll-free number listed on their proxy card. Easy-to-follow voice prompts will help them and confirm that their submission instructions have been followed.

•	Mail. Shareholders may submit a proxy by signing, dating and returning their proxy card in the preaddressed postage-paid envelope provided.
     Shareholders should refer to their proxy card or the information forwarded by their bank, broker or other nominee to see which options are available to them.
     The Internet and telephone proxy submission procedures are designed to authenticate shareholders and to allow shareholders to confirm that their vote has been properly recorded.
     The method by which shareholders submit a proxy will in no way limit their right to vote at the special meeting if they later decide to attend the meeting in person. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

     All shares of PMA class A common stock entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If shareholders do not indicate how their shares of PMA common stock should be voted on a matter, the shares of PMA class A common stock represented by their properly completed proxy will be voted as the PMA board of directors recommends and therefore, “FOR” the adoption of the merger agreement.
Voting of Proxies by Registered Holders
     Giving a proxy means that a PMA shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the PMA special meeting in the manner it directs. A PMA shareholder may vote by proxy or in person at the PMA special meeting. To vote by proxy, a PMA shareholder may, if it is a registered holder (that is, it holds its stock in its own name), submit a proxy by mail by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
Shares Held in Street Name
     If you are a PMA shareholder and your shares are held in “street name” in a stock brokerage account or by a bank or nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to PMA or by voting in person at the PMA special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of PMA class A common stock on behalf of their customers may not give a proxy to PMA to vote those shares with respect to the merger without specific instructions from their customers, as brokers do not have discretionary voting power on such proposals.
     If you are a PMA shareholder and you do not provide your bank or broker with instructions on how to vote your street name shares, your bank or broker will not be permitted to vote them unless your bank or broker already has discretionary authority to vote such street name shares. Also, if your bank or broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your bank or broker will not be permitted to vote them. Either of these situations results in a “broker non-vote.” Broker non-votes will have no effect on the proposals to adopt the merger agreement and approve the adjournment or postponement of the PMA special meeting once a quorum for the meeting has been established. Therefore, you should provide your bank or broker with instructions on how to vote your shares, or arrange to attend the PMA special meeting and vote your shares in person to avoid a broker non-vote.
Revocability of Proxies and Changes to a PMA Shareholder’s Vote
     Shareholders may revoke their proxy at any time before it is exercised by timely sending written notice to the Secretary that they would like to revoke their proxy, by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the special meeting. Simply attending the special meeting without voting will not revoke their proxy.

Solicitation of Proxies
     PMA will pay the cost of soliciting proxies. Directors, officers and employees of PMA may solicit proxies on behalf of PMA in person or by telephone, facsimile or other means. PMA has engaged MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies. PMA expects to pay MacKenzie Partners, Inc. a fee of approximately $10,000 plus payment of certain fees and expenses for its services to solicit proxies. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of PMA class A common stock, and will be reimbursed for their related expenses.
Delivery of Proxy Materials to Households Where Two or More Shareholders Reside
     As permitted by applicable law, only one copy of the proxy materials, which includes the proxy statement/prospectus, is being delivered to PMA’s shareholders residing at the same address, unless such shareholders have notified PMA of their desire to receive multiple copies of the proxy materials. PMA will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you are a shareholder at a shared address to which PMA delivered a single copy of the proxy materials and you desire to receive a separate copy of this proxy statement/prospectus, please submit your request by mail to Investor Relations, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422 or by calling (610) 397-5298. If you desire to receive a separate proxy statement/prospectus and/or annual report in the future, or if you are a shareholder at a shared address to which PMA delivered multiple copies of the proxy materials and you desire to receive one copy in the future, submit a request in writing to Investor Relations, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422 or by calling (610) 397-5298.
     If you are the beneficial owner, but not the record holder, of shares of PMA class A common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement/prospectus to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. PMA will deliver promptly, upon written or oral request, a separate copy of this proxy statement/prospectus to a beneficial holder at a shared address to which a single copy of the documents was delivered. If you are a beneficial owner at a shared address to which only one copy of the proxy statement/prospectus was delivered and you desire to receive a separate proxy statement/prospectus and/or annual report in the future, or if you are a beneficial owner at a shared address to which PMA delivered multiple copies of this proxy statement/prospectus and you desire to receive one copy in the future you will need to contact your broker, bank or other nominee to request such change.
Attending the PMA Special Meeting
     You are entitled to attend the PMA special meeting only if you are a holder of record or a beneficial owner of PMA stock as of the close of business on [___], or you hold a valid proxy for the PMA special meeting. If you are the shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the PMA special meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the PMA record date, such as a brokerage account statement showing that you owned PMA’s class A common stock as of the PMA record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the PMA record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the PMA special meeting.
Tabulation of the Votes
     PMA will appoint an inspector of election for the special meeting to tabulate affirmative and negative votes and abstentions.
Adjournments and Postponements
     If no quorum of shareholders is present in person or by proxy at the special meeting, the special meeting may be adjourned from time to time until a quorum is present or represented. In addition, adjournments of the special meeting may be made for the purpose of soliciting additional proxies in favor of the proposal. However, no proxy that is voted against a proposal described in this proxy statement/prospectus will be voted in favor of adjournment of the special meeting for the purpose of soliciting additional proxies.

SHAREHOLDER PROPOSALS
     PMA will hold an annual meeting in 2011 only if the merger has not already been completed. In order to be included in the proxy statement for the 2011 annual meeting of PMA’s shareholders, shareholder proposals must be received by PMA by November 30, 2010. Any shareholder of PMA who wishes to submit a proposal outside of the process described in Rule 14a-8 of the Exchange Act must notify PMA’s Secretary in writing of the proposal not later than the close of business on December 30, 2010. The notice must also include the other information specified in PMA’s bylaws. Any shareholder of PMA who wishes to submit a proposal should consult PMA’s bylaws and the applicable proxy rules of the SEC.
LEGAL MATTERS
     The validity of the Old Republic common stock issued in connection with the merger will be passed upon for Old Republic by Spencer LeRoy, III, Senior Vice President, General Counsel, and Secretary of Old Republic. Mr. LeRoy holds stock and options to purchase stock granted under Old Republic’s employee stock plans, which in the aggregate represent less than 1% of Old Republic’s outstanding common stock. Certain tax matters related to the merger will be passed upon for Old Republic by Locke Lord Bissell & Liddell LLP. Certain tax matters related to the merger will be passed upon for PMA by Ballard Spahr LLP.
EXPERTS
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of PMA for the year ended December 31, 2009, have been so incorporated in reliance on the report of ParenteBeard LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements and financial statement schedules of Old Republic and its subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2009 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     Old Republic has filed a registration statement on Form S-4 to register with the SEC the Old Republic common stock to be issued to PMA shareholders in the merger, if adopted. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Old Republic in addition to being a proxy statement of PMA. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, or the annexes to the registration statement. Old Republic and PMA file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Old Republic and PMA file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Old Republic may also be inspected at the offices of the New York Stock Exchange 11 Wall Street, New York, NY 10005 and concerning PMA may also be inspected at the office of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.
     If you are a PMA shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through PMA, the SEC or the SEC’s Internet web site as described above. Documents filed with the SEC are available from Old Republic or PMA without charge, excluding all exhibits, except that, if PMA has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge.
     You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

Old Republic	PMA
Old Republic International Corporation	PMA Capital Corporation
307 North Michigan Avenue	380 Sentry Parkway
Chicago, Illinois 60601	Blue Bell, Pennsylvania 19422
Attention: Investor Relations	Attention: Investor Relations
Telephone: (312) 346-8100	Telephone: (610) 397-5298
     If you would like to request documents, PMA shareholders must do so no later than [___] in order to receive them before the PMA special meeting.
     You can also get more information by visiting Old Republic’s website at http://www.oldrepublic.com/ and PMA’s website at http://www.pmacapital.com/.
     Materials from these websites and other websites mentioned in this proxy statement/prospectus are not incorporated by reference in this proxy statement/prospectus. If you are viewing this proxy statement/prospectus in electronic format, each of the URLs mentioned in this proxy statement/prospectus is an active textual reference only.
     The SEC allows PMA to “incorporate by reference” information in this proxy statement/prospectus, which means that PMA can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

     The documents listed below that PMA has previously filed with the SEC are considered to be a part of this proxy statement/prospectus. They contain important business and financial information about the companies:

PMA SEC Filings (File No. 001-31706)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2009

Quarterly Report on Form 10-Q	March 31, 2010

Definitive Proxy Statement on Schedule 14A	Filed on March 29, 2010

Current Reports on Form 8-K	Filed on April 27, 2010, May 6, 2010, June 10, 2010 and June 10, 2010
     PMA also incorporates by reference into this proxy statement/prospectus each document filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act by PMA after the date of this proxy statement/prospectus, but before the date of the PMA special meeting. To the extent, however, required by the rules and regulations of the SEC, Old Republic and PMA will amend this proxy statement/prospectus to include information filed after the date of this proxy statement/prospectus.
     Old Republic has supplied all of the information contained in this proxy statement/prospectus relating to Old Republic, as well as all pro forma financial information, and PMA has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to PMA. This document constitutes the prospectus of Old Republic and a proxy statement of PMA.

INDEX TO FINANCIAL STATEMENTS OF
OLD REPUBLIC INTERNATIONAL CORPORATION
Financial Statements for the Year Ended December 31, 2009

Old Republic International Corporation and Subsidiaries
Consolidated Balance Sheets
($ in Millions, Except Share Data)

	December 31,
	2009	2008
Assets
Investments:
Available for sale:
Fixed maturity securities (at fair value) (amortized cost: $7,896.2 and $7,385.2)	$8,326.8	$7,406.9
Equity securities (at fair value) (adjusted cost: $357.5 and $373.3)	502.9	350.3
Short-term investments (at fair value which approximates cost)	826.7	888.0
Miscellaneous investments	24.0	29.7

Total	9,680.5	8,675.0
Other investments	7.8	7.8

Total investments	9,688.4	8,682.9

Other Assets:
Cash	77.3	63.9
Securities and indebtedness of related parties	17.1	17.4
Accrued investment income	113.3	108.2
Accounts and notes receivable	788.6	806.7
Federal income tax recoverable: Current	7.3	41.0
Prepaid federal income taxes	221.4	463.4
Reinsurance balances and funds held	141.9	67.6
Reinsurance recoverable: Paid losses	66.7	52.2
Policy and claim reserves	2,491.2	2,395.7
Deferred policy acquisition costs	206.9	222.8
Sundry assets	369.3	343.8

	4,501.6	4,583.1

Total Assets	$14,190.0	$13,266.0

Liabilities, Preferred Stock, and Common Shareholders’ Equity
Liabilities:
Losses, claims, and settlement expenses	$7,915.0	$7,241.3
Unearned premiums	1,038.1	1,112.3
Other policyholders’ benefits and funds	185.2	180.7

Total policy liabilities and accruals	9,138.4	8,534.3
Commissions, expenses, fees, and taxes	266.3	264.5
Reinsurance balances and funds	321.3	264.8
Federal income tax payable: Deferred	47.5	77.3
Debt	346.7	233.0
Sundry liabilities	178.0	151.5
Commitments and contingent liabilities

Total Liabilities	10,298.6	9,525.7

Preferred Stock (1)	—	—

Common Shareholders’ Equity:
Common stock (1)	240.6	240.5
Additional paid-in capital	412.4	405.0
Retained earnings	2,927.3	3,186.5
Accumulated other comprehensive income (loss)	353.7	(41.7)
Unallocated ESSOP shares (at cost)	(42.7)	(50.0)
Treasury stock (at cost)(1)	—	—

Total Common Shareholders’ Equity	3,891.4	3,740.3

Total Liabilities, Preferred Stock and Common Shareholders’ Equity	$14,190.0	$13,266.0

(1)
At December 31, 2009 and 2008, there were 75,000,000 shares of $0.01 par value preferred stock authorized, of which no shares were outstanding. As of the same dates, there were 500,000,000 shares of common stock, $1.00 par value, authorized, of which 240,685,448 and 240,520,251 were issued as of December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, there were 100,000,000 shares of Class B Common Stock, $1.00 par value, authorized, of which no shares were issued. There were no common shares classified as treasury stock as of December 31, 2009 and 2008.

See accompanying Notes to Consolidated Financial Statements.

Old Republic International Corporation and Subsidiaries
Consolidated Statements of Income
($ in Millions, Except Share Data)

	Years Ended December 31,
	2009	2008	2007
Revenues:
Net premiums earned	$3,111.5	$3,125.1	$3,389.0
Title, escrow, and other fees	277.4	192.9	212.1

Total premiums and fees	3,388.9	3,318.1	3,601.2
Net investment income	383.5	377.3	379.9
Other income	24.8	28.7	39.4

Total operating revenues	3,797.2	3,724.2	4,020.6
Realized investment gains (losses):
From sales	15.9	(4.1)	70.3
From impairments	(9.5)	(482.3)	—

Total realized investment gains (losses)	6.3	(486.4)	70.3

Total revenues	3,803.6	3,237.7	4,091.0

Benefits, Claims and Expenses:
Benefits, claims and settlement expenses	2,591.0	2,700.4	2,156.9
Dividends to policyholders	7.8	15.2	9.3
Underwriting, acquisition, and other expenses	1,454.0	1,338.5	1,538.9
Interest and other charges	24.2	2.7	7.3

Total expenses	4,077.2	4,056.9	3,712.6

Income (loss) before income taxes (credits)	(273.6)	(819.2)	378.4

Income Taxes (Credits):
Current	56.5	19.4	172.5
Deferred	(230.9)	(280.3)	(66.5)

Total	(174.4)	(260.8)	105.9

Net Income (Loss)	$(99.1)	$(558.3)	$272.4

Net Income (Loss) Per Share:
Basic:	$(.42)	$(2.41)	$1.18

Diluted:	$(.42)	$(2.41)	$1.17

Average shares outstanding: Basic	235,657,425	231,484,083	231,370,242

Diluted	235,657,425	231,484,083	232,912,728

Dividends Per Common Share:
Cash:	$.68	$.67	$.63

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2009	2008	2007
Net income (loss) as reported	$(99.1)	$(558.3)	$272.4

Other comprehensive income (loss):
Post-tax net unrealized gains (losses) on securities	376.1	(78.1)	12.4
Other adjustments	19.3	(56.9)	35.8

Net adjustments	395.4	(135.1)	48.3

Comprehensive income (loss)	$296.3	$(693.4)	$320.8

See accompanying Notes to Consolidated Financial Statements.

Old Republic International Corporation and Subsidiaries
Consolidated Statements of Preferred Stock
and Common Shareholders’ Equity
($ in Millions)

	Years Ended December 31,
	2009	2008	2007
Convertible Preferred Stock:
Balance, end of year	$—	$—	$—

Common Stock:
Balance, beginning of year	$240.5	$232.0	$231.0
Dividend reinvestment plan	—	—	—
Exercise of stock options	—	.2	.9
Issuance of shares	—	9.7	—
Treasury stock restored to unissued status	—	(1.5)	—

Balance, end of year	$240.6	$240.5	$232.0

Additional Paid-in Capital:
Balance, beginning of year	$405.0	$344.4	$319.5
Dividend reinvestment plan	.8	.9	1.0
Exercise of stock options	.4	2.0	13.0
Issuance of shares	—	73.1	—
Stock option compensation	4.9	11.2	10.8
ESSOP shares released	1.1	—	—
Treasury stock restored to unissued status	—	(26.8)	—

Balance, end of year	$412.4	$405.0	$344.4

Retained Earnings:
Balance, beginning of year	$3,186.5	$3,900.1	$3,773.9
Net income (loss)	(99.1)	(558.3)	272.4
Dividends on common stock: cash	(160.0)	(155.2)	(145.4)
Effects of changing pension plan measurement date, net of tax	—	—	(.8)

Balance, end of year	$2,927.3	$3,186.5	$3,900.1

Accumulated Other Comprehensive Income (Loss):
Balance, beginning of year	$(41.7)	$93.3	$44.6
Foreign currency translation adjustments	18.9	(27.1)	20.7
Net unrealized gains (losses) on securities, net of tax	376.1	(78.1)	12.4
Net adjustment related to defined benefit pension plans, net of tax	.3	(29.8)	15.3

Balance, end of year	$353.7	$(41.7)	$93.3

Unallocated ESSOP Shares:
Balance, beginning of year	$(50.0)	$—	$—
Unallocated ESSOP shares issued	—	(50.0)	—
ESSOP shares released	7.2	—	—

Balance, end of year	$(42.7)	$(50.0)	$—

Treasury Stock:
Balance, beginning of year	$—	$(28.3)	$—
Acquired during the year	—	—	(28.3)
Restored to unissued status	—	28.3	—

Balance, end of year	$—	$—	$(28.3)

See accompanying Notes to Consolidated Financial Statements.

Old Republic International Corporation and Subsidiaries
Consolidated Statements of Cash Flows
($ in Millions)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$(99.1)	$(558.3)	$272.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred policy acquisition costs	18.0	20.3	21.2
Premiums and other receivables	18.5	73.5	82.2
Unpaid claims and related items	583.0	769.5	646.4
Other policyholders’ benefits and funds	(77.0)	(36.5)	(1.3)
Income taxes	(199.9)	(315.1)	(57.1)
Prepaid federal income taxes	241.9	73.1	(68.1)
Reinsurance balances and funds	(32.9)	(7.0)	(29.3)
Realized investment (gains) losses	(6.3)	486.4	(70.3)
Accounts payable, accrued expenses and other	87.0	59.6	66.5

Total	532.9	565.6	862.5

Cash flows from investing activities:
Fixed maturity securities:
Maturities and early calls	1,047.6	853.3	692.0
Sales	153.9	94.2	120.9
Sales of:
Equity securities	24.9	90.0	393.3
Other — net	5.6	44.2	15.5
Purchases of:
Fixed maturity securities	(1,727.4)	(1,124.6)	(1,257.8)
Equity securities	—	(111.2)	(604.6)
Other — net	(19.6)	(30.9)	(30.4)
Purchase of a business	(3.5)	(4.3)	(4.4)
Net decrease (increase) in short-term investments	62.3	(427.2)	32.4
Other-net	(8.4)	9.1	—

Total	(464.5)	(607.3)	(643.0)

Cash flows from financing activities:
Issuance of debentures and notes	576.2	280.0	121.3
Issuance of common shares	1.4	86.1	15.0
Redemption of debentures and notes	(472.8)	(110.9)	(201.6)
Issuance of unallocated ESSOP shares	—	(50.0)	—
Dividends on common shares	(160.0)	(155.2)	(145.4)
Purchase of treasury shares	—	—	(28.3)
Other-net	—	1.6	1.8

Total	(55.1)	51.5	(237.1)

Increase (decrease) in cash:	13.3	9.9	(17.6)
Cash, beginning of year	63.9	54.0	71.6

Cash, end of year	$77.3	$63.9	$54.0

Supplemental cash flow information:
Cash paid during the period for: Interest	$19.1	$3.8	$7.1

Income taxes	$24.3	$53.8	$162.5

See accompanying Notes to Consolidated Financial Statements.

Old Republic International Corporation and Subsidiaries
Notes to Consolidated Financial Statements
($ in Millions, Except as Otherwise Indicated)
     Old Republic International Corporation is a Chicago-based insurance holding company with subsidiaries engaged mainly in the general (property and liability), mortgage guaranty and title insurance businesses. In this report, “Old Republic”, or “the Company” refers to Old Republic International Corporation and its subsidiaries as the context requires. The aforementioned insurance segments are organized as the Old Republic General Insurance, Mortgage Guaranty and Title Insurance Groups, and references herein to such groups apply to the Company’s subsidiaries engaged in the respective segments of business. Results of a small life and health insurance business are included in the corporate and other caption of this report.
Note 1 — Summary of Significant Accounting Policies — The significant accounting policies employed by Old Republic International Corporation and its subsidiaries are set forth in the following summary.
(a) Accounting Principles — The Company’s insurance subsidiaries are managed pursuant to the laws and regulations of the various states in which they operate. As a result, the subsidiaries maintain their accounts in conformity with accounting practices permitted by various states’ insurance regulatory authorities. Federal income taxes and dividends to shareholders are based on financial statements and reports complying with such practices. The statutory accounting requirements vary from the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) of accounting principles generally accepted in the United States of America (“GAAP”) in the following major respects: (1) the costs of selling insurance policies are charged to operations immediately, while the related premiums are taken into income over the terms of the policies; (2) investments in fixed maturity securities designated as available for sale are generally carried at amortized cost rather than their estimated fair value; (3) certain assets classified as “non-admitted assets” are excluded from the balance sheet through a direct charge to earned surplus; (4) changes in allowed deferred income tax assets or liabilities are recorded directly in earned surplus and not through the income statement; (5) mortgage guaranty contingency reserves intended to provide for future catastrophic losses are established as a liability through a charge to earned surplus whereas, GAAP does not allow provisions for future catastrophic losses; (6) title insurance premium reserves, which are intended to cover losses that will be reported at a future date are based on statutory formulas, and changes therein are charged in the income statement against each year’s premiums written; (7) certain required formula-derived reserves for general insurance in particular are established for claim reserves in excess of amounts considered adequate by the Company as well as for credits taken relative to reinsurance placed with other insurance companies not licensed in the respective states, all of which are charged directly against earned surplus; and (8) surplus notes are classified as equity. In consolidating the statutory financial statements of its insurance subsidiaries, the Company has therefore made necessary adjustments to conform their accounts with GAAP. The following table reflects a summary of all such adjustments:

	Shareholders’ Equity		Net Income (Loss)
	December 31,		Years Ended December 31,
	2009	2008	2009	2008	2007
Statutory totals of insurance company subsidiaries:
General	$2,383.2	$2,112.4	$203.9	$(63.9)	$329.2
Mortgage Guaranty	332.0	194.3	(474.8)	(595.6)	(99.6)
Title	183.7	156.4	(9.7)	(9.4)	21.5
Life & Health	68.8	58.3	5.9	3.0	7.2

Sub-total	2,967.7	2,521.4	(274.7)	(665.9)	258.3
GAAP totals of non-insurance company subsidiaries and consolidation adjustments	269.8	215.0	(24.6)	(148.1)	(32.3)

Unadjusted totals	3,237.7	2,736.4	(299.2)	(814.2)	226.1

Adjustments to conform to GAAP statements:
Deferred policy acquisition costs	200.9	218.5	(19.5)	(19.7)	(21.4)
Fair value of fixed maturity securities	424.3	34.9	—	—	—
Non-admitted assets	56.5	47.6	—	—	—
Deferred income taxes	(292.3)	(273.9)	216.3	256.4	63.7
Mortgage contingency reserves	392.9	867.8	—	—	—
Title unearned premiums	339.0	336.1	2.9	(20.0)	(6.8)
Loss reserves	(242.6)	(243.0)	.5	11.1	10.6
Surplus notes	(315.0)	(55.0)	—	—	—
Sundry adjustments	89.5	70.9	(.4)	28.1	.2

Total adjustments	653.6	1,003.7	200.0	256.1	46.4

Consolidated GAAP totals	$3,891.4	$3,740.3	$(99.1)	$(558.3)	$272.4

     The preparation of financial statements in conformity with either statutory practices or generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.
(b) Consolidation Practices — The consolidated financial statements include the accounts of the Company and those of its majority owned insurance underwriting and service subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
(c) Statement Presentation — Amounts shown in the consolidated financial statements and applicable notes are stated (except as otherwise indicated and as to share data) in millions, which amounts may not add to totals shown due to truncation. Necessary reclassifications are made in prior periods’ financial statements whenever appropriate to conform to the most current presentation.
(d) Investments — The Company may classify its invested assets in terms of those assets relative to which it either (1) has the positive intent and ability to hold until maturity, (2) has available for sale or (3) has the intention of trading. As of December 31, 2009 and 2008, substantially all the Company’s invested assets were classified as “available for sale.”
     Fixed maturity securities classified as “available for sale” and other preferred and common stocks (equity securities) are included at fair value with changes in such values, net of deferred income taxes, reflected directly in shareholders’ equity. Fair values for fixed maturity securities and equity securities are based on quoted market prices or estimates using values obtained from independent pricing services as applicable.
     The Company reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments in the portfolio’s value are evaluated and established at each quarterly balance sheet date. In reviewing investments for other-than-temporary impairment, the Company, in addition to a security’s market price history, considers the totality of such factors as the issuer’s operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered other-than-temporarily-impaired. In the event the Company’s estimate of other-than- temporary impairments is insufficient at any point in time, future periods’ net income would be adversely affected by the recognition of additional realized or impairment losses, but its financial position would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses. The Company recognized $9.5 and $482.3 of other-than-temporary impairments of investments for the years ended December 31, 2009 and 2008, respectively, while recognizing no other-than-temporary impairments for the year ended December 31, 2007.
     During 2009, the Company adopted new accounting pronouncements that provide additional technical guidance to the application of fair value measurements, and modify the recognition and presentation requirements of OTTI adjustments relating to debt securities. The necessary effects of these pronouncements have been reflected in this report.
     The amortized cost and estimated fair values of fixed maturity securities are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Fixed Maturity Securities:
December 31, 2009:
U.S. & Canadian Governments	$937.4	$39.6	$3.0	$974.0
Tax-exempt	2,209.3	135.0	.3	2,344.0
Corporate	4,749.4	273.2	14.0	5,008.7

	$7,896.2	$448.0	$17.4	$8,326.8

December 31, 2008:
U.S. & Canadian Governments	$631.6	$62.8	$—	$694.4
Tax-exempt	2,290.0	77.2	1.5	2,365.7
Corporate	4,463.5	56.6	173.3	4,346.7

	$7,385.2	$196.8	$175.0	$7,406.9

     The amortized cost and estimated fair value of fixed maturity securities at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value
Fixed Maturity Securities:
Due in one year or less	$731.6	$745.0
Due after one year through five years	4,345.2	4,570.9
Due after five years through ten years	2,758.6	2,951.1
Due after ten years	60.7	59.7

	$7,896.2	$8,326.8

     Bonds and other investments with a statutory carrying value of $392.3 as of December 31, 2009 were on deposit with governmental authorities by the Company’s insurance subsidiaries to comply with insurance laws.
     A summary of the Company’s equity securities reflecting reported cost, net of other-than-temporary impairment adjustments of $317.3 and $355.8 at December 31, 2009 and 2008, respectively, follows:

		Gross	Gross	Estimated
	Adjusted	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2009	$357.5	$159.0	$13.7	$502.9

December 31, 2008	$373.3	$49.6	$72.7	$350.3

     The following table reflects the Company’s gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in an unrealized loss position employing closing market price comparisons with an issuer’s adjusted cost at December 31, 2009 and 2008:

	12 Months or Less		Greater than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2009:
Fixed Maturity Securities:
U.S. & Canadian Governments	$307.1	$3.0	$—	$—	$307.1	$3.0
Tax-exempt	13.9	.2	3.1	—	17.1	.3
Corporates	302.5	5.1	139.3	8.9	441.8	14.0

Subtotal	623.6	8.4	142.5	8.9	766.1	17.4
Equity Securities	1.2	.2	99.5	13.4	100.8	13.7

Total	$624.9	$8.6	$242.1	$22.4	$867.0	$31.1

December 31, 2008:
Fixed Maturity Securities:
U.S. & Canadian Governments	$1.0	$—	$—	$—	$1.0	$—
Tax-exempt	60.8	1.4	7.7	—	68.5	1.5
Corporates	1,981.4	112.4	504.3	61.0	2,485.8	173.4

Subtotal	2,043.2	113.9	512.1	61.1	2,555.4	175.0
Equity Securities	247.8	72.7	—	—	247.9	72.7

Total	$2,291.1	$186.5	$512.1	$61.2	$2,803.3	$247.7

     At December 31, 2009, the Company held 155 fixed maturity and 5 equity securities in an unrealized loss position, representing 7.5% as to fixed maturities and 31.3% as to equity securities of the total number of such issues held by the Company. Of the 155 fixed maturity securities, 35 had been in a continuous unrealized loss position for greater than 12 months. The unrealized losses on these securities are primarily attributable to a post-purchase rising interest rate environment and/or a decline in the credit quality of some issuers. As part of its assessment of other-than-temporary impairment, the Company considers its intent to continue to hold and the likelihood that it will not be required to sell investment securities in an unrealized loss position until cost recovery, principally on the basis of its asset and liability maturity matching procedures. The Company has not sold nor does it expect to sell investments for purposes of generating cash to pay claim or expense obligations.

     Beginning in 2008, the Company adopted an accounting pronouncement which establishes a framework for measuring fair value. The pronouncement defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. A fair value hierarchy is established that prioritizes the sources (“inputs”) used to measure fair value into three broad levels: inputs based on quoted market prices in active markets (Level 1); observable inputs based on corroboration with available market data (Level 2); and unobservable inputs based on uncorroborated market data or a reporting entity’s own assumptions (Level 3). In 2009, the Company also adopted a related accounting pronouncement which provides guidance on fair value measurements in the current economic environment and results in more detailed disclosures relative to the Company’s fair value measurements. Following is a description of the valuation methodologies and general classification used for securities measured at fair value.
     The Company uses quoted values and other data provided by a nationally recognized independent pricing source as inputs into its quarterly process for determining fair values of its fixed maturity and equity securities. To validate the techniques or models used by pricing sources, the Company’s review process includes, but is not limited to: (i) initial and ongoing evaluation of methodologies used by outside parties to calculate fair value; and (ii) comparing the fair value estimates to its knowledge of the current market and to independent fair value estimates provided by the investment custodian. The independent pricing source obtains market quotations and actual transaction prices for securities that have quoted prices in active markets using its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.
     Level 1 securities include U.S. and Canadian Treasury notes, publicly traded common stocks, the quoted net asset value (“NAV”) mutual funds, and most short-term investments in highly liquid money market instruments. Level 2 securities generally include corporate bonds, municipal bonds, and certain U.S. and Canadian government agency securities. Securities classified within Level 3 include non-publicly traded bonds, short-term investments, and common stocks. During 2009, the Company transferred a security initially classified as Level 3 as of December 31, 2008 to Level 1 due to the completion of an initial public offering of the security during 2009. There were no other significant changes in the fair value of assets measured with the use of significant unobservable inputs during the year ended December 31, 2009.
     The following table shows a summary of assets measured at fair value segregated among the various input levels described above:

	Fair value measurements as of December 31, 2009:
	Level 1	Level 2	Level 3	Total
Available for sale:
Fixed maturity securities	$341.4	$7,964.8	$20.5	$8,326.8
Equity securities	502.5	.1	.2	502.9
Short-term investments	$820.8	$—	$5.9	$826.7
     Investment income is reported net of allocated expenses and includes appropriate adjustments for amortization of premium and accretion of discount on fixed maturity securities acquired at other than par value. Dividends on equity securities are credited to income on the ex-dividend date. Realized investment gains and losses, which result from sales or write-downs of securities, are reflected as revenues in the income statement and are determined on the basis of amortized value at date of sale for fixed maturity securities, and cost in regard to equity securities; such bases apply to the specific securities sold. Unrealized investment gains and losses, net of any deferred income taxes, are recorded directly as a component of accumulated other comprehensive income in shareholders’ equity. At December 31, 2009, the Company and its subsidiaries had no non-income producing fixed maturity securities.

     The following table reflects the composition of net investment income, net realized gains or losses, and the net change in unrealized investment gains or losses for each of the years shown.

	Years Ended December 31,
	2009	2008	2007
Investment income from:
Fixed maturity securities	$368.6	$345.2	$332.9
Equity securities	7.4	13.3	16.1
Short-term investments	5.4	16.5	28.2
Other sources	4.9	5.6	6.4

Gross investment income	386.5	380.8	383.8
Investment expenses (a)	3.0	3.4	3.8

Net investment income	$383.5	$377.3	$379.9

Realized gains (losses) on:
Fixed maturity securities:
Gains	$4.4	$4.6	$2.4
Losses	(1.7)	(41.2)	(.2)

Net	2.6	(36.5)	2.2

Equity securities & other long-term investments	3.7	(449.8)	68.1

Total	6.3	(486.4)	70.3
Income taxes (credits)(b)	(51.7)	(116.1)	24.6

Net realized gains (losses)	$58.1	$(370.2)	$45.7

Changes in unrealized investment gains (losses) on:
Fixed maturity securities	$408.0	$(49.7)	$112.1
Less: Deferred income taxes (credits)	142.7	(17.5)	39.2

Net changes in unrealized investment gains (losses)	$265.2	$(32.1)	$72.9

Equity securities & other long-term investments	$170.6	$(70.6)	$(93.0)
Less: Deferred income taxes (credits)	59.6	(24.6)	(32.5)

Net changes in unrealized investment gains (losses)	$110.9	$(45.9)	$(60.5)

(a)
Investment expenses consist of personnel costs and investment management and custody service fees, as well as interest incurred on funds held of $.1, $.6 and $1.1 for the years ended December 31, 2009, 2008 and 2007, respectively.

(b)	Reflects primarily the combination of fully taxable realized investment gains or losses and judgments about the recoverability of deferred tax assets.
(e) Revenue Recognition — Pursuant to GAAP applicable to the insurance industry, revenues are recognized as follows:
     Substantially all general insurance premiums are reflected in income on a pro-rata basis in association with the related benefits, claims, and expenses. Earned but unbilled premiums are generally taken into income on the billing date, while adjustments for retrospective premiums, commissions and similar charges or credits are accrued on the basis of periodic evaluations of current underwriting experience and contractual obligations.
     The Company’s mortgage guaranty premiums stem principally from monthly installment policies. Substantially all such premiums are generally written and earned in the month coverage is effective. Recognition of normal or catastrophic claim costs, however, occurs only upon an instance of default, defined as an insured mortgage loan that has missed two or more consecutive monthly payments. Accordingly, there is a risk that the GAAP revenue recognition for insured loans is not appropriately matched to the risk exposure and the consequent recognition of both normal and most significantly, future catastrophic loss occurrences which are not permitted to be currently reserved for. As a result, mortgage guaranty GAAP earnings for any individual year or series of years may be materially adversely affected, particularly by cyclical catastrophic loss events such as the mortgage insurance industry has experienced since mid year 2007. Reported GAAP earnings and financial condition form, in part, the basis for significant judgments and strategic evaluations made by management, analysts, investors, and other users of the financial statements issued by mortgage guaranty companies. The risk exists that such judgments and evaluations are at least partially based on GAAP financial information that does not match revenues and expenses and is not reflective of the long-term normal and catastrophic risk exposures assumed by mortgage guaranty insurers at any point in time.
     During 2009’s third quarter, Old Republic’s Mortgage Guaranty Group entered into reinsurance termination agreements (“commutations”) with four lender-owned captive reinsurers. As part of the transactions, the Company received reinsurance premiums of $82.5 to cover losses expected to occur after the contract termination date. Under GAAP, these reinsurance commutations have been treated as the termination of risk transfer reinsurance arrangements rather than transactions in which the Company takes on new or additional insurance risk. As a result of this GAAP characterization, the premiums received have been booked as current income rather than being deferred and subsequently recognized in the future periods during which the related risk will exist and expected claims will occur. The Company estimates that substantially all of these premiums will likely be absorbed by related claim costs thus negating the current appearance of a gain from the transactions. The up front recognition of the $82.5 of premiums also has the effect of portraying an increase in the Mortgage Guaranty Group’s 2009 net premiums earned of 8.8%, whereas their exclusion through deferral to future at risk periods would have shown an actual 4.1% decline. As a further consequence of this GAAP premium recognition methodology, the Mortgage Guaranty Group’s 2009 loss ratio dropped from 199.6% to 176.0%, and their 2009 pretax operating loss was reduced from $562.7 to $486.4. Excluding these premium recognition effects, quarterly claim ratios throughout 2009 averaged 199.7% versus a comparable average of 199.3% for 2008 and 115.2% for 2007.
     Title premium and fee revenues stemming from the Company’s direct operations (which include branch offices of its title insurers and wholly owned agency subsidiaries) represent 39% of 2009 consolidated title business revenues. Such premiums are generally recognized as income at the escrow closing date which approximates the policy effective date. Fee income related to escrow and other closing services is recognized when the related services have been performed and completed. The remaining 61% of consolidated title premium and fee revenues is produced by independent title agents and underwritten title companies. Rather than making estimates that could be subject to significant variance from actual premium and fee production, the Company recognizes revenues from those sources upon receipt. Such receipts can reflect a three to four month lag relative to the effective date of the underlying title policy, and are offset concurrently by production expenses and claim reserve provisions.
(f) Deferred Policy Acquisition Costs — The Company’s insurance subsidiaries, other than title companies, defer certain costs which vary with and are primarily related to the production of business. Deferred costs consist principally of commissions, premium taxes, marketing, and policy issuance expenses. With respect to most coverages, deferred acquisition costs are amortized on the same basis as the related premiums are earned or, alternatively, over the periods during which premiums will be paid. To the extent that future revenues on existing policies are not adequate to cover related costs and expenses, deferred policy acquisition costs are charged to earnings.
     The following table summarizes deferred policy acquisition costs and related data for the years shown:

	Years Ended December 31,
	2009	2008	2007
Deferred, beginning of year	$222.8	$246.5	$264.9

Acquisition costs deferred:
Commissions — net of reinsurance	153.4	165.0	210.6
Premium taxes	74.5	80.8	78.5
Salaries and other marketing expenses	91.8	88.3	94.7

Sub-total	319.8	334.2	384.1
Amortization charged to income	(335.7)	(357.8)	(402.5)

Change for the year	(15.9)	(23.6)	(18.4)

Deferred, end of year	$206.9	$222.8	$246.5

(g) Unearned Premiums — Unearned premium reserves are generally calculated by application of pro-rata factors to premiums in force. At December 31, 2009 and 2008, unearned premiums consisted of the following:

	December 31,
	2009	2008
General Insurance Group	$962.7	$1,022.0
Mortgage Guaranty Group	75.4	90.2

Total	$1,038.1	$1,112.3

(h) Losses, Claims and Settlement Expenses — The establishment of claim reserves by the Company’s insurance subsidiaries is a reasonably complex and dynamic process influenced by a large variety of factors. These factors principally include past experience applicable to the anticipated costs of various types of claims, continually evolving and changing legal theories emanating from the judicial system, recurring accounting, statistical, and actuarial studies, the professional experience and expertise of the Company’s claim departments’ personnel or attorneys and independent claim adjusters, ongoing changes in claim frequency or severity patterns such as those caused by natural disasters, illnesses, accidents, work-related injuries, and changes in general and industry-specific economic conditions. Consequently, the reserves established are a reflection of the opinions of a large number of persons, of the application and interpretation of historical precedent and trends, of expectations as to future developments, and of management’s judgment in interpreting all such factors. At any point in time, the Company is exposed to possibly higher or lower than anticipated claim costs due to all of these factors, and to the evolution, interpretation, and expansion of tort law, as well as the effects of unexpected jury verdicts.

     All reserves are necessarily based on estimates which are periodically reviewed and evaluated in the light of emerging claim experience and changing circumstances. The resulting changes in estimates are recorded in operations of the periods during which they are made. Return and additional premiums and policyholders’ dividends, all of which tend to be affected by development of claims in future years, may offset, in whole or in part, developed claim redundancies or deficiencies for certain coverages such as workers’ compensation, portions of which are written under loss sensitive programs that provide for such adjustments. The Company believes that its overall reserving practices have been consistently applied over many years, and that its aggregate net reserves have produced reasonable estimates of the ultimate net costs of claims incurred. However, no representation is made that ultimate net claim and related costs will not be greater or lower than previously established reserves.
     General Insurance Group reserves are established to provide for the ultimate expected cost of settling unpaid losses and claims reported at each balance sheet date. Such reserves are based on continually evolving assessments of the facts available to the Company during the settlement process which may stretch over long periods of time. Long-term disability-type workers’ compensation reserves are discounted to present value based on interest rates ranging from 3.5% to 4.0%. Losses and claims incurred but not reported, as well as expenses required to settle losses and claims are established on the basis of a large number of formulas that take into account various criteria, including historical cost experience and anticipated costs of servicing reinsured and other risks. Estimates of possible recoveries from salvage or subrogation opportunities are considered in the establishment of such reserves as applicable. As part of overall claim and claim expense reserves, the point estimates incorporate amounts to cover net estimates of unusual claims such as those emanating from asbestosis and environmental (“A&E”) exposures as discussed below. Such reserves can affect claim costs and related loss ratios for such insurance coverages as general liability, commercial automobile (truck), workers’ compensation and property.
     Early in 2001, the Federal Department of Labor revised the Federal Black Lung Program regulations. The revisions basically require a reevaluation of previously settled, denied, or new occupational disease claims in the context of newly devised, more lenient standards when such claims are resubmitted. Following a number of challenges and appeals by the insurance and coal mining industries, the revised regulations were, for the most part, upheld in June, 2002 and are to be applied prospectively. Since the final quarter of 2001 black lung claims filed or refiled pursuant to these anticipated and now final regulations have increased, though the volume of new claim reports has abated in recent years. The vast majority of claims filed to date against Old Republic pertain to business underwritten through loss sensitive programs that permit the charge of additional or refund of return premiums to wholly or partially offset changes in estimated claim costs, or to business underwritten as a service carrier on behalf of various industry-wide involuntary market (i.e. assigned risk) pools. A much smaller portion pertains to business produced on a traditional risk transfer basis. The Company has established applicable reserves for claims as they have been reported and for claims not as yet reported on the basis of its historical experience as well as assumptions relative to the effect of the revised regulations. Inasmuch as a variety of challenges are likely as the revised regulations are implemented through the actual claim settlement process, the potential impact on reserves, gross and net of reinsurance or retrospective premium adjustments, resulting from such regulations cannot as yet be estimated with reasonable certainty.
     Old Republic’s reserve estimates also include provisions for indemnity and settlement costs for various asbestosis and environmental impairment (“A&E”) claims that have been filed in the normal course of business against a number of its insurance subsidiaries. Many such claims relate to policies issued prior to 1985, including many issued during a short period between 1981 and 1982 pursuant to an agency agreement canceled in 1982. Over the years, the Company’s property and liability insurance subsidiaries have typically issued general liability insurance policies with face amounts ranging between $1.0 and $2.0 and rarely exceeding $10.0. Such policies have, in turn, been subject to reinsurance cessions which have typically reduced the subsidiaries’ net retentions to $.5 or less as to each claim. Old Republic’s exposure to A&E claims cannot, however, be calculated by conventional insurance reserving methods for a variety of reasons, including: a) the absence of statistically valid data inasmuch as such claims typically involve long reporting delays and very often uncertainty as to the number and identity of insureds against whom such claims have arisen or will arise; and b) the litigation history of such or similar claims for insurance industry members which has produced inconsistent court decisions with regard to such questions as when an alleged loss occurred, which policies provide coverage, how a loss is to be allocated among potentially responsible insureds and/or their insurance carriers, how policy coverage exclusions are to be interpreted, what types of environmental impairment or toxic tort claims are covered, when the insurer’s duty to defend is triggered, how policy limits are to be calculated, and whether clean-up costs constitute property damage. In recent times, the Executive Branch and/or the Congress of the United States have proposed or considered changes in the legislation and rules affecting the determination of liability for environmental and asbestosis claims. As of December 31, 2009, however, there is no solid evidence to suggest that possible future changes might mitigate or reduce some or all of these claim exposures. Because of the above issues and uncertainties, estimation of reserves for losses and allocated loss adjustment expenses for A&E claims in particular is much more difficult or impossible to quantify with a high degree of precision. Accordingly, no representation can be made that the Company’s reserves for such claims and related costs will not prove to be overstated or understated in the future. At December 31, 2009 and 2008, Old Republic’s aggregate indemnity and loss adjustment expense reserves specifically identified with A&E exposures amounted to $172.8 and $172.4 gross, respectively, and $136.9 and $145.0 net of reinsurance, respectively. Old Republic’s average five year survival ratios stood at 8.4 years (gross) and 11.5 years (net of reinsurance) as of December 31, 2009 and 7.3 years (gross) and 9.9 years (net of reinsurance) as of December 31, 2008. Fluctuations in this ratio between years can be caused by the inconsistent pay out patterns associated with these types of claims.
     Mortgage guaranty insurance reserves for unpaid claims and claim adjustment expenses are recognized only upon an instance of default, defined as an insured mortgage loan that has missed two or more consecutive monthly payments. Loss reserves are therefore based on statistical calculations that take into account the number of reported insured mortgage loan defaults as of each balance sheet date, as well as experience-based estimates of loan defaults that have occurred but have not as yet been reported (“IBNR”). Further, the loss reserve estimating process takes into account a large number of variables including trends in claim severity, potential salvage recoveries, expected cure rates for reported loan delinquencies at various stages of default, the level of coverage rescissions and claims denials due to material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, and management judgments relative to future employment levels, housing market activity, and mortgage loan interest costs, demand, and extensions. Historically coverage rescissions and claims denials as a result of material misrepresentation in key underwriting information or non-compliance with terms of the master policy have not been material; however, they have increased significantly since early 2008.
     Title insurance and related escrow services loss and loss adjustment expense reserves are established as point estimates to cover the projected settlement costs of known as well as IBNR losses related to premium and escrow service revenues of each reporting period. Reserves for known claims are based on an assessment of the facts available to the Company during the settlement process. The point estimates covering all claim reserves take into account IBNR claims based on past experience and evaluations of such variables as changing trends in the types of policies issued, changes in real estate markets and interest rate environments, and changing levels of loan refinancing, all of which can have a bearing on the emergence, frequency, and ultimate cost of claims.
     In addition to the above reserve elements, the Company establishes reserves for loss settlement costs that are not directly related to individual claims. Such reserves are based on prior years’ cost experience and trends, and are intended to cover the unallocated costs of claim departments’ administration of known and IBNR claims.

     The following table shows an analysis of changes in aggregate reserves for the Company’s losses, claims and settlement expenses for each of the years shown:

Years Ended December 31:	2009	2008	2007
Gross reserves at beginning of year	$7,241.3	$6,231.1	$5,534.7
Less: reinsurance losses recoverable	2,227.0	1,984.7	1,936.6

Net reserves at beginning of year:
General Insurance	3,326.9	3,279.7	3,022.8
Mortgage Guaranty	1,382.6	644.9	249.6
Title Insurance	282.4	296.9	304.1
Other	22.2	24.7	21.6

Sub-total	5,014.2	4,246.3	3,598.0

Incurred claims and claim adjustment expenses:
Provisions for insured events of the current year:
General Insurance	1,409.2	1,520.1	1,562.8
Mortgage Guaranty	1,284.0	1,199.5	551.3
Title Insurance	63.6	46.3	72.3
Other	36.4	41.9	37.8

Sub-total	2,793.3	2,807.8	2,224.2

Change in provision for insured events of prior years:
General Insurance	(56.8)	(83.0)	(110.6)
Mortgage Guaranty(a)	(149.9)	(18.7)	64.4
Title Insurance	6.7	(0.6)	(16.3)
Other	(1.3)	(3.8)	(3.6)

Sub-total	(201.3)	(106.1)	(66.1)

Total incurred claims and claim adjustment expenses(a)	2,592.0	2,701.6	2,158.1

Payments:
Claims and claim adjustment expenses attributable to insured events of the current year:
General Insurance	498.6	549.0	518.7
Mortgage Guaranty(a)	7.8	59.8	29.6
Title Insurance	7.1	5.4	7.5
Other	25.8	30.3	23.9

Sub-total	539.3	644.5	579.7

Claims and claim adjustment expenses attributable to insured events of prior years:
General Insurance	846.4	840.8	676.3
Mortgage Guaranty(a)	543.5	383.2	190.8
Title Insurance	68.5	54.8	55.8
Other	9.9	10.2	7.1

Sub-total	1,468.3	1,289.0	930.0

Total payments	2,007.7	1,933.5	1,509.8

Amount of reserves for unpaid claims and claim adjustment expenses at the end of each year, net of reinsurance losses recoverable:(b)
General Insurance	3,334.3	3,326.9	3,279.7
Mortgage Guaranty	1,965.4	1,382.6	644.9
Title Insurance	277.1	282.4	296.9
Other	21.5	22.2	24.7

Sub-total	5,598.5	5,014.2	4,246.3
Reinsurance losses recoverable	2,316.5	2,227.0	1,984.7

Gross reserves at end of year	$7,915.0	$7,241.3	$6,231.1

(a)
In common with all other insurance lines, mortgage guaranty paid and incurred claim and claim adjustment expenses include only those costs actually or expected to be paid by the Company. Claims not paid by virtue of coverage rescissions and claims denials amounted to $719.5, $211.0, and $36.4 for 2009, 2008, and 2007, respectively. In a similar vein, changes in mortgage guaranty aggregate case, IBNR, and loss adjustment expense reserves shown in the following table and entering into the determination of incurred claim costs, take into account, among a large number of variables, claim cost reductions for anticipated coverage rescissions and claims denials of $881.9 in 2009, $830.5 in 2008, and none in 2007. The significant decline of $149.9 in 2009 for prior years’ mortgage guaranty incurred claim provisions resulted mostly from greater than anticipated coverage rescissions and claim denials.

	2009	2008	2007
Reserve increase(decrease):
General Insurance	$7.4	$47.2	$256.9
Mortgage Guaranty	582.8	737.7	395.3
Title Insurance	(5.3)	(14.5)	(7.2)
Other	(.7)	(2.5)	3.1

Total	$584.3	$768.0	$648.3

(b)	Year end IBNR reserves carried in each segment were as follows:

	2009	2008	2007
General Insurance	$1,621.6	$1,583.8	$1,539.0
Mortgage Guaranty	39.7	33.0	20.8
Title Insurance	191.3	200.7	223.4
Other	9.4	9.0	11.8

Total	$1,862.0	$1,826.5	$1,795.0

     For the three most recent calendar years, the above table indicates that the one-year development of consolidated reserves at the beginning of each year produced average favorable annual developments of 2.8%. The Company believes that the factors most responsible, in varying and continually changing degrees, for such redundancies or deficiencies included differences in originally estimated salvage and subrogation recoveries, in sales and prices of homes that can impact claim costs upon the sale of foreclosed properties, by changes in regional or local economic conditions and employment levels, by greater numbers of coverage rescissions and claims denials due to material misrepresentation in key underwriting information or non-compliance with prescribed underwriting guidelines, by the extent of loan refinancing activity that can reduce the period of time over which a policy remains at risk, by lower than expected frequencies of claims incurred but not reported, by the effect of reserve discounts applicable to workers’ compensation claims, by higher than expected severity of litigated claims in particular, by governmental or judicially imposed retroactive conditions in the settlement of claims such as noted above in regard to black lung disease claims, by greater than anticipated inflation rates applicable to repairs and the medical portion of claims in particular, and by higher than expected claims incurred but not reported due to the slower and highly volatile emergence patterns applicable to certain types of claims such as those stemming from litigated, assumed reinsurance, or the A&E types of claims noted above.
(i) Reinsurance — The cost of reinsurance is recognized over the terms of reinsurance contracts. Amounts recoverable from reinsurers for loss and loss adjustment expenses are estimated in a manner consistent with the claim liability associated with the reinsured business. The Company evaluates the financial condition of its reinsurers on a regular basis. Allowances are established for amounts deemed uncollectible and are included in the Company’s net claim and claim expense reserves.
(j) Income Taxes — The Company and most of its subsidiaries file a consolidated tax return and provide for income taxes payable currently. Deferred income taxes included in the accompanying consolidated financial statements will not necessarily become payable/recoverable in the future. The Company uses the asset and liability method of calculating deferred income taxes. This method calls for the establishment of a deferred tax, calculated at currently enacted tax rates that are applied to the cumulative temporary differences between financial statement and tax bases of assets and liabilities.
     The provision for combined current and deferred income taxes (credits) reflected in the consolidated statements of income does not bear the usual relationship to income before income taxes (credits) as the result of permanent and other differences between pretax income (loss) and taxable income (loss) determined under existing tax regulations. The more significant differences, their effect on the statutory income tax rate (credit), and the resulting effective income tax rates (credits) are summarized below:

	Years Ended December 31,
	2009	2008	2007
Statutory tax rate (credit)	(35.0)%	(35.0)%	35.0%
Tax rate increases (decreases):
Tax-exempt interest	(9.0)	(3.1)	(6.7)
Dividends received exclusion	(.6)	(.4)	(.9)
Valuation allowance (see below)	(19.8)	6.6	—
Other items — net	.6	.1	.6

Effective tax rate (credit)	(63.8)%	(31.8)%	28.0%

     The tax effects of temporary differences that give rise to significant portions of the Company’s net deferred tax assets (liabilities) are as follows at the dates shown:

	December 31,
	2009	2008	2007
Deferred Tax Assets:
Losses, claims, and settlement expenses	$209.1	$200.7	$207.6
Pension and deferred compensation plans	47.7	46.5	27.9
Impairment losses on investments	127.6	124.5	—
Other timing differences	12.7	16.2	6.9

Total deferred tax assets before valuation allowance	397.1	388.1	242.5
Valuation allowance on impaired assets	—	(54.0)	—

Total deferred tax assets	397.1	334.1	242.5

Deferred Tax Liabilities:
Unearned premium reserves	27.8	23.3	23.4
Deferred policy acquisition costs	67.2	73.5	80.2
Mortgage guaranty insurers’ contingency reserves	136.1	301.1	501.3
Fixed maturity securities adjusted to cost	6.0	7.2	9.3
Net unrealized investment gains	202.5	1.1	41.3
Title plants and records	5.0	5.0	4.4

Total deferred tax liabilities	444.6	411.4	660.3

Net deferred tax liabilities	$47.5	$77.3	$417.7

     A valuation allowance of $54.0 was established against a deferred tax asset related to the Company’s realized losses on investments at December 31, 2008. As of December 31, 2009, this valuation allowance was eliminated following an increase in the fair value of the Company’s investment portfolio. In valuing the deferred tax asset, the Company considered certain factors including primarily the scheduled reversals of certain deferred tax liabilities and the impact of available carryback and carryforward periods. Based on these considerations, the Company believes that it is more likely than not that it will realize the benefits of the deferred tax assets related to realized investment losses, as of December 31, 2009.
     Pursuant to special provisions of the Internal Revenue Code pertaining to mortgage guaranty insurers, a contingency reserve (established in accordance with insurance regulations designed to protect policyholders against extraordinary volumes of claims) is deductible from gross income. The tax benefits obtained from such deductions must, however, be invested in a special type of non-interest bearing U.S. Treasury Tax and Loss Bonds which aggregated $221.4 at December 31, 2009. For Federal income tax purposes, amounts deducted from the contingency reserve are taken into gross statutory taxable income in the period in which they are released. Contingency reserves may be released when incurred losses exceed thresholds established under state law or regulation, upon special request and approval by state insurance regulators, or in any event, upon the expiration of ten years. During 2009, the Company released net contingency reserves of $797.1 and consequently, $79.6 of U.S. Treasury Tax and Loss Bonds were redeemed in 2009 and $179.9 are to be redeemed during the first quarter of 2010. In addition, $262.7 of U.S. Treasury Tax and Loss Bonds were redeemed in 2009 relating to contingency reserve releases recorded in 2008.
     In 2007, the Company adopted an accounting pronouncement which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. Tax positions taken or expected to be taken in a tax return by the Company are recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. There are no tax uncertainties that are expected to result in significant increases or decreases to unrecognized tax benefits within the next twelve month period. The Company views its income tax exposures as primarily consisting of timing differences whereby the ultimate deductibility of a taxable amount is highly certain but the timing of its deductibility is uncertain. Such differences relate principally to the timing of deductions for loss and premium reserves. As in prior examinations, the Internal Revenue Service (IRS) could assert that claim reserve deductions were overstated thereby reducing the Company’s statutory taxable income in any particular year. The Company believes that it establishes its reserves fairly and consistently at each balance sheet date, and that it would succeed in defending its tax position in these regards. Because of the impact of deferred tax accounting, the possible accelerated payment of tax to the IRS would not necessarily affect the annual effective tax rate. The Company classifies interest and penalties as income tax expense in the consolidated statement of income. Examinations of the Company’s consolidated Federal income tax returns through year-end 2006 have been completed and no significant adjustments have resulted.
(k) Property and Equipment — Property and equipment is generally depreciated or amortized over the estimated useful lives of the assets, (2 to 27 years), substantially by the straight-line method. Depreciation and amortization expenses related to property and equipment were $15.2, $17.9, and $18.3 in 2009, 2008, and 2007, respectively. Expenditures for maintenance and repairs are charged to income as incurred, and expenditures for major renewals and additions are capitalized.
(l) Title Plants and Records — Title plants and records are carried at original cost or appraised value at the date of purchase. Such values represent the cost of producing or acquiring interests in title records and indexes and the appraised value of purchased subsidiaries’ title records and indexes at dates of acquisition. The cost of maintaining, updating, and operating title records is charged to income as incurred. Title records and indexes are ordinarily not amortized unless events or circumstances indicate that the carrying amount of the capitalized costs may not be recoverable.
(m) Goodwill and Intangible Assets — Goodwill resulting from business combinations is no longer amortizable against operations but must be tested annually for possible impairment of its continued value ($167.8 and $161.4 at December 31, 2009 and 2008, respectively). No impairment charges were required for any period presented.
(n) Employee Benefit Plans — The Company has three pension plans covering a portion of its work force. The three plans are the Old Republic International Salaried Employees Restated Retirement Plan (the Old Republic Plan), the Bituminous Casualty Corporation Retirement Income Plan (the Bituminous Plan) and the Old Republic National Title Group Pension Plan (the Title Plan). The plans are defined benefit plans pursuant to which pension payments are based primarily on years of service and employee compensation near retirement. It is the Company’s policy to fund the plans’ costs as they accrue. These plans have been closed to new participants since December 31, 2004. Prior to 2007, the dates used to determine pension measurements were December 31 for the Old Republic Plan and the Bituminous Plan, and September 30 for the Title Plan. Effective December 31, 2007, the Company adopted an accounting pronouncement which required the Company to measure the funded status of its plans as of the end of the fiscal year. Consequently, the Title Plan changed its measurement date to December 31. The change in measurement date did not have a material impact on the consolidated financial statements.
     Authoritative guidance governing pension accounting requires that the funded status of pension and other postretirement plans be recognized in the consolidated balance sheet. The funded status is measured as the difference between the fair value of plan assets and the projected benefit obligations on a plan-by-plan basis. The funded status of an overfunded benefit plan is recognized as a net pension asset while the funded status for underfunded benefit plans is recognized as a net pension liability; offsetting entries are reflected as a component of shareholders’ equity in accumulated other comprehensive income, net of deferred taxes. Changes in the funded status of the plans are recognized in the period in which they occur.
     The changes in the projected benefit obligation are as follows:

	Years Ended December 31,
	2009	2008	2007

Projected benefit obligation at beginning of year	$263.1	$242.0	$250.1

Increases (decreases) during the year attributable to:
Service cost	7.9	7.9	9.6
Interest cost	15.9	15.3	15.2
Actuarial (gains) losses	8.0	8.6	(22.6)
Benefits paid	(10.3)	(10.8)	(10.4)
Change in plan provision	1.2	—	—

Net increase (decrease) for the year	22.7	21.0	(8.1)

Projected benefit obligation at end of year	$285.8	$263.1	$242.0

     The changes in the fair value of net assets available for plan benefits are as follows:

	Years Ended December 31,
	2009	2008	2007
Fair value of net assets available for plan benefits At beginning of the year	$193.0	$219.9	$210.5

Increases (decreases) during the year attributable to:
Actual return on plan assets	20.6	(20.1)	14.9
Sponsor contributions	5.8	4.0	5.0
Benefits paid	(10.3)	(10.8)	(10.4)
Administrative expenses	—	—	—

Net increase (decrease) for year	16.1	(26.9)	9.4

Fair value of net assets available for plan benefits At end of the year	$209.1	$193.0	$219.9

     The components of aggregate annual net periodic pension costs consisted of the following:

	Years Ended December 31,
	2009	2008	2007
Service cost	$7.9	$7.9	$8.7
Interest cost	15.9	15.3	14.1
Expected return on plan assets	(15.5)	(16.6)	(16.0)
Recognized loss	4.5	.7	3.2

Net cost	$12.8	$7.4	$9.9

     The pretax amounts recognized in other comprehensive income consist of the following:

	Years Ended December 31,
	2009	2008	2007
Amounts arising during the period:
Net recognized gain (loss)	$(3.0)	$(45.3)	$20.1
Net prior service cost	(1.2)	—	—
Reclassification adjustment to components of net periodic pension cost:
Net recognized loss	4.5	.7	3.2
Net prior service cost	—	—	—

Net pretax amount recognized	$.3	$(44.6)	$23.3

     The amounts included in accumulated other comprehensive income that have not yet been recognized as components of net periodic pension cost consist of the following:

	As of December 31,
	2009	2008
Net recognized loss	$(72.9)	$(74.5)
Net prior service cost	(1.2)	—

Total	$(74.1)	$(74.5)

     The amounts included in accumulated other comprehensive income expected to be recognized as components of net periodic pension cost during 2010 consist of the following:

As of
December 31,
2009
Net recognized loss	$4.7
Net prior service cost	.1

Total	$4.8

     The projected benefit obligations for the plans were determined using the following weighted-average assumptions:

	As of December 31,
	2009	2008
Settlement discount rates	5.98%	6.20%
Rates of compensation increase	4.25%	4.25%

     The net periodic benefit cost for the plans were determined using the following weighted-average assumptions:

	As of December 31,
	2009	2008	2007
Settlement discount rates	6.20%	6.50%	5.75%
Rates of compensation increase	4.25%	4.25%	3.92%
Long-term rates of return on plans’ assets	7.84%	7.83%	7.83%
     The assumed settlement discount rates were determined by matching the current estimate of each Plan’s projected cash outflows against spot rate yields on a portfolio of high quality bonds as of the measurement date. To develop the expected long-term rate of return on assets assumption, the Plans considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolios.
     The accumulated benefit obligation for the plans was $256.5 and $234.8 for the 2009 and 2008 plan years taking into account the above measurement dates, respectively.
     The following information is being provided for plans with projected benefit obligations in excess of plan assets:

	As of December 31,
	2009	2008
Projected benefit obligations	$285.8	$263.1
Fair value of plan assets	$209.1	$193.0

     The following information is being provided for plans with accumulated benefit obligations in excess of plan assets:

	As of December 31,
	2009	2008
Projected benefit obligations	$285.8	$263.1
Accumulated benefit obligations	256.5	234.8
Fair value of plan assets	$209.1	$193.0

     The benefits expected to be paid as of December 31, 2009 for the next 10 years are as follows: 2010: $12.6; 2011: $13.1; 2012: $14.1; 2013: $15.1; 2014: $16.4 and for the five years after 2014: $100.2.
     The Companies made cash contributions of $5.8 to their pension plans in 2009 and expect to make cash contributions of approximately $1.8 in calendar year 2010.
     The investment policy of the Plans is to consider the matching of assets and liabilities, appropriate risk aversion, liquidity needs, the preservation of capital, and the attainment of modest growth. The weighted-average asset allocations of the Plans are as follows:

	As of December 31,		Investment Policy Asset
	2009	2008	Allocation % Range Target
Equity securities:
Common shares of Company stock	11.0%	14.1%
Other	45.1	41.6

Sub-total	56.1	55.7	30% to 70%
Fixed maturity securities	35.7	37.0	30% to 70%
Other	8.2	7.3	1% to 20%

Total	100.0%	100.0%

     Effective December 31, 2009, the Company adopted accounting guidance which required additional disclosures about Plan assets. These disclosures require that Plan assets be presented by major category and be segregated among the various input levels required by the fair value hierarchy described in Note 1(d).
     The Plans use quoted values and other data provided by the respective investment custodians as inputs for determining fair value of debt and equity securities. The custodians obtain market quotations and actual transaction prices for securities that have quoted prices in active markets using its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the investment custodian uses observable inputs, including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value. Short-term investments are valued at cost which approximates fair value.

     The following table presents a summary of the Plans’ assets segregated among the various input levels described in Note 1(d).

	Fair value measurements as of December 31, 2009:
	Level 1	Level 2	Level 3	Total
Equity maturity securities:
Common shares of Company stock	$22.9	$—	$—	$22.9
Other	80.3	14.0	—	94.4

Sub-total	103.2	14.0	—	117.3
Fixed maturity securities	—	74.6	—	74.6
Other	4.9	3.2	9.0	17.1

Total	$108.2	$91.8	$9.0	$209.1

     Level 1 assets include publicly traded common stocks, mutual funds and most short-term investments. Level 2 assets generally include corporate and government agency bonds and a limited partnership investment. Level 3 assets primarily consist of an immediate participation guaranteed fund. There were no significant changes in the fair value of the guaranteed fund during the year ended December 31, 2009.
     The Company has a number of profit sharing and other incentive compensation programs for the benefit of a substantial number of its employees. The costs related to such programs are summarized below:

	Years Ended December 31,
	2009	2008	2007
Employees Savings and Stock Ownership Plan	$5.4	$2.4	$2.5
Other profit sharing plans	5.9	6.3	5.1
Cash and deferred incentive compensation	$16.0	$16.4	$24.2

     The Company sponsors an Employees Savings and Stock Ownership Plan (ESSOP) in which a majority of its employees participate. Current Company contributions are directed to the open market purchase of its shares. Dividends on shares are allocated to participants as earnings, and likewise invested in Company stock. The Company’s annual contributions are based on a formula that takes the growth in net operating income per share over consecutive five year periods into account. As of December 31, 2009, there were 15,446,633 Old Republic common shares owned by the ESSOP, of which 10,252,837 were allocated to employees’ account balances. There are no repurchase obligations in existence. See Note 3(b).
(o) Escrow Funds — Segregated cash deposit accounts and the offsetting liabilities for escrow deposits in connection with Title Insurance Group real estate transactions in the same amounts ($428.1 and $498.6 at December 31, 2009 and 2008, respectively) are not included as assets or liabilities in the accompanying consolidated balance sheets as the escrow funds are not available for regular operations.
(p) Earnings Per Share — Consolidated basic earnings per share excludes the dilutive effect of common stock equivalents and is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares actually outstanding for the year. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. The following table provides a reconciliation of net income (loss) and number of shares used in basic and diluted earnings per share calculations.

	Years Ended December 31,
	2009	2008	2007
Numerator:
Net Income (loss)	$(99.1)	$(558.3)	$272.4

Numerator for basic earnings per share — income (loss) available to common shareholders	(99.1)	(558.3)	272.4

Numerator for diluted earnings per share — income (loss) available to common shareholders after assumed conversions	$(99.1)	$(558.3)	$272.4

Denominator:
Denominator for basic earnings per share — weighted-average shares (a)(b)	235,657,425	231,484,083	231,370,242
Effect of dilutive securities — stock options	—	—	1,542,486
Effect of dilutive securities — convertible senior notes	—	—	—

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversions (a)(b)	235,657,425	231,484,083	232,912,728

Earnings per share: Basic	$(.42)	$(2.41)	$1.18

Diluted	$(.42)	$(2.41)	$1.17

Anti-dilutive outstanding stock option awards excluded from earning per share computations:
Stock options	15,781,176	15,279,782	4,864,000
Convertible senior notes	27,452,271	—	—

Total	43,233,447	15,279,782	4,864,000

(a)	All per share statistics have been restated to reflect all stock dividends or splits declared through December 31, 2009.

(b)
In calculating earnings per share, pertinent accounting rules require that common shares owned by the Company’s Employee Savings and Stock Ownership Plan that are as yet unallocated to participants in the plan be excluded from the calculation. Such shares are issued and outstanding, have the same voting and other rights applicable to all other common shares, and may be sold at any time by the plan.

(q) Concentration of Credit Risk — The Company is not exposed to material concentrations of credit risks as to any one issuer.
(r) Stock Option Compensation — As periodically amended, the Company has had a stock option plan in effect for certain eligible key employees since 1978. Under the current plan, options awarded at the date of grant together with options previously issued and then-outstanding may not exceed 9% of the Company’s outstanding common stock at the end of the month immediately preceding an option grant. The exercise price of stock options is equal to the closing market price of the Company’s common stock on the date of grant, and the contractual life of the grant is generally ten years from the date of the grant. Options granted in 2001 and prior years may be exercised to the extent of 10% of the number of shares covered thereby on and after the date of grant, and cumulatively, to the extent of an additional 10% on and after each of the first through ninth subsequent calendar years. Options granted in 2002 and thereafter may be exercised to the extent of 10% of the number of shares covered thereby as of December 31st of the year of the grant and, cumulatively, to the extent of an additional 15%, 20%, 25% and 30% on and after the second through fifth calendar years, respectively. Options granted to employees who meet certain retirement eligibility provisions become fully vested upon retirement.
     The following table presents the stock based compensation expense and income tax benefit recognized in the financial statements:

	2009	2008	2007
Stock based compensation expense	$4.9	$8.0	$10.5
Income tax benefit	$1.7	$2.8	$3.6

     The fair value of each stock option award is estimated on the date of grant using the Black-Scholes-Merton Model. The following table presents the assumptions used in the Black-Scholes Model for the awards granted during the periods presented. Expected volatilities are based on the historical experience of Old Republic’s common stock. The expected term of stock options represents the period of time that stock options granted are assumed to be outstanding. The Company uses historical data to estimate the effect of stock option exercise and employee departure behavior; groups of employees that have similar historical behavior are considered separately for valuation purposes. The risk-free rate of return for periods within the contractual term of the share option is based on the U.S. Treasury rate in effect at the time of the grant.

	2009	2008	2007
Expected volatility	.28	.21	.19
Expected dividends	7.74%	6.29%	3.56%
Expected term (in years)	7	7	7
Risk-free rate	2.56%	3.05%	4.43%

     A summary of stock option activity under the plan as of December 31, 2009, 2008 and 2007, and changes in outstanding options during the years then ended is presented below:

	As of and for the Years Ended December 31,
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	15,279,782	$17.81	14,570,577	$18.12	13,282,329	$17.26
Granted	989,250	10.48	1,505,000	12.94	2,329,000	21.78
Exercised	71,493	6.79	222,795	10.21	932,593	14.98
Forfeited and canceled	416,363	14.28	573,000	15.82	108,159	19.47

Outstanding at end of year	15,781,176	17.49	15,279,782	17.81	14,570,577	18.12

Exercisable at end of year	11,892,055	$17.77	10,311,431	$17.21	8,919,827	$16.38

Weighted average fair value of options granted during the year (a)	$1.05	per share	$1.18	per share	$3.73	per share

(a)	Based on the Black-Scholes option pricing model and the assumptions outlined above.
     A summary of stock options outstanding and exercisable at December 31, 2009 follows:

		Options Outstanding			Options Exercisable
			Weighted - Average			Weighted
	Year(s)	Number	Remaining			Average
	Of	Out-	Contractual	Exercise	Number	Exercise
Ranges of Exercise Prices	Grant	Standing	Life	Price	Exercisable	Price
$6.40 to $7.23	2000	333,509	0.25	$6.40	333,509	$6.40
$14.36	2001	1,178,308	1.25	14.36	1,168,613	14.36
$16.85	2002	1,456,094	2.25	16.85	1,456,094	16.85
$14.37	2003	1,462,442	3.25	14.37	1,462,442	14.37
$19.32 to $20.02	2004	2,239,749	4.25	19.33	2,239,749	19.33
$18.41 to $20.87	2005	1,913,549	5.25	18.44	1,913,549	18.44
$21.36 to $22.35	2006	2,431,475	6.25	22.00	1,754,056	21.99
$21.78 to $23.16	2007	2,274,175	7.25	21.78	1,090,026	21.78
$7.73 to $12.95	2008	1,504,000	8.25	12.94	375,230	12.94
$10.48	2009	987,875	9.25	10.48	98,785	10.48

Total		15,781,176		$17.49	11,892,055	$17.77

     Pursuant to the Company’s self-imposed limits, the maximum number of options available for future issuance as of December 31, 2009, is 5,880,514 shares.
     As of December 31, 2009, there was $4.4 of total unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted average period of approximately 3 years.

     The cash received from stock option exercises, the total intrinsic value of stock options exercised, and the actual tax benefit realized for the tax deductions from option exercises are as follows:

	2009	2008	2007
Cash received from stock option exercise	$.5	$2.2	$13.9
Intrinsic value of stock options exercised	.3	.9	5.1
Actual tax benefit realized for tax deductions from stock options exercised	$.1	$.3	$1.7

Note 2 — Debt – Consolidated debt of Old Republic and its subsidiaries is summarized below:
     On April 29, 2009, the Company completed a public offering of $316.25 aggregate principal amount of Convertible Senior Notes. The notes bear interest at a rate of 8.0% per year, mature on May 15, 2012, and are convertible at any time prior to maturity by the holder into 86.8056 shares of common stock per one thousand dollar note.
     Consolidated debt of Old Republic and its subsidiaries is summarized below:

	December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
8% Convertible Senior Notes due 2012	$316.2	$358.9	$—	$—
Commercial paper due within 180 days with an average yield of — % and 2.65%, respectively	—	—	199.5	199.5
ESSOP debt with an average yield of 3.85% and 5.41%, respectively, (Note 3(b))	27.9	27.9	29.5	29.5
Other miscellaneous debt	2.5	2.5	3.8	3.8

Total debt	$346.7	$389.4	$233.0	$233.0

     The Company currently has access to the commercial paper market for up to $150.0.
     Scheduled maturities of the above debt at December 31, 2009 are as follows: 2010: $3.6; 2011: $3.1; 2012: $319.0; 2013: $2.8; 2014: $3.0; 2015 and after: $15.0. During 2009, 2008 and 2007, $22.2, $3.8 and $6.8, respectively, of interest expense on debt was charged to consolidated operations.
Note 3 — Shareholders’ Equity — All common and preferred share data herein has been retroactively adjusted as applicable for stock dividends or splits declared through December 31, 2009.
(a) Preferred Stock — The following table shows certain information pertaining to the Company’s preferred shares issued and outstanding:

Convertible
Series G(a)
Preferred Stock Series:
Annual cumulative dividend rate per share	$	(a)
Conversion ratio of preferred into common shares	1 for .95
Conversion right begins	Anytime
Redemption and liquidation value per share		(a)
Redemption beginning in year		(a)
Total redemption value (millions)		(a)
Vote per share	one
Shares outstanding:
December 31, 2008	0
December 31, 2009	0

(a)
The Company has authorized up to 1,000,000 shares of Series G Convertible Preferred Stock for issuance pursuant to the Company’s Stock Option Plan. Series G had been issued under the designation “G-2”. As of December 31, 2003, all Series “G-2” had been converted into shares of common stock. In 2001, the Company created a new designation, “G-3”, from which no shares have been issued as of December 31, 2009. Management believes this designation will be the source of possible future issuances of Series G stock. Except as otherwise stated, Series “G-2” and Series “G-3” are collectively referred to as Series “G”. Each share of Series G pays a floating rate dividend based on the prime rate of interest. At December 31, 2009, the annual dividend rate for Series “G-3” would have been 34 cents per share. Each share of Series G is convertible at any time, after being held six months, into .95 shares of Common Stock. Unless previously converted, Series G shares may be redeemed at the Company’s sole option five years after their issuance.

(b) Common Stock — At December 31, 2009, there were 500,000,000 shares of common stock authorized. At the same date, there were 100,000,000 shares of Class “B” common stock authorized, though none were issued or outstanding. Class “B” common shares have the same rights as common shares except for being entitled to 1/10th of a vote per share. In August 2008, the Company cancelled 1,566,100 common shares previously reported as treasury stock and restored them to unissued status; this had no effect on total shareholders’ equity or the financial position of the Company.
     During the final quarter of 2008, the Company issued 9,738,475 shares of its common stock for an aggregate consideration of $82.8 based on market quotations at date of issuance. Of this amount, $50.0 (5,488,475 shares) was acquired by the Old Republic Employees Savings and Stock Ownership Plan (“ESSOP”), and $32.8 (4,250,000 shares) by the Company’s three pension plans and its mutual insurance affiliate.
     The ESSOP’s common stock purchases were financed by a $30.0 bank loan and by $20.0 of pre-fundings from ESSOP participating subsidiaries. Common stock held by the ESSOP is classified as a charge to the common shareholders’ equity account until it is allocated to participating employees’ accounts contemporaneously with the repayment of the ESSOP debt incurred for its acquisition. Such unallocated shares are not considered outstanding for purposes of calculating earnings per share. Dividends on unallocated shares are used to pay debt service costs. Dividends on allocated shares are credited to participants’ accounts.
(c) Cash Dividend Restrictions — The payment of cash dividends by the Company is principally dependent upon the amount of its insurance subsidiaries’ statutory policyholders’ surplus available for dividend distribution. The insurance subsidiaries’ ability to pay cash dividends to the Company is in turn generally restricted by law or subject to approval of the insurance regulatory authorities of the states in which they are domiciled. These authorities recognize only statutory accounting practices for determining financial position, results of operations, and the ability of an insurer to pay dividends to its shareholders. Based on year end 2009 data, the maximum amount of dividends payable to the Company by its insurance and a small number of non-insurance company subsidiaries during 2010 without the prior approval of appropriate regulatory authorities is approximately $295.6. Dividends declared during 2009, 2008 and 2007, to the Company by its subsidiaries amounted to $181.5, $191.2 and $175.8, respectively.
Note 4 — Commitments and Contingent Liabilities:
(a) Reinsurance and Retention Limits — In order to maintain premium production within their capacity and to limit maximum losses for which they might become liable under policies they’ve underwritten, Old Republic’s insurance subsidiaries, as is the common practice in the insurance industry, may cede all or a portion of their premiums and related liabilities on certain classes of business to other insurers and reinsurers. Although the ceding of insurance does not ordinarily discharge an insurer from liability to a policyholder, it is industry practice to establish the reinsured part of risks as the liability of the reinsurer. Old Republic also employs retrospective premium and a large variety of risk-sharing procedures and arrangements for parts of its business in order to reduce underwriting losses for which it might become liable under insurance policies it issues. To the extent that any reinsurance companies, assured or producer might be unable to meet their obligations under existing reinsurance, retrospective insurance and production agreements, Old Republic would be liable for the defaulted amounts. As deemed necessary, reinsurance ceded to other companies is secured by letters of credit, cash, and/or securities.
Except as noted in the following paragraph, reinsurance protection on property and liability coverages generally limits the net loss on most individual claims to a maximum of: $4.1 for workers’ compensation; $2.6 for commercial auto liability; $2.6 for general liability; $8.0 for executive protection (directors & officers and errors & omissions); $2.0 for aviation; and $2.6 for property coverages. Roughly 34% of the mortgage guaranty traditional primary insurance in force is subject to lender sponsored captive reinsurance arrangements structured primarily on an excess of loss basis. All bulk and other insurance risk in force is retained. Exclusive of reinsurance, the average direct primary mortgage guaranty exposure is approximately (in whole dollars) $38,500 per insured loan. Title insurance risk assumptions are currently limited to a maximum of $500.0 as to any one policy. The vast majority of title policies issued, however, carry exposures of less than $1.0.
Since January 1, 2005, the Company has had maximum reinsurance coverage of up to $200.0 for its workers’ compensation exposures. Pursuant to regulatory requirements, however, all workers’ compensation primary insurers such as the Company remain liable for unlimited amounts in excess of reinsured limits. Other than the substantial concentration of workers’ compensation losses caused by the September 11, 2001 terrorist attack on America, to the best of the Company’s knowledge there had not been a similar accumulation of claims in a single location from a single occurrence prior to that event. Nevertheless, the possibility continues to exist that non-reinsured losses could, depending on a wide range of severity and frequency assumptions, aggregate several hundred million dollars to an insurer such as the Company. Such aggregation of losses could occur in the event of a catastrophe such as an earthquake that could lead to the death or injury of a large number of employees concentrated in a single facility such as a high rise building.
As a result of the September 11, 2001 terrorist attack on America, the reinsurance industry eliminated coverage from substantially all contracts for claims arising from acts of terrorism. Primary insurers like the Company thus became fully exposed to such claims. Late in 2002, the Terrorism Risk Insurance Act of 2002 (the “TRIA”) was

signed into law, immediately establishing a temporary federal reinsurance program administered by the Secretary of the Treasury. The program applied to insured commercial property and casualty losses resulting from an act of terrorism, as defined in the TRIA. Congress extended and modified the program in late 2005 through the Terrorism Risk Insurance Revision and Extension Act of 2005 (the “TRIREA”). TRIREA expired on December 31, 2007. Congress enacted a revised program in December 2007 through the Terrorism Risk Insurance Program Reauthorization Act of 2007 (the “TRIPRA”), a seven year extension through December 2014. The TRIA automatically voided all policy exclusions which were in effect for terrorism related losses and obligated insurers to offer terrorism coverage with most commercial property and casualty insurance lines. The TRIREA revised the definition of “property and casualty insurance” to exclude commercial automobile, burglary and theft, surety, professional liability and farm owner’s multi-peril insurance. TRIPRA did not make any further changes to the definition of property and casualty insurance, however, it does include domestic acts of terrorism within the scope of the program. Although insurers are permitted to charge an additional premium for terrorism coverage, insureds may reject the coverage. Under TRIPRA, the program’s protection is not triggered for losses arising from an act of terrorism until the industry first suffers losses of $100 billion in the aggregate during any one year. Once the program trigger is met, the program will pay 85% of an insurer’s terrorism losses that exceed an individual insurer’s deductible. The insurer’s deductible is 20% of direct earned premium on property and casualty insurance. Insurers may reinsure that portion of the risk they retain under the program. Effective January 1, 2008, the Company reinsured limits of $198.0 excess of $2.0 for claims arising from certain acts of terrorism for casualty clash coverage and catastrophe workers’ compensation liability insurance coverage.
     Reinsurance ceded by the Company’s insurance subsidiaries in the ordinary course of business is typically placed on an excess of loss basis. Under excess of loss reinsurance agreements, the companies are generally reimbursed for losses exceeding contractually agreed-upon levels. Quota share reinsurance is most often effected between the Company’s insurance subsidiaries and industry-wide assigned risk plans or captive insurers owned by assureds. Under quota share reinsurance, the Company remits to the assuming entity an agreed upon percentage of premiums written and is reimbursed for underwriting expenses and proportionately related claims costs.
     Reinsurance recoverable asset balances represent amounts due from or credited by assuming reinsurers for paid and unpaid claims and premium reserves. Such reinsurance balances as are recoverable from non-admitted foreign and certain other reinsurers such as captive insurance companies owned by assureds, as well as similar balances or credits arising from policies that are retrospectively rated or subject to assureds’ high deductible retentions are substantially collateralized by letters of credit, securities, and other financial instruments. Old Republic evaluates on a regular basis the financial condition of its assuming reinsurers and assureds who purchase its retrospectively rated or self-insured deductible policies. Estimates of unrecoverable amounts totaling $28.2 as of both December 31, 2009 and 2008 are included in the Company’s net claim and claim expense reserves since reinsurance, retrospectively rated, and self-insured deductible policies and contracts do not relieve Old Republic from its direct obligations to assureds or their beneficiaries.
     At December 31, 2009, the Company’s General Insurance Group’s ten largest reinsurers represented approximately 59% of the total consolidated reinsurance recoverable on paid and unpaid losses, with Munich Reinsurance America, Inc. the largest reinsurer representing 28.3% of the total recoverable balance. Of the balance due from these ten reinsurers, 83.9% was recoverable from A or better rated reinsurance companies, 11.5% from industry-wide insurance assigned risk pools, and 4.6% from captive reinsurance companies. The Mortgage Guaranty Group’s total claims exposure to its largest reinsurer, Balboa Reinsurance Company, was $133.2 million, which represented 5.6% of total consolidated reinsured liabilities, as of December 31, 2009.
     The following information relates to reinsurance and related data for the General Insurance and Mortgage Guaranty Groups for the three years ended December 31, 2009. Reinsurance transactions of the Title Insurance Group and small life and health insurance operation are not material.
     Property and liability insurance companies are required to annualize certain policy premiums in their regulatory financial statements though such premiums may not be contractually due nor ultimately collectable. The annualization process relies on a large number of estimates, and has the effect of increasing direct, ceded, and net premiums written, and of grossing up corresponding balance sheet premium balances and liabilities such as unearned premium reserves. The accrual of these estimates has no effect on net premiums earned or GAAP net income.

	Years Ended December 31,
	2009	2008	2007
General Insurance Group
Written premiums: Direct	$2,380.7	$2,655.7	$2,685.2
Assumed	10.4	15.2	61.5
Ceded	$670.7	$704.2	$634.7

Earned premiums: Direct	$2,432.1	$2,702.0	$2,644.7
Assumed	16.3	29.1	173.4
Ceded	$666.0	$741.8	$663.0

Claims ceded	$433.0	$451.8	$366.2

Mortgage Guaranty Group
Written premiums: Direct	$634.0	$708.6	$637.9
Assumed	—	—	—
Ceded	$4.0	$106.5	$95.1

Earned premiums: Direct	$648.6	$698.4	$612.7
Assumed	.2	.3	.4
Ceded	$4.3	$106.3	$94.9

Claims ceded	$173.7	$199.4	$1.9

Insurance in force as of December 31:
Direct	$108,884.9	$128,267.5	$124,738.4
Assumed	895.0	1,435.1	1,737.1
Ceded	$2,933.9	$7,425.2	$7,419.7

(b) Leases — Some of the Company’s subsidiaries maintain their offices in leased premises. Some of these leases provide for the payment of real estate taxes, insurance, and other operating expenses. Rental expenses for operating leases amounted to $43.1, $42.6 and $42.5 in 2009, 2008 and 2007, respectively. These expenses relate primarily to building leases of the Company. A number of the Company’s subsidiaries also lease other equipment for use in their businesses. At December 31, 2009, aggregate minimum rental commitments (net of expected sub-lease receipts) under noncancellable operating leases are summarized as follows: 2010: $38.7; 2011: $31.1; 2012: $23.8; 2013: $18.6; 2014: $13.9; 2015 and after: $41.8.
(c) General — In the normal course of business, the Company and its subsidiaries are subject to various contingent liabilities, including possible income tax assessments resulting from tax law interpretations or issues raised by taxing or regulatory authorities in their regular examinations, catastrophic claim occurrences not indemnified by reinsurers such as noted at 4(a) above, or failure to collect all amounts on its investments or balances due from assureds and reinsurers. The Company does not have a basis for anticipating any significant losses or costs that could result from any known or existing contingencies.
     From time to time, in order to assure possible liquidity needs, the Company may guaranty the timely payment of principal and/or interest on certain intercompany balances, debt, or other securities held by some of its insurance, non-insurance, and ESSOP affiliates. At December 31, 2009, the aggregate principal amount of such guaranties was $160.6.
(d) Legal Proceedings — Legal proceedings against the Company and its subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts issued by its insurance subsidiaries. Other, non-routine legal proceedings which may prove to be material to the Company or a subsidiary are discussed below.
     Purported class action lawsuits are pending against the Company’s principal title insurance subsidiary, Old Republic National Title Insurance Company (“ORNTIC”) in state and federal courts in Connecticut, New Jersey, Ohio, Pennsylvania and Texas. The plaintiffs allege that ORNTIC failed to give consumers reissue and/or refinance credits on the premiums charged for title insurance covering mortgage refinancing transactions, as required by rate schedules filed by ORNTIC or by state rating bureaus with the state insurance regulatory authorities. The suits in Pennsylvania and Texas also allege violations of the federal Real Estate Settlement Procedures Act (“RESPA”). Substantially similar lawsuits are also pending against other unaffiliated title insurance companies in these and other states as well, and additional lawsuits based upon similar allegations could be filed against ORNTIC in the future. Classes have been certified in the New Jersey and Pennsylvania actions. Settlement agreements have been reached in the Connecticut and New Jersey actions and are not expected to cost ORNTIC more than $2.9 and $2.2, respectively, including attorneys fees and administrative costs.

     Since early February 2008, some 80 purported consumer class action lawsuits have been filed against the title industry’s principal title insurance companies, their subsidiaries and affiliates, and title insurance rating bureaus or associations in at least 10 states. The suits are substantially identical in alleging that the defendant title insurers engaged in illegal price-fixing agreements to set artificially high premium rates and conspired to create premium rates which the state insurance regulatory authorities could not evaluate and therefore, could not adequately regulate. A number of them have been dismissed and others consolidated. Approximately 57 remain nationwide. ORNTIC is currently among the named defendants in 35 of these actions in 5 states; its affiliate, American Guaranty Title Insurance Company is a named defendant in 10 of the consolidated actions in 1 state; and the Company is a named defendant in 8 of the actions in 1 state. No class has yet been certified in any of these suits against the Company and ORNTIC, and none of the actions against them allege RESPA violations.
     National class action suits have been filed against the Company’s subsidiary, Old Republic Home Protection Company (“ORHP”) in the California Superior Court, San Diego, and the U.S. District Court in Birmingham, Alabama. The California suit has been filed on behalf of all persons who made a claim under an ORHP home warranty contract from March 6, 2003 to the present. The suit alleges breach of contract, breach of the implicit covenant of good faith and fair dealing, violations of certain California consumer protection laws and misrepresentation arising out of ORHP’s alleged failure to adopt and implement reasonable standards for the prompt investigation and processing of claims under its home warranty contracts. The suit seeks unspecified damages consisting of the rescission of the class members’ contracts, restitution of all sums paid by the class members, punitive damages, declaratory and injunctive relief. No class has been certified in either action. ORHP has removed the action to the U.S. District Court for the Southern District of California. The Alabama suit alleges that ORHP pays fees to the real estate brokers who market its home warranty contracts and that the payment of such fees is in violation of Section 8(a) of RESPA. The suit seeks unspecified damages, including treble damages under RESPA.
     On December 19, 2008, Old Republic Insurance Company and Old Republic Insured Credit Services, Inc. (“Old Republic”) filed suit against Countrywide Bank FSB, Countrywide Home Loans, Inc. (“Countrywide”) and Bank of New York Mellon, BNY Mellon Trust of Delaware in the Circuit Court, Cook County, Illinois seeking a declaratory judgment to rescind or terminate various credit indemnity policies issued to insure home equity loans and home equity lines of credit which Countrywide had securitized or held for its own account. In February of 2009 Countrywide filed a counterclaim alleging a breach of contract, bad faith and seeking a declaratory judgment challenging the factual and procedural bases that Old Republic has relied upon to deny or rescind coverage for individual defaulted loans under those policies. To date, Old Republic has rescinded or denied coverage on more than 11,500 defaulted loans, based upon material misrepresentations either by Countrywide as to the credit characteristics of the loans or by the borrowers in their loan applications.
     On December 31, 2009, two of the Company’s mortgage insurance subsidiaries, Republic Mortgage Insurance Company and Republic Mortgage Insurance Company of North Carolina (together “RMIC”) filed a Complaint for Declaratory Judgment in the Supreme Court of the State of New York, County of New York, against Countrywide Financial Corporation, Countrywide Home Loans, Inc., The Bank of New York Mellon Trust Company, N.A., BAC Home Loans Servicing, LP, and Bank of America, N.A. as successor in interest to Countrywide Bank, N.A. (together, “Countrywide”). The suit relates to five mortgage insurance master policies (the “Policies”) issued by RMIC to Countrywide or to The Bank of New York Mellon Trust Company as co-trustee for trusts containing securitized mortgage loans that were originated or purchased by Countrywide. RMIC has rescinded its mortgage insurance coverage on over 1500 of the loans originally covered under the Policies based upon material misrepresentations of the borrowers in their loan applications or the negligence of Countrywide in its loan underwriting practices or procedures. Each of the rescissions occurred after a borrower had defaulted and RMIC reviewed the claim and loan file submitted by Countrywide. The suit seeks the Court’s review and interpretation of the Policies’ incontestability provisions and its validation of RMIC’s investigation procedures with respect to the claims and underlying loan files.
     On January 29, 2010, in response to RMIC’s suit, Countrywide served RMIC with a demand for arbitration under the arbitration clauses of the same Policies. The demand proposes arbitration in Los Angeles, California, and raises largely the same issues as those raised in RMIC’s suit against Countrywide, as well as Countrywide’s and RMIC’s compliance with the terms, provisions and conditions of the Policies. The demand includes a prayer for punitive, compensatory and consequential damages.
     Except in the Connecticut and New Jersey actions against the title companies, where settlement agreements have been approved, the ultimate impact of these lawsuits and the arbitration, all of which seek unquantified damages, attorneys’ fees and expenses, is uncertain and not reasonably estimable. The Company and its subsidiaries intend to defend vigorously against each of the aforementioned actions. Although the Company does not believe that these lawsuits will have a material adverse effect on its consolidated financial condition, results of operations or cash flows, there can be no assurance in those regards.

Note 5 — Consolidated Quarterly Results — Unaudited — Old Republic’s consolidated quarterly operating data for the two years ended December 31, 2009 is presented below. In management’s opinion, however, that quarterly operating data for insurance enterprises such as the Company is not indicative of results to be achieved in succeeding quarters or years. The long-term nature of the insurance business, seasonal and cyclical factors affecting premium production, the fortuitous nature and, at times, delayed emergence of claims, and changes in yields on invested assets are some of the factors necessitating a review of operating results, changes in shareholders’ equity, and cash flows for periods of several years to obtain a proper indicator of performance trends. The data below should be read in conjunction with “Old Republic Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
     In management’s opinion, all adjustments consisting of normal recurring adjustments necessary for a fair statement of quarterly results have been reflected in the data which follows.

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter(*)	Quarter
Year Ended December 31, 2009:
Operating Summary:
Net premiums, fees, and other income	$785.0	$818.4	$944.4	$865.6
Net investment income and realized gains (losses)	93.4	94.0	95.8	106.4
Total revenues	878.5	912.6	1,040.2	972.2
Benefits, claims, and expenses	971.3	998.3	1,069.4	1,038.2
Net income (loss)	$(53.9)	$(15.8)	$7.4	$(36.7)

Net income (loss) per share: Basic	$(.23)	$(.07)	$.03	$(.15)
Diluted	$(.23)	$(.07)	$.03	$(.15)

Average shares outstanding:
Basic	235,259,226	235,562,774	235,761,056	235,913,036

Diluted	235,259,226	235,562,774	235,878,936	235,913,036

(*)	Third quarter results reflect the impact of the accounting treatment for certain reinsurance commutations. Refer to further discussion at Note 1(e).

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
Year Ended December 31, 2008:
Operating Summary:
Net premiums, fees, and other income	$855.4	$844.1	$842.4	$804.6
Net investment income and realized gains (losses)	96.1	(337.4)	100.5	31.5
Total revenues	951.6	506.9	943.1	836.1
Benefits, claims, and expenses	991.3	1,024.9	1,016.5	1,024.1
Net income	$(19.0)	$(364.7)	$(48.0)	$(126.5)

Net income per share: Basic	$(.08)	$(1.58)	$(.21)	$(.54)
Diluted	$(.08)	$(1.58)	$(.21)	$(.54)

Average shares outstanding:
Basic	230,495,852	230,702,352	230,735,600	233,763,723

Diluted	230,495,852	230,702,352	230,735,600	233,763,723

Note 6 — Information About Segments of Business — The Company’s major business segments are organized as the General Insurance (property and liability insurance), Mortgage Guaranty and Title Insurance Groups. The Company includes the results of its small life & health insurance business with those of its holding company parent and minor corporate services operations. Each of the Company’s segments underwrites and services only those insurance coverages which may be written by it pursuant to state insurance regulations and corporate charter provisions. Segment results exclude realized investment gains or losses and impairments, and these are aggregated in consolidated totals. The contributions of Old Republic’s insurance industry segments to consolidated totals are shown in the following table.
     The Company does not derive over 10% of its consolidated revenues from any one customer. Revenues and assets connected with foreign operations are not significant in relation to consolidated totals.
     The General Insurance Group provides property and liability insurance primarily to commercial clients. Old Republic does not have a meaningful participation in personal lines of insurance. Commercial automobile (principally trucking) insurance is the largest type of coverage underwritten by the General Insurance Group, accounting for 29.8% of the Group’s direct premiums written in 2009. The remaining premiums written by the General Insurance Group are derived largely from a wide variety of coverages, including workers’ compensation, general liability, loan credit indemnity, general aviation, directors and officers indemnity, fidelity and surety indemnities, and home and auto warranties.

     Private mortgage insurance produced by the Mortgage Guaranty Group protects mortgage lenders and investors from default related losses on residential mortgage loans made primarily to homebuyers who make down payments of less than 20% of the home’s purchase price. The Mortgage Guaranty Group insures only first mortgage loans, primarily on residential properties having one-to-four family dwelling units. The Mortgage Guaranty segment’s ten largest customers were responsible for 47.6%, 50.4% and 49.5% of traditional primary new insurance written in 2009, 2008 and 2007, respectively. The largest single customer accounted for 12.8% of traditional primary new insurance written in 2009 compared to 15.6% and 9.8% in 2008 and 2007, respectively.
     The title insurance business consists primarily of the issuance of policies to real estate purchasers and investors based upon searches of the public records which contain information concerning interests in real property. The policy insures against losses arising out of defects, loans and encumbrances affecting the insured title and not excluded or excepted from the coverage of the policy.
     The accounting policies of the segments parallel those described in the summary of significant accounting policies pertinent thereto.

Segment Reporting

	Years Ended December 31,
	2009	2008	2007
General Insurance:
Net premiums earned	$1,782.5	$1,989.3	$2,155.1
Net investment income and other income	270.1	266.6	282.9

Total revenues before realized gains or losses	$2,052.7	$2,255.9	$2,438.0

Income (loss) before taxes (credits) and realized investment gains or losses (a)	$200.1	$294.3	$418.0

Income tax expense (credits) on above	$52.2	$82.7	$126.5

Segment assets — at year end	$9,920.8	$9,482.9	$9,769.9

Mortgage Guaranty(c):
Net premiums earned	$644.5	$592.5	$518.2
Net investment income and other income	101.6	97.5	90.1

Total revenues before realized gains or losses	$746.1	$690.0	$608.3

Income (loss) before taxes (credits) and realized investment gains or losses(a)	$(486.4)	$(594.3)	$(110.4)

Income tax expense (credits) on above	$(175.5)	$(213.6)	$(44.0)

Segment assets — at year end	$3,233.4	$2,973.1	$2,523.8

Title Insurance:
Net premiums earned	$611.0	$463.1	$638.5
Title, escrow and other fees	277.4	192.9	212.1

Sub-total	888.4	656.1	850.7
Net investment income and other income	25.6	25.2	27.7

Total revenues before realized gains or losses	$914.1	$681.3	$878.5

Income (loss) before taxes (credits) and realized investment gains or losses (a)	$2.1	$(46.3)	$(14.7)

Income tax expense (credits) on above	$(.4)	$(18.1)	$(6.4)

Segment assets — at year end	$852.8	$762.4	$770.4

Consolidated Revenues:
Total revenues of above Company segments	$3,712.9	$3,627.4	$3,925.0
Other sources (b)	138.1	132.1	131.4
Consolidated net realized investment gains (losses)	6.3	(486.4)	70.3
Consolidation elimination adjustments	(53.8)	(35.3)	(35.8)

Consolidated revenues	$3,803.6	$3,237.7	$4,091.0

Consolidated Income (Loss) Before Taxes (Credits):
Total income (loss) before income taxes (credits) and realized investment gains or losses of above Company segments	$(284.0)	$(346.3)	$292.9
Other sources — net (b)	4.0	13.5	15.1
Consolidated net realized investment gains (losses)	6.3	(486.4)	70.3

Consolidated income (loss) before income taxes (credits)	$(273.6)	$(819.2)	$378.4

Consolidated Income Tax Expense (Credits):
Total income tax expense (credits) for above Company segments	$(123.7)	$(148.9)	$75.9
Other sources — net (b)	.9	4.3	5.3
Income tax expense (credits) on consolidated net realized investment gains (losses)	(51.7)	(116.1)	24.6

Consolidated income tax expense (credits)	$(174.4)	$(260.8)	$105.9

	December 31,
	2009	2008
Consolidated Assets:
Total assets for above Company segments	$14,007.0	$13,218.6
Other assets (b)	503.5	509.5
Consolidation elimination adjustments	(320.5)	(462.0)

Consolidated assets	$14,190.0	$13,266.0

     In the above tables, net premiums earned on a GAAP basis differ slightly from statutory amounts due to certain differences in calculations of unearned premium reserves under each accounting method.

(a)
Income (loss) before taxes (credits) is reported net of interest charges on intercompany financing arrangements with Old Republic’s holding company parent for the following segments: General — $17.9, $14.2, and $15.4 for the years ended December 31, 2009, 2008 and 2007, respectively; Mortgage — $7.2 for the year ended December 31, 2009; and Title — $5.5, $2.6, and $2.3 for the years ended December 31, 2009, 2008, and 2007, respectively.

(b)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and health insurance operation.

(c)	2009 results reflect the impact of the accounting treatment for certain reinsurance commutations. Refer to further discussion at Note 1(e).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Old Republic International Corporation:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, preferred stock and common shareholders’ equity and cash flows, present fairly, in all material respects, the financial position of Old Republic International Corporation and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting under Item 9A of the 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
Chicago, Illinois
February 26, 2010

INDEX TO FINANCIAL STATEMENT SCHEDULES
Report of Independent Registered Public Accounting Firm
OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
Schedule I	—	Summary of Investments — Other than Investments in Related Parties as of December 31, 2009

Schedule II	—	Condensed Financial Information of Registrant as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008, and 2007

Schedule III	—	Supplementary Insurance Information for the years ended December 31, 2009, 2008 and 2007

Schedule IV	—	Reinsurance for the years ended December 31, 2009, 2008 and 2007

Schedule V	—	Valuation and Qualifying Accounts for the years ended December 31, 2009, 2008 and 2007

Schedule VI	—	Supplemental Information Concerning Property — Casualty Insurance Operations for the years ended December 31, 2009, 2008 and 2007
Schedules other than those listed are omitted for the reason that they are not required, are not applicable or that equivalent information has been included in the financial statements, notes thereto, or elsewhere herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULES
To the Board of Directors and Shareholders of
Old Republic International Corporation:
Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated February 26, 2010 (which report and consolidated financial statements are included under Item 8 in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in the accompanying index. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
PricewaterhouseCoopers LLP
Chicago, Illinois
February 26, 2010

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE I — SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN RELATED PARTIES
As of December 31, 2009
($ in Millions)

			Column D
			Amount at
		Column C	which shown
Column A	Column B	Fair	in balance
Type of investment	Cost (1)	Value	sheet

Available for sale:
Fixed maturity securities:
United States Government and government agencies and authorities	$780.0	$810.5	$810.5
States, municipalities and political subdivisions	2,209.3	2,344.0	2,344.0
Foreign government	157.3	163.4	163.4
Corporate, industrial and all other	4,749.4	5,008.7	5,008.7

	7,896.2	$8,326.8	8,326.8

Equity securities:
Non-redeemable preferred stocks	—	$—	—
Common stocks:
Banks, trusts and insurance companies	107.3	260.5	260.5
Industrial, miscellaneous and all other	32.4	33.2	33.2
Indexed mutual funds	217.6	209.0	209.0

	357.5	$502.9	502.9

Short-term investments	826.7		826.7
Miscellaneous investments	24.0		24.0

Total	9,104.6		9,680.5
Other investments	7.8		7.8

Total Investments	$9,112.4		$9,688.4

(1)
Represents original cost of equity securities, net of other-than-temporary impairment adjustments of $317.3, and as to fixed maturities, original cost reduced by repayments and adjusted for amortization of premium or accrual of discount.

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
BALANCE SHEETS
OLD REPUBLIC INTERNATIONAL CORPORATION (PARENT COMPANY)
($ in Millions)

	December 31,
	2009	2008
Assets:
Bonds and notes	$20.5	$20.5
Short-term investments	58.3	129.1
Investments in, and indebtedness of related parties	4,207.6	3,978.6
Other assets	58.0	47.3

Total Assets	$4,344.5	$4,175.7

Liabilities and Common Shareholders’ Equity:
Liabilities:
Accounts payable and accrued expenses	$90.2	$95.0
Debt and debt equivalents	344.2	29.5
Indebtedness to affiliates and subsidiaries	18.6	310.7
Commitments and contingent liabilities

Total Liabilities	453.1	435.3

Common Shareholders’ Equity:
Common stock	240.6	240.5
Additional paid-in capital	412.4	405.0
Retained earnings	2,927.3	3,186.5
Accumulated other comprehensive income (loss)	353.7	(41.7)
Unallocated ESSOP shares (at cost)	(42.7)	(50.0)

Total Common Shareholders’ Equity	3,891.4	3,740.3

Total Liabilities and Common Shareholders’ Equity	$4,344.5	$4,175.7

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
STATEMENTS OF INCOME
OLD REPUBLIC INTERNATIONAL CORPORATION (PARENT COMPANY)
($ in Millions)

	Years Ended December 31,
	2009	2008	2007
Revenues:
Investment income from subsidiaries	$33.0	$19.6	$22.4
Real estate and other income	4.1	4.2	4.1
Other investment income	.9	2.4	2.1

Total revenues	38.1	26.4	28.8

Expenses:
Interest — subsidiaries	2.9	3.8	3.0
Interest — other	20.1	.1	3.7
Real estate and other expenses	3.7	3.6	3.3
General expenses, taxes and fees	10.7	11.5	13.9

Total expenses	37.6	19.1	24.1

Revenues, net of expenses	.5	7.2	4.6

Federal income taxes (credits)	(.3)	2.2	1.6

Income (loss) before equity in earnings (losses) of subsidiaries	.8	5.0	3.0
Equity in Earnings (Losses) of Subsidiaries:
Dividends received	181.5	191.2	175.8
Earnings (losses) in excess of dividends	(281.5)	(754.6)	93.6

Net Income (Loss)	$(99.1)	$(558.3)	$272.4

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
STATEMENTS OF CASH FLOWS
OLD REPUBLIC INTERNATIONAL CORPORATION (PARENT COMPANY)
($ in Millions)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$(99.1)	$(558.3)	$272.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accounts receivable	.3	(.1)	—
Income taxes — net	(5.0)	26.0	17.0
Excess of equity in net (income) loss of subsidiaries over cash dividends received	281.5	754.2	(93.6)
Accounts payable, accrued expenses and other	2.8	9.1	(.6)

Total	180.4	230.8	195.3

Cash flows from investing activities:
Purchases of:
Fixed maturity securities	—	(12.6)	—
Fixed assets for company use	(2.3)	—	(.6)
Net repayment (issuance) of notes receivable with related parties	(188.2)	(118.1)	65.8
Net decrease (increase) in short-term investments	70.7	(92.7)	(33.7)
Investment in, and indebtedness of related parties-net	—	(77.1)	—

Total	(119.8)	(300.8)	31.5

Cash flows from financing activities:
Issuance of debt	306.7	30.0	—
Net issuance (repayment) of notes and loans to related parties	(205.9)	159.1	46.1
Issuance of preferred and common stock	1.4	86.1	15.0
Redemption of debentures and notes	(2.0)	(.4)	(115.0)
Unallocated ESSOP shares	—	(50.0)	—
Dividends on common shares	(160.0)	(155.2)	(145.4)
Purchase of treasury stock	—	—	(28.3)
Other — net	(.8)	.3	.2

Total	(60.6)	70.0	(227.3)

Increase (decrease) in cash	—	—	(.4)
Cash, beginning of year	—	—	.4

Cash, end of year	$—	$—	$—

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
NOTES TO CONDENSED FINANCIAL STATEMENTS
($ in Millions)
Note 1 — Summary of Significant Accounting Policies
     Old Republic International Corporation’s condensed financial statements are presented in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) of accounting principles generally accepted in the United States of America (“GAAP”) and should be read in conjunction with the consolidated financial statements and notes thereto of Old Republic International Corporation and Subsidiaries included in its Annual Report on Form 10-K.
Note 2 — Investments in Consolidated Subsidiaries
     Old Republic International Corporation’s investments in consolidated subsidiaries are reflected in the condensed financial statements in accordance with the equity method of accounting. Undistributed earnings in excess of dividends received are recorded as separate line items in the condensed statements of income.
Note 3 — Debt
     In April 2009, the Company completed a public offering of $316.25 aggregate principle amount of Convertible Senior Notes. The notes bear interest at a rate of 8.0% per year, mature on May 15, 2012, and are convertible at any time prior to maturity by the holder into 86.8056 shares of common stock per one thousand dollar note.
     Old Republic International Corporation currently has access to the commercial paper market through a wholly-owned subsidiary for up to $150.0. The average yield of the commercial paper outstanding at December 31, 2009 and 2008 was -% and 2.65%, respectively.
     In the fourth quarter 2008, the Company secured a $30.0 bank loan to leverage the ESSOP’s purchase of Old Republic International common stock. The average yield of the ESSOP bank loan was 3.85% and 5.41% at December 31, 2009 and 2008, respectively.

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION
For the years ended December 31, 2009, 2008 and 2007
($ in Millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Deferred	Losses,		Other
	Policy	Claims and		Policyholders’
	Acquisition	Settlement	Unearned	Benefits and	Premium
Segment	Costs	Expenses	Premiums	Funds	Revenue

Year Ended December 31, 2009:
Insurance Underwriting:
General Insurance Group	$136.2	$3,334.3	$825.8	$84.5	$1,782.5
Mortgage Insurance Group	34.1	1,965.4	74.9	—	644.5
Title Insurance Group	—	277.1	—	5.7	611.0
Corporate & Other (1)	36.5	21.5	—	57.7	73.3
Reinsurance Recoverable (2)	—	2,316.5	137.4	37.2	—

Consolidated	$206.9	$7,915.0	$1,038.1	$185.2	$3,111.5

Year Ended December 31, 2008:
Insurance Underwriting:
General Insurance Group	$147.7	$3,326.9	$889.9	$85.3	$1,989.3
Mortgage Insurance Group	38.0	1,382.6	89.4	—	592.5
Title Insurance Group	—	282.4	—	2.2	463.1
Corporate & Other (1)	37.0	22.2	—	57.2	80.1
Reinsurance Recoverable (2)	—	2,227.0	132.9	35.7	—

Consolidated	$222.8	$7,241.3	$1,112.2	$180.7	$3,125.1

Year Ended December 31, 2007:
Insurance Underwriting:
General Insurance Group	$158.5	$3,279.7	$931.9	$85.9	$2,155.1
Mortgage Insurance Group	42.9	644.9	79.8	—	518.2
Title Insurance Group	—	296.9	—	1.7	638.5
Corporate & Other (1)	44.9	24.7	—	64.2	77.0
Reinsurance Recoverable (2)	—	1,984.7	170.4	38.3	—

Consolidated	$246.5	$6,231.1	$1,182.2	$190.2	$3,389.0

(1)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries and a small life & health insurance operation.

(2)
In accordance with GAAP, reinsured losses and unearned premiums are to be reported as assets. Assets and liabilities were, as a result, increased by corresponding amounts of approximately $2.4 billion, $2.3 billion and $2.1 billion at December 31, 2009, 2008 and 2007, respectively. This accounting treatment does not have any effect on the Company’s results of operations.

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION
For the years ended December 31, 2009, 2008 and 2007
($ in Millions)

Column A	Column G	Column H	Column I	Column J	Column K
		Benefits,	Amortization
		Claims,	of Deferred
	Net	Losses and	Policy	Other
	Investment	Settlement	Acquisition	Operating	Premiums
Segment	Income	Expenses	Costs	Expenses	Written

Year Ended December 31, 2009:
Insurance Underwriting:
General Insurance Group	$258.9	$1,360.3	$280.0	$212.1	$1,720.4
Mortgage Insurance Group	92.0	1,134.1	35.4	62.9	630.0
Title Insurance Group	25.2	70.3	—	841.6	611.0
Corporate & Other (1)	7.2	34.1	20.2	25.8	72.9
Reinsurance Recoverable (2)	—	—	—	—	—

Consolidated	$383.5	$2,598.9	$335.7	$1,142.5	$3,034.4

Year Ended December 31, 2008:
Insurance Underwriting:
General Insurance Group	$253.6	$1,452.3	$294.9	$214.2	$1,966.6
Mortgage Insurance Group	86.8	1,180.7	38.7	64.9	602.0
Title Insurance Group	25.1	45.6	—	681.9	463.1
Corporate & Other (1)	11.6	36.8	24.2	22.1	77.4
Reinsurance Recoverable (2)	—	—	—	—	—

Consolidated	$377.3	$2,715.7	$357.8	$983.3	$3,109.4

Year Ended December 31, 2007:
Insurance Underwriting:
General Insurance Group	$260.8	$1,461.4	$340.2	$218.2	$2,112.0
Mortgage Insurance Group	79.0	615.8	39.5	63.4	542.9
Title Insurance Group	27.3	56.0	—	837.2	638.5
Corporate & Other (1)	12.7	32.9	22.8	24.7	78.4
Reinsurance Recoverable (2)	—	—	—	—	—

Consolidated	$379.9	$2,166.2	$402.5	$1,143.7	$3,372.0

(1)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries and a small life & health insurance operation.

(2)
In accordance with GAAP, reinsured losses and unearned premiums are to be reported as assets. Assets and liabilities were, as a result, increased by corresponding amounts of approximately $2.4 billion, $2.3 billion and $2.1 billion at December 31, 2009, 2008 and 2007, respectively. This accounting treatment does not have any effect on the Company’s results of operations.

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE IV — REINSURANCE
For the years ended December 31, 2009, 2008 and 2007
($ in Millions)

Column A	Column B	Column C	Column D	Column E	Column F
					Percentage
		Ceded	Assumed		of amount
	Gross	to other	from other	Net	Assumed
	amount	companies	companies	amount	to net

Year Ended December 31, 2009:
Life insurance in force	$11,302.6	$5,876.2	$—	$5,426.3	—%

Premium Revenues:
General Insurance	$2,432.1	$666.0	$16.3	$1,782.5	.9%
Mortgage Insurance	648.6	4.3	.2	644.5	—
Title Insurance	605.2	.1	5.9	611.0	1.0
Life and Health Insurance:
Life insurance	28.7	13.1	—	15.6	—
Accident and health insurance	74.6	16.8	—	57.7	—

Total Life & Health Insurance	103.4	30.0	—	73.3	—

Consolidating adjustments	—	—	—	—	—

Consolidated	$3,789.5	$700.5	$22.5	$3,111.5	.7%

Year Ended December 31, 2008:
Life insurance in force	$12,485.5	$6,434.6	$—	$6,050.8	—%

Premium Revenues:
General Insurance	$2,702.0	$741.8	$29.1	$1,989.3	1.5%
Mortgage Insurance	698.4	106.3	.3	592.5	.1
Title Insurance	460.2	.1	3.1	463.1	.7
Life and Health Insurance:
Life insurance	32.1	14.4	—	17.7	—
Accident and health insurance	76.1	13.7	—	62.3	—

Total Life & Health Insurance	108.3	28.2	—	80.1	—

Consolidating adjustments	—	—	—	—	—

Consolidated	$3,969.0	$876.5	$32.6	$3,125.1	1.0%

Year Ended December 31, 2007:
Life insurance in force	$13,873.4	$7,064.8	$—	$6,808.5	—%

Premium Revenues:
General Insurance	$2,644.7	$663.0	$173.4	$2,155.1	8.0%
Mortgage Insurance	612.7	94.9	.4	518.2	.1
Title Insurance	635.9	—	2.7	638.5	.4
Life and Health Insurance:
Life insurance	32.8	15.6	—	17.2	—
Accident and health insurance	74.9	15.1	—	59.7	—

Total Life & Health Insurance	107.8	30.7	—	77.0	—

Consolidating adjustments	—	—	—	—	—

Consolidated	$4,001.1	$788.7	$176.6	$3,389.0	5.2%

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE V — VALUATION AND QUALIFYING ACCOUNTS
For the years ended December 31, 2009, 2008 and 2007
($ in Millions)

Column A	Column B	Column C		Column D	Column E
		Additions
			Charged
	Balance at	Charged to	to Other		Balance at
	Beginning of	Costs and	Accounts -	Deductions -	End of
Description	Period	Expenses	Describe	Describe	Period

Year Ended December 31, 2009:
Deducted from Asset Accounts:
Reserve for unrecoverable reinsurance	$28.2	$—	$—	$—	$28.2

Deferred tax asset valuation Allowance (1)	$54.0	$—	$—	$(54.0)	$—

Year Ended December 31, 2008:
Deducted from Asset Accounts:
Reserve for unrecoverable reinsurance	$28.7	$(.4)	$—	$—	$28.2

Deferred tax asset valuation Allowance (1)	$—	$54.0	$—	$—	$54.0

Year Ended December 31, 2007:
Deducted from Asset Accounts:
Reserve for unrecoverable reinsurance	$30.2	$(1.5)	$—	$—	$28.7

(1)
A valuation allowance of $54.0 was established against a deferred tax asset related to the Company’s realized losses on investments at December 31, 2008. As of December 31, 2009, this valuation allowance was eliminated following an increase in the fair value of the Company’s investment portfolio.

OLD REPUBLIC INTERNATIONAL CORPORATION AND SUBSIDIARIES
SCHEDULE VI — SUPPLEMENTAL INFORMATION CONCERNING
PROPERTY-CASUALTY INSURANCE OPERATIONS
For the years ended December 31, 2009, 2008 and 2007
($ in Millions)

Column A	Column B	Column C	Column D	Column E
		Reserves
		for Unpaid
	Deferred	Claims	Discount,
	Policy	and Claim	If Any,
	Acquisition	Adjustment	Deducted in	Unearned
Affiliation With Registrant (1)	Costs	Expenses (2)	Column C	Premiums (2)
Year Ended December 31:
2009	$136.2	$3,334.3	$143.9	$825.8
2008	147.7	3,326.9	156.8	889.9
2007	158.5	3,279.7	148.5	931.9

Column A	Column F	Column G	Column H
			Claims and Claim
			Adjustment Expenses
		Net	Incurred Related to
	Earned	Investment	Current	Prior
Affiliation With Registrant (1)	Premiums	Income	Year	Years
Year Ended December 31:
2009	$1,782.5	$258.9	$1,409.2	$(56.8)
2008	1,989.3	253.6	1,520.1	(83.0)
2007	2,155.1	260.8	1,562.8	(110.6)

Column A	Column I	Column J	Column K
	Amortization	Paid
	of Deferred	Claims
	Policy	and Claim
	Acquisition	Adjustment	Premiums
Affiliation With Registrant (1)	Costs	Expenses	Written
Year Ended December 31:
2009	$280.0	$1,345.0	$1,720.4
2008	294.9	1,389.8	1,966.6
2007	340.2	1,195.0	2,112.0

(1)
Includes consolidated property-casualty entities. The amounts relating to the Company’s unconsolidated property-casualty subsidiaries and the proportionate share of the registrant’s and its subsidiaries’ 50%-or-less owned property-casualty equity investees are immaterial and have, therefore, been omitted from this schedule.

(2)	See note (2) to Schedule III.

Old Republic International Corporation
Financial Statements for the Period Ended March 31, 2010

Old Republic International Corporation and Subsidiaries
Consolidated Balance Sheets
($ in Millions, Except Share Data)

	(Unaudited)
	March 31,	December 31,
	2010	2009

Assets
Investments:
Available for sale:
Fixed maturity securities (at fair value) (amortized cost: $7,877.1 and $7,896.2)	$8,352.2	$8,326.8
Equity securities (at fair value) (adjusted cost: $358.6 and $357.5)	631.4	502.9
Short-term investments (at fair value which approximates cost)	783.5	826.7
Miscellaneous investments	23.9	24.0

Total	9,791.2	9,680.5
Other investments	7.3	7.8

Total investments	9,798.5	9,688.4

Other Assets:
Cash	74.9	77.3
Securities and indebtedness of related parties	11.2	17.1
Accrued investment income	112.5	113.3
Accounts and notes receivable	794.4	788.6
Federal income tax recoverable: Current	.4	7.3
Prepaid federal income taxes	136.0	221.4
Reinsurance balances and funds held	130.7	141.9
Reinsurance recoverable: Paid losses	75.9	66.7
Policy and claim reserves	2,519.9	2,491.2
Deferred policy acquisition costs	202.0	206.9
Sundry assets	384.0	369.3

	4,442.3	4,501.6

Total Assets	$14,240.9	$14,190.0

Liabilities, Preferred Stock, and Common Shareholders’ Equity
Liabilities:
Losses, claims, and settlement expenses	$7,774.8	$7,915.0
Unearned premiums	1,041.7	1,038.1
Other policyholders’ benefits and funds	185.8	185.2

Total policy liabilities and accruals	9,002.3	9,138.4
Commissions, expenses, fees, and taxes	267.8	266.3
Reinsurance balances and funds	335.8	321.3
Federal income tax payable: Deferred	102.8	47.5
Debt	347.2	346.7
Sundry liabilities	188.8	178.0
Commitments and contingent liabilities

Total Liabilities	10,245.0	10,298.6

Preferred Stock (1)	—	—

Common Shareholders’ Equity:
Common stock (1)	241.0	240.6
Additional paid-in capital	416.2	412.4
Retained earnings	2,911.8	2,927.3
Accumulated other comprehensive income (loss)	468.3	353.7
Unallocated ESSOP shares (at cost)	(41.5)	(42.7)
Treasury stock (at cost)(1)	—	—

Total Common Shareholders’ Equity	3,995.8	3,891.4

Total Liabilities, Preferred Stock and Common Shareholders’ Equity	$14,240.9	$14,190.0

(1)
At March 31, 2010 and December 31, 2009, there were 75,000,000 shares of $0.01 par value preferred stock authorized, of which no shares were outstanding. As of the same dates, there were 500,000,000 shares of common stock, $1.00 par value, authorized, of which 241,029,255 at March 31, 2010 and 240,685,448 at December 31, 2009 were issued. At March 31, 2010 and December 31, 2009, there were 100,000,000 shares of Class B Common Stock, $1.00 par value, authorized, of which no shares were issued. There were no common shares classified as treasury stock as of March 31, 2010 and December 31, 2009.

See accompanying Notes to Consolidated Financial Statements.

Old Republic International Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
($ in Millions, Except Share Data)

	Quarters Ended
	March 31,
	2010	2009
Revenues:
Net premiums earned	$752.3	$721.8
Title, escrow, and other fees	76.1	55.6

Total premiums and fees	828.5	777.4
Net investment income	96.2	93.4
Other income	4.8	7.6

Total operating revenues	929.6	878.5
Realized investment gains (losses):
From sales	2.9	—
From impairments	—	—

Total realized investment gains (losses)	2.9	—

Total revenues	932.6	878.5

Benefits, Claims and Expenses:
Benefits, claims and settlement expenses	491.6	649.2
Dividends to policyholders	2.5	2.8
Underwriting, acquisition, and other expenses	400.6	318.6
Interest and other charges	6.5	.6

Total expenses	901.3	971.3

Income (loss) before income taxes (credits)	31.2	(92.7)

Income Taxes (Credits):
Current	11.4	24.7
Deferred	(5.2)	(63.5)

Total	6.2	(38.8)

Net Income (Loss)	$25.0	$(53.9)

Net Income (Loss) Per Share:
Basic:	$.11	$(.23)

Diluted:	$.11	$(.23)

Average shares outstanding: Basic	236,387,779	235,259,226

Diluted	236,462,231	235,259,226

Dividends Per Common Share:
Cash:	$.1725	$.1700

Consolidated Statements of Comprehensive Income (Unaudited)

	Quarters Ended
	March 31,
	2010	2009
Net income (loss) as reported	$25.0	$(53.9)

Other comprehensive income (loss):
Post-tax net unrealized gains (losses) on securities	111.5	(9.8)
Other adjustments	3.1	.5

Net adjustments	114.6	(9.2)

Comprehensive income (loss)	$139.7	$(63.1)

See accompanying Notes to Consolidated Financial Statements.

Old Republic International Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
($ in Millions)

	Quarters Ended
	March 31,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$25.0	$(53.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred policy acquisition costs	5.3	6.1
Premiums and other receivables	(1.7)	(11.4)
Unpaid claims and related items	(144.5)	118.3
Other policyholders’ benefits and funds	(21.3)	(22.0)
Income taxes	1.7	(40.8)
Prepaid federal income taxes	85.4	241.9
Reinsurance balances and funds	16.4	13.9
Realized investment (gains) losses	(2.9)	—
Accounts payable, accrued expenses and other	17.2	11.2

Total	(19.3)	263.3

Cash flows from investing activities:
Fixed maturity securities:
Maturities and early calls	169.1	208.8
Sales	68.9	6.9
Sales of:
Other investments	1.0	.3
Purchases of:
Fixed maturity securities	(221.3)	(232.6)
Equity securities	(1.0)	—
Other — net	(5.7)	(4.4)
Net decrease (increase) in short-term investments	43.5	(194.9)
Other-net	2.9	.2

Total	57.4	(215.6)

Cash flows from financing activities:
Issuance of debentures and notes	70.0	60.0
Issuance of common shares	2.3	.3
Redemption of debentures and notes	(72.5)	(72.3)
Dividends on common shares	(40.6)	(39.9)
Other-net	.3	.1

Total	(40.5)	(51.8)

Increase (decrease) in cash:	(2.3)	(4.2)
Cash, beginning of period	77.3	63.9

Cash, end of period	$74.9	$59.7

Supplemental cash flow information:
Cash paid during the period for: Interest	$1.2	$1.2

Income taxes	$4.4	$2.0

See accompanying Notes to Consolidated Financial Statements.

OLD REPUBLIC INTERNATIONAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
($ in Millions, Except Share Data)
1. Accounting Policies and Basis of Presentation:
     The accompanying consolidated financial statements have been prepared in conformity with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) of accounting principles generally accepted in the United States of America (“GAAP”).
     Pertinent accounting and disclosure pronouncements issued from time to time by the FASB are adopted by the Company as they become effective. The accompanying financial statements incorporate a new pronouncement which modifies current accounting guidance governing consolidation of variable interest entities. The Company’s adoption of this pronouncement had no effect on the conduct of its business and did not materially affect its reported financial condition or net income (loss). As of the date of this report, the Company is not aware of any new accounting or disclosure requirements that would have a material effect on its consolidated financial statements or the conduct of its business.
     The financial accounting and reporting process relies on estimates and on the exercise of judgment. In the opinion of management all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the results have been recorded for the interim periods. Amounts shown in the consolidated financial statements and applicable notes are stated (except as otherwise indicated and as to share data) in millions, which amounts may not add to totals shown due to truncation. Necessary reclassifications are made in prior periods’ financial statements whenever appropriate to conform to the most current presentation.
2. Common Share Data:
     Earnings Per Share — Consolidated basic earnings per share excludes the dilutive effect of common stock equivalents and is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares actually outstanding for the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. The following table provides a reconciliation of net income (loss) and number of shares used in basic and diluted earnings per share calculations.

	Quarters Ended
	March 31,
	2010	2009

Numerator:
Net Income (loss)	$25.0	$(53.9)

Numerator for basic earnings per share - income (loss) available to common shareholders	25.0	(53.9)

Numerator for diluted earnings per share - income (loss) available to common shareholders after assumed conversions	$25.0	$(53.9)

Denominator:
Denominator for basic earnings per share - weighted-average shares (a)(b)	236,387,779	235,259,226
Effect of dilutive securities — stock options	74,452	—
Effect of dilutive securities — convertible senior notes	—	—

Denominator for diluted earnings per share - adjusted weighted-average shares and assumed conversions (a)(b)	236,462,231	235,259,226

Earnings per share: Basic	$.11	$(.23)

Diluted	$.11	$(.23)

Anti-dilutive common share equivalents excluded from earning per share computations:
Stock options	14,432,230	16,030,334
Convertible senior notes	27,458,280	—

Total	41,890,510	16,030,334

(a)	All per share statistics have been restated to reflect all stock dividends and splits declared through March 31, 2010.

(b)
In calculating earnings per share, pertinent accounting rules require that common shares owned by the Company’s Employee Savings and Stock Ownership Plan that are as yet unallocated to participants in the plan be excluded from the calculation. Such shares are issued and outstanding, have the same voting and other rights applicable to all other common shares, and may be sold at any time by the plan.
3. Investments:
     The Company may classify its invested assets in terms of those assets relative to which it either (1) has the positive intent and ability to hold until maturity, (2) has available for sale or (3) has the intention of trading. As of March 31, 2010 and December 31, 2009, substantially all the Company’s invested assets were classified as “available for sale.”
     Fixed maturity securities classified as “available for sale” and other preferred and common stocks (equity securities) are included at fair value with changes in such values, net of deferred income taxes, reflected directly in shareholders’ equity. Fair values for fixed maturity securities and equity securities are based on quoted market prices or estimates using values obtained from independent pricing services as applicable.
     The Company reviews the status and fair value changes of each of its investments on at least a quarterly basis during the year, and estimates of other-than-temporary impairments (“OTTI”) in the portfolio’s value are evaluated and established at each quarterly balance sheet date. In reviewing investments for OTTI, the Company, in addition to a security’s market price history, considers the totality of such factors as the issuer’s operating results, financial condition and liquidity, its ability to access capital markets, credit rating trends, most current audit opinion, industry and securities markets conditions, and analyst expectations to reach its conclusions. Sudden fair value declines caused by such adverse developments as newly emerged or imminent bankruptcy filings, issuer default on significant obligations, or reports of financial accounting developments that bring into question the validity of previously reported earnings or financial condition, are recognized as realized losses as soon as credible publicly available information emerges to confirm such developments. Absent issuer-specific circumstances that would result in a contrary conclusion, any equity security with an unrealized investment loss amounting to a 20% or greater decline for a six month period is considered OTTI. In the event the Company’s estimate of OTTI is insufficient at any point in time, future periods’ net income (loss) would be adversely affected by the recognition of additional realized or impairment losses, but its financial position would not necessarily be affected adversely inasmuch as such losses, or a portion of them, could have been recognized previously as unrealized losses in shareholders’ equity. The Company recognized no OTTI adjustments for the quarters ended March 31, 2010 and 2009.
     The amortized cost and estimated fair values of fixed maturity securities are as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Fixed Maturity Securities:
March 31, 2010:
U.S. & Canadian Governments	$920.4	$42.8	$.6	$962.6
Tax-exempt	2,171.8	122.0	—	2,293.7
Corporates	4,784.9	317.9	7.0	5,095.8

	$7,877.1	$482.8	$7.7	$8,352.2

December 31, 2009:
U.S. & Canadian Governments	$937.4	$39.6	$3.0	$974.0
Tax-exempt	2,209.3	135.0	.3	2,344.0
Corporates	4,749.4	273.2	14.0	5,008.7

	$7,896.2	$448.0	$17.4	$8,326.8

     The amortized cost and estimated fair value of fixed maturity securities at March 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value
Fixed Maturity Securities:
Due in one year or less	$858.1	$875.4
Due after one year through five years	4,189.6	4,433.8
Due after five years through ten years	2,761.5	2,975.9
Due after ten years	67.7	67.0

	$7,877.1	$8,352.2

     A summary of the Company’s equity securities reflecting reported adjusted cost, net of OTTI adjustments totaling $317.3 at March 31, 2010 and December 31, 2009 follows:

		Gross	Gross	Estimated
	Adjusted	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
March 31, 2010	$358.6	$281.0	$8.2	$631.4

December 31, 2009	$357.5	$159.0	$13.7	$502.9

     The following table reflects the Company’s gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in an unrealized loss position employing closing market price comparisons with an issuer’s adjusted cost at March 31, 2010 and December 31, 2009:

	12 Months or Less		Greater than 12 Months		Total
	Fair		Fair		Fair
	Value	Unrealized Losses	Value	Unrealized Losses	Value	Unrealized Losses
March 31, 2010:
Fixed Maturity Securities:
U.S. & Canadian Governments	$138.9	$.6	$—	$—	$138.9	$.6
Tax-exempt	7.6	—	—	—	7.6	—
Corporates	296.1	4.0	42.0	2.9	338.1	7.0

Subtotal	442.7	4.8	42.0	2.9	484.7	7.7
Equity Securities	23.1	.3	97.0	7.9	120.2	8.2

Total	$465.9	$5.1	$139.0	$10.8	$605.0	$16.0

December 31, 2009:
Fixed Maturity Securities:
U.S. & Canadian Governments	$307.1	$3.0	$—	$—	$307.1	$3.0
Tax-exempt	13.9	.2	3.1	—	17.1	.3
Corporates	302.5	5.1	139.3	8.9	441.8	14.0

Subtotal	623.6	8.4	142.5	8.9	766.1	17.4
Equity Securities	1.2	.2	99.5	13.4	100.8	13.7

Total	$624.9	$8.6	$242.1	$22.4	$867.0	$31.1

     At March 31, 2010, the Company held 108 fixed maturity and 5 equity securities in an unrealized loss position, representing 5.3% as to fixed maturities and 31.3% as to equity securities of the total number of such issues held by the Company. Of the 108 fixed maturity securities, 12 had been in a continuous unrealized loss position for more than 12 months. The unrealized losses on these securities are primarily attributable to a post-purchase rising interest rate environment and/or a decline in the credit quality of some issuers. As part of its assessment of other-than-temporary impairment, the Company considers its intent to continue to hold and the likelihood that it will not be required to sell investment securities in an unrealized loss position until cost recovery, principally on the basis of its asset and liability maturity matching procedures. The Company has not sold nor does it expect to sell investments for purposes of generating cash to pay claim or expense obligations.
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. A fair value hierarchy is established that prioritizes the sources (“inputs”) used to measure fair value into three broad levels: inputs based on quoted market prices in active markets (Level 1); observable inputs based on corroboration with available market data (Level 2); and unobservable inputs based on uncorroborated market data or a reporting entity’s own assumptions (Level 3). Following is a description of the valuation methodologies and general classification used for securities measured at fair value.
     The Company uses quoted values and other data provided by a nationally recognized independent pricing source as inputs into its quarterly process for determining fair values of its fixed maturity and equity securities. To validate the techniques or models used by pricing sources, the Company’s review process includes, but is not limited to: (i) initial and ongoing evaluation of methodologies used by outside parties to calculate fair value; and (ii) comparing the fair value estimates to its knowledge of the current market and to independent fair value estimates provided by the investment custodian. The independent pricing source obtains market quotations and actual transaction prices for securities that have quoted prices in active markets using its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair value.

     Level 1 securities include U.S. and Canadian Treasury notes, publicly traded common stocks, the quoted net asset value (“NAV”) mutual funds, and most short-term investments in highly liquid money market instruments. Level 2 securities generally include corporate bonds, municipal bonds and certain U.S. and Canadian government agency securities. Securities classified within Level 3 include non-publicly traded bonds, short-term investments and common stocks.
     The following table shows a summary of assets measured at fair value segregated among the various input levels described above:

	Fair value measurements as of March 31, 2010:
	Level 1	Level 2	Level 3	Total
Available for sale:
Fixed maturity securities	$345.4	$7,986.3	$20.5	$8,352.2
Equity securities	631.0	.1	.2	631.4
Short-term investments	$777.6	$—	$5.8	$783.5
     Investment income is reported net of allocated expenses and includes appropriate adjustments for amortization of premium and accretion of discount on fixed maturity securities acquired at other than par value. Dividends on equity securities are credited to income on the ex-dividend date. Realized investment gains and losses, which result from sales or write-downs of securities, are reflected as revenues in the income statement and are determined on the basis of amortized value at date of sale for fixed maturity securities, and cost in regard to equity securities; such bases apply to the specific securities sold. Unrealized investment gains and losses, net of any deferred income taxes, are recorded directly as a component of accumulated other comprehensive income in shareholders’ equity. At March 31, 2009, the Company and its subsidiaries had no non-income producing fixed maturity securities.
     The following table reflects the composition of net investment income, net realized gains or losses, and the net change in unrealized investment gains or losses for each of the years shown.

	Quarters Ended
	March 31,
	2010	2009
Investment income from:
Fixed maturity securities	$94.3	$88.6
Equity securities	.9	1.5
Short-term investments	.3	2.5
Other sources	1.3	1.3

Gross investment income	96.9	94.1
Investment expenses (a)	.7	.7

Net investment income	$96.2	$93.4

Realized gains (losses) on:
Fixed maturity securities:
Gains	$3.0	$—
Losses	(.1)	—

Net	2.9	—

Equity securities & other long-term investments	—	—

Total	2.9	—
Income taxes (credits)(b)	1.0	—

Net realized gains (losses)	$1.9	$—

Changes in unrealized investment gains (losses) on:
Fixed maturity securities	$44.3	$83.2
Less: Deferred income taxes (credits)	15.5	29.1

Net change	$28.7	$54.1

Equity securities & other long-term investments	$127.2	$(83.1)
Less: Deferred income taxes (credits)	44.5	(19.1)

Net change	$82.7	$(63.9)

(a)	Investment expenses consist of personnel costs and investment management and custody service fees, as well as a negligible amount of interest incurred on funds held.

(b)	Reflects primarily the combination of fully taxable realized investment gains or losses and judgments about the recoverability of deferred tax assets.

4. Pension Plans:
     The Company has three pension plans covering a portion of its work force. All three plans have been closed to new participants since December 31, 2004. It is the Company’s policy to fund the plans’ costs as they accrue. Plan assets are comprised principally of bonds, common stocks and short-term investments. The Companies made no cash contributions to their pension plans in the first quarter of 2010, and expect to make cash contributions of $2.5 to their pension plans in the remaining portion of calendar year 2010.
5. Information About Segments of Business:
     The Company is engaged in the single business of insurance underwriting. It conducts its operations through a number of regulated insurance company subsidiaries organized into three major segments, namely its General Insurance (property and liability insurance), Mortgage Guaranty and Title Insurance Groups. The results of a small life & health insurance business are included with those of its corporate and minor service operations. Each of the Company’s segments underwrites and services only those insurance coverages which may be written by it pursuant to state insurance regulations and corporate charter provisions. Segment results exclude net realized investment gains or losses and other-than-temporary impairments as these are aggregated in the consolidated totals. The contributions of Old Republic’s insurance industry segments to consolidated totals are shown in the following table.

	Quarters Ended
	March 31,
	2010	2009
General Insurance Group:
Net premiums earned	$411.8	$457.3
Net investment income and other income	67.3	66.3

Total revenues before realized gains or losses	$479.1	$523.7

Income (loss) before income taxes (credits) and realized investment gains or losses (a)	$69.2	$58.2

Income tax expense (credits) on above	$21.1	$15.6

Mortgage Guaranty Group:
Net premiums earned	$136.2	$145.3
Net investment income and other income	24.2	25.9

Total revenues before realized gains or losses	$160.5	$171.2

Income (loss) before income taxes (credits) and realized investment gains or losses (a)	$(34.1)	$(144.6)

Income tax expense (credits) on above	$(13.2)	$(51.9)

Title Insurance Group:
Net premiums earned	$179.0	$98.6
Title, escrow and other fees	76.1	55.6

Sub-total	255.2	154.3
Net investment income and other income	6.8	5.9

Total revenues before realized gains or losses	$262.0	$160.2

Income (loss) before income taxes (credits) and realized investment gains or losses (a)	$(8.6)	$(9.0)

Income tax expense (credits) on above	$(3.2)	$(3.5)

Consolidated Revenues:
Total revenues of above Company segments	$901.7	$855.3
Other sources (b)	41.9	35.1
Consolidated net realized investment gains (losses)	2.9	—
Consolidation elimination adjustments	(14.0)	(11.9)

Consolidated revenues	$932.6	$878.5

Consolidated Income (Loss) Before Taxes (Credits):
Total income (loss) before income taxes (credits) and realized investment gains or losses of above Company segments	$26.5	$(95.4)
Other sources — net (b)	1.8	2.6
Consolidated net realized investment gains (losses)	2.9	—

Consolidated income (loss) before income taxes (credits)	$31.2	$(92.7)

	Quarters Ended
	March 31,
	2010	2009
Consolidated Income Tax Expense (Credits):
Total income tax expense (credits) for above Company segments	$4.6	$(39.8)
Other sources — net (b)	.5	.9
Income tax expense (credits) on consolidated net realized investment gains (losses)	1.0	—

Consolidated income tax expense (credits)	$6.2	$(38.8)

	March 31,	December 31,
	2010	2009
Consolidated Assets:
General	$10,017.7	$9,920.8
Mortgage	3,083.1	3,233.4
Title	857.3	852.8
Other assets (b)	553.5	503.5
Consolidation elimination adjustments	(270.8)	(320.5)

Consolidated	$14,240.9	$14,190.0

(a)
Income (loss) before taxes (credits) is reported net of interest charges on intercompany financing arrangements with Old Republic’s holding company parent for the following segments: General — $5.3 and $2.6 for the quarters ended March 31, 2010 and 2009, respectively; Mortgage — $1.7 and $1.8 for the quarters ended March 31, 2010 and 2009, respectively; and Title — $1.3 and $.9 for the quarters ended March 31, 2010 and 2009, respectively.

(b)	Represents amounts for Old Republic’s holding company parent, minor corporate services subsidiaries, and a small life and health insurance operation.
6. Commitments and Contingent Liabilities:
     Legal proceedings against the Company and its subsidiaries routinely arise in the normal course of business and usually pertain to claim matters related to insurance policies and contracts issued by its insurance subsidiaries. Other, non-routine legal proceedings which may prove to be material to the Company or a subsidiary are discussed below.
     Purported class action lawsuits are pending against the Company’s principal title insurance subsidiary, Old Republic National Title Insurance Company (“ORNTIC”) in state and federal courts in Connecticut, New Jersey, Ohio, Pennsylvania and Texas. The plaintiffs allege that ORNTIC failed to give consumers reissue and/or refinance credits on the premiums charged for title insurance covering mortgage refinancing transactions, as required by rate schedules filed by ORNTIC or by state rating bureaus with the state insurance regulatory authorities. The suits in Pennsylvania and Texas also allege violations of the federal Real Estate Settlement Procedures Act (“RESPA”). Substantially similar lawsuits are also pending against other unaffiliated title insurance companies in these and other states as well, and additional lawsuits based upon similar allegations could be filed against ORNTIC in the future. Classes have been certified in the New Jersey and Pennsylvania actions. Settlement agreements have been reached in the Connecticut and New Jersey actions and are not expected to cost ORNTIC more than $2.9 and $2.2, respectively, including attorneys’ fees and administrative costs.
     Since early February 2008, some 80 purported consumer class action lawsuits have been filed against the title industry’s principal title insurance companies, their subsidiaries and affiliates, and title insurance rating bureaus or associations in at least 10 states. The suits are substantially identical in alleging that the defendant title insurers engaged in illegal price-fixing agreements to set artificially high premium rates and conspired to create premium rates which the state insurance regulatory authorities could not evaluate and therefore, could not adequately regulate. A number of them have been dismissed and others consolidated. Approximately 49 remain nationwide. ORNTIC is currently among the named defendants in 27 of these actions in 4 states; its affiliate, American Guaranty Title Insurance Company, is a named defendant in 10 of the consolidated actions in 1 state. The Company is not a named defendant in any of the actions. No class has yet been certified in any of these suits against ORNTIC, and none of the actions against it allege RESPA violations.
     National class action suits have been filed against the Company’s subsidiary, Old Republic Home Protection Company (“ORHP”) in the California Superior Court, San Diego, and the U.S. District Court in Birmingham, Alabama. The California suit has been filed on behalf of all persons who made a claim under an ORHP home warranty contract from March 6, 2003 to the present. The suit alleges breach of contract, breach of the implicit covenant of good faith and fair dealing, violations of certain California consumer protection laws and misrepresentation arising out of ORHP’s alleged failure to adopt and implement reasonable standards for the prompt investigation and processing of claims under its home warranty contracts. The suit seeks unspecified damages consisting of the rescission of the class members’ contracts, restitution of all sums paid by the class members, punitive damages, and declaratory and injunctive relief. No class has been certified in either action. ORHP has removed the action to the U.S. District Court for the Southern District of California. The Alabama suit alleges that ORHP pays fees to the real estate brokers who market its home warranty contracts and that the payment of such fees is in violation of Section 8(a) of RESPA. The suit seeks unspecified damages, including treble damages under RESPA.
     On December 19, 2008, Old Republic Insurance Company and Old Republic Insured Credit Services, Inc. (“Old Republic”) filed suit against Countrywide Bank FSB, Countrywide Home Loans, Inc. (“Countrywide”) and

Bank of New York Mellon, BNY Mellon Trust of Delaware in the Circuit Court, Cook County, Illinois seeking a declaratory judgment to rescind or terminate various credit indemnity policies issued to insure home equity loans and home equity lines of credit which Countrywide had securitized or held for its own account. In February of 2009, Countrywide filed a counterclaim alleging a breach of contract, bad faith and seeking a declaratory judgment challenging the factual and procedural bases that Old Republic has relied upon to deny or rescind coverage for individual defaulted loans under those policies. As of March 31, 2010, Old Republic had rescinded or denied coverage on more than 14,000 defaulted loans, based upon material misrepresentations either by Countrywide as to the credit characteristics of the loans or by the borrowers in their loan applications.
     On December 31, 2009, two of the Company’s mortgage insurance subsidiaries, Republic Mortgage Insurance Company and Republic Mortgage Insurance Company of North Carolina (together “RMIC”) filed a Complaint for Declaratory Judgment in the Supreme Court of the State of New York, County of New York, against Countrywide Financial Corporation, Countrywide Home Loans, Inc., The Bank of New York Mellon Trust Company, N.A., BAC Home Loans Servicing, LP, and Bank of America, N.A. as successor in interest to Countrywide Bank, N.A. (together, “Countrywide”). The suit relates to five mortgage insurance master policies (the “Policies”) issued by RMIC to Countrywide or to The Bank of New York Mellon Trust Company as co-trustee for trusts containing securitized mortgage loans that were originated or purchased by Countrywide. RMIC has rescinded its mortgage insurance coverage on over 1,500 of the loans originally covered under the Policies based upon material misrepresentations of the borrowers in their loan applications or the negligence of Countrywide in its loan underwriting practices or procedures. Each of the coverage rescissions occurred after a borrower had defaulted and RMIC reviewed the claim and loan file submitted by Countrywide. The suit seeks the Court’s review and interpretation of the Policies’ incontestability provisions and its validation of RMIC’s investigation procedures with respect to the claims and underlying loan files.
     On January 29, 2010, in response to RMIC’s suit, Countrywide served RMIC with a demand for arbitration under the arbitration clauses of the same Policies. The demand raises largely the same issues as those raised in RMIC’s suit against Countrywide, as well as Countrywide’s and RMIC’s compliance with the terms, provisions and conditions of the Policies. The demand includes a prayer for punitive, compensatory and consequential damages.
     Except in the Connecticut and New Jersey actions against the title companies, where settlement agreements have been approved, the ultimate impact of these lawsuits and the arbitration, all of which seek unquantified damages, attorneys’ fees and expenses, is uncertain and not reasonably estimable. The Company and its subsidiaries intend to defend vigorously against each of the aforementioned actions. Although the Company does not believe that these lawsuits will have a material adverse effect on its consolidated financial condition, results of operations or cash flows, there can be no assurance in those regards.
7. Debt:
     On April 29, 2009, the Company completed a public offering of $316.25 aggregate principal amount of Convertible Senior Notes. The notes bear interest at a rate of 8.0% per year, mature on May 15, 2012, and are convertible at any time prior to maturity by the holder into 86.8246 shares of common stock per one thousand dollar note.
     Consolidated debt of Old Republic and its subsidiaries is summarized below:

	March 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
8% Convertible Senior Notes due 2012	$316.2	$390.5	$316.2	$358.9
ESSOP debt with an average yield of 3.73% and 3.85%, respectively	25.8	25.8	27.9	27.9
Other miscellaneous debt	5.1	5.1	2.5	2.5

Total debt	$347.2	$421.5	$346.7	$389.4

     The Company currently has access to the commercial paper market for up to $150.0.
8. Income Taxes:
     Tax positions taken or expected to be taken in a tax return by the Company are recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. There are no tax uncertainties that are expected to result in significant increases or decreases to unrecognized tax benefits within the next twelve month period. The Company views its income tax exposures as primarily consisting of timing differences whereby the ultimate deductibility of a taxable amount is highly certain but the timing of its deductibility is uncertain. Such differences relate principally to the timing of deductions for loss and premium reserves. As in prior examinations, the Internal Revenue Service (IRS) could assert that claim reserve deductions were overstated thereby reducing the Company’s statutory taxable income in any particular year. The Company believes that it establishes its reserves fairly and consistently at each balance sheet date, and that it would succeed in defending its tax position in these regards. Because of the impact of deferred tax accounting, the possible accelerated payment of tax to the IRS would not necessarily affect the annual effective tax rate. The Company classifies interest and penalties as income tax expense in the consolidated statement of income. Examinations of the Company’s consolidated Federal income tax returns through year-end 2006 have been completed and no significant adjustments have resulted.

Annex A — Agreement and Plan of Merger
AGREEMENT AND PLAN OF MERGER
among
PMA CAPITAL CORPORATION,
OLD REPUBLIC INTERNATIONAL CORPORATION
and
OR NEW CORP.
DATED AS OF JUNE 9, 2010

ARTICLE I THE MERGER		A-2
1.1	The Merger	A-2
1.2	Effective Time	A-2
1.3	Effects of the Merger	A-2
1.4	Conversion of Stock	A-2
1.5	Stock Options and Other Stock-Based Awards	A-3
1.6	Articles of Incorporation	A-6
1.7	Directors and Officers	A-6
1.8	Tax Consequences	A-7

ARTICLE II DELIVERY OF MERGER CONSIDERATION		A-7
2.1	Exchange Agent	A-7
2.2	Deposit of Merger Consideration	A-7
2.3	Delivery of Merger Consideration	A-7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY		A-10
3.1	Corporate Organization	A-10
3.2	Capitalization	A-11
3.3	Authority; No Violation	A-12
3.4	Consents and Approvals	A-13
3.5	Reports; Regulatory Matters	A-14
3.6	Financial Statements	A-15
3.7	Broker’s Fees	A-17
3.8	Absence of Certain Changes or Events	A-17
3.9	Legal Proceedings	A-18
3.10	Taxes and Tax Returns	A-18
3.11	Employee Matters	A-19
3.12	Compliance with Applicable Law	A-21
3.13	Certain Contracts	A-22
3.14	Investment Securities and Commodities	A-23
3.15	Property	A-23
3.16	Intellectual Property	A-23
3.17	Environmental Liability	A-25
3.18	Insurance Business Matters	A-26
3.19	State Takeover Laws	A-28
3.20	Interested Party Transactions	A-28
3.21	Reorganization	A-29
3.22	Opinion	A-29
3.23	Company Information	A-29

A-i

(Continued)

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		A-30
4.1	Corporate Organization	A-30
4.2	Capitalization	A-30
4.3	Authority; No Violation	A-31
4.4	Consents and Approvals	A-32
4.5	Reports; Regulatory Matters	A-32
4.6	Financial Statements	A-33
4.7	Broker’s Fees	A-35
4.8	Absence of Certain Changes or Events	A-35
4.9	Legal Proceedings	A-35
4.10	Taxes and Tax Returns	A-35
4.11	Compliance with Applicable Law	A-35
4.12	Certain Contracts	A-36
4.13	Investment Securities and Commodities	A-36
4.14	Intellectual Property	A-36
4.15	Insurance Business Matters	A-37
4.16	Reorganization; Approvals	A-38
4.17	Parent Information	A-38
4.18	Parent Ownership of Company Securities	A-38

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-39
5.1	Conduct of Business Prior to the Effective Time	A-39
5.2	Forbearances	A-39
5.3	Parent Forbearances	A-41

ARTICLE VI ADDITIONAL AGREEMENTS		A-42
6.1	Regulatory Matters	A-42
6.2	Access to Information	A-45
6.3	Shareholder Approval	A-45
6.4	NYSE Listing	A-45
6.5	Maintenance of Tax-Free Reorganization	A-46
6.6	Employee Matters	A-46
6.7	Indemnification; Directors’ and Officers’ Insurance	A-47
6.8	Additional Agreements	A-48
6.9	Advise of Changes	A-48
6.10	Exemption from Liability Under Section 16(b)	A-49
6.11	No Solicitation	A-49

ARTICLE VII CONDITIONS PRECEDENT		A-52
7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-52
7.2	Conditions to Obligations of Parent	A-52
7.3	Conditions to Obligations of Company	A-53

A-ii

(Continued)

ARTICLE VIII TERMINATION AND AMENDMENT		A-54
8.1	Termination	A-54
8.2	Effect of Termination	A-55
8.3	Fees and Expenses	A-55
8.4	Termination Fee	A-56
8.5	Amendment	A-56
8.6	Extension; Waiver	A-57

ARTICLE IX GENERAL PROVISIONS		A-57
9.1	Closing	A-57
9.2	Standard	A-57
9.3	Non-survival of Representations, Warranties and Agreements	A-57
9.4	Notices	A-58
9.5	Interpretation	A-58
9.6	Counterparts	A-59
9.7	Entire Agreement	A-59
9.8	Governing Law; Jurisdiction	A-59
9.9	Publicity	A-60
9.10	Assignment; Third Party Beneficiaries	A-60
9.11	Specific Performance	A-60

A-iii

INDEX OF DEFINED TERMS

Section
Adjusted Option	1.5(a)
Adjusted SAR	1.5(b)
Agreement	Preamble
Alternative Proposal	6.11(a)(i)
Alternative Transaction	6.11(a)
Annual Bonus Plan	1.5(e)
Articles of Merger	1.2(a)
Bankruptcy and Equity Exception	3.3(a)
Cash Amount	1.5(c)
Certificate	1.4(d)
Change of Recommendation	6.11(d)
Change of Recommendation Notice	6.11(d)(iii)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Articles	3.1(b)
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Common Stock	1.4(b)
Company Contract	3.13(a)
Company Deferred Stock Units	1.5(d)
Company Disclosure Schedule	Art. III
Company IP	3.17(a)
Company LTIP	1.5(e)
Company Options	1.5(a)
Company Preferred Stock	3.2(a)
Company Regulatory Agreement	3.5(b)
Company Restricted Shares	1.5(b)
Company SARs	1.5(b)
Company SEC Reports	3.5(c)(i)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(f)
Convertible Stock	1.4(c)
Covered Employees	6.6(a)
D & O Insurance	6.7(c)
DOJ	6.1(d)(ii)
DOS	1.2
DPC Common Shares	1.4(b)

A-iv

Section
Effective Time	1.2
Employees	5.2(c)(i)
End Date	8.1(c)
ERISA	3.11(a)
ERISA Affiliate	3.11(g)
Excess Shares	2.3(f)(ii)
Exchange Act	3.5(c)(i)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
Expenses	8.4(b)
Form S-4	3.4(c)
FTC	6.1(d)(ii)
GAAP	3.1(c)
Governmental Entity	3.4(b)
HSR Act	3.4(e)
Incentive Stock Option	1.5(a)
Indemnified Party	6.7(a)
Insurance Contracts	3.18(d)
Insurance Subsidiary	3.18(a)
Intellectual Property	3.16(a)
IRS	3.10(a)
Law	6.1(i)
Letter of Transmittal	2.3(a)(i)
License Agreement	3.16(a)
Licensed Company IP	3.16(a)
Licensed Parent IP	4.14(a)
Liens	3.2(c)
Material Adverse Effect	3.8(a)
Maximum Amount	6.7(c)
Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Preamble
NYSE	1.5(c)
Owned Company IP	3.16(a)
Owned Parent IP	4.14(a)
Owned Properties	3.15(a)
Parent	Preamble
Parent Bylaws	4.3(b)(i)
Parent Capitalization Date	4.2
Parent Certificate	4.3(b)
Parent Common Stock	1.4(c)
Parent Contract	4.12(a)
Parent Deferred Stock Unit	1.5(d)
Parent Disclosure Schedule	Art. IV

A-v

Section
Parent Insurance Subsidiary	4.15(a)
Parent IP	4.14(a)
Parent Measurement Price	1.4(c)
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.5(b)
Parent SEC Reports	4.5(c)(i)
Parent Stock Plans	4.2
PBCL	1.1
Performance Based Compensation Plans	1.5(e)
Permitted Encumbrances	3.15(a)(iv)
Pre-Termination Company Takeover Proposal Event	8.4(b)
Proxy Statement	3.4(c)
Real Property	3.16(b)
Regulatory Agencies	3.5(a)
Regulatory Approvals	3.4
Regulatory Laws	6.1(h)
Reinsurance Contract	3.18(g)
SAP	3.18(b)
Sarbanes-Oxley Act	3.5(c)
SEC	1.5(g)
Securities Act	3.2(a)(ii)
Service Ratio	1.5(d)
Statutory Statements	3.18(b)
Subsidiary	3.1(c)
Superior Proposal	6.11(d)
Surviving Company	Recitals
Takeover Statutes	3.19
Tax	3.10(h)
Tax Return	3.10(i)
Taxes	3.10(h)
Termination Date	8.1(c)
Termination Fee	8.4(a)
Trust Account Common Shares	1.4(b)
Unaccelerated Company Restricted Shares	1.5(b)
Voting Debt	3.2(a)

A-vi

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2010 (this “Agreement”), among PMA Capital Corporation, a Pennsylvania corporation (“Company”), Old Republic International Corporation, a Delaware corporation (“Parent”) and OR New Corp., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Merger Sub”).
WITNESSETH:
     WHEREAS, the Boards of Directors of Company, Parent and Merger Sub have adopted this Agreement and have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the “Merger”), with Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);
     WHEREAS, for federal income Tax purposes, it is the intent of the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations and for purposes of Sections 354 and 361 of the Code;
     WHEREAS, this Agreement is intended to be a plan of merger pursuant to Section 1922 of the PBCL (as hereinafter defined); and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. C.S.A. §§ 1101, et seq. (the “PBCL”) at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the Commonwealth of Pennsylvania. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.
     1.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing on the Closing Date, the parties hereto shall (a) file articles of merger, in customary form (the “Articles of Merger”) with the Pennsylvania Department of State (the “DOS”), and (b) duly make all other filings and recordings required by the PBCL in order to effectuate the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the DOS or at such later time as may be agreed to by Parent and Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.
     1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, Company or the holder of any of the following securities:
     (a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, $0.01 par value, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
     (b) All shares of Class A common stock, $5.00 par value, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Company or Parent or by any wholly-owned subsidiary of Company or Parent (other than shares of Company Common Stock owned by Company or Parent and held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Subject to Section 1.4(e), each share of Company Common Stock, except for shares of Company Common Stock owned by Company or Parent which are not Trust Account Common Shares and DPC Common Shares, (“Convertible Stock”) shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.5500 (such amount, as it may be adjusted pursuant to Section 6.11, the “Exchange Ratio”) shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”), (the “Merger Consideration”), provided that the Parent Measurement Price is at least $12.50 but not greater than $17.00. If the Parent Measurement Price is less than $12.50, each share of Convertible Stock shall be converted into the right to receive the number of shares of Parent Common Stock equal to the exchange ratio determined by dividing $6.8750 by the Parent Measurement Price. In the event the foregoing calculation results in an Exchange Ratio greater than 0.6000, the Exchange Ratio shall be fixed at 0.6000. If the Parent Measurement Price is greater than $17.00, each share of Convertible Stock shall be converted into the right to receive shares of Parent Common Stock equal to the exchange ratio determined by dividing $9.3500 by the Parent Measurement Price. In the event that the foregoing calculation results in an Exchange Ratio less than 0.5000, the Exchange Ratio shall be fixed at 0.5000. “Parent Measurement Price” shall mean the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date of the merger, rounded to the nearest one-tenth of one cent ($0.001).
     (d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).
     (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.
     1.5 Stock Options; Other Stock-Based Awards; Convertible Notes. (a) Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (collectively, the “Company Options”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall become fully vested and exercisable (but only if the applicable option award agreement as in effect on March 31, 2010 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Option was granted provides that such

Company Option shall vest (or shall become exercisable) upon a change in control or any other event that includes the Merger) and shall be converted into an option (an “Adjusted Option”) to purchase the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole penny), and otherwise on the same terms and conditions as applied to each such Company Option immediately prior to the Effective Time; provided, that
(i)	in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code (each, an “Incentive Stock Option”), the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and the Treasury Regulations promulgated thereunder; and

(ii)	in the case of any Company Option that is not an Incentive Stock Option and that was granted or became vested on or after January 1, 2005, or that was materially modified (within the meaning of Section 1.409A-6(a)(i) of the Treasury Regulations) after October 3, 2004, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 1.409A-(b)(5)(v)(D) of the Treasury Regulations.
     (b) Immediately prior to the Effective Time, each stock appreciation right that is based on the value of Company Common Stock (collectively, the “Company SARs”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall become fully vested and exercisable (but only if the applicable stock appreciation right award agreement as in effect on March 31, 2010 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company SAR was granted provides that such Company SAR shall vest (or shall become exercisable) upon a change in control or any other event that includes the Merger) and shall be converted into a stock appreciation right (an “Adjusted SAR”) with respect to the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise or base price per share of Parent Common Stock equal to the exercise or base price for each such share of Company Common Stock subject to such Company SAR immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole penny), and otherwise on the same terms and conditions as applied to each such Company SAR immediately prior to the Effective Time; provided, that, in the case of any Company SAR that was granted or became vested on or after January 1, 2005, or that was materially modified (within the meaning of Section 1.409A-6(a)(i) of the Treasury Regulations) after October 3, 2004, the exercise or base price, the number of shares of Parent Common Stock subject to such stock appreciation right and the terms and conditions of exercise of such stock appreciation right shall be determined in a manner consistent with the requirements of Section 1.409A-(b)(5)(v)(D) of the Treasury Regulations.
     (c) Immediately prior to the Effective Time, each restricted share of Company Common Stock that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall (i) if and to the extent that the applicable restricted stock award agreement as in effect on March 31, 2010 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Restricted Share was granted provides that such Company Restricted Shares shall vest (or that applicable restrictions shall lapse) upon a change in control or any other event that includes the Merger, vest in full and be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) of the Agreement and (ii) if and to the extent that the applicable restricted stock award agreement as in effect on March 31, 2010 (or, if the grant was made after such date and prior to the date of this Agreement, on the date of the initial grant) or the Company Benefit Plan under which the Company Restricted Share was granted does not provide that such Company Restricted shares shall vest (or that applicable restrictions shall lapse) upon a change in control or any other event that includes the Merger (any such Company Restricted Shares, “Unaccelerated Company Restricted Shares”), be converted into the number of whole shares (rounded to the nearest whole share) of Parent Common Stock equal to the Exchange Ratio times each such holder’s number of Unaccelerated Company Restricted Shares outstanding immediately prior to Effective Time and will be subject to the same terms and conditions as the Unaccelerated Company Restricted Shares (including applicable vesting requirements).
     (d) As of the Effective Time, all amounts denominated in Company Common Stock as awards under the Company LTIPs (collectively, the “Company Deferred Stock Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into deferred stock units with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock in which such Company Deferred Stock Units are denominated immediately prior to the Effective Time multiplied by each of the Exchange Ratio and the Service Ratio (rounded to the nearest whole share) (“Parent Deferred Stock Units”), and otherwise on the same terms and conditions (including applicable vesting requirements, accelerated vesting thereof and deferral provisions) as applied to such Company Deferred Stock Units immediately prior to the Effective Time. The “Service Ratio” shall equal the number of days in the performance period set forth in the award for such Company Deferred Stock Units that are completed as of the Closing Date divided by the number of days in such performance period. The obligations in respect of the Parent Deferred Stock Units shall be payable or distributable in accordance with the terms of the Company Benefit Plan relating to such Parent Deferred Stock Units.
     (e) Notwithstanding subsection (d) above, as of the Effective Time, the performance goals designated under each of the Company’s 2009 and 2010 Officer Long Term Incentive Plans (the “Company LTIPs”) and the Company’s 2010 Officer Annual Incentive Compensation

Plan (the “Annual Bonus Plan”) and, together with the Company LTIPs, the “Performance-Based Compensation Plans”) shall be deemed to have been met at 100% of target with respect to each of the Company LTIPs and at a payout factor of 100% with respect to the Annual Bonus Plan, and thereafter the payment of such awards shall be based on the satisfaction by participants of only the service-based and time-based vesting requirements designated under the Performance-Based Compensation Plans, if any. Company’s 2008 Officer Long Term Incentive Plan shall be terminated effective as of the Closing Date.
     (f) Prior to the Effective Time, Company, the Board of Directors of Company and the Compensation Committee of the Board of Directors of Company, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the provisions of this Section 1.5.
     (g) Parent shall reserve and take all other action necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Options, vesting of Parent Common Stock in respect of Unaccelerated Company Restricted Shares and Parent Deferred Stock Units and conversion of any convertible debt of the Company. To the extent not specifically provided above, all of the conversions and adjustments made pursuant to this Section 1.5, including without limitation, the determination of the number of shares of Parent Common Stock subject to any award and the exercise price of the Adjusted Options and Adjusted SARs, shall be made in a manner consistent with the requirements of Section 409A of the Code. Promptly after the Effective Time, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a post-effective amendment converting the Form S-4 to a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this paragraph (g).
     1.6 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that they are identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (until thereafter amended as provided therein or by applicable law), except that Article I of the articles of incorporation of the Surviving Company will read as follows: “The name of the corporation is PMA Companies, Inc. (the “Company”).” At the Effective Time, the bylaws of the Company shall be amended and restated so that they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (until thereafter amended as provided therein or by applicable law) except that the name of the corporation reflected therein shall be changed to “PMA Companies, Inc.” until thereafter amended as provided therein or by applicable law.
     1.7 Directors and Officers. The directors of the Company other than Vincent T. Donnelly immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. It is intended that the directors and officers of Merger Sub and Vincent T. Donnelly shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation of the Surviving Company. Following the Effective Time, Parent shall take such actions as may be required to add one of Company’s independent directors to the Parent Board of Directors (to serve as a Class 2 director).

     1.8 Tax Consequences. It is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations for purposes of Section 354 and 361 of the Code.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
     2.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to Company, or Parent’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
     2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration (together with the proceeds from the sale of the Excess Shares by the Exchange Agent, the “Exchange Fund”).
     2.3 Delivery of Merger Consideration. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon actual delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).
     (b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

     (c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.
     (d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the fractional shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or subsequent to the earlier of (i) the one-year anniversary of the Effective Time and (ii) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.
     (e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.
     (f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, each former shareholder of Company who otherwise would be entitled to receive such fractional share shall be paid an amount in cash (rounded to the nearest cent) equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Company Stock that would otherwise have been issued pursuant to this Article II. As soon as practicable following the Closing Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of shares of Company Common Stock (such excess, the “Excess Shares”), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall reduce, but not below zero, the amount of cash paid to former shareholders of Company in respect of fractional shares. The Exchange Agent shall determine the portion of the proceeds of such sale to which each former holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the proceeds of such sale by a fraction the numerator of which is the amount of fractional share interests to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. Until the proceeds of such sale have been distributed to the former holders of shares of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders of shares of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders of shares of Company Common Stock.
     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time will be paid to Parent. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration remaining unclaimed by holders of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.
     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Subject to and as qualified by items (i) disclosed in any Company SEC Report filed between December 31, 2009 and the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or in any exhibits to such Company SEC Report, or any other disclosures in such Company SEC Report that are non-specific, cautionary, predictive or forward-looking in nature), but in each case only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent, or (ii) disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Company to Parent prior to the execution of this Agreement (it being agreed that disclosure in any section of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except, with respect to a section in Article III, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article III of this Agreement), Company hereby represents and warrants to Parent and Merger Sub as follows:
     3.1 Corporate Organization. (a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
     (b) True, complete and correct copies of the Amended and Restated Articles of Incorporation of Company (the “Company Articles”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.
     (c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the word “Subsidiary,” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).
     (d) Except for minutes of the Board of Directors and the audit committee for meetings held after March 31, 2010 that were not approved by the Board of Directors or audit committee before the date of this Agreement, the minute books of Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2009 of its shareholders and Board of Directors and the audit committee of its Board of Directors.
     3.2 Capitalization. (a) the authorized capital stock of Company consists of 60,000,000 shares of Class A common stock, $5.00 par value (the “Company Common Stock”), of which as of May 10, 2010 (the “Company Capitalization Date”) 32,283,001 shares were issued and outstanding (including the Company Restricted Shares described below), and 2,000,000 shares of preferred stock, $0.01 par value (the “Company Preferred Stock”), of which, as of the Company Capitalization Date, no shares were issued or outstanding. As of the Company Capitalization Date, Company held 1,934,944 shares of Company Common Stock in its treasury. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for 856,871 shares of Company Common Stock reserved for issuance in connection with existing awards under employee benefit, incentive, stock option and dividend reinvestment and stock purchase plans (covering 856,871 Company Options) and 2,848,991 shares of Company Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans and the payment of the Company LTIPs. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. Except as described in the first sentence of this Section 3.2(a) and except pursuant to this Agreement and the Company LTIPs and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. Except as described in the first sentence of this Section 3.2(a) and except pursuant to this Agreement, and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries, (ii) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Stock, Company Preferred Stock, Voting Debt or other equity securities of Company.
     (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option that was outstanding as of the Company Capitalization Date and the weighted average exercise price for the Company Options. Other than the Company Options, Company Restricted Shares, Company Deferred Stock Units and Company SARs that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date, except as permitted in accordance with Section 5.2 of this Agreement with respect to matters set forth on Section 5.2 of the Company Disclosure Schedule, Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards under any of the Company Benefit Plans.
     (c) Except for any director qualifying shares and except as described on Section 3.2(c) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     3.3 Authority; No Violation. (a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and adopted by the Board of Directors of Company. At a meeting duly called and held, the Board of Directors of Company has determined that this Agreement is advisable and in the best interests of Company and its shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote at such meeting, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the enforcement of the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).
     (b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or Company Bylaws or the articles of incorporation or bylaws of its Subsidiaries or (ii) assuming that consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected.
     3.4 Consents and Approvals. Except for filings of applications and notices, as applicable, with (a) the state insurance authorities set forth in Section 3.4 of the Company Disclosure Schedule, and approval of such applications and notices, (b) any federal or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) set forth in Section 3.4 of the Company Disclosure Schedule, and approval of or non-objection to such applications, filings and notices (the items described in clauses (a) and (b), (the “Regulatory Approvals”), (c) the filing with the SEC of a Proxy Statement in definitive form relating to the meeting of Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(g), (d) the filing of the Articles of Merger with the DOS pursuant to the PBCL, (e) any notices or filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue

Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. Except as set forth on Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.
     3.5 Reports, Regulatory Matters. (a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2008 with (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority, and (iv) any self-regulatory authority (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed or furnished by them since January 1, 2008, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Agencies or other Governmental Entities in the ordinary course of business of the Company and its Subsidiaries and except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2008 or has pending any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries and since January 1, 2008, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, there is no unresolved, or, to Company’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and since January 1, 2008, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries (other than normal inquiries made by a Regulatory Agency or other Governmental Entity in Company’s ordinary course of business).
     (b) Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2008 a recipient of any supervisory letter from, or since January 1, 2008 has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2008 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
     (c) Company has previously made available to Parent an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with the SEC by Company pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2008 (the “Company SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Company to it shareholders since January 1, 2008 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed or communicated (or, if amended prior to the date hereof, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). To the knowledge of Company, other than as set forth on Section 3.5 of the Company Disclosure Schedule, none of the Company SEC Reports is the subject of any ongoing review or investigation by the SEC or any other Governmental Entity and there are no unresolved SEC comments with respect to any of such documents.
     3.6 Financial Statements. (a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects, in accordance with GAAP, the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. ParenteBeard LLC is the independent registered public accounting firm of Company and has not resigned or been dismissed as such, has not withdrawn or qualified any opinion issued by it with respect to Company or its Insurance Subsidiaries, and has not

advised Company of any disagreement with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     (b) Neither Company nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of the type required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2010 or in connection with this Agreement and the transactions contemplated hereby.
     (c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). Company (x) had implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee, a copy of which has previously been made available to Parent. As of the date hereof, there is no reason to believe that Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
     (d) Other than as set forth on Section 3.6(d) of the Company Disclosure Schedule, since December 31, 2009, (i) neither Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company.
     3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth in Section 3.7 of the Company Disclosure Schedule.
     3.8 Absence of Certain Changes or Events. (a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2009, no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Government Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes in global, national or regional political conditions (including acts of terrorism or war) or changes in general business, economic or market conditions, including changes generally in prevailing interest rates, credit markets, securities markets or (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, except with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.
     (b) Since December 31, 2009 through and including the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
     (c) Except as disclosed on Section 3.8(c) of the Company Disclosure Schedule, since December 31, 2009 through and including the date of this Agreement, neither Company nor any of its Subsidiaries has (i) changed any Tax or financial accounting methods, principles or practices of Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ii) except for publicly disclosed ordinary dividends on Company Common Stock and except for distributions by wholly owned Subsidiaries of Company to Company or another wholly owned Subsidiary of Company, made or declared any distribution in cash or kind to its shareholder or shareholders or repurchased any shares of its capital stock or other equity interests.

     3.9 Legal Proceedings. (a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or to which any of their assets are subject, other than the proceedings, claims, actions, suits or investigations disclosed in Section 3.9(a) of the Company Disclosure Schedule or the Company SEC Reports, which proceedings, claims, actions, suits or investigations are not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Company.
     (b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).
     3.10 Taxes and Tax Returns. (a) Except as set forth in Section 3.10 of the Company Disclosure Schedule, each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all Taxes that are material in amount that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. To the knowledge of the Company, the federal income Tax Returns of Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 2006, and any material liability with respect thereto that has been finally determined has been satisfied. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement or arrangement with respect to material amounts of Taxes (other than such an agreement or arrangement exclusively between or among Company and one or more of its Subsidiaries). Within the past two years (or otherwise as part of a “plan” (or series of related transactions) within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.
     (b) Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from employees and independent contractors salaries, wages, other compensation, and other amounts and have paid over to the appropriate taxing authorities all material amounts of Taxes required to be so withheld and paid over under all applicable Laws.
     (c) As of the date hereof, (i) there are, to the knowledge of Company, no pending audits, examinations, investigations or other proceedings in respect of any material amounts of

Taxes of Company or any of its Subsidiaries with respect to which Company or such Subsidiary has been notified in writing; and (ii) neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
     (d) Neither Company nor any of its Subsidiaries nor any other person on any of their behalf has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law in respect of Company or any of its Subsidiaries.
     (e) There are no liens for Taxes, other than Liens for current Taxes not yet due and payable, on the assets of Company or any of its Subsidiaries.
     (f) Since January 1, 2005, each of the Insurance Subsidiaries has operated as an insurance company subject to taxation under Section 831 of the Code.
     (g) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign Law), or as a transferee or successor or by contract.
     (h) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its Subsidiaries.
     3.11 Employee Matters. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability(such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).
     (b) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable Law, including, but not limited to, ERISA, the

Code and in each case the regulations thereunder; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or has pending a timely filed application for such determination from the Internal Revenue Service and, to the knowledge of Company, there is not any reason why any such determination letter should be revoked; (iii) with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (A) except as set forth on Section 3.11(b) of the Company Disclosure Schedule, no such plan has an actual or deemed adjusted funding target attainment percentage, as defined in Sections 206(g) of ERISA and 436(j)(2) of the Code, that would subject the plan to the benefit limitations imposed under Section 436(b), (c), (d) or (e) of the Code and (B) the amount of such liabilities as of the last day of the most recent plan year ended prior to the date hereof was properly reflected on the financial statements of Company or its applicable Subsidiary previously filed with the SEC; (iv) except as set forth on Section 3.11(b) of the Company Disclosure Schedule and other than as required under Section 601 et. seq. of ERISA, Section 4980B of the Code or other similar law, no Company Benefit Plan provides benefits or coverage in the nature of medical or life insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death) (v) no Controlled Group Liability has been incurred by Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Company, no condition exists that presents a risk to Company, its Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability; (vi) neither Company nor any of its Subsidiaries contributes on behalf of employees of Company or any of its Subsidiaries to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other material amounts that the Company is required, under any applicable Law or under any Company Benefit Plan, to have paid as contributions to any Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; (viii) neither Company nor any of its Subsidiaries has engaged in a transaction in connection with which Company or any of its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there is no pending, or, to the knowledge of the Company, threatened or anticipated claim (other than routine claims for benefits) against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of Company or any Company Subsidiary. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code has been operated at all times in compliance all material respects with Section 409A of the Code. No Company Option that was granted under any Company Benefit Plan on or after January 1, 2005 or became vested after such date has an exercise price that has been or may be less than the fair market value of t he underlying stock as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option.
     (c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Company or any of its Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation or (iv) result in any material limitation on the right of Company or any of its Subsidiaries to amend, merge or terminate any Company Benefit Plan or related trust. Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, no Company Benefit Plan provides for (A) the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code or (B) payments that would be non-deductible under Code Sections 162(m) or 280G.
     (d) No labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes pending or threatened against or involving Company or any of its Subsidiaries. Each of Company and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
     (e) Company does not maintain any material Company Benefit Plans (i) outside of the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside of the U.S.
     (f) “Controlled Group Liability” means any and all material liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA and (iii) under Section 412 and 4971 of the Code.
     (g) “ERISA Affiliate” means any entity if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a member of an affiliated service group for purposes of Code Section 414(m).
     3.12 Compliance with Applicable Law. (a) Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all respects with any, Law applicable to Company or any of its Subsidiaries, except for any failure to hold any licenses, franchises, permits and authorizations or any non-compliance or default that has not had a Material Adverse Effect on the Company, its Subsidiaries or their businesses.
     (b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator in accordance with the terms of the governing documents and applicable Law. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     3.13 Certain Contracts. (a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that, apart from this Agreement, is a “material contract” that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K of the SEC and that is to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof; (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that restricts in a material manner the conduct of, or the manner of conducting, any line of business in any geographic area, or, to the knowledge of the Company, upon consummation of the Merger could restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any line of business in any geographic area; (iii) that obligates Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, in any case of the preceding which is material; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) that pertains to a material joint venture or material partnership agreement; (vi) that is an indenture credit agreement, loan agreement, guarantee or other agreement relating to material indebtedness of Company or any Subsidiary, or of any third party for which Company or any Subsidiary is a guarantor or is otherwise liable; (vii) that requires Company or any Subsidiary to make an investment in, or otherwise provide funds to, any person, in each case in an amount in excess of $1 million; (viii) that is with an agency, broker, insurer or other person that accounted for 1% or more of the sales of the Insurance Subsidiaries, taken as a whole, for the 12 months ended December 31, 2009; (ix) that provides for the indemnification of any officer, director or employee of Company or any Subsidiary; or (x) that would prevent, materially delay or materially impede Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract.”
     (b) (i) Each Company Contract is valid and binding on Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Company and each of its Subsidiaries and, to Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries or, to Company’s knowledge, any other party thereto under any such Company Contract. No notice of default or termination has been received under any Company Contract. There are no disputes pending or, to Company’s knowledge, threatened with respect to any Company Contract.

     3.14 Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except as set forth in Section 3.14(a) of the Company Disclosure Schedule. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.
     (b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such business.
     3.15 Property. Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all material Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use or value (as reflected in Company’s consolidated financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use or value (as reflected in Company’s consolidated financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof)(collectively, with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances. To Company’s knowledge, neither the whole nor any portion of the Real Property (x) has been damaged in any material respect or destroyed or (y) is being condemned or otherwise taken by any public authority, nor has any such condemnation or taking been threatened in writing.
     3.16 Intellectual Property.
     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:
     “Company IP” means all Intellectual Property owned, used, held for use or exploited by Company or any of its Subsidiaries.

     “Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing; (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; (iv) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials); (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation; (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.
     “License Agreement” means any legal binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.
     “Licensed Company IP” means the Intellectual Property owned by a third party that Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.
     “Owned Company IP” means the Intellectual Property that is owned by Company or any of its Subsidiaries.
     (b) Company and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP. To the knowledge of Company, all Licensed Company IP is being used substantially in accordance with the applicable License Agreement.

     (c) The Owned Company IP and Licensed Company IP constitute (i) all of the Company IP and (ii) all the Intellectual Property necessary and sufficient to conduct the businesses of Company and its Subsidiaries as they are currently conducted and as they have been conducted since January 1, 2010.
     (d) To the knowledge of the Company, the Owned Company IP and the Licensed Company IP, are valid, subsisting and enforceable.
     (e) To the Company’s knowledge, the current use of the Owned Company IP does not infringe or otherwise violate any Intellectual Property of any third party. Neither Company nor any of its Subsidiaries has received any written notice of infringement or conflict with the rights of any third party with respect to the use or ownership of any Company IP.
     (f) To the knowledge of Company, no Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned Company IP.
     (g) Company and its Subsidiaries have established and are in material compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data. Neither Company nor any Subsidiary of Company (A) has suffered a material security breach with respect to its data systems, (B) has notified consumers of any information security breach with respect to the information of such consumers or (C) has notified employees of any information security breach with respect to the information of such employees.
     (h) Company and its Subsidiaries are in compliance in all material respects with all of their privacy policies applicable to the protection of consumer information and all applicable privacy laws and regulations.
     3.17 Environmental Liability. Other than any claims under any insurance policy or reinsurance agreement of an Insurance Subsidiary, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or government environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of Company or any of its Subsidiaries arising under Law or under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, pending or threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation, or remediation activities that would result in any such liability or obligation of Company or any of its Subsidiaries. Neither Company nor any of

its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.
     3.18 Insurance Business Matters. (a) Each Subsidiary of Company that conducts the business of insurance or reinsurance (each, an “Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction where it writes each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which any Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized and eligible is set forth in Section 3.18(a) of the Company Disclosure Schedule. There is no proceeding or investigation pending or, to the knowledge of Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of any Insurance Subsidiary to transact the business of insurance.
     (b) Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certifications required in connection therewith, and all required supplemental materials, filed by each Insurance Subsidiary with any Insurance Department since January 1, 2008 (the “Statutory Statements”) was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable country or state of domicile and applied on a consistent basis (“SAP”). Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, each such Statutory Statement presents fairly, in all material respects and in conformity with SAP, the statutory financial condition of such Insurance Subsidiary on the respective date of the Statutory Statement, the results of operations, changes in capital and surplus and cash flow of such Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, no deficiencies or violations have been asserted in writing (or, to the knowledge of Company, orally) by any Insurance Department with respect to any such Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, there are no permitted practices utilized by the Insurance Subsidiaries in the preparation of the Statutory Statements.
     (c) Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, the aggregate reserves for insurance losses and loss adjustment expenses, as reflected in each of the Statutory Statements, were (i) computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) include provisions for all insurance loss and loss adjustment expense reserves and related items reasonably required to be established in accordance with applicable laws, (iii) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such Statutory Statements) and (iv) were fairly stated in all material respects in accordance with sound actuarial principles.

     (d) All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by any Insurance Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. Each of Company and each of its Subsidiaries is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all insurance regulatory authorities and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing and sale of Insurance Contracts.
     (e) All underwriting, management and administration agreements entered into by any Insurance Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.
     (f) All advertising, promotional, sales and solicitation materials and all product illustrations used by any Insurance Subsidiary or any agent, broker, intermediary, manager or producer employed or engaged by any Insurance Subsidiary of any Insurance Subsidiary are in compliance with applicable laws.
     (g) Each reinsurance contract, treaty or arrangement (including any facultative agreements, indemnity agreements, or other agreements) involving the cession or assumption of reinsurance, coinsurance, excess insurance, or retrocessions and any terminated or expired reinsurance contract, treaty or agreement under which there remains any outstanding material liability (“Reinsurance Contract”), to which any Insurance Subsidiary is a party or by which any Insurance Subsidiary is bound or subject is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. Neither any Insurance Subsidiary nor, to the knowledge of Company, any other party thereto is in default with regard to any such Reinsurance Contract, except for a default that is not reasonably likely to cause a Material Adverse Effect. Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, there are no disputes pending or, to the knowledge of Company, threatened with respect to any such Reinsurance Contract except for disputes in the ordinary course of business for which reserves have been established in the financial statements of the Company and that would not reasonably be expected to have a Material Adverse Effect. No Insurance Subsidiary is or has been since January 1, 2005, party to any contract of financial reinsurance, finite risk insurance or reinsurance or coinsurance that does not transfer sufficient risk to the reinsurer to constitute reinsurance under SAP or GAAP.

     (h) All amounts recoverable by any Insurance Subsidiary pursuant to any Reinsurance Contract have been properly recorded in the books and records of account of Company and its Insurance Subsidiaries and are properly reflected in the Statutory Statements. To Company’s knowledge, all such amounts recoverable by Company or any of its Insurance Subsidiaries are fully collectible (net of recorded allowance) in due course. Except as set forth on Section 3.18(h) of the Company Disclosure Schedule, neither Company nor any of its Insurance Subsidiaries has received notice that any other party to any Reinsurance Contract intends not to perform fully under any such Reinsurance Contract, and, to Company’s knowledge, the financial condition of each party to each Reinsurance Contract pursuant to which any Insurance Subsidiary has ceded any premiums is not impaired to the extent that a default thereunder could reasonably be anticipated.
     (i) Since January 1, 2010, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Insurance Subsidiary or stated to Company that it is considering lowering any rating assigned to any Insurance Subsidiary or placing any Insurance Subsidiary on an “under review” status, except as set forth in Section 3.18(i) of the Company Disclosure Schedule. As of the date of this Agreement, each domestic Insurance Subsidiary has the A.M. Best Company rating set forth in Section 3.18(i) of the Company Disclosure Schedule.
     (j) Company has made available to Parent and Merger Sub true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2008, with respect to the Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of similar nature covering any Insurance Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by Company and its Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.
     3.19 State Takeover Laws. (a) The Board of Directors of Company adopted a resolution approving this Agreement and the transactions contemplated hereby and such resolution has not, as of the date hereof, been rescinded, modified or withdrawn in any way. None of the “moratorium,” “control share,” “interested shareholder,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations enacted under the laws of the Commonwealth of Pennsylvania are applicable to the transactions contemplated by this Agreement, including, without limitation, the provisions of the Pennsylvania Takeover Disclosure Law (70 P.S. §71 et seq.) (any such laws, “Takeover Statutes”).
     (b) The Board of Directors of the Company has resolved to, and the Company after execution of this Agreement will, take all action necessary to render the rights issued pursuant to the terms of the Section 382 Rights Agreement dated August 6, 2009 between the Company and American Stock Transfer & Trust Company, LLC inapplicable to the Merger, or the execution and consummation of this Agreement and the transactions contemplated hereby and thereby.
     3.20 Interested Party Transactions. (a) Except as set forth in the Company SEC Documents or Section 3.20 of the Company Disclosure Schedule, no event has occurred since

December 31, 2009 that would be required to be reported by Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.
     (b) No executive officer or director of Company or any of Company’s Subsidiaries owns, leases or licenses or is an affiliate of any person that owns, leases or licenses any assets (other than de minimus assets) which are used by Company or any of Company’s Subsidiaries to conduct its business as it is currently conducted. Except as set forth in Section 3.20 of the Company Disclosure Schedule and except for any employment or severance agreement or other benefit or compensation arrangements to which Company or any Subsidiary of Company is a party, neither Company nor any Subsidiary is a party to any agreement, arrangement or other understanding with any executive officer or director of Company or any of Company’s Subsidiaries.
     (c) No current or former executive officer or director of Company or any of Company’s Subsidiaries has asserted any claim, charge, action or cause of action against Company or any Subsidiary of Company, except for immaterial and routine claims for accrued vacation pay or accrued benefits under any Company Benefit Plan.
     3.21 Reorganization. As of the date of this Agreement, Company has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.
     3.22 Opinion. Prior to the execution of this Agreement, the Board of Directors of Company received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date thereof, and based upon and subject to the assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.
     3.23 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at the time the Form S-4 becomes effective, at the date the Proxy Statement is mailed or at the date of the meeting of holders of Company Common Stock to approve the Merger, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement and Form S-4 relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Subject to and as qualified by items (i) disclosed in any Parent SEC Report filed with the SEC by Parent between December 31, 2009, and the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or in any exhibits to such Parent SEC Report, or any other disclosures in such Parent SEC Report that are non-specific, cautionary, predictive or forward-looking in nature); but in each case only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent, or (ii) disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to Company prior to the execution of this Agreement, (it being agreed that disclosure in any section of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except, with respect to a Section in Article IV, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article IV of this Agreement), Parent and Merger Sub hereby represent and warrant to Company as follows:
     4.1 Corporate Organization. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
     (b) Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
     4.2 Capitalization. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, par value of $1.00 per share, of which as of March 29, 2010 (the “Parent Capitalization Date”), 241,027,380 shares were issued and outstanding, 100,000,000 shares of Class B Common Stock, $1.00 value per share (the “Parent Class B Common Stock”), of which as of the Parent Capitalization Date, no shares were issued or outstanding, and 75,000,000 shares of preferred stock, par value $0.01 (the “Parent Preferred Stock”), of which as of the Parent Capitalization Date, no shares were issued or outstanding. As of the Parent Capitalization Date, no shares of Parent Common Stock were held in Parent’s treasury. As of the date of this Agreement, no shares of Parent Class B Common Stock or Parent Preferred Stock were reserved for issuance, and 27,452,271 shares of Parent Common Stock were reserved for issuance in connection with Parent’s 8% Convertible Senior Notes due May 15, 2012 (the “Parent Convertible Notes”) and upon exercise of options issued pursuant to employee stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement, the Parent Convertible Notes, the Parent Stock Plans and Parent’s dividend reinvestment plan entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Class B Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     4.3 Authority; No Violation. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and adopted by the Board of Directors of Parent and Merger Sub and approved and adopted by the sole shareholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).
     (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation of Parent (the “Parent Certificate”) or the Bylaws of Parent (“Parent Bylaws”) or the articles of incorporation or bylaws of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected.
     4.4 Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(g), (c) the filing of the Articles of Merger with the DOS pursuant to the PBCL, (d) any notices or filings required under the HSR Act and the antitrust laws and regulations of any foreign jurisdiction, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.
     4.5 Reports; Regulatory Matters. (a) Parent and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file or furnished, as applicable, since January 1, 2008 with the Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed or furnished by them since January 1, 2008, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, and for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2008 or has pending any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since January 1, 2008, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. There is no unresolved or, to Parent’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2008 there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of it Subsidiaries (other than normal inquiries made by a Regulatory Agency or other Governmental Entity in Parent’s ordinary course of business).
     (b) Except as set forth in Section 4.5(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2008 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2008 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Parent’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Company or any of its Subsidiaries) or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2008 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
     (c) Parent has previously made available to Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2008 (the “Parent SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Parent to its shareholders since January 1, 2008 and prior to the date of this Agreement. No such Parent SEC Report or communication, at the time filed or communicated (or, if amended prior to the date hereof, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. To the knowledge of Parent, other than as set forth in Section 4.5(c) of the Parent Disclosure Schedule, none of the Parent SEC Reports is the subject of any ongoing review or investigation by the SEC or any other Governmental Entity and there are no unresolved SEC comments with respect to any of such documents.
     4.6 Financial Statements. (a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its

Subsidiaries have been, and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
     (b) Neither Parent nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2010 or in connection with this Agreement and the transactions contemplated hereby.
     (c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6 (c). Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee, a copy of which has previously been made available to Company. As of the date hereof, there is no reason to believe that Parent’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
     (d) Since December 31, 2009, (i) neither Parent nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

     4.7 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Parent Disclosure Schedule.
     4.8 Absence of Certain Changes or Events. (a) Since December 31, 2009, no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
     (b) Since December 31, 2009 through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
     4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject, other than the proceedings, claims, actions, suits or investigations disclosed in Section 4.9(a) of the Parent Disclosure Schedule or the Parent SEC Reports, which proceedings, claims, actions, suits or investigations are not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to Parent.
     (b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.
     4.10 Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all Taxes that are material in amount that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.
     4.11 Compliance with Applicable Law. Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all respects with any Law applicable to Parent or any of its Subsidiaries, except for any failure to hold any licenses, franchises, permits and authorizations or any non-compliance or default that has not had a Material Adverse Effect on Parent, its Subsidiaries or their business.

     4.12 Certain Contracts. (a) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K of the Sec and that is to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Reports filed prior to the date hereof (any such contract, arrangement, commitment or understanding of the type described in this Section 4.12(a) whether or not set forth in the Parent Disclosure Schedule, is referred to as a “Parent Contract”).
     (b) (i) Each Parent Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Parent and each of its Subsidiaries and, to Parent’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Parent Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any of its Subsidiaries or, to Parent’s knowledge, any other party thereto under any such Parent Contract. No notice of default or termination has been received under any Parent Contract. There are no disputes pending or, to Parent’s knowledge, threatened with respect to any Parent Contract.
     4.13 Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except as set forth in Section 4.13(a) of the Parent Disclosure Schedule. Such securities and commodities are valued on the books of Parent in accordance with GAAP in all material respects.
     (b) Parent and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such business.
     4.14 Intellectual Property.
     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:
     “Parent IP” means all Intellectual Property owned, used, held for use or exploited by Parent or any of its Subsidiaries.
     “Licensed Parent IP” means the Intellectual Property owned by a third party that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.
     “Owned Parent IP” means the Intellectual Property that is owned by Parent or any of its Subsidiaries.

     (b) Parent and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Parent IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Parent’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Parent IP. To the knowledge of Parent, all Licensed Parent IP is being used substantially in accordance with the applicable License Agreement.
     (c) The Owned Parent IP and Licensed Parent IP constitute (i) all of the Parent IP and (ii) all the Intellectual Property necessary and sufficient to conduct the businesses of Parent and its Subsidiaries as they are currently conducted and as they have been conducted since December 31, 2009.
     (d) To the knowledge of Parent, the Owned Parent IP and the Licensed Parent IP, are valid, subsisting and enforceable.
     (e) To the knowledge of Parent, the current use of the Owned Parent IP does not infringe or otherwise violate any Intellectual Property of any third party. Neither Parent nor any of its Subsidiaries has received any written notice of infringement or conflict with the rights of any third party with respect to the use or ownership of any Parent IP.
     (f) To the knowledge of Parent, no Owned Parent IP or Licensed Parent IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the knowledge of Parent, no third party has infringed, misappropriated or otherwise violated any Owned Parent IP.
     (g) Parent and its Subsidiaries have established and are in material compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data. Neither the Company nor any Subsidiary of Company (A) has suffered a material security breach with respect to its data systems, (B) has notified consumers of any information security breach with respect to the information of such consumers, or (C) has notified employees of any information security breach with respect to the information of such employees.
     (h) Parent and its Subsidiaries are in compliance in all material respects with all of their privacy policies applicable to the protection of consumer information and all applicable privacy laws and regulations.
     4.15 Insurance Business Matters. (a) Each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which any Parent Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in Section 4.15(a) of the Parent Disclosure Schedule. There is no proceeding or investigation pending or, to the knowledge of Parent, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of any Parent Insurance Subsidiary to transact the business of insurance.
     (b) Except as set forth in Section 4.15(b) of the Parent Disclosure Schedule, since January 1, 2009, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Parent Insurance Subsidiary or stated to Parent that it is considering lowering any rating assigned to any Parent Insurance Subsidiary or placing any Parent Insurance Subsidiary on an “under review” status. As of the date of this Agreement, the Parent Insurance Subsidiaries collectively have the A.M. Best Company rating set forth in Section 4.15(b) of the Parent Disclosure Schedule.
     4.16 Reorganization; Approvals. As of the date of this Agreement, Parent has not taken or agreed to take any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.
     4.17 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at the time the Form S-4 becomes effective or at the date the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement and Form S-4 relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     4.18 Parent Ownership of Company Securities. Neither Parent nor any Subsidiary of Parent has at any time beneficially owned ten percent (10%) or more of Company Common Stock outstanding at such time.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly permitted by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary and usual course consistent with past practice and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and management and advantageous business relationships with its customers, suppliers and others having business dealings with them and retain the services of its officers and key employees and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Government Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
     5.2 Forbearances. Without limiting the generality of Section 5.1 above, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule, or as expressly permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:
     (a) Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for like obligations of any other individual, corporation or other entity;
     (b) (i) adjust, split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;
     (ii) make, declare or pay any dividend (whether in cash, stock or other securities or property), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, directly or indirectly any shares of its capital stock or of any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its or their capital stock (except (A) dividends paid by any of the Subsidiaries of Company to Company or to any of its wholly owned Subsidiaries and (B) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or stock appreciation rights or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Company Common Stock);
     (iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of Company Common Stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

     (iv) issue any additional shares of capital stock or other securities, except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Company Benefit Plan, that are outstanding as of the date of this Agreement or granted pursuant to Section 5.2 of the Company Disclosure Schedule;
     (c) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits including severance benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries (collectively, “Employees”), (ii) pay any pension, severance or retirement benefits to Employees, (iii) other than with respect to any compensation and benefits (excluding any equity-based compensation or benefits) in accordance with past practice with respect to new hires who would not be executive officers of Company or any Subsidiary of Company, become a party to, establish, amend, commence, participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, or (v) enter into any collective bargaining agreement with any labor organization, union or association;
     (d) sell, transfer, pledge, lease, grant, license, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or create any lien of any kind with respect to any such property or asset, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;
     (e) enter into any new line of business or change in any material respect its investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
     (f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;
     (g) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or, other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;
     (i) amend its charter or bylaws (or comparable organizational documents), or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
     (j) (i) amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate, the terms of, or terminate, any Company Contract, or (ii) create, renew or amend any agreement or contract or, except as may be required by applicable Law, other binding obligation of Company or its Subsidiaries containing (A) any material restriction on the ability of it or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of Company or its affiliates to engage in any type of activity or business;
     (k) commence or settle any material claim, action or proceeding;
     (l) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
     (m) implement or adopt any material change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable Laws, GAAP or regulatory guidelines;
     (n) file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, in each case, other than in the ordinary course of business or as required by law; or
     (o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by, or any material action in furtherance of any of the actions prohibited by, this Section 5.2.
     5.3 Parent Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent Bylaws in a manner that would adversely affect Company, the shareholders of Company or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; (c) take any action that would, or willfully fail to take any action that is intended to, result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters. (a) Parent and Company shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
     (b) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement.
     (c) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including those required to satisfy the condition set forth in Section 7.2(h). In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 10 business days) and to make, or cause to be made, the filings and authorizations, if any, required under any other Regulatory Laws as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.1 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Regulatory Laws as soon as practicable. In furtherance and not in limitation of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

     (d) Each of Parent, on the one hand, and Company, on the other hand, shall, in connection with the efforts referenced in Section 6.1(c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, permit the other party to review in advance any communication (provided that the parties may redact references to the value of this transaction or alternatives to this transaction) to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.
     (e) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.1(c) and (d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law of which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Parent, on the one hand, and Company, on the other hand, shall use their reasonable best efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger as so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that neither Company nor any of its Subsidiaries shall consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Company or any of its affiliates, unless such requirement, condition, understanding, agreement or order is binding on Company only in the event that the Closing occurs. Notwithstanding anything to the contrary in this Section 6.1 or elsewhere in this Agreement, Parent shall not be required to agree to or accept (but in its discretion may agree to or accept), and Company shall not, without the prior written consent of Parent, agree to or accept, unless requested to do so by Parent (subject to the proviso to the immediately preceding sentence) any condition sought by any Governmental Entity or other person in connection with any consent or approval required to complete or otherwise in connection with the Merger that (A) seeks to prohibit or limit in any material respect the ownership or operation by Company, the Surviving Company, Parent or any of their affiliates of the business or assets of any of them, or to compel Company, the Surviving Company, Parent or any of their affiliates to dispose of or hold separate any significant portion of their business or assets as a result of the Merger or any other transactions contemplated hereby, (B) seeks to impose limitations on the ability of Parent to acquire, hold, or exercise full rights of direct or indirect ownership of the Surviving Company and its Subsidiaries, including the right to vote the capital stock of the Surviving Company on all matters properly presented to the shareholders of the Surviving Company and the rights to declare or pay dividends on any capital stock of the Surviving Company and its Subsidiaries, (C) seeks to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Parent, the Surviving Company or its Subsidiaries and their affiliates, (D) would individually or in the aggregate reasonably be expected to materially and adversely affect the benefits, taken as a whole, that Parent reasonably expects to derive from the consummation of the transactions contemplated by this Agreement or (E) would reasonably be expected to have a Material Adverse Effect on the business, financial condition or results of operations of Company and its Subsidiaries, taken as a whole.
     (f) Subject to Section 6.1(e), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (g) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.
     (h) As used in this Agreement, the term “Regulatory Laws” means any Laws enacted by any Governmental Entity relating to antitrust matters, insurance, or regulating competition.
     (i) As used in this Agreement, the term “Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Entity.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records, and during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, operations, properties and personnel as Parent may reasonably request. Neither Company, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement (provided, Company will use reasonable best efforts to obtain waivers thereof upon request by Company) entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between Parent and Company as of September 12, 2009 and March 24, 2010 (the “Confidentiality Agreements”).
     6.3 Shareholder Approval. Except where there has been a Change of Recommendation, Company shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Except where there has been a Change of Recommendation, the Board of Directors of Company shall use commercially reasonable efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement, and shall recommend such approval except to the extent expressly permitted under Section 6.11(d). The Board of Directors of Company has adopted resolutions approving and adopting the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company’s shareholders for their consideration.
     6.4 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.5 Maintenance of Tax-Free Reorganization.
     (a) Officers of Company shall execute and deliver to each of Company’s and Parent’s respective law or accounting firms, at the time the Form S-4 or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver any opinions required in connection with the filing of the Form S-4 (or amendments thereto) and the opinions contemplated by Sections 7.2(c) and 7.3(c).
     (b) Officers of Parent shall execute and deliver to each of Company’s and Parent’s respective law or accounting firms, at the time the Form S-4 or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to delivery any opinions required in connection with the filing of the Form S-4 (or amendments thereto) and the opinions contemplated by Sections 7.2(c) and 7.3(c).
     (c) Following the Effective Time, neither Parent nor Company shall knowingly take (or fail to take) any action that could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code and the Treasury regulations promulgated thereunder
     6.6 Employee Matters. (a) Except as contemplated by Sections 1.5(d) and (e), for the period from the Effective Time through December 31, 2011, Parent shall provide to each employee who is actively employed by Company and its Subsidiaries on the Closing Date (collectively, the “Covered Employees”) employee benefits and compensation that are, in the aggregate, no less favorable than the employee benefits and compensation that were provided to such Covered Employee immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 6.6 shall limit the application after the Effective Time to Covered Employees of pay or benefit cuts generally applicable to similarly situated Parent employees.
     (b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under each employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall cause such employee benefit plan to recognize the service of each Covered Employee with Company or its Subsidiaries (or their predecessor entities) to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under defined benefit pension plans or to the extent such operation would result in a duplication of benefits for a Covered Employee with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans maintained by Parent or any of its Subsidiaries to the extent coverage under such plans is comparable to, and a replacement for, a Company Benefit Plan in which such Covered Employee participated immediately before the consummation of the Merger, and (ii) with respect to any health, dental, vision or other welfare plans of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use its reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.
     (c) Except as contemplated by Sections 1.5(d) and (e), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof, each Company Benefit Plan.
     (d) Nothing in this Section 6.6 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.6 be construed to prohibit the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) from terminating the employment of any particular Covered Employee following the Closing Date.
     (e) Without limiting the generality of Section 9.10, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.
     6.7 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person (“Indemnified Party”), is or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries (or any such other person) prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. Company agrees that it shall not settle or offer to settle any litigation or other legal proceeding commenced prior to or after the date hereof against Company or any of its directors or executive officers, by any shareholder of Company or otherwise, relating to this Agreement or the Merger without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed.

     (b) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any indemnification agreements which are existing as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall or shall cause the Surviving Company to, to the fullest extent a Pennsylvania corporation is permitted as of the date hereof to indemnify its own officers and directors under applicable Law (but subject to any limitations with respect thereto under any Law applicable to Parent or the Surviving Company after the Effective Time), indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby or thereby) or taken at the request of Parent pursuant to Section 6.7.
     (c) Prior to the Effective Time, Company shall purchase directors’ and officers’ liability and fiduciary liability insurance policies (“D&O Insurance”) covering for a tail period of six years from the Effective Time acts or omissions occurring prior to the Effective Time and covering each person now covered or covered at the Effective Time by Company’s D & O Insurance. Company shall consult with Parent before purchasing the D&O insurance.
     (d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all necessary action as may be reasonably requested by Parent.
     6.9 Advise of Changes. Each of Parent and Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause a constituent a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
     6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and Company shall each take all such steps as may be necessary or appropriate, and the parties shall cooperate with each other as necessary, to cause any deemed disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or any deemed acquisition of shares of Parent Common Stock by an individual who after the Merger is expected to be subject to Section 16(b) of the Exchange Act with respect to Parent, in each case in connection with the consummation of the transactions contemplated by this Agreement, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     6.11 No Solicitation. (a) None of Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to any meeting of Company’s shareholders held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company than, those contained in the Confidentiality Agreements, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Company, and furnish information in connection therewith (provided that, subject to confidentiality restrictions, Company shall simultaneously provide to Parent any such information that was not previously provided to Parent) if and only to the extent that and so long as the Board of Directors of Company determines in good faith that the Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal.
     As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons)(other than Parent or its affiliates), directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Company or any of its Subsidiaries or of the outstanding voting power of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with Company or any of its Subsidiaries, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons)(other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company’s Subsidiaries) of Company or any of its Subsidiaries representing more than 20% of the fair market value of all the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.
     (b) Company shall notify Parent promptly (but in no event later than 48 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries, other than any such request that does not relate to, and would not reasonably be expected to lead to, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Company shall use its best efforts to keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal or request. Company shall also provide Parent 48 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a). Company shall not enter into any confidentiality or other agreement that would impede its ability to comply with its obligations under this Section 6.11(b).
     (c) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Company nor the Board of Directors of Company shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction the Pennsylvania Takeover Disclosure Law (70 P.S. §71, et seq.), or any similar Takeover Statutes.
     (d) Except as expressly permitted by this Section 6.11(d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Board of Directors of Company of this Agreement and/or the Merger to Company’s shareholders, (ii) take any public action or make any public statement in connection with the meeting of Company’s shareholders to be held pursuant to Section 6.3 substantively inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:
     (i) it receives a Superior Proposal and such Superior Proposal has not been withdrawn;
     (ii) it determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would be inconsistent with its fiduciary duties under Pennsylvania law;
     (iii) Parent has received written notice from Company (a “Change of Recommendation Notice”) at least three business days prior to such Change of Recommendation, which notice shall (1) state expressly that Company has received an Alternative Proposal which the Board of Directors of Company has determined is a Superior Proposal and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; provided that any material amendment to the terms of such Alternative Proposal shall require a new Change of Recommendation Notice at least two business days prior to such Change of Recommendation; and
     (iv) during any such notice period, Company and its advisors have negotiated in good faith with Parent (provided that Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.
     As used in this Agreement, “Superior Proposal” means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company’s shareholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Company, is reasonably capable of being obtained by such third party.
     (e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of Company or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or its Subsidiaries shall be deemed to be a breach of this Section 6.11 by Company.
     (f) Nothing contained in this Section 6.11 shall prohibit Company or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, that it shall not effect a Change of Recommendation except as set forth herein.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of a majority of the votes cast by the holders of Company Common Stock entitled to vote thereon.
     (b) NYSE Listing. The shares of Parent Common Stock to be issued to holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
     (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.
     (e) HSR Act; Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all Regulatory Approvals required to complete the Merger and the other transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated and any conditions imposed in connection with the foregoing, individually or in the aggregate, shall not have the effect set forth in the last sentence of Section 6.1(e), unless consented to by Parent in its sole discretion.
     7.2 Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.
     (b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.
     (c) Federal Tax Opinion. Parent shall have received the opinion of a nationally recognized law or accounting firm, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations and covenants contained in the certificates of officers of Company and Parent to be furnished in accordance with Sections 6.5(a) and 6.5(b).
     (d) No Material Adverse Effect. Since December 31, 2009, there shall not have been any event or condition, which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Company, subject to and qualified by the preamble to Article III.
     (e) Employee Matters. The President and Chief Executive Officer of the Company shall have executed and delivered a voluntary written termination of the employment agreement between him and Company and its Insurance Subsidiaries. Company and its Insurance Subsidiaries shall have obtained a voluntary written termination of the severance agreements between Company and its Insurance Subsidiaries, on the one hand, and officers of Company, on the other hand, from at least six of the eight officers of Company party to such a severance agreement. Each written termination shall be in a form satisfactory to Parent.
     7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
     (c) Federal Tax Opinion. Company shall have received the opinion of its counsel, Ballard Spahr LLP, in form and substance reasonably satisfactory to Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (A) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (B) Company, Merger Sub and Parent each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (C) no gain or loss will be recognized by holders of Company Common Stock upon the receipt in the Merger of the Merger Consideration (except to extent of any cash received in lieu of the issuance of fractional shares of Parent Common Stock). In rendering such opinion, counsel may require and rely upon customary representations and covenants contained in the certificates of officers of Company and Parent to be furnished in accordance with Sections 6.5(a) and 6.5(b).
     (d) No Material Adverse Effect. Since December 31, 2009, there shall not have been any event or condition, which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent, subject to and qualified by the preamble to Article IV.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:
     (a) by mutual consent of Company and Parent in a written instrument authorized by the Board of Directors of Company and Parent;
     (b) by either Company or Parent, if any Governmental Entity that must grant a Regulatory Approval to complete the Merger and the other transactions contemplated hereby has denied approval of the Merger or any of the other transactions contemplated hereby and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided, that with respect to antitrust matters, Company or Parent may terminate this Agreement if HSR approval has not been obtained before the expiration of 120 days after the date of the HSR filing, provided, however, that such 120 day period shall be extended for an additional 120 days in the event that facts and circumstances existing at such time indicate that there is a reasonable possibility that HSR approval will be obtained within such additional 120 day period with the cooperation in good faith of both Parent and Company in pursuing such approval;

     (c) by either Company or Parent, if the Merger shall not have been consummated on or before December 31, 2010 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this section shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
     (d) by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
     (e) by either Company or Parent, if the Board of Directors of Company shall have (A) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (B) made any Change of Recommendation, (C) approved or recommended, or publicly proposed to approve or recommend, any Alternative Proposal, whether or not permitted by the terms hereof or (D) failed to recommend to Company’s shareholders that they reject any tender offer or exchange offer that constitutes an Alternative Transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act;
     (f) by either Company or Parent, if the approval of Company’s shareholders required by Section 7.1(a) shall not have been obtained after a meeting of Company’s shareholders has been convened for purposes of approving and adopting this Agreement.
     The party desiring to terminate this Agreement pursuant to clause (b),(c),(d),(e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
     8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 8.4, 8.5, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.
     8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this

Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     8.4 Termination Fee. (a) In the event that either Parent or Company shall have terminated this Agreement pursuant to Section 8.1(e), Company shall pay to Parent, within two business days after such Termination Date, an amount equal to $8,000,000 (the “Termination Fee”) by wire transfer of same day funds.
     (b) In the event that a Pre-Termination Company Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement and thereafter this Agreement is terminated pursuant to Section 8.1(c)(unless Company is not then in material breach of this Agreement and the conditions set forth in Section 7.1(a) have been satisfied) or Section 8.1(f) or is terminated by Parent pursuant to Section 8.1(d), Company shall pay to Parent the Expenses (as hereinafter defined) on demand by wire transfer of same-day funds. Further, in such event, prior to the date that is six (6) months after the date of such termination, Company consummates any Alternative Transaction, Company shall, on the date such Alternative Transaction is consummated, pay Parent the Termination Fee less any Expenses paid pursuant to the preceding sentence by wire transfer of same day funds.
     (c) For purposes of this Section 8.4, a “Pre-Termination Company Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Alternative Proposal involving Company shall have been made known to Company or any of its Subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal involving Company (the term Alternative Transaction, as used in the definition of Alternative Proposal for purposes of this Section 8.4, and as used in this Section 8.4, shall have the same meaning set forth in Section 6.11 except that (i) the references to “more than 20%” shall be deemed to be references to “50% or more” and (ii) without limiting the scope of clauses (i) or (iii), any transaction contemplated by clauses (ii) or (iv) of such definition shall be limited to transactions to which Company is a party and in which the shareholders of Company immediately prior to the consummation thereof would not hold at least 66-2/3% of the total voting power of the surviving company in such transaction or of its publicly traded parent corporation. As used herein, “Expenses” means Parent’s documented out-of-pocket expenses paid or payable to any third party in connection with this Agreement and the transactions contemplated hereby (including all actuaries’, attorneys’, accountants’ and investment bankers’ fees and expenses), but not to exceed $2,000,000.
     (d) For the avoidance of doubt, the maximum aggregate amount payable by Company under this Section 8.4 shall be $8,000,000.
     8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This

Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     8.6. Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).
     9.2 Standard. No representation or warranty of Company contained in Article III or of Parent contained in Article IV shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Company, or Article IV, in the case of Parent, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company or Parent, respectively (disregarding for purposes of this Section 9.2 all qualifications or limitations set forth in any representations or warranties as to “materially,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, (i) the representations and warranties contained in Sections 3.2(a), 3.2(b) and 4.2 shall be deemed untrue and incorrect if not true and correct in all respects other than to a de minimis extent and (ii) the representations and warranties contained in Sections 3.2(c), 3.3(a), 3.3(b)(i), 3.7, 3.20, 3.23, 4.3(a), 4.3(b)(i), 4.7 and 4.17 shall be deemed untrue and incorrect if not true and correct in all material respects.
     9.3 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Company, to:
PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Executive Vice President and General Counsel
Facsimile: (610) 397-5144
With a copy to
Ballard Spahr LLP
1735 Market Street
Philadelphia, PA 19103
Attention: Justin P. Klein, Esq.
Facsimile: (215) 864-9166
(b) if to Parent or Merger Sub, to:
Old Republic International Corporation
307 North Michigan Avenue
Chicago, IL 60601
Attention: Spencer LeRoy III, Senior Vice President,
     General Counsel
Facsimile: 312/726-0309
with a copy to:
Old Republic International Corporation
307 North Michigan Avenue
Chicago, IL 60601
Attention: Karl W. Mueller, Senior Vice President and
     Chief Financial Officer
Facsimile: 312/726-0309
     Any party may change the address to which notices, claims, demands and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.
     9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not to any particular provisions of this Agreement. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Either party may deliver its signed counterpart of this Agreement to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.
     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
     9.8 Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed and construed in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to contracts made and wholly-performed within such commonwealth, without regard to any applicable conflicts of law principles, except to the extent the PBCL is mandatorily applicable to any provision hereof. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Commonwealth of Pennsylvania. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     9.9 Publicity. Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE or NASDAQ.
     9.10 Assignment; Third Party Beneficiaries. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (other than by Parent by operation of law in a merger of Parent) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
     (b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger was not consummated and Company’s shareholders and holders of options to acquire Company Common Stock and holders of other equity-based awards did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and Parent’s obligation to pay, and Company’s shareholders and holders of options and other equity-based awards right to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in the courts of the Commonwealth of Pennsylvania (or if under applicable Law exclusive jurisdiction over such matters is vested in the federal courts, any court of the United States located in the Commonwealth of Pennsylvania), in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, to the extent the Company pays to Parent the Termination Fee, Parent shall not be entitled to specifically enforce the terms and provisions of this Agreement, as the receipt by Parent of the Termination Fee shall be Parent’s sole remedy under this Agreement.
[Signatures on the Following Page]

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PMA CAPITAL CORPORATION
By:	/s/ Vincent T. Donnelly
	Name:	Vincent T. Donnelly
	Title:	President and Chief Executive Officer

OLD REPUBLIC INTERNATIONAL CORPORATION
By:	/s/ Aldo C. Zucaro
	Name:	Aldo C. Zucaro
	Title:	Chairman and Chief Executive Officer

OR NEW CORP.
By:	/s/ Spencer LeRoy III
	Name:	Spencer LeRoy III
	Title:	Senior Vice President and Secretary

Annex B — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merrill Lynch, Pierce, Fenner & Smith Incorporated
June 9, 2010
The Board of Directors
PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422-0754
Members of the Board of Directors:
We understand that PMA Capital Corporation (“PMA”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among PMA, Old Republic International Corporation (“ORI” or “Parent”) and OR New Corp., a wholly owned subsidiary of ORI (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into PMA (the “Merger”) and each outstanding share of the Class A common stock, par value $5.00 per share, of PMA (“PMA Common Stock”), except for shares of any PMA Common Stock owned by PMA or ORI, shall be converted into the right to receive 0.5500 (such amount, the “Exchange Ratio”) shares of common stock, par value $1.00 per share, of ORI (“ORI Common Stock”), subject to adjustment as described below. As more fully described in the Agreement, (i) if the Parent Measurement Price (as defined in the Agreement) is less than $12.50, then the Exchange Ratio will be adjusted and determined by dividing $6.8750 by the Parent Measurement Price (but in no event shall the Exchange Ratio be greater than 0.6000), and (ii) if the Parent Measurement Price is greater than $17.00, then the Exchange Ratio will be adjusted and determined by dividing $9.3500 by the Parent Measurement Price (but in no event shall the Exchange Ratio be less than 0.5000). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of PMA Common Stock of the Exchange Ratio provided for in the Merger.
In connection with this opinion, we have, among other things:
(1)	reviewed certain publicly available business and financial information relating to PMA and ORI;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of PMA furnished to or discussed with us by the management of PMA, including certain financial forecasts relating to PMA prepared by or at the direction of and approved by the management of PMA under certain scenarios (such forecasts, “PMA Forecasts”);

(3)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ORI furnished to or discussed with us by the management of ORI, including certain financial forecasts relating to ORI prepared by the management of ORI for the year ended December 31, 2010 (“ORI 2010 Forecasts”);
Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

The Board of Directors
PMA Capital Corporation

(4)	reviewed certain financial forecasts relating to ORI prepared by or at the direction of and approved by the management of PMA for the years ended December 31, 2011 through December 31, 2014 under certain scenarios (the “ORI Extended Forecasts”);

(5)	reviewed certain reports regarding reserves for loss and loss adjustment expense of PMA prepared by an independent actuarial firm engaged by PMA which were made available to us by PMA;

(6)	discussed the past and current business, operations, financial condition and prospects of PMA with members of senior managements of PMA and ORI, and discussed the past and current business, operations, financial condition and prospects of ORI with members of senior managements of PMA and ORI;

(7)	discussed with the management of PMA its assessment of the financial examination of PMA’s insurance subsidiaries currently being conducted by the Pennsylvania Insurance Department (the “PID Examination”), including the status of such examination and the potential impact on PMA of any action that may be required to be taken as a result thereof;

(8)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of ORI;

(9)	participated in certain discussions and negotiations among representatives of PMA and ORI and their financial and legal advisors;

(10)	reviewed the trading histories for PMA Common Stock and ORI Common Stock and the valuation multiples implied by the Merger for PMA Common Stock and a comparison of such trading histories and such valuation multiples with each other and with the trading histories and valuation multiples of other companies we deemed relevant;

(11)	compared certain financial and stock market information of PMA and ORI with similar information of other companies we deemed relevant;

(12)	considered the results of our efforts on behalf of PMA to solicit, at the direction of PMA, indications of interest from third parties with respect to a possible acquisition of PMA;

(13)	reviewed a draft, dated June 4, 2010, of the Agreement (the “Draft Agreement”); and

(14)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of PMA and ORI that they are not aware of any facts or circumstances that would make such information

The Board of Directors
PMA Capital Corporation

or data inaccurate or misleading in any material respect. With respect to the PMA Forecasts and the ORI Extended Forecasts, we have been advised by PMA, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of PMA as to the future financial performance of PMA and ORI, as applicable, under the scenarios reflected therein, in each case for the periods set forth therein. With respect to the ORI 2010 Forecasts, we have been advised by ORI, and have assumed, with the consent of PMA, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ORI as to the future financial performance of ORI for the year ended December 31, 2010. As you are aware, although we have requested financial forecasts with respect to ORI prepared by the management of ORI for the years ended December 31, 2011 through December 31, 2014, we have been advised by the management of ORI that it has not prepared current and reliable financial forecasts for the periods beyond December 31, 2010. Accordingly, based upon discussions with the management of ORI and at the direction of PMA, we have assumed that the ORI Extended Forecasts are a reasonable basis upon which to evaluate the future financial performance of ORI for the years ended December 31, 2011 through December 31, 2014 and, at the direction of PMA, have used such forecasts for such periods in performing our analyses. We have not made any physical inspection of the properties or assets of PMA or ORI, nor have we made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PMA or ORI, other than the PMA actuarial reports referenced above that we have reviewed and relied upon without independent verification for purposes of this opinion. We are not experts in the evaluation of reserves for losses and loss adjustment expenses and we have not made an independent evaluation of the adequacy of the reserves of PMA or ORI. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of reserves for losses and loss adjustment expenses of PMA or ORI. We further have relied, at the direction of PMA, upon the assessment of management of PMA as to the potential impact on PMA of any action that may be required to be taken as a result of the PID Examination.
We have not evaluated the solvency or fair value of PMA or ORI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of PMA, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on PMA, ORI or the contemplated benefits of the Merger. We also have assumed, at the direction of PMA, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of PMA, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.
We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of PMA Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the

The Board of Directors
PMA Capital Corporation

officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to PMA or in which PMA might engage or as to the underlying business decision of PMA to proceed with or effect the Merger. We are not expressing any opinion as to what the value of ORI Common Stock actually will be when issued or the prices at which PMA Common Stock or ORI Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter.
We have acted as financial advisor to PMA in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, PMA has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of PMA, ORI and certain of their respective affiliates.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ORI and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under, or otherwise having extended credit under, certain credit facilities and other arrangements with ORI, (ii) having acted as book runner on a convertible debt offering for ORI and (iii) having provided or providing certain treasury management and trade products and services to ORI.
It is understood that this letter is for the benefit and use of the Board of Directors of PMA in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on PMA, ORI or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors
PMA Capital Corporation

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of PMA Common Stock.

Very truly yours,
/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers.
     Section 145 of the DGCL grants a Delaware corporation broad power to indemnify its officers, directors, employees and agents, in connection with actual or threatened actions, suits or proceedings, provided that such officer, director, employee or agent acted in good faith and in a manner such officer, director, employee or agent reasonably believed to be in, or not opposed to, the corporation’s best interests, and for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.
     Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating a director’s liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty, but the statute also provides that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any violation of Section 174 of the DGCL and the receipt of improper personal benefits cannot be eliminated or limited in this manner.
     As permitted by Section 102(b)(7) of the DGCL, Old Republic’s certificate of incorporation provides that a director of Old Republic shall not be personally liable to Old Republic or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to Old Republic or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which a director derived an improper personal benefit.
     In general, Old Republic’s bylaws provide that Old Republic shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of DGCL, Old Republic’s bylaws provide that Old Republic shall indemnify each of its directors and officers against expenses (including attorney’s fees) incurred in connection with any proceeding (other than an action by or in the right of Old Republic) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Old Republic and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. As permitted by Section 145(b) of DGCL, Old Republic’s bylaws provide that Old Republic shall indemnify each of its officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of Old Republic, except that if the director or officer is adjudged to be liable to Old Republic, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.
     The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of disinterested members of the board of directors (even if they constitute less than a quorum), by a committee of disinterested directors, by independent legal counsel or by Old Republic’s shareholders. However, as required by Section

145(c) of the DGCL, Old Republic must indemnify a director or officer who was successful on the merits in defense of any suit. As permitted by Section 145(e) of the DGCL, Old Republic may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.
     In addition, Old Republic may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Old Republic or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not Old Republic would have the power or obligation to indemnify such person against such liability under the provisions of its certificate of incorporation. Old Republic maintains insurance for the benefit of its officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.
     The merger agreement filed as Exhibit 2(A) to this Registration Statement provides that after the closing, the surviving corporation will, and Old Republic will cause the surviving corporation to, to the fullest extent permitted by law, indemnify and hold harmless (and advance expenses to) the present and former directors and officers of PMA and its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the time of the consummation of the merger, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by PMA pursuant to its certificate of incorporation and by-laws and the existing indemnification agreements.
Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits

Exhibit
Number	Description

(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

(A)	Agreement and Plan of Merger Among PMA Capital Corporation, Old Republic International Corporation and OR New Corp. dated as of June 9, 2010. (Included as Annex A to the proxy statement/prospectus included in this registration statement).

(3)	Articles of Incorporation and Bylaws

(A)*	Restated Certificate of Incorporation. (Exhibit 3(A) to Registrant’s Annual Report on Form 10-K for 2004).

(B)*	Old Republic International Corporation Restated By-Laws February 25, 2010 (Exhibit 99.1 to Form 8-K filed March 1, 2010).

Exhibit
Number	Description

(4)	Instruments Defining the Rights of Security Holders, Including Indentures

(A)*	Amended and Restated Rights Agreement dated as of November 19, 2007 between Old Republic International Corporation and Wells Fargo Bank, NA. (Exhibit 4.1 to Registrant’s Form 8-A filed November 19, 2007).

(B)*	Agreement to furnish certain long-term debt instruments to the Securities & Exchange Commission upon request. (Exhibit 4(D) to Registrant’s Form 8 dated August 28, 1987).

(C)*	Form of Indenture dated August 29, 1992 between Old Republic International Corporation and the Wilmington Trust Company, as Trustee. (refiled as Exhibit 4.1 to Registrant’s Form 8-K filed April 22, 2009).

(D)*	Supplemental Indenture dated April 29, 2009 between Old Republic International Corporation and the Wilmington Trust Company, as Trustee. (Exhibit 4.1 to Registrant’s Form 8-K filed April 29, 2009).

(5)	Opinion Re Legality

(A)***	Opinion of Spencer LeRoy, III.

(8)	Opinion Re Tax Matters

(A)***	Opinion of Locke Lord Bissell & Liddell LLP regarding certain tax matters.

(B)***	Opinion of Ballard Spahr LLP regarding certain tax matters.

(10)	Material Contracts

** (A)*	Amended and Restated Old Republic International Corporation Key Employees Performance Recognition Plan. (Exhibit 10(A) to Registrant’s Annual Report on Form 10-K for 2002).

** (B)*	Old Republic International Corporation 2005 Key Employees Performance Recognition Plan. (Exhibit 10(B) to Registrant’s Annual Report on Form 10-K for 2006).

** (C)*	Amended and Restated 1992 Old Republic International Corporation Non-qualified Stock Option Plan. (Exhibit 10(B) to Registrant’s Annual Report on Form 10-K for 2002).

** (D)*	Amended and Restated 2002 Old Republic International Corporation Non-qualified Stock Option Plan. (Exhibit 10(C) to Registrant’s Annual Report on Form 10-K for 2005).

** (E)*	Old Republic International Corporation 2006 Incentive Compensation Plan. (Exhibit 99.1 to Form 8-K/A filed June 2, 2006).

** (F)*	Amended and Restated Old Republic International Corporation Executives Excess Benefits Pension Plan. (Exhibit 10(F) to Registrant’s Annual Report on Form 10-K for 2008).

Exhibit
Number	Description

** (G)*	Form of Indemnity Agreement between Old Republic International Corporation and each of its directors and certain officers. (Exhibit 10 to Form S-3 Registration Statement No. 33-16836).

** (H)*	RMIC Corporation/Republic Mortgage Insurance Company Amended and Restated Key Employees Performance Recognition Plan. (Exhibit 10(I) to Registrant’s Annual Report on Form 10-K for 2000).

** (I)*	RMIC/Republic Mortgage Insurance Company 2005 Key Employees Performance Recognition Plan. (Exhibit 10(J) to Registrant’s Annual Report on Form 10-K for 2006).

** (J)*	Amended and Restated RMIC Corporation/Republic Mortgage Insurance Company Executives Excess Benefits Pension Plan. (Exhibit 10(J) to Registrant’s Annual Report on Form 10-K for 2008).

** (K)*	Amended and Restated Old Republic Risk Management Key Employees Recognition Plan. (Exhibit 10(J) to Registrant’s Annual Report on Form 10-K for 2002).

** (L)*	Old Republic Risk Management, Inc. 2005 Key Employees Performance Recognition Plan. (Exhibit 10(M) to Registrant’s Annual Report on Form 10-K for 2006).

** (M)*	Old Republic National Title Group Incentive Compensation Plan. (Exhibit 10(K) to Registrant’s Annual Report on Form 10-K for 2003).

** (N)*	ORI Great West Holdings, Inc. Key Employees Performance Recognition Plan. (Exhibit 10(O) to Registrant’s Annual Report on Form 10-K for 2006).

** (O)*	ORI Great West Holdings, Inc. 2005 Key Employees Performance Recognition Plan. (Exhibit 10(P) to Registrant’s Annual Report on Form 10-K for 2006).

(21)*	Subsidiaries of the Registrant (Exhibit 21 to Registrant’s Annual Report on Form 10-K for 2009)

(23)	Consents of Experts and Counsel

(A)	Consent of PricewaterhouseCoopers LLP.

(B)	Consent of ParenteBeard LLC.

(C)***	Consent of Locke Lord Bissell & Liddell LLP (see Exhibit 8(A)).

(D)***	Consent of Ballard Spahr LLP (see Exhibit 8(B)).

(24)*	Powers of Attorney (Exhibit 24 to Registrant’s Annual Report on Form 10-K for 2009)

(99)	Additional Exhibits

(A)***	Form of PMA Proxy Card.

Exhibit
Number	Description

(B)	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*	Exhibit incorporated herein by reference.

**	Denotes a management or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 601 of Regulation S K.

***	To be filed by amendment.
Item 22. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 15, 2010.

OLD REPUBLIC INTERNATIONAL CORPORATION
By:	/s/ Aldo C. Zucaro
	Name:	Aldo C. Zucaro
	Title:	Chairman of the Board, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Aldo C. Zucaro Aldo C. Zucaro	Chairman of the Board, Principal Executive Officer and Director	July 15, 2010

/s/ Karl W. Mueller Karl W. Mueller	Principal Financial Officer and Principal Accounting Officer	July 15, 2010

* Harrington Bischof	Director	July 15, 2010

* Jimmy A. Dew	Director	July 15, 2010

* John M. Dixon	Director	July 15, 2010

* Leo E. Knight, Jr.	Director	July 15, 2010

* William A. Simpson	Director	July 15, 2010

* Arnold L. Steiner	Director	July 15, 2010

* Fredricka Taubitz	Director	July 15, 2010

* Charles F. Titterton	Director	July 15, 2010

Signature	Title	Date

* Dennis P. Van Mieghem	Director	July 15, 2010

* Steven R. Walker	Director	July 15, 2010

	By:	* /s/ Aldo C. Zucaro
Attorney-in-fact
Date July 15, 2010

EXHIBIT INDEX

Exhibit Number	Description
(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

(A)
Agreement and Plan of Merger Among PMA Capital Corporation, Old Republic International Corporation and OR New Corp. dated as of June 9, 2010. (Included as Annex A to the proxy statement/prospectus included in this registration statement).

(3)	Articles of Incorporation and Bylaws

(A)*	Restated Certificate of Incorporation. (Exhibit 3(A) to Registrant’s Annual Report on Form 10-K for 2004).

(B)*	Old Republic International Corporation Restated By-Laws February 25, 2010 (Exhibit 99.1 to Form 8-K filed March 1, 2010).

(4)	Instruments Defining the Rights of Security Holders, Including Indentures

(A)*
Amended and Restated Rights Agreement dated as of November 19, 2007 between Old Republic International Corporation and Wells Fargo Bank, NA. (Exhibit 4.1 to Registrant’s Form 8-A filed November 19, 2007).

(B)*	Agreement to furnish certain long-term debt instruments to the Securities & Exchange Commission upon request. (Exhibit 4(D) to Registrant’s Form 8 dated August 28, 1987).

(C)*	Form of Indenture dated August 29, 1992 between Old Republic International Corporation and the Wilmington Trust Company, as Trustee. (refiled as Exhibit 4.1 to Registrant’s Form 8-K filed April 22, 2009).

(D)*	Supplemental Indenture dated April 29, 2009 between Old Republic International Corporation and the Wilmington Trust Company, as Trustee. (Exhibit 4.1 to Registrant’s Form 8-K filed April 29, 2009).

(5)	Opinion Re Legality

(A)***	Opinion of Spencer LeRoy, III.

(8)	Opinion Re Tax Matters

(A)***	Opinion of Locke Lord Bissell & Liddell LLP regarding certain tax matters.

(B)***	Opinion of Ballard Spahr LLP regarding certain tax matters.

(10)	Material Contracts

** (A)*	Amended and Restated Old Republic International Corporation Key Employees Performance Recognition Plan. (Exhibit 10(A) to Registrant’s Annual Report on Form 10-K for 2002).

Exhibit Number	Description
** (B)*	Old Republic International Corporation 2005 Key Employees Performance Recognition Plan. (Exhibit 10(B) to Registrant’s Annual Report on Form 10-K for 2006).

** (C)*	Amended and Restated 1992 Old Republic International Corporation Non-qualified Stock Option Plan. (Exhibit 10(B) to Registrant’s Annual Report on Form 10-K for 2002).

** (D)*	Amended and Restated 2002 Old Republic International Corporation Non-qualified Stock Option Plan. (Exhibit 10(C) to Registrant’s Annual Report on Form 10-K for 2005).

** (E)*	Old Republic International Corporation 2006 Incentive Compensation Plan. (Exhibit 99.1 to Form 8-K/A filed June 2, 2006).

** (F)*	Amended and Restated Old Republic International Corporation Executives Excess Benefits Pension Plan. (Exhibit 10(F) to Registrant’s Annual Report on Form 10-K for 2008).

** (G)*	Form of Indemnity Agreement between Old Republic International Corporation and each of its directors and certain officers. (Exhibit 10 to Form S-3 Registration Statement No. 33-16836).

** (H)*	RMIC Corporation/Republic Mortgage Insurance Company Amended and Restated Key Employees Performance Recognition Plan. (Exhibit 10(I) to Registrant’s Annual Report on Form 10-K for 2000).

** (I)*	RMIC/Republic Mortgage Insurance Company 2005 Key Employees Performance Recognition Plan. (Exhibit 10(J) to Registrant’s Annual Report on Form 10-K for 2006).

** (J)*	Amended and Restated RMIC Corporation/Republic Mortgage Insurance Company Executives Excess Benefits Pension Plan. (Exhibit 10(J) to Registrant’s Annual Report on Form 10-K for 2008).

** (K)*	Amended and Restated Old Republic Risk Management Key Employees Recognition Plan. (Exhibit 10(J) to Registrant’s Annual Report on Form 10-K for 2002).

** (L)*	Old Republic Risk Management, Inc. 2005 Key Employees Performance Recognition Plan. (Exhibit 10(M) to Registrant’s Annual Report on Form 10-K for 2006).

** (M)*	Old Republic National Title Group Incentive Compensation Plan. (Exhibit 10(K) to Registrant’s Annual Report on Form 10-K for 2003).

** (N)*	ORI Great West Holdings, Inc. Key Employees Performance Recognition Plan. (Exhibit 10(O) to Registrant’s Annual Report on Form 10-K for 2006).

Exhibit Number	Description
** (O)*	ORI Great West Holdings, Inc. 2005 Key Employees Performance Recognition Plan. (Exhibit 10(P) to Registrant’s Annual Report on Form 10-K for 2006).

(21)*	Subsidiaries of the Registrant (Exhibit 21 to Registrant’s Annual Report on Form 10-K for 2009)

(23)	Consents of Experts and Counsel

(A)	Consent of PricewaterhouseCoopers LLP.

(B)	Consent of ParenteBeard LLC.

(C)***	Consent of Locke Lord Bissell & Liddell LLP (see Exhibit 8(A)).

(D)***	Consent of Ballard Spahr LLP (see Exhibit 8(B)).

(24)*	Powers of Attorney (Exhibit 24 to Registrant’s Annual Report on Form 10-K for 2009)

(99)	Additional Exhibits

(A)***	Form of PMA Proxy Card.

(B)	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*	Exhibit incorporated herein by reference.

**	Denotes a management or compensatory plan or arrangement required to be filed as an exhibit pursuant to Item 601 of Regulation S K.

***	To be filed by amendment.